Filed Pursuant to Rule 424(B)(3) Registration Statement No. 333-132881

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 25, 2006)

Aventine Renewable Energy Holdings, Inc.

20,881,025 Shares of Common Stock

RECENT DEVELOPMENTS

We have attached to this prospectus supplement, and incorporated by reference into it, our Annual Report on Form 10-K for the period ended December 31, 2006 filed with the Securities and Exchange Commission on March 5, 2007.

March 9, 2007

UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

☒	Annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

for the fiscal year ended December 31, 2006

OR

☐	Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

for the transition period from                        to                         .

Commission file number 001-32922

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	05-0569368
(State of Incorporation or organization)	(IRS Employer Identification No.)

1300 South 2nd Street
Pekin, Illinois	61554
(Address of principal executive offices)	(Zip Code)

(309) 347-9200

(Registrant’s Telephone Number, including Area Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of exchange on which registered:
Common Stock, $0.001 par value	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the Registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    YES   ☐         NO   ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    YES   ☐         NO   ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

YES   ☒           NO   ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

YES   ☐         NO   ☒

The aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant as of June 30, 2006 was approximately $1,007,987,731 based upon the closing price of the Common Stock reported for such date on the New York Stock Exchange.  For purposes of this disclosure, shares of Common Stock held by executive officers, directors and beneficial owners of more than 5% of the Common Stock of the registrant have been excluded because such persons may be deemed to be affiliates.

Indicate the number of shares outstanding of each class of Common Stock, as of the latest practicable date:

Class	Outstanding as of February 26, 2007
Common Stock, $0.001 par value	41,782,276 Shares

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the definitive proxy statement for the annual meeting of stockholders to be held on May 9, 2007 are incorporated by reference into Part III.

FORM 10-K

YEAR ENDED DECEMBER 31, 2006

PART I

Item 1.                            Business

General

Aventine Renewable Energy Holdings, Inc. (the “Company,” “Aventine,” “we,” “our,” or “us”) is a leading producer and marketer of ethanol in the United States (“U.S.”), based on both the number of gallons produced and the number of gallons sold.  Through our own production facilities, marketing alliances with other ethanol producers and our purchase/resale operations, we marketed and distributed 695.8 million gallons of ethanol in 2006 and 529.8 million gallons of ethanol in 2005.  For the years ended December 31, 2006 and 2005, we sold approximately 12.9% and 13.5%, respectively, of the total volume of ethanol sold in the U.S.  We market and distribute ethanol to many of the leading energy companies in the U.S., including Royal Dutch Shell and its affiliates, Marathon Petroleum, BP, ConocoPhillips, Valero Marketing and Supply Company, Exxon/Mobil and Texaco/Chevron.  We have comprehensive national distribution capabilities through our leased railcar fleet and terminal network structure at critical points on the nation’s transportation grid where our ethanol is blended with our customers’ gasoline.  In addition to producing ethanol, our facilities also produce several co-products, such as distillers grain, corn gluten feed, corn germ and brewers’ yeast, which generate incremental revenue and help offset a significant portion of our corn costs.

We were acquired by the Morgan Stanley Capital Partners (“MSCP”) funds from a subsidiary of The Williams Companies, Inc. on May 30, 2003.  The acquisition was accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”), Business Combinations.

Effective July 5, 2006, we completed an initial public offering of our common stock, $0.001 par value, pursuant to a Registration Statement on Form S-1, as amended (Reg. No. 333-132860), that was declared effective on June 28, 2006.  We registered 9,058,450 shares of our common stock, all of which were sold in the offering at a gross per share price of $43.00 for an aggregate offering price of $389,513,350.  Of the 9,058,450 shares sold, the Company sold 6,410,256 shares for an aggregate offering price of $275,641,008 and existing shareholders and management sold 2,648,194 shares for an aggregate offering price of $113,872,342.

We are a Delaware corporation organized in 2003, and are the successor to businesses engaged in the production and marketing of ethanol since 1981.

Available Information

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports are available on our website, at no charge, at www.aventinerei.com, as soon as reasonably practicable after electronic filing or furnishing such information to the U.S. Securities and Exchange Commission (“SEC”).  Also available on our website, or in print upon written request at no charge, are our corporate governance guidelines, the charters of our audit, compensation and nominating and corporate governance committees, and a copy of our code of business conduct and ethics that applies to our directors, officers and employees, including our chief executive officer, principal financial officer, principal accounting officer, controller or other persons performing similar functions.  Information on our website should not be considered to be part of this annual report on Form 10-K.

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Industry Overview

Ethanol is marketed across the U.S. as a gasoline blend component that serves as a clean air additive, an octane enhancer and a renewable fuel resource.  It is blended with gasoline (i) as an oxygenate to help meet fuel emission standards, (ii) to improve gasoline performance by increasing octane levels and (iii) to extend fuel supplies.  A small but growing amount of ethanol is also used as E85, a renewable fuels-driven blend comprised of up to 85% ethanol.

Generally, ethanol is sold through contracts which are typically six months in duration.  Ethanol is generally priced using one of three methodologies:  a negotiated fixed price, a price based upon the spot market price of ethanol at the time of shipment plus or minus a fixed amount, or a price based upon the price of wholesale gasoline plus a fixed amount.

The principal factors historically affecting the price of ethanol are:

•                  The price of gasoline.   Because ethanol is sold in both discretionary markets as well as in markets where reformulated gasoline (“RFG”) is required in order to meet federal and state fuel emission standards, and is used as both an additive to, and as a substitute for, gasoline, the price of ethanol over the long term has been highly correlated to the price of gasoline, which closely follows the price of oil;

•                  Federal ethanol tax incentives.   The Volumetric Ethanol Excise Tax Credit (“VEETC”) enables refiners and blenders to pay a premium for ethanol relative to the price of gasoline.  As a result, over the long term, ethanol has generally been priced at the cost of wholesale gasoline plus the value of the VEETC; and

•                  Ethanol industry fundamentals (i.e. capacity and demand).   The ethanol industry has experienced explosive growth in recent years, both in terms of supply capacity and demand.  In periods when supply has exceeded demand, the price of ethanol has tended to fall below the cost of wholesale gasoline plus the value of the VEETC.  In periods when demand outpaced supply, the price of ethanol tended to be at or above the cost of wholesale gasoline plus the value of the VEETC.  See “Item 1A — Risk Factors — We operate in a highly competitive industry with low barriers to entry. In addition, if the expected increase in ethanol demand does not occur, of if the demand for ethanol otherwise decreases, there may be excess capacity in our industry.”

According to recent industry reports, approximately 95% of domestic ethanol has been produced from corn fermentation and, as such, is primarily produced in the Midwestern corn-growing states.  The principal factor affecting the cost to produce ethanol is the price of corn.

The U.S. fuel ethanol industry has experienced rapid growth, increasing from 1.3 billion gallons of production in 1997 to 4.8 billion gallons produced in 2006, with year-end production capacity of 5.4 billion gallons annually.  Ethanol blends now account for approximately 40% of the U.S. gasoline supply.  Increases in ethanol demand have been driven by recent trends as more fully described below:

•                  Emission reduction.   Ethanol is an oxygenate which, when blended with gasoline, reduces vehicle emissions.  Ethanol’s high oxygen content burns more completely, emitting fewer pollutants into the air.   Ethanol demand increased substantially after 1990 when federal law began requiring the use of oxygenates (such as ethanol or methyl tertiary butyl ether (“MTBE”)) in RFG in cities with unhealthy levels of air pollution on a seasonal or year round basis.  Although the federal oxygenate requirement was eliminated in May 2006, oxygenated gasoline continues to be used in order to help meet separate federal and state fuel emission standards.  Historically, refiners chose MTBE over ethanol as the main oxygenate in RFG in cities outside of the Midwest because MTBE could be blended at the refinery and shipped through existing pipelines.  Twenty-five states have now banned, or significantly limited the use of MBTE, including California and New York.  The refining industry has all but abandoned the use of MTBE, making ethanol the primary clean air oxygenate currently used.  See “Item 1 — Business — Legislative Drivers and Government Regulation — State legislation banning or significantly limiting the use of MTBE.”

•                  Energy Independence.  The U.S.’s dependence on foreign oil has increased every year.  The EIA states that out of the 19.7 million barrels of petroleum consumed by the U.S. in 2002, 62% was imported.  This dependency is estimated to rise to 70% by 2025.  Political instability and attacks on oil infrastructure in the major oil producing nations periodically disrupt the flow of oil and have added a “risk premium” to world oil prices.  At the same time, demand for oil has increased as developing nations such as China and India continue to industrialize.  As a result, world oil prices topped $70/barrel several times in 2005 and 2006 and averaged above $60/barrel in 2006.  Ethanol is a domestic, renewable source of energy, and thus could increase the availability of domestic fuel supplies and reduces the U.S. dependence on foreign oil.  In 2004, the RFA calculated that ethanol usage reduced the U.S. trade deficit by $5.1 billion by eliminating the need to import 143.3 million barrels of oil.

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•                  Octane enhancer.   Ethanol, with an octane rating of 113, is used to increase the octane value of gasoline with which it is blended, thereby improving engine performance.  It is used as an octane enhancer both for producing regular grade gasoline from lower octane blending stocks (including both reformulated gasoline blendstock for oxygenate blending (“RBOB”) and conventional gasoline blendstock for oxygenate blending (“CBOB”)), and for upgrading regular gasoline to premium grades.

•                  Fuel stock extender.   According to the EIA, while domestic petroleum refinery output has increased by approximately 27% from 1980 to 2005, domestic gasoline product supplied has increased 39% over the same period.  By blending ethanol with gasoline, refiners are able to expand the volume of the gasoline they are able to sell.

•                  Growth in E85 usage.   E85 is a blended motor fuel containing 85% ethanol and 15% gasoline currently sold at approximately 1,200 stations across the United States.  E85 can be used in approximately 5 million Flexible Fuel Vehicles presently on the road.  Although E85 currently represents less than 1% of the ethanol market (and less than 0.5% of the ethanol we produce), automakers such as Ford Motor Company and General Motors have recently announced initiatives to double flexible fuel vehicle production.  Additionally, several states, such as New York, Pennsylvania, Michigan and Missouri, have launched "Ethanol Corridor" initiatives which call for availability of E85 fuel at every service station along a major interstate.

The positive emissions and engine performance attributes of ethanol have, in part, led to a number of legislative proposals intended to increase the usage of ethanol and renewable fuels generally.  Several of these proposals are highlighted below.

•                  The VEETC, which was recently extended until 2010, allows those who blend ethanol with gasoline to take a $0.51 excise tax credit for each gallon of ethanol they use, or $0.051 per gallon of gasoline sold at a blend rate of 10%.  The proposed Renewable Fuels and Energy Independence Act of 2007, as currently drafted, would permanently extend this blender tax credit.  In addition, a tariff of $0.54 per gallon is generally levied on certain imported ethanol, which Congress has recently extended until January 1, 2009.

•                  The Energy Policy Act of 2005 included a nationwide renewable fuels standard (“RFS”) as a replacement for the federal oxygenate requirement.  The RFS establishes minimum nationwide levels of renewable fuels, such as ethanol.  The RFS increases from 4.0 billion gallons of RFS required usage in 2006 to 7.5 billion gallons by 2012.  Several states, such as Minnesota, Montana and Hawaii have enacted their own renewable fuel standards, which in some instances exceed federally-mandated targets.

•                  Most recently, President Bush announced, in his 2007 State of the Union address, support for reducing gasoline usage by 20% from current levels by 2017, and proposing an increase in the federally-mandated usage of renewable fuels, which includes corn ethanol, to 35 billion gallons per year by 2017.  We believe that continued legislative support for renewable fuels, combined with the positive performance and environmental characteristics of ethanol, will support increases in ethanol demand in the future.

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Ethanol Production Processes

The production of ethanol from corn can be accomplished through one of two distinct processes:  wet milling and dry milling.  Although the number of dry mill facilities significantly exceeds the number of wet mill facilities, their size is typically smaller.  The principal difference between the two processes is the initial treatment of the grain and the resulting co-products.  The increased production of higher margin co-products in the wet mill process results in a lower ethanol yield.  A typical wet mill yields approximately 2.6 gallons of ethanol per bushel of corn, while a typical dry mill yields approximately 2.8 gallons of ethanol per bushel of corn.

Wet Milling

In the wet mill process, the corn is soaked or ‘‘steeped’’ in water and sulfurous acid for 24 to 48 hours to separate the grain into its many parts.  After steeping, the corn slurry is processed to separate the various components of the corn kernel, including the corn germ, which is then sold for processing into corn oil.  The starch and any remaining water from the slurry can then be fermented and distilled into ethanol.  The ethanol is then blended with about 5% denaturant, such as gasoline, to render it undrinkable and thus not subject to the alcohol beverage tax.

The remaining parts of the grain in the wet mill process are processed into a number of different forms of protein used to feed livestock.  The multiple co-products from a wet mill facility generate a higher level of cost recovery from corn than the principal co-product from the dry mill process.  In addition, a wet mill, if properly equipped, can produce a higher value brewers’ yeast in order to lower its net corn cost.  For the years ended December 31, 2006, 2005 and 2004, we recovered 51.1%, 61.5% and 51.4%, respectively, of our total corn costs related to our wet mill process through our sale of co-products and bio-products.

Dry Milling

In a dry mill process, the entire corn kernel is first ground into a flour, which is referred to in the industry as “meal”, and is processed without first separating the various component parts of the grain.  The meal is processed with enzymes, ammonia and water, and then placed in a high-temperature cooker to reduce bacteria levels ahead of fermentation.  It is then transferred to fermenters where yeast is added and the conversion of sugar to ethanol begins.  The fermentation process generally takes between 40 and 50 hours.  After fermentation, the resulting liquid is transferred to distillation columns where the ethanol is evaporated from the remaining “stillage” for fuel uses.  As with the wet milling process, the ethanol is then blended with approximately 5% denaturant, such as gasoline, to render the ethanol undrinkable and thus not subject to the alcohol beverage tax.

With the starch elements of the corn kernel consumed in the above described process, the principal co-product produced by the dry mill process is dried distillers grains with solubles (“DDGS”).  DDGS is sold as a protein used in animal feed and recovers a portion of the total cost of the corn, although less than the co-products resulting from the wet mill process described above.  For the years ended December 31, 2006, 2005 and 2004, we recovered 27.7%, 36.7% and 33.9%, respectively, of our corn costs related to our dry mill process through the sale of DDGS and other co-products.

The following graphic depicts the corn to ethanol conversion process:

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Business Overview

We derive our revenue from the sale of ethanol and the sale of co-products (corn gluten feed and meal, corn germ, condensed corn distillers with solubles (“CCDS”), carbon dioxide, DDGS and wet distillers grains with solubles (“WDGS”)) and bio-products (brewers’ yeast) which are produced as by-products during the production of ethanol at our plants.  We source ethanol we sell from the following sources:

•                  Ethanol we manufacture at our own plants, which we refer to as equity production;

•                  Ethanol we purchase from marketing alliance partners, which we refer to as marketing alliance production, and

•                  Ethanol we purchase on the spot market, which we refer to as purchase/resale.

We market and sell ethanol without regard to whether we produced it, are reselling it, or are marketing it for our marketing alliance partners.  Through our own production facilities, marketing alliances with other ethanol producers and our purchase/resale operations, we marketed and distributed 695.8 million, 529.8 million, and 505.3 million gallons of ethanol for the years 2006, 2005 and 2004, respectively.

Equity Production

We own and operate one of the few low cost, coal-fired, corn wet mill plants in the U.S. in Pekin, Illinois, which we refer to as the ‘‘Illinois wet mill facility,’’ and hold a 78.4% interest in a natural gas-fired corn dry mill plant in Aurora, Nebraska, which we refer to as the ‘‘Nebraska facility.’’  The remaining 21.6% of the Nebraska facility is owned by Nebraska Energy Cooperative, an agricultural cooperative comprised of over 200 corn producers.  We consolidate all of the assets, liabilities, revenue, expenses and cash flows of the Nebraska facility in our financial statements and the interest therein of the Nebraska Energy Cooperative is reflected as minority interest.

At December 31, 2006, our facilities have a combined total nameplate ethanol production capacity of 150 million gallons annually with corn processing capacity of approximately 56.4 million bushels per year.  We expanded our Pekin, Illinois facility by adding a new natural gas-fired dry mill, which we refer to as our “Illinois dry mill facility”, which was completed in early 2007.  This expansion increased our total annual production capacity by approximately 57 million gallons, or 38%, to approximately 207 million gallons.  Our plants typically operate at or near nameplate capacity except for scheduled outages that typically average approximately one week each year.  We may also occasionally experience unplanned outages at our facilities which may negatively impact equity production and related revenue.

For the years ended December 31, 2006, 2005 and 2004, we produced 133.0 million, 138.1 million and 139.4 million gallons of ethanol, respectively, from our own facilities.  Our equity production operations generate the substantial majority of our operating income.

Marketing Alliance Production

We also source ethanol from marketing alliance partners.  Our marketing alliance partners are third-party producers (including producers in which we may have a minority interest, each of which is less than 8%), which sell their ethanol production to us on an exclusive basis.  Ethanol produced by our marketing alliance partners enables us to meet major ethanol consumer needs by providing us with a nationwide market presence and leveraging our marketing expertise and our distribution systems.  Our marketing alliance contracts require us to purchase all of the production from these facilities and sell it at contract or prevailing market prices.  We are entitled to commissions on the sale of marketing alliance gallons in accordance with the terms of the marketing alliance contracts.  Commission rates typically are

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1% or less of the netback price.  The netback price is the selling price of ethanol less a cost recovery component.  The cost recovery component represents reimbursement to us for certain costs, including freight, storage, inventory carrying cost and indirect marketing costs.  The purchase price we pay our marketing alliance partners is based on an average price at which we sell ethanol less the cost recovery component and commission.  Revenue from marketing alliance gallons sold include the gross revenue from such sales and not merely the commissions earned because we (i) take title to the inventory, (ii) are the primary obligor in the sales arrangement with the customer, and (iii) assume all the credit risk.  Since we are obligated to purchase all of the production of our marketing alliance partners, and since they typically operate at or near capacity, the volume of ethanol we purchase from our marketing alliance partners is driven by the capacity of their plants.  See “Item 1 — Business — Marketing Alliances”.

For the years ended December 31, 2006, 2005 and 2004, we purchased 493.0 million, 340.6 million and 297.2 million gallons of ethanol, respectively, from our marketing alliance partners.  Contribution to our operating income from the sale of marketing alliance gallons is relatively small.

Two of our alliance partners (VeraSun Fort Dodge, LLC and VeraSun Aurora Corporation with annual ethanol production of 230 million gallons) have elected not to renew their marketing alliance agreement with us upon termination on March 31, 2007.  Granite Falls Energy, LLC, which produces 52 million gallons of ethanol annually, has notified us in writing that they will not renew their marketing alliance agreement with us upon termination on November 30, 2007.  However, Granite Falls has asked us to submit a new proposal for marketing services.  As of December 31, 2006, we have signed additional marketing alliance contracts with both existing and new alliance partners that have either announced new ethanol production facilities or have facilities currently under construction which are expected to produce an additional 860 million gallons of ethanol per year when completed.  Accordingly, we expect revenue and marketing alliance production to significantly decrease in the second quarter and third quarters of 2007 and to recover as our additional marketing partners come online.

Purchase/Resale

We also purchase ethanol from unaffiliated producers and marketers.  These transactions are driven by our ability to purchase ethanol and then, through our distribution network and customer relationships, to sell the ethanol.  The margin for purchase/resale transactions can be volatile and we can occasionally lose money on this type of transaction.

For the years ended December 31, 2006, 2005 and 2004, we purchased for resale 68.2 million, 68.8 million and 62.9 million gallons of ethanol, respectively, from unaffiliated producers and marketers.  The contribution to our operating income from purchase/resale transactions has historically been limited.

By-Products

We generate additional revenue through the sale of by-products (both co-products and bio-products) that result from the ethanol production process.  These by-products include brewers’ yeast, corn gluten feed and meal, corn germ, CCDS, carbon dioxide, DDGS and WDGS.  The volume of by-products we produce varies with the level of our equity production.  Scheduled maintenance, along with other non-scheduled operational difficulties, may affect the volume of by-products produced.  We may also shift the mix of these by-products to increase our revenue.  By-product revenue is driven by both the quantity of by-product produced and from the market price received for our by-products, which have historically tracked the price of corn.

For the years ended December 31, 2006, 2005 and 2004, we generated approximately $54.7 million, $60.3 million and $65.7 million, respectively, of revenue from the sale of co-products and bio-

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products, allowing us to offset approximately 44.7%, 55.9%, and 47.0% of our corn costs, respectively, in each of these years.

Due to recent and planned industry increases in U.S. dry mill ethanol production, the production of co-products from dry mills in the U.S. has increased dramatically, and this trend may continue.  This may cause co-product prices to fall in the U.S., unless demand increases or other market sources are found.  To date, demand for DDGS, (the principal co-product produced by dry mills) in the U.S. has increased roughly in proportion to supply.  We believe this is because U.S. farmers use DDGS’ as a feedstock, and DDGS’ are slightly less expensive than corn, for which it is a substitute.  However, if prices for DDGS’ in the U.S. fall, it may have an adverse effect on our business, which might be material.

Product Segments

We operate in one reportable segment, the manufacture and marketing of fuel-grade ethanol.

Products

Ethanol

Our principal product is fuel-grade ethanol, an alcohol which is derived in the U.S. principally from corn.  Ethanol is sold primarily for blending with gasoline as an octane enhancer and as an oxygenate additive for the purpose of meeting fuel emission standards.  The demand for ethanol is principally driven by the overall demand for gasoline.  For the years ended December 31, 2006, 2005 and 2004, ethanol sales represented 95.4%, 92.4% and 91.8%, respectively, of our total revenue.

Co-Products

Our Illinois wet mill facility produces co-products such as corn gluten feed, corn gluten meal, CCDS (both wet and dry) and corn germ.  In addition, the fermentation process yields carbon dioxide.  These co-products are sold for various consumer uses into large commodity markets.  Corn gluten feed, corn gluten meal and CCDS are used as animal feed ingredients, corn germ is sold for the extraction of corn oil, and carbon dioxide is sold for food-grade use such as beverage carbonation and dry ice.  Our dry mill facility in Aurora, Nebraska produces co-products such as DDGS, WDGS and carbon dioxide.  Distillers products are marketed as high protein animal feed and carbon dioxide is sold for food-grade use.  For the years ended December 31, 2006, 2005 and 2004, co-products represented 2.9%, 5.3% and 6.7%, respectively, of our total revenue.

Bio-Products

Our Illinois wet mill facility also produces bio-products, Kosher and Chametz free brewers’ yeast, which is processed into a growing variety of products for use in animal and human food and fermentation applications.  For the years ended December 31, 2006, 2005 and 2004, bio-products represented 0.6%, 1.1% and 1.0%, respectively, of our total revenue.

Competition

As of December 2006, there are 94 producers operating 111 ethanol plants in the U.S.  The top ten producers accounted for approximately 44.4%, 46.3% and 51.9% of total industry capacity for the years 2006, 2005 and 2004, respectively.  The remaining producers consist primarily of farmer cooperatives.

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The world’s ethanol producers have historically competed primarily on a regional basis.  Imports into the U.S. have generally been limited by an import tariff of $0.54 per gallon (other than from Caribbean basin countries which are exempt from this tariff up to specified limits).  In 2006, in response to higher ethanol prices and increased demand (due in part to the elimination of MTBE as an oxygenate), a significant amount of ethanol was imported into the U.S. from Brazil, thereby negatively affecting ethanol prices during the second half of the year.

Certain of our competitors have significantly larger market shares than we have, and tend to be price leaders in the industry.  If any of these competitors were to significantly reduce their prices, our business, operating results and financial condition could be adversely affected.

We could also be adversely affected if new products or technologies emerge that reduce or eliminate the need for ethanol.  Our ethanol production is corn based, and competes with ethanol made from alternative materials, such as sugar, wheat and sorghum.  Cellulosic sources of materials may also become a substitute feedstock for ethanol production, or other products may be devised which eliminate the need for ethanol entirely.  Continued increases in the price of corn, or sustained high corn prices, could decrease the relative attractiveness of corn-based ethanol where alternatives exist, thereby adversely affecting our business, operating results or financial condition.

Business and Growth Strategy

We are pursuing the following business strategies:

Add Production Capacity to Meet Expected Demand for Ethanol

We are continually exploring opportunities to increase our equity production capacity through the development of new production facilities or acquisitions.  In addition to the 57 million gallon dry mill expansion of our Pekin, Illinois facility which was completed in early 2007, we are exploring expanding capacity at three sites:

•                  a 113 million gallon dry mill in Pekin, Illinois

•                  a 226 million gallon dry mill adjacent to our Nebraska facility (to be constructed in two phases of 113 million gallons each) and

•                  a 226 million gallon dry mill in Mount Vernon, Indiana (to be constructed in two phases of 113 million gallons each)

We intend to substantially complete 226 million gallons of capacity expansions in 2008.  While we originally intended to complete an additional 339 million gallons of capacity expansions in 2009, based on current construction costs and market conditions, we may elect to delay some or all of the 339 million gallons of capacity scheduled for 2009.  The timing of the remaining expansions will be based upon, among other factors, market conditions and the availability of financing on attractive terms.  We are still in the process of determining which combination of these potential expansions we will complete in 2008.  Our decision will be based upon, among other factors, the availability of permits and the results of our negotiations of engineering, procurement and construction (“EPC”) contracts.  We anticipate this first stage of expansion will be substantially completed by the end of 2008.  We are currently negotiating EPC contracts for development of these first stage expansions with a construction firm, Kiewit Energy Company, and technology provider, Delta-T.  Our timetable is subject to numerous factors beyond our control.  In particular, we have not yet received any environmental or other permits with respect to these expansions (although construction and certain other permit applications have been filed).  Accordingly, cannot give assurance that these expansion projects will be completed on a timely basis or at all or that we will realize the benefits we anticipate.  In addition, while we expect to raise additional debt to fund these

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first stage facility additions, we cannot be sure that we will be able to obtain additional financing for these transactions on attractive terms or at all.

Expand Marketing Alliances

We signed our first marketing alliance agreement in 2001 and as of December 31, 2006 have increased the program to 12 alliance contracts with operating third-party plants.   As of December 31, 2006, these 12 alliance partners have operations whose current production capacities total approximately 517 million gallons of ethanol annually.

Capitalize on Current and Changing Regulation

Through expansion of marketing alliances and continued investment in increasing production capacity, we believe we are well positioned to take advantage of the current and changing regulatory environment in our industry.  For example, the Energy Policy Act of 2005 created the RFS which is expected to increase demand for ethanol and other renewable fuels.  Moreover, President George Bush, in his January 2007 State of the Union speech, called for substantial increases in subsidized ethanol production.  The President’s proposal has been met with strong support by organizations such as the National Corn Growers Association.

Research into Cellulosic Ethanol

Cellulosic plant biomass represents an untapped potential feedstock for the generation of fuel ethanol from renewable resources.  In 2001, we teamed with Purdue University and the U.S. Department of Agriculture’s (“USDA”) National Center for Agriculture Utilization Research in Peoria, Illinois to develop an efficient and economical pretreatment process for corn fiber and corn stover (the stalks and husks left over after harvest).  We spent approximately $0.2 million on cellulosic research in 2006, and $0.1 million in 2005 and 2004.  We maintain our commitment to continue our research of the potential benefits associated with cellulosic ethanol.

Entry into new and diversified markets.

We are continually expanding our number of terminals in new markets in the United States and negotiating additional sales agreements.  We persistently strive to optimize our multiple modes of transportation and sources of production.  In addition, as numerous countries in Europe, Asia and South America have increased the mandated use of renewable fuels, we believe that there are export opportunities for our ethanol and by-products.

Sales and Marketing

We employ direct sales personnel to pursue sales opportunities.  In addition, customer service representatives are available to respond to customer questions and to undertake or resolve any required customer service issues.  Our sales structure forms an integral, critical link in communicating with our customers.  The sales function is coordinated through key senior executives responsible for our sales and marketing efforts.

Marketing Alliances

We believe we have one of the largest marketing alliance networks in the ethanol industry, which allows for increased sales and enhances our position as a leading player in the ethanol industry.  In exchange for allowing us to market their ethanol exclusively, marketing alliance partners gain the benefit of our customer relationships and extensive distribution network.  Under our marketing alliance contracts,

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we agree to purchase all fuel-grade ethanol produced by our marketing alliance partners.  The purchase price we pay our marketing alliance partners is based on an average price at which we sell ethanol less a cost recovery component and commission.  The cost recovery component represents reimbursement to us for certain costs, including freight, storage, inventory carrying cost and indirect marketing costs.  In addition, our marketing alliance partners pay us a commission which is generally 1% or less of the netback price.  The netback price is the selling price of ethanol less the cost recovery component.  Our marketing alliance contracts typically have two year terms and renew automatically for additional one year terms unless either party elects to terminate in advance.  During the years ended December 31, 2006, 2005 and 2004, we purchased 493.0 million, 340.6 million and 297.2 million gallons, respectively, of ethanol produced by our marketing alliance partners.

We signed our first marketing alliance agreement in 2001 and as of December 31, 2006 have increased the program to 12 alliance contracts with operating third-party plants.   As of December 31, 2006, these 12 alliance partners have operations whose current production capacities total approximately 517 million gallons of ethanol annually.  In addition, as of December 31, 2006, we have signed additional marketing alliance contracts with both existing and new alliance partners that have either announced new ethanol production facilities or have facilities currently under construction which are expected to produce an additional 860 million gallons of ethanol per year when completed.

The following table presents our marketing alliances as of December 31, 2006:

Marketing Alliances

Name	Location	Annual Capacity (millions of gallons)	Status
Functioning Marketing Alliances
Verasun Aurora Corporation (formerly Verasun Energy) (2)	Aurora, SD	120	Functioning
Verasun Fort Dodge LLC (2)	Fort Dodge, IA	110	Functioning
Glacial Lakes Energy	Watertown, SD	50	Functioning
Granite Falls Energy, LLC * (3)	Granite Falls, MN	52	Functioning
Adkins Energy	Lena, IL	40	Functioning
Ace Ethanol, LLC *	Stanley, WI	41	Functioning
Advanced BioEnergy, LLC * (1)	Huron, SD	30	Functioning
Advanced BioEnergy, LLC * (1)	Aberdeen, SD	9	Functioning
Quad County Corn Processors	Galva, IA	27	Functioning
Agri Energy, LLC	LuVerne, MN	21	Functioning
Reeve Agri-Energy	Garden City, KS	12	Functioning
Xethanol Biofuels	Blairstown, IA	5	Functioning
		517

Marketing Alliances Under Construction/Under Development
Panda Energy	Hereford, TX	100	Under construction
Holt County Ethanol	Holt County, NE	100	Under development
Indiana Bio-Energy, LLC *	Bluffton, IN	101	Under construction
Phelps County Ethanol	Holdridge, NE	100	Under development
E Energy Adams	Adams, NE	50	Under construction
Redfield Energy, LLC	Redfield, SD	50	Under construction
Xethanol Biofuels	Blairstown, IA	35	Under development
E3 Biofuels	Meade, NE	24	Under construction
Midwest Ethanol	Blencoe, IA	100	Under development
Midwest Ethanol	Elm Creek, NE	100	Under development
Midwest Ethanol	Araphoe, NE	100	Under development
		860

Total Marketing Alliances		1,377

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*      Denotes marketing alliance partners in which we have made equity investments.

(1)          We previously had a 2% investment in Heartland Grain Fuels (“Heartland”), which was acquired by Advanced BioEnergy, LLC in 2006.  Our 2% investment in Heartland was converted to a 1% investment in Advanced BioEnergy, LLC upon the purchase of Heartland by Advanced BioEnergy, LLC.

(2)          VeraSun Fort Dodge, LLC and VeraSun Aurora Corporation (formerly VeraSun Energy Corporation), which represent 230 million gallons of capacity, have notified us in writing that they will not renew their marketing alliance agreement with us upon termination on March 31, 2007.

(3)          Granite Falls Energy, LLC, which produces 52 million gallons of ethanol annually, has notified us in writing that they will not renew their marketing alliance agreement with us upon termination on November 30, 2007.  However, Granite Falls has asked us to submit a new proposal for marketing services.

The Company has made investments in four marketing alliance partners (each of which is less than 8% of total ownership at December 31, 2006).  Investments made by the Company after May 31, 2003 are recorded at cost.  Investments made by the predecessor Company in one ethanol plant prior to May 31, 2003 was written down to zero as part of the purchase price allocation upon the acquisition of the Company by MSCP.  In conjunction with our investment in Ace Ethanol, LLC and Indiana BioEnergy, LLC, we are entitled to a seat on each of these companies Board of Directors for as long as we maintain an ownership interest.

Our marketing alliance contracts require us to purchase all of the production from these facilities and sell it at contract or prevailing market prices.  The price at which we sell ethanol for our marketing alliance partners is the same price at which we sell our own production.  The purchase price we pay our marketing alliance partners for their ethanol is based on an average price at which we sell ethanol, less the cost recovery component and commission.  See ‘‘Item 1 — Business — Distribution Strategy.’’

Our marketing alliances are a major component of our growth strategy.  Through these alliances, we believe we are able to increase sales and market share by using our existing marketing expertise and distribution systems without necessarily incurring the cost of constructing new ethanol production capacity.  As the scale of the marketing alliances increase, we expect to increase our level of efficiency and customer service.

The marketing alliances are also beneficial to us on an industry-wide basis.  By performing the marketing function for a myriad of individual plants, we are able to better supply a sizable and consistent volume of ethanol to meet customer demand overall.

Distribution Strategy

Our extensive logistics system is a key component to our customer service commitment.  With our current 52 leased terminal locations, and our owned and alliance partner production facilities in the Midwest, and on the Gulf Coast and East Coast, we believe our ethanol delivery system provides us with a significant competitive advantage.  Our current network of 52 terminals creates an extensive distribution system that facilitates and enhances our ability to market ethanol.  We and our marketing alliance partners deliver ethanol to these terminals for onward distribution to the customers.  At these terminals, our ethanol is blended with gasoline as it is loaded onto the customers’ trucks.  A large number of terminals enhances our marketing alliance strategy and purchase/resale operations through improved access to participating ethanol plants and improved distribution and storage capabilities.

Under terminal contracts, we generally lease space on both a fixed and throughput volume basis.  Contracts are medium to long term in nature and are generally renewable subject to certain terms and

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conditions.  The costs associated with leasing these terminals are factored into the purchase price we pay our marketing alliance partners for the ethanol that we purchase from them and, therefore, a portion of these leasing costs are effectively paid by our marketing alliance partners.  See ‘‘Item 1 — Business — Marketing Alliances.’’

Legislative Drivers and Governmental Regulation

The U.S. ethanol industry is highly dependent upon state and federal legislation, in particular:

•              The federal ethanol tax incentive program;

•              The use of fuel oxygenates;

•              The RFS of the Energy Policy Act of 2005;

•              State legislation banning or significantly limiting the use of MTBE, a competing oxygenate;

•              Federal tariff on imported ethanol;

•              State mandates; and

•              Federal farm legislation.

The federal ethanol tax incentive program

First passed in 1979, the VEETC program allows gasoline distributors who blend ethanol with gasoline to receive a federal excise tax credit for each gallon of ethanol they blend.  The federal Transportation Efficiency Act of the 21st Century, or TEA-21, extended the ethanol tax credit first passed in 1979 through 2007.  The American Jobs Creation Act of 2004 extended the subsidy again to 2010 by allowing distributors to take a $0.51 excise tax credit for each gallon of ethanol they blend.  We cannot give assurance that the tax incentives will be renewed in 2010 or, if renewed, on what terms they will be renewed.  See ‘‘Item 1A — Risk Factors — The U.S. ethanol industry is highly dependent upon a myriad of federal and state legislation and regulation, and any changes in such legislation or regulation could materially adversely affect our results of operations and financial condition — The elimination or significant reduction in the federal ethanol tax incentive could have a material adverse effect on our results of operations.’’

Use of fuel oxygenates

Ethanol is used by the refining industry as a fuel oxygenate, which when blended with gasoline, allows engines to burn fuel more completely and reduce emissions from motor vehicles.  The use of ethanol as an oxygenate had been driven by regulatory factors, specifically two programs in the federal Clean Air Act Amendments of 1990, that required the use of oxygenated gasoline in areas with unhealthy levels of air pollution.

•      The winter Oxyfuel Program required oxygenated gasoline during winter months in cities that had high levels of carbon monoxide, but were not required to use RFG year round.  According to the EPA, ethanol was the primary oxygenate used in this program.

•      The RFG program required RFG year-round in cities with the worst smog, such as Los Angeles and Chicago.  RFG is oxygenated gasoline that is specially blended to burn cleaner, and thus, result in fewer air pollutants than conventional gasoline.  Historically, refiners chose MTBE over ethanol as the main oxygenate in RFG in cities outside of the Midwest because MTBE could be blended at the refinery and shipped through existing pipelines.  In addition, its volatility was also lower, making it easier to meet emission standards.  As discussed below, as a result of state legislation and environmental concerns, refiners switched to using ethanol instead of MTBE.

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Although the federal oxygenate requirements for RFG included in the Clean Air Act were completely eliminated on May 5, 2006 by the Energy Policy Act of 2005, refiners continue to use oxygenated gasoline in order to meet continued federal and state fuel emission standards.

The Renewable Fuels Standard

Adopted on August 8, 2005 as part of the Energy Policy Act of 2005, the RFS establishes  minimum nationwide levels of renewable fuels (ethanol, biodiesel or any other liquid fuel produced from biomass or biogas) to be included in gasoline, increasing from 4.0 billion gallons of RFS mandated usage in 2006 to 7.5 billion gallons by 2012.  The RFA expects that ethanol should account for the largest share of renewable fuels produced and consumed under the RFS.

State legislation banning or significantly limiting the use of MTBE

Due to their availability and cost, ethanol and MTBE had been the two primary additives that were used to meet the federal Clean Air Act’s oxygenate requirements.  Because MTBE could be blended with gasoline at the refinery and transported via pipeline (and was produced from petroleum derivatives), it was initially the preferred oxygenate ingredient used in most RFG by the petroleum industry.  In contrast, ethanol’s affinity for water makes it more difficult to transport ethanol blended gasoline through existing petroleum pipelines since the presence of water in the pipelines (which often results from the previous transport of diesel fuel) could result in the ethanol separating from the gasoline during transport.  Therefore, ethanol has historically been transported at higher expense via truck, rail or barge to a terminal for blending with gasoline and then transported via truck to the customer.  In recent years, public concern about MTBE contamination of water supplies grew as a result of leaks from underground storage tanks and pipes.  MTBE contamination raised several issues.  First, some researchers and regulatory agencies expressed concern that MTBE may be a human carcinogen.  MTBE opponents also contended that since MTBE was more soluble in water than other gasoline constituents, it was capable of traveling farther in groundwater and was more likely to contaminate public and private water wells, which, at a minimum, allegedly resulted in bad tasting, and therefore undrinkable, water.  Lastly, MTBE opponents claimed that due to MTBE’s solubility, it is difficult to remediate, and therefore, MTBE clean-ups may be more costly and time-consuming than clean-ups associated with other types of gasoline constituents.  Twenty-five states have now banned, or significantly limited, the use of MTBE, including California and New York.  Since most of the states that consumed significant amounts of oxygenated gasoline have already banned or limited the use of MTBE, the potential for additional significant growth in ethanol consumption as a result of the prohibition or significant limitation on the use of MTBE is limited.

Federal tariff on imported ethanol

In 1980, Congress imposed a tariff on foreign produced ethanol to make it more expensive than domestic supplies derived from corn.  This tariff was designed to protect the benefits of the federal tax subsidies for U.S. farmers.  The tariff was originally $0.60 per gallon in addition to a 3.0% ad valorem duty.  The tariff was subsequently lowered to $0.54 per gallon and was not adjusted completely in sync with the change in the VEETC.  On December 20, 2006, the $0.54 per gallon tariff on foreign produced ethanol was extended until January 1, 2009.

Ethanol imports from 24 countries in Central America and the Caribbean Islands are exempt from this tariff under the Caribbean Basin Initiative (“CBI”) in order to spur economic development in that region.  Under the terms of the CBI, member nations may export ethanol into the U.S. up to a total limit of 7% of U.S. production per year (with additional exemptions from ethanol produced from feedstock in the Caribbean region over the 7% limit).  In 2006, there were also significant imports of ethanol from non-CBI countries.  Although these imports were subject to the tariff, significant increases in the price of

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ethanol in 2006 made the importation of ethanol from non-CBI countries profitable, in spite of the tariff.  See ‘‘Item 1A — Risk Factors — The U.S. ethanol industry is highly dependent upon a myriad of federal and state legislation and regulation, and any changes in such legislation or regulation could materially adversely affect our results of operations and financial condition — Certain countries can import ethanol into the U.S. duty free, which may undermine the ethanol industry in the U.S.’’

Customers

We focus on providing exceptional customer service and, as a result, have had relatively little customer turnover.  The substantial majority of our customer base has purchased ethanol from us for over five years (including our predecessor companies).  In 2006, 2005, and 2004, our 10 largest customers accounted for approximately 75%, 77%, and 78%, respectively, of our consolidated net revenue.  Two of our customers, BP and Exxon/Mobil, accounted for approximately 18% and 12%, respectively, of our consolidated 2006 revenue.

Pricing and Backlog

Generally, ethanol delivered to customers is priced in accordance with one of the following methods:  (i) a negotiated fixed contract price per gallon, (ii) a price per gallon based on an average spot value of ethanol at the time of shipment plus or minus a fixed amount, or (iii) a price per gallon based on the market value of wholesale unleaded gasoline plus a fixed amount.  The Company believes its pricing strategies, in conjunction with the rapid turnover of its inventory, provide a natural hedge against changes in the market price of ethanol.

As of December 31, 2006, we had contracts for delivery of ethanol totaling 291.6 million gallons for delivery throughout 2007.  These commitments were for 94.6 million gallons at a fixed price of $1.97, 68.6 million gallons at a positive spread to wholesale gasoline of $0.41 (based upon the NYMEX, Chicago and NY harbor indices), and 128.4 million gallons at spot prices (using various Platt, OPIS and AXXIS indices).  Although these contracts are for delivery throughout 2007, they are heavily weighted towards the first and second quarters of 2007.

Raw Materials and Suppliers

Our principal raw material is #2 yellow corn.  In 2006, 2005 and 2004, we purchased approximately 51.0 million, 51.9 million and 52.0 million bushels of corn, respectively.  We contract for our corn requirements through a variety of sources, including farmers, grain elevators, and cooperatives.  Due to our plants being located in or near the Midwestern portion of the U.S., we believe that we have ample access to various corn markets and suppliers.  Although corn can be obtained from multiple sources, and while historically we have not suffered any significant limitations on our ability to procure corn, any delay or disruption in our suppliers’ ability to provide us with the necessary corn requirements may significantly affect our business operations and have a negative effect on our operating results or financial condition.  At any given time, we may have up to 1.0 million bushels (or a 5 to 7 day supply) of corn stored on-site at our production facilities.

The key elements of our corn procurement strategies are the assurance of a stable supply and the avoidance, where possible, of exposures to corn price fluctuations.  Corn prices fluctuate daily, typically using the Chicago Board of Trade (“CBOT”) price as a benchmark.  Corn is delivered to our facilities via truck through local distribution networks and by rail.

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Research and Development

Our research and development efforts are primarily conducted from our corporate office in Pekin, Illinois and are done in conjunction with the efforts of outside entities.  These efforts consist of research into cellulosic ethanol (cellulosic plant biomass representing an untapped potential feedstock for the generation of fuel ethanol from renewable resources).  We have partnered with Purdue University and the USDA’s National Center for Agriculture Utilization Research in Peoria, Illinois to develop and scale up an efficient and economical pretreatment process for corn fiber and corn stover (the stalks and husks left over after harvest).  We currently have two patents pending with Purdue University for the conversion of corn fiber to ethanol.  We are committed to continuing research into the potential benefits associated with cellulosic ethanol.

Research and development expense was approximately $0.2 million in 2006, and $0.1 million in 2005 and 2004.

Patents and Trademarks

We own a number of trademarks and patents within the U.S.  While we believe that our patents and trademarks provide a competitive advantage and have value, we do not consider the success of our business, as a whole, to be dependent on these patents, patent rights or trademarks.

Environmental and Regulatory Matters

We are subject to various stringent federal, state and local environmental laws, regulations and permit conditions (and interpretations thereof), including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees.  These laws, regulations and permits can often require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment.  A violation of these laws, regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns.  We cannot assure you that we have been, are or will be at all times in complete compliance with these laws, regulations or permits or that we have had or currently have all permits required for our operations.  From time to time, we have not been in full compliance with the wastewater and air discharge permits for our Illinois and Nebraska facilities.  In the past, we have been subject to legal actions brought by environmental, regulatory authorities, advocacy groups and other parties for actual or alleged violations of environmental laws and regulations and certain of our environmental permits.

In addition, our air emissions are subject to the federal Clean Air Act, the federal Clean Air Act Amendments of 1990 and similar state laws which generally require us to obtain and maintain air emission permits for our ongoing operations as well as for any expansion of existing facilities or any new facilities.  Obtaining and maintaining those permits requires us to incur costs, and any future more stringent standards may result in increased costs and may limit or interfere with our operating flexibility.   A failure to obtain or maintain appropriate permits could delay any expansion or development of new facilities or delay or interfere with our operations.  In addition, the permits ultimately issued may impose conditions which are more costly to implement than we had anticipated.  These costs and potential delays could have a material adverse affect on our financial condition and results of operations.  Because other ethanol manufacturers in the U.S. are and will continue to be subject to similar laws and restrictions, we do not currently believe that our costs to comply with current or future environmental laws and regulations will adversely affect our competitive position.  However, because ethanol is produced and traded internationally, these costs could adversely affect us in our efforts to compete with foreign producers not subject to such stringent requirements.

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Federal and state environmental authorities have been investigating alleged excess volatile organic compound, or VOC, emissions and other air emissions from many U.S. ethanol plants, including our Illinois and Nebraska facilities.  In April 2005, we entered into a consent decree with state authorities settling their investigation of our Nebraska facility, which required us to, among other things, secure a new air emissions permit, install additional air pollution control equipment and pay a $40 thousand fine. The fine was paid in May 2005 and the permit issued in October 2005.  The installation of the new equipment was completed in October 2006.  We incurred approximately $4 million in costs relating to various pollution control equipment and to otherwise meet the requirements of the consent decree.  The matter relating to our Illinois wet mill facility is still pending.  We could be required to install additional air pollution control equipment, or take other measures to control air pollutant emissions at that facility.  If authorities require us to install controls, we would anticipate that costs would be higher than those we incurred at our Nebraska facility due to the larger size of the Illinois wet mill facility.  In addition, if the authorities determine our emissions were in violation of applicable law, we would likely be required to pay fines that could be material.

We have made, and expect to continue making, significant capital expenditures on an ongoing basis to comply with increasingly stringent environmental laws, regulations and permits. We have included in our capital budget for 2007 and 2008 approximately $10.8 million and $4.5 million, respectively, for projects relating to environmental, health and safety matters, including for the installation of air pollution control equipment and for wastewater discharge improvements at our Illinois wet mill facility.  The majority of the 2007 environmental capital budget relates to compliance with the EPA’s final National Emissions Standard for Hazardous Air Pollutants, or NESHAP, under the federal Clean Air Act for industrial, commercial and institutional boilers and process heaters.  This NESHAP will require us to implement maximum achievable control technology at our Illinois wet mill facility to reduce hazardous air pollutant emissions from certain of our boilers and process heaters by September 13, 2007.  Based on engineering conducted to date and currently available information, we have budgeted $7.4 million to comply with this NESHAP in 2007.  Due to various reasons, including equipment delivery delays, however, we may not be able to meet the September 2007 deadline.  We are continuing to discuss a deadline extension with the state authorities.  If an extension is not granted, and we do not meet the September 2007 deadline, fines and penalties could be imposed on us, which could be substantial.  See “Item 7 —  Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Liquidity and Capital Resources — Uses of Liquidity — Capital Expenditures,” and “Item 7 — Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Environmental Matters.”

We are also subject to potential liability for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where we arranged for the disposal of hazardous wastes.  For instance, soil and groundwater contamination has been identified in the past at our Illinois campus.  If any of these sites are subject to investigation and/or remediation requirements, we may be responsible under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) or other environmental laws for all or part of the costs of such investigation and/or remediation, and for damages to natural resources.  We may also be subject to related claims by private parties alleging property damage or personal injury due to exposure to hazardous or other materials at or from such properties.  While costs to address contamination or related third party claims could be significant, based upon currently available information, we are not aware of any material contamination or third party claims, and we have not accrued any amounts for environmental matters as of December 31, 2006.

Recently, Underwriters’ Laboratories, or UL, an independent, not-for-profit product-safety testing and certification organization, withdrew approval of E-85 dispensers at gasoline stations until consistent and appropriate safety requirements for E-85 dispensers and components can be established.  Although no instances of E-85 dispenser corrosion have been reported, UL indicated that a prudent course is to

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conduct corrosion testing before reinstating approval.  We do not market branded E-85 and total E-85 sales are less than one half of one percent of our total ethanol sales.  In the event that E-85 sales are restricted due to UL’s review, the ethanol used to produce E-85 can easily be diverted back to the supply of regular denatured fuel ethanol at minimal cost.

See “Item 1A — Risk Factors — We may be adversely affected by environmental, health and safety laws, regulations and liabilities.”

Employees

At December 31, 2006, we had a total of 321 full-time equivalent employees.  Approximately 52% of our employees (comprised of the hourly employees at our Illinois facilities) are represented by a union.  The unionized employees are covered by a collective bargaining agreement between our subsidiary, Aventine Renewable Energy, Inc. and the United Steelworkers International Union, Local 7-662, that expires in June 2009.  As a whole, we believe our relations with our employees are good.

Item 1A.  Risk Factors

We operate in a highly competitive industry with low barriers to entry.  In addition, if the expected increase in ethanol demand does not occur, or if the demand for ethanol otherwise decreases, there may be excess capacity in our industry.

In the U.S., we compete with other corn processors and refiners, including Archer-Daniels-Midland Company, VeraSun Energy Corporation, Hawkeye Holdings, Inc., Pacific Ethanol, U.S. BioEnergy Corporation, Cargill, Inc. and A.E. Staley Manufacturing Company, a subsidiary of Tate & Lyle, PLC.  Some of our competitors are divisions of larger enterprises and have greater financial resources than we do.  Although many of our competitors are larger than we are, we also have smaller competitors.  Farm cooperatives comprised of groups of individual farmers have been able to compete successfully.  As of December 2006, the top ten domestic producers accounted for approximately 45% of all production capacity.

We also face increasing competition from international suppliers.  Although there is a tariff on foreign produced ethanol that is slightly larger than the federal ethanol tax incentive, ethanol imports equivalent to up to 7% of total domestic production from certain countries were exempted from this tariff under the CBI (The Caribbean Basin Initiative) to spur economic development in Central America and the Caribbean.

Moreover, domestic capacity has increased steadily from 1.3 billion gallons per year in 1997 to 5.4 billion gallons per year at the end of 2006.  In addition, there is a significant amount of capacity being added to our industry.  According to the RFA, approximately 6.0 billion gallons per year of production capacity was under construction as of December 2006.  This capacity is being added to address anticipated increases in demand.  Demand for ethanol may not increase as quickly as expected or to a level that exceeds supply, or may not increase at all.  If the ethanol industry has excess capacity and such excess capacity results in a fall in prices, it will have an adverse impact on our results of operations, cash flows and financial condition.  Excess capacity may result from the increases in capacity coupled with insufficient demand.  Demand could be impaired due to a number of factors, including regulatory developments and reduced U.S. gasoline consumption.  Reduced gasoline consumption could occur as a result of increased gasoline or oil prices.  For example, price increases could cause businesses and consumers to reduce driving or acquire vehicles with more favorable gasoline mileage.  There is some evidence that this has occurred in the recent past as U.S. gasoline prices have increased. Demand for ethanol can also fall if gasoline prices decrease because ethanol is used as a potential substitute for gasoline.

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During 2002, our results of operations were significantly negatively impacted because of the excess capacity which came online in anticipation of the MTBE ban in California which became effective later than expected.  Our top customers are oil companies which make significant profits from the sale of gasoline.  As such they may oppose mandated blending of gasoline with ethanol and any increase in such mandated blending.  Our competitors include plants owned by farmers who earn their livelihood through the sale of corn, and hence may not be as focused on obtaining optimal value for their produced ethanol as we are.

Our business is dependent upon the availability and price of corn.  Significant disruptions in the supply of corn will materially affect our operating results.  In addition, since we generally cannot pass on increases in corn prices to our customers, continued periods of historically high corn prices will also materially adversely affect our operating results.

The principal raw material we use to produce ethanol and ethanol by-products is corn.  In 2006, we purchased approximately 51.0 million bushels of corn at a cost of $122.4 million, which comprised about 57.2% of our total cost of production.  In 2006, our average corn cost ranged from a low of $2.05 per bushel in January 2006 to a high of $3.14 per bushel in December 2006.  Beginning in September 2006, corn prices began rising significantly, and this trend continues.  The vast increase in U.S. ethanol capacity under construction could outpace increases in corn production, which may increase corn prices and significantly impact our profitability.

As a result, changes in the price of corn have had an impact on our business.  In general, higher corn prices produce lower profit margins and, therefore, represent unfavorable market conditions.  This is especially true when market conditions do not allow us to pass along increased corn costs to our customers.  At certain levels, corn prices may make ethanol uneconomical to use in markets and volumes above the requirements set forth in the renewable fuels standard or for which ethanol is used as an oxygenate in order to meet federal and state fuel emission standards.

The price of corn is influenced by general economic, market and regulatory factors.  These factors include weather conditions, farmer planting decisions, government policies and subsidies with respect to agriculture and international trade and global demand and supply.  The significance and relative impact of these factors on the price of corn is difficult to predict.  Factors such as severe weather or crop disease could have an adverse impact on our business because we may be unable to pass on higher corn costs to our customers.  Any event that tends to negatively impact the supply of corn will tend to increase prices and potentially harm our business.  The increasing ethanol capacity could boost demand for corn and result in increased prices for corn.  We expect the price of corn to continue to remain at levels that would be considered as historically high.

In an attempt to partially offset the effects of fluctuations in corn costs on operating income, we take hedging positions in the corn futures markets.  However, these hedging transactions also involve risk to our business.  See ‘‘Item 1A —Risk Factors — We may engage in hedging or derivative transactions which involve risks that can harm our business.’’

The spread between ethanol and corn prices can vary significantly and our profitability from gallons produced at our facilities is dependent on this spread.

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Gross profit on gallons produced at our facilities, which accounts for the substantial majority of our operating income, is principally dependent on the spread between ethanol and corn prices.  The spread between ethanol and corn prices in 2006 was at historically high levels, driven in large part by high oil prices and shortages of ethanol.  The spread between ethanol and corn prices has fallen significantly since the summer of 2006.  Any reduction in the spread between ethanol and corn prices, whether as a result of an increase in corn prices or a reduction in ethanol prices, would adversely affect our financial performance.  If the spread decreases below a certain level, we will likely experience losses.

Fluctuations in the demand for gasoline may reduce demand for ethanol.

Ethanol is marketed as both an oxygenate to reduce vehicle emissions from gasoline and as an octane enhancer to improve the octane rating of gasoline with which it is blended.  As a result, ethanol demand is influenced by the supply of and demand for gasoline.  Therefore, the price of ethanol tends to rise and fall with gasoline prices.  If gasoline demand decreases, our results of operations and financial condition may be materially adversely affected.

The U.S. ethanol industry is highly dependent upon a myriad of federal and state legislation and regulation, and any changes in such legislation or regulation could materially adversely affect our results of operations and financial condition.

The elimination or significant reduction in the federal ethanol tax incentive could have a material adverse effect on our results of operations.

The production of ethanol is made significantly more competitive by federal tax incentives.  The federal excise tax incentive program, which is scheduled to expire on December 31, 2010, allows gasoline distributors and refiners who blend ethanol with gasoline to receive a federal excise tax credit for each blended gallon they sell regardless of the blend rate.  If the fuel is blended with ethanol, the blender may claim a $0.51 per gallon tax credit for each gallon of ethanol used in the mixture.  We cannot provide any assurance, however, that the federal ethanol tax incentives will be renewed in 2010 or if renewed, on what terms they will be renewed.  The elimination of, or a significant reduction in, the federal ethanol tax incentive could have a material adverse effect on our results of operations.

Waivers of the RFS minimum levels of renewable fuels included in gasoline could have a material adverse affect on our results of operations.

Under the Energy Policy Act of 2005, the Department of Energy, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the RFS mandate with respect to one or more states if the administrator determines that implementing the requirements would severely harm the economy or the environment of a state, a region or the U.S., or that there is inadequate supply to meet the requirement.  Any waiver of the RFS with respect to one or more states would adversely offset demand for ethanol and could have a material adverse effect on our results of operations and financial condition.

While the Energy Policy Act of 2005 imposes a RFS, it does not mandate the use of ethanol.

The RFS included in the Energy Policy Act of 2005 requires blenders and refiners to use renewable fuels (which includes ethanol), in amounts prescribed in the Act.  While the RFA expects that ethanol should account for the largest share of renewable fuels produced and consumed under the RFS, the RFS is not limited to ethanol and also includes biodiesel and any other liquid fuel produced from biomass or biogas.  Currently, there is not significant industrial capacity to produce these alternatives.  However, we believe there are proto-type plants in operation and there could be plans to build additional plants.

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Although the RFS requires the use of prescribed amounts of renewable fuels, the EPA has not finalized the rules which will enforce this requirement.  We expect those rules to include credit trading by our customers.  It is possible that the practical application of these rules will not result in as much demand for ethanol as anticipated.

While the Energy Policy Act of 2005 eliminated the oxygenate requirement contained in the Clean Air Act, it did not eliminate fuel emission standards that refiners must meet.  Oxygenates, particularly ethanol, continue to be used by refiners to meet federal and state fuel emission requirements.  However, we cannot provide any assurance that the elimination of the oxygenate requirement for reformulated gasoline in the RFG program included in the Clean Air Act will not result in a decline in ethanol consumption, which in turn could have a material adverse effect on our results of operations and financial condition.

Certain countries can import ethanol into the U.S. duty free, which may undermine the ethanol industry in the U.S.

Imported ethanol is generally subject to a $0.54 per gallon tariff and a 2.5% ad valorem tax that was designed to offset the $0.51 per gallon ethanol subsidy currently available under the federal excise tax incentive program for refineries and blenders that mix ethanol with their gasoline.  On December 20, 2006, the tariff on foreign produced ethanol was extended until January 1, 2009.  At a certain price level, imported ethanol may become profitable for sale in the U.S. despite the tariff.  This occurred in the second half of 2006, due to a spike in the ethanol prices and insufficient supply.  As a result, there may effectively be a ceiling on U.S. ethanol prices.  This, combined with uncertainties surrounding U.S. producers ability to meet domestic demand, resulted in significant imports of ethanol, especially from Brazil.  Furthermore, East Coast facilities are better suited to bringing in product by water rather than rail (the preferred path for ethanol from the Midwest).  The combination made it more economic for some buyers to import ethanol with the full import duty than to bring supplies from the Midwest.  Given the increase in ethanol demand from the elimination of MTBE and expected transportation bottlenecks delivering material from the Midwest, imports of ethanol could rise.

There is a special exemption from the tariff for ethanol imported from 24 countries in Central America and the Caribbean islands which is limited to a total of 7% of U.S. production per year (with additional exemptions for ethanol produced from feedstock in the Caribbean region over the 7% limit).  In addition, the NAFTA (The North America Free Trade Agreement which was signed into law January 1, 1994) countries, Canada and Mexico, are exempt from duty. See ‘‘Item 1 — Business — Legislative Drivers and Government Regulation — The federal ethanol tax incentive program.’’  Imports from the exempted countries have increased in recent years and are expected to increase further as a result of new plants under development.

We may be adversely affected by environmental, health and safety laws, regulations and liabilities.

We are subject to various stringent federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees.  In addition, some of these laws and regulations require our facilities to operate under permits that are subject to renewal or modification.  These laws, regulations and permits can often require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment.  A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns.  We cannot assure you that we have been, are or will be at all times in complete compliance with these laws, regulations or permits or that we have had or currently have all permits required to operate our business. Environmental laws and regulations (and interpretations thereof) change over time, and any such changes, more vigorous enforcement policies or the discovery of currently unknown conditions may require

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substantial additional environmental expenditures and may have a material adverse effect on our results of operations or financial condition.  In addition, continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at our ongoing operations.  In the past, we have been subject to legal actions brought by environmental, regulatory authorities, advocacy groups and other parties for actual or alleged violations of environmental laws and regulations and certain of our environmental permits.  We cannot assure you that we will not be subject to legal actions brought by such parties in the future for actual or alleged violations.

Federal and state environmental authorities have been investigating alleged excess VOC emissions and other air emissions from U.S. ethanol plants, including our Illinois wet mill and Nebraska facilities.  In April 2005, we entered into a consent decree with state authorities, settling their investigation with respect to our Nebraska facility, which consent decree required us to secure a new air emissions permit, install additional air pollution control equipment at a cost of approximately $4 million and pay a $40 thousand fine.  The matter relating to our Illinois wet mill facility is still pending, and we could be required to install additional air pollution control equipment or take other measures to control air pollutant emissions at this facility.  If authorities require us to install controls, costs would likely be higher than those expended at our Nebraska facility due to the larger size of the Illinois wet mill facility.  In addition, we may be required to pay fines that could be material if the authorities determine our emissions were in violation of applicable law.  We cannot assure you that the resolution of this or any other environmental matters affecting us will not have a material adverse effect on our results of operations or financial condition.

We have made, and expect to continue making, significant capital expenditures on an ongoing basis to comply with increasingly stringent environmental laws, regulations and permits.  We have included in our capital budget for 2007 and 2008 approximately $10.8 million and $4.5 million, respectively, for projects relating to environmental, health and safety matters, including for the installation of air pollution control equipment and for wastewater discharge improvements at our Illinois wet mill facility.  The majority of the 2007 environmental capital budget relates to compliance with the EPA’s final National Emissions Standard for Hazardous Air Pollutants, or NESHAP, under the federal Clean Air Act for industrial, commercial and institutional boilers and process heaters.  This NESHAP will require us to implement maximum achievable control technology at our Illinois wet mill facility to reduce hazardous air pollutant emissions from certain of our boilers and process heaters by September 13, 2007.  Based on engineering conducted to date and currently available information, we have budgeted $7.4 million to comply with this NESHAP in 2007.  Due to various reasons, including equipment delivery delays, however, we may not be able to meet the September 2007 deadline.  We are continuing to discuss a deadline extension with the state authorities.  If an extension is not granted, and we do not meet the September 2007 deadline, fines and penalties could be imposed on us, which could be substantial.  See “Item 7 — Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Liquidity and Capital Resources — Uses of Liquidity — Capital Expenditures,” and “Item 7 — Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Environmental Matters.”

We are also subject to potential liability for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where we arranged for the disposal of hazardous wastes, including contamination caused by prior owners or operators of all such locations, abutters or other persons.  If hazardous or other materials have been or are disposed of or released at sites that undergo investigation and/or remediation, we may be responsible under CERCLA or other environmental laws for all or part of the costs of such investigation and/or remediation, and for damages to natural resources.  We have not accrued any amounts for environmental contamination matters as of December 31, 2006.  The ultimate costs of any liabilities that may be identified or the discovery of additional contaminants could adversely impact our results of operation or financial condition.  We may also be subject to related claims by private parties alleging property damage and

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personal injury due to exposure to hazardous or other materials at or from such properties.  Some of these matters may require us to expend significant amounts for investigation and/or cleanup or other costs.

In addition, the hazards and risks associated with producing and transporting our products (such as fires, natural disasters, explosions, abnormal pressures and spills) may result in personal injury claims or damage to property, natural resources and third parties.  As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses.  Our coverage includes, but is not limited to, physical damage to assets, employer’s liability, comprehensive general liability, automobile liability and workers’ compensation.  We do not carry environmental insurance.  We believe that our insurance is adequate for our industry, but losses could occur for uninsurable, or uninsured, risks or in amounts in excess of existing insurance coverage.  The occurrence of events which result in significant personal injury or damage to our property, natural resources or third parties that are not covered by insurance could have a material adverse impact on our results of operations and financial condition.

We currently generate revenue from the sale of carbon dioxide which is a co-product of the ethanol production process at each of our Illinois and Nebraska facilities.  If new laws or regulations are passed relating to the production, disposal or emissions of carbon dioxide, we may not be able to continue generating revenue from carbon dioxide sales.  Furthermore, we may also be required to incur significant costs to comply with any new laws or regulations relating to carbon dioxide.

For more information about our environmental compliance and actual and potential environmental liabilities, see ‘‘Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Uses of Liquidity — Capital Expenditures,’’  “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Environmental Matters,” and ‘‘Item 1 — Business — Environmental Matters.’’

We may engage in hedging or derivative transactions which involve risks that can harm our business.

In an attempt to minimize the effects of the volatility of the price of corn, natural gas, electricity and ethanol (‘‘commodities’’) and interest rates on operating income, we may take hedging positions in the commodities and enter into interest rates futures, options, swaps and caps.  Hedging arrangements also expose us to the risk of financial loss in situations where the other party to the hedging contract defaults on its contract or there is a change in the expected differential between the underlying price in the hedging agreement and the actual price of the commodities.  Although we attempt to link our hedging activities to sales plans and pricing activities, occasionally such hedging activities can themselves result in losses.  There can be no assurance that such losses will not occur.  Alternatively, we may choose not to engage in hedging transactions in the future.  As a result, our results of operations may be adversely affected during periods in which corn and/or natural gas prices increase.

We are substantially dependent on our three facilities and our alliance partner facilities and any operational disruption could result in a reduction of our sales volumes and could cause us to incur substantial expenditures.

The substantial majority of our net income is derived from the sale of ethanol and the related bio-products and co-products that we produce at our Illinois facilities and our Nebraska facility.  Our operations may be subject to significant interruption if either of the Illinois facilities or Nebraska facility experiences a major accident or is damaged by severe weather or other natural disaster.  In addition, our operations may be subject to labor disruptions and unscheduled downtime, or other hazards inherent in our industry.  Some of those hazards may cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension or termination of operations and the imposition of civil or criminal penalties.  As protection against these hazards, we maintain property, business interruption and casualty insurance which we believe is in

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accordance with customary industry practices, but we cannot provide any assurance that this insurance will be adequate to fully cover the potential hazards described above or that we will be able to renew this insurance on commercially reasonable terms or at all.

Any disruptions at our alliance partners’ facilities could have a material adverse effect on our results of operations and financial condition.  We agree through our alliance partner agreements to purchase all fuel grade ethanol produced by our alliance partners and title to the product transfers to us when product is loaded.  Any disruptions at the alliance partners’ facilities could affect our ability to meet our customers’ demands.  As a result of a disruption at an alliance facility, we may have to purchase ethanol from the spot market.

The market for natural gas is subject to market conditions that create uncertainty in the price and availability of the natural gas that we utilize in our production process.

We rely upon third parties for our supply of natural gas which is consumed in the production of ethanol.  The prices for and availability of natural gas are subject to volatile market conditions.  These market conditions often are affected by factors beyond our control such as weather conditions (including hurricanes), overall economic conditions and foreign and domestic governmental regulation and relations.  Significant disruptions in the supply of natural gas could temporarily impair our ability to produce ethanol for our customers.  Further, increases in natural gas prices or changes in our natural gas costs relative to natural gas costs paid by competitors may adversely affect our results of operations and financial condition.  The price fluctuation in natural gas prices over the seven year period from 1999 through December 31, 2006, based on the New York Mercantile Exchange, or Nymex, daily futures data, has ranged from a low of $1.63 per MMBtu in 1999 to a high of $15.38 per MMBtu in December 2005.  We currently use approximately 4.1 million MMBtu’s of natural gas annually, depending upon business conditions, in the manufacture of our products.  Our usage of natural gas will increase with the planned expansion of our production facilities.

In an attempt to minimize the effects of fluctuations in natural gas costs on operating income, we may take hedging positions in the natural gas futures markets; however, these hedging transactions also involve risk to our operations.  Since natural gas prices are volatile should we not take hedging positions, as occurs from time to time, our results could be adversely affected by an increase in natural gas prices. See “— We may engage in hedging or derivative transactions which involve risks that can harm our business.”

Our fixed price contracts for ethanol may be at a price level lower than the prevailing price.

At any given time, our contract prices for ethanol may be at a price level different from the current prevailing price, and such a difference could materially adversely affect our results of operations and financial condition.  These contracts typically provide for delivery from one month to one year later.  As of December 31, 2006 we had contracted to sell 94.6 million gallons of ethanol at an average fixed price of $1.97.  We have also contracted to sell 68.6 million gallons of ethanol at an average positive spread of $0.41 per gallon to the wholesale value of gasoline at the time of delivery and 128.4 million gallons of ethanol at the spot price at the time of delivery.  These contracts provide for delivery throughout 2007, but they are heavily weighted towards the first and second quarters of 2007.

Changes in ethanol prices can affect the value of our inventory which may significantly affect our profitability.

Our distribution system allows us to carry an inventory of ethanol to better serve our customers and to take advantage of opportunities in the marketplace.  Our inventory is valued based upon a weighted average price we pay for ethanol that we purchase from our marketing alliance partners and our purchase/resale transactions, along with our own cost to produce ethanol.  We occasionally increase our

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inventory, in order to profit when we believe market prices will rise.  Changes, either upward or downward, in our purchased cost of ethanol or our own production costs, will cause the inventory value to fluctuate from period to period, perhaps significantly.  These changes in value flow through our statement of operations as the inventory is sold and can significantly increase or decrease our profitability.

We depend on rail, truck and barge transportation for delivery of corn to us and the distribution of ethanol to our customers.

We depend on rail, truck and barge to deliver corn to us and to distribute ethanol to the 52 terminals currently in our network.  Disruption to the timely supply of these transportation services or increases in the cost of these services for any reason, including the availability or cost of fuel, regulations affecting the industry, or labor stoppages in the transportation industry, could have an adverse effect on our ability to supply corn to our production or to distribute ethanol to our terminals, and could have a material adverse effect on our financial performance.

Under certain conditions, we are contractually obligated to complete capacity expansions in Mount Vernon, Indiana and Aurora, Nebraska.  If the conditions to our obligations to complete these plants are satisfied and we fail to complete them, we will be subject to material penalties.

We are contractually obligated, subject to certain conditions, including obtaining necessary permits, to develop both a 113 million gallon dry mill adjacent to our Nebraska facility (using commercially reasonable best efforts to obtain a permit for 226 million gallon capacity) and a 226 million gallon dry mill in Mount Vernon, Indiana.  If we do not meet certain specified milestones we will be subject to penalties.  The contract to complete the 226 million gallon dry mill expansion adjacent to our Nebraska facility provides for liquidated damages not exceeding $5 million if specified milestones are not met or we do not construct a facility with a capacity of at least 110 million gallons.  If such penalties are not paid, the counterparty to the contract has the right to repurchase the property at cost (subject to adjustment for any expenses, which we have paid with respect to infrastructure construction).  In certain cases, the counterparty can agree to an extension and limited cure rights for payments.  The contract for completion of the 226 million gallon dry mill in Mount Vernon, Indiana provides that, if we do not meet certain milestones, subject to specified extension rights and cure periods, we will be in default under our lease with the Indiana Port Commission and the State of Indiana may complete construction of the plant at our expense if we fail to do so and does not provide for liquidated damages as an alternative.  In addition, we would also be subject to certain other penalties provided for in the lease.  Notwithstanding the above, if, despite our diligent efforts, we are unable to obtain permits for the Mt. Vernon facility by a certain date, we can negotiate a waiver of the compliance date and establish a new date for compliance.  If we do not reach an agreement, either the Mt. Vernon lessor or we can terminate the Mt. Vernon lease.  Accordingly, we cannot estimate the amount of damages we could be liable for.

We, and some of our major customers, have unionized employees and could be adversely affected by labor disputes.

Some of our employees and some employees of our major customers are unionized.  At December 31, 2006, approximately 52% of our employees were unionized.  Our unionized employees are hourly workers located at our Illinois campus.  The unionized employees are covered by a collective bargaining agreement between our subsidiary, Aventine Renewable Energy, Inc. and the United Steelworkers International Union, Local 7-662, that expires in June 2009.  Any labor dispute by any of our employees, or our customers’ employees, could again have a significant negative effect on our financial results and operations.

We depend on our marketing alliance contracts for a majority of the gallons we sell and significant synergies.

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We source a significant amount of the ethanol that we sell from our marketing alliance partners.  Although their contribution to our operating income is limited, these marketing alliance contracts contribute significantly to our market presence and enable us to meet major ethanol consumer needs and leverage our marketing expertise and distribution systems.  Our marketing alliance contracts typically have a two year term and automatically renew for additional one year terms unless either party elects to terminate in advance.  We cannot give assurance that we will be able to renew these contracts or enter into similar contracts with other ethanol producers.  In fact, two of our alliance partners (VeraSun Fort Dodge, LLC and VeraSun Aurora Corporation formerly VeraSun Energy Corporation) which represent 230 million gallons of capacity, have notified us in writing that they will not renew their marketing alliances with us upon termination on March 31, 2007.  In addition, a third marketing alliance partner, Granite Falls Energy, LLC, which produces approximately 52 million gallons of ethanol annually, has also notified us that they will not renew their marketing alliance contract upon termination on November 30, 2007.  However, Granite Falls has asked us to submit a new proposal for marketing services.  Although we believe that the loss of this capacity will be eventually offset by the addition of capacity already announced or under construction and by increased volume of purchase/resale activity, we cannot give any assurance that this additional capacity will be constructed on time or at all.

We are controlled by principal stockholders whose interests may differ from your interests and who will be able to exert significant influence over corporate decisions of the Company.

Through their ownership of Aventine Holdings LLC, the MSCP funds beneficially own approximately 28.3% of our outstanding common stock.  In July 2004, Morgan Stanley Investment Management Inc. entered into definitive agreements under which Metalmark Subadvisor LLC, an affiliate of Metalmark, an independent private equity firm established by former principals of Morgan Stanley Capital Partners, manages the existing MSCP funds on a sub-advisory basis.  Two of our directors, Messrs. Abramson and Hoffman, currently are employees of Metalmark.  Our amended and restated certificate of incorporation provides that directors may not be removed from office by the stockholders except for cause and only by the affirmative vote of the holders of not less than 85% of the voting power of the issued and outstanding shares of our capital stock entitled to vote generally at an election of directors.

As a result, Metalmark may be deemed to control our management and policies. Metalmark may have an interest in pursuing transactions that, in their judgment, enhance the value of the MSCP funds’ equity investment in our Company, even though those transactions may involve risks to you as a stockholder.  In addition, circumstances could arise under which the interests of Metalmark could be in conflict with the interests of our other stockholders.  For example, Metalmark has and may in the future make significant investments in other companies, some of which may be competitors. Metalmark is not obligated to advise us of any investment or business opportunities of which they are aware, and they are not restricted or prohibited from competing with us.

Our less than 100% ownership of Nebraska Energy, LLC (“NELLC”) and the supermajority provisions contained in the operating agreement that governs NELLC may restrict our ability to govern and manage our business.

We own 78.4% of NELLC which owns our Nebraska facility. The other 21.6% is owned by Nebraska Energy Cooperative, an agricultural cooperative comprised of over 200 corn producers.  NELLC is governed by an operating agreement which, among other things, requires a vote of holders of at least 80% of the outstanding member interests before NELLC may undertake certain actions, including, but not limited to the following:

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•                  loans or advances to or investments in any other person, other than in the ordinary course of business;

•                acquisitions of capital assets or other capital expenditures during any taxable year in excess of certain specified thresholds;

•                  the sale, lease or disposition of the property having a fair market value in excess of certain specified thresholds;

•                  borrowings (including under capitalized leases, but excluding trade payables in the ordinary course of business) or the grant or creation of any security interest or other lien on any of NELLC’s property;

•                  the guarantee or assumption of any liability or obligation of any person, except in the ordinary course of business;

•                  except as provided in the operating agreement, the acquisition of any member’s interests in NELLC by redemption or otherwise;

•                  the engagement of any member or affiliate of any member to provide any services or perform any functions to or for NELLC (such as renting office space, providing accounting services, providing self-insurance or allocations of any member overhead to NELLC); and

•                  any transaction not in the ‘‘ordinary course of business or affairs’’ or ‘‘in the usual way of business and affairs’’ of NELLC.

The operating agreement also contains provisions which require NELLC to obtain the approval of holders of at least 80% of the membership interests in order to distribute an amount in excess of 60% of its annual taxable income (as defined in the operating agreement).

These provisions may limit our ability to quickly and adequately respond to changes in the business environment and may restrict our ability to manage the NELLC facility in a manner that benefits our Company as a whole.  For example, we may not be able to access additional financing unless we can obtain the guarantee of NELLC or a pledge of its assets, and the other members of NELLC may not approve such a guarantee or pledge.  These provisions limit our ability to transfer cash from the NELLC to meet our obligations.

The relationship between the sales price of our co-products and the price we pay for corn can fluctuate significantly which may affect our results of operations and profitability.

We sell co-products and bio-products that are remnants of the ethanol production process in order to reduce our costs and increase profitability.  Historically, sales prices for these co-products have tracked along with the price of corn.  Recently, due to the significant and rapid rise of corn prices, the value of these co-products and bio-products has lagged behind increases in corn prices.  As a result, we may generate less revenue from the sale of these co-products and bio-products relative to the price of corn.  In addition, several of our co-products compete with similar products made from other plant feedstock.  The cost of these other feedstocks may not have risen as corn prices have risen.  Consequently, the price we may receive for these products may not rise as corn prices rise, thereby lowering our cost recovery percentage relative to corn.

Due to recent and planned industry increases in U.S. dry mill ethanol production, the production of DDGS in the U.S. has increased dramatically, and this trend may continue.  This may cause DDGS prices to fall in the U.S., unless demand increases or other market sources are found.  To date, demand for DDGS in the U.S. has increased roughly in proportion to supply.  We believe this is because U.S. farmers use DDGS as a feedstock, and DDGS are slightly less expensive than corn, for which it is a substitute.  However, if prices for DDGS in the U.S. fall, it may have an adverse effect on our business, which might be material.

Our results of operations may be adversely affected by technological advances.

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The development and implementation of new technologies may result in a significant reduction in the costs of ethanol production.  We cannot predict when new technologies may become available, the rate of acceptance of new technologies by our competitors or the costs associated with such new technologies.  In addition, advances in the development of alternatives to ethanol, or corn ethanol in particular, could significantly reduce demand for or eliminate the need for ethanol, or corn ethanol in particular, as a fuel oxygenate or octane enhancer.

Any advances in technology which require significant capital expenditures for us to remain competitive or which otherwise reduce demand for ethanol will have a material adverse effect on our results of operations and financial condition.

The requirements of complying with the Exchange Act and the Sarbanes-Oxley Act may strain our resources and distract management.

We are subject to the reporting requirements of the Exchange Act, and the Sarbanes-Oxley Act, including Section 404.  These requirements may place a strain on our systems and resources.  The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition.  The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures, corporate governance standards and internal controls over financial reporting.  Pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to deliver a report that assesses the effectiveness of our internal control over financial reporting.  In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required as we may need to devote additional time and personnel to legal, financial and accounting activities to ensure our ongoing compliance with public company reporting requirements.  We are currently working towards completing our Sarbanes-Oxley and Exchange Act obligations.  We may not be able to complete the documentation and management assessment required by Section 404 of the Sarbanes-Oxley Act by the date it becomes applicable to us.  Our first attestation will be for the year ended December 31, 2007.  In addition, the effort to prepare for these obligations may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.  In addition, we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and might not be able to do so in a timely fashion.

The loss of any of our major customers could adversely affect our revenue and financial health.

In 2006 and 2005, our 10 largest customers accounted for approximately 75% and 77%, respectively, of gallons sold.  If we were to lose any of our relationships with these customers, our revenue, and results of operations and financial condition might suffer.

Risks associated with the operation of our production facilities may have a material adverse effect on our business.

Our revenue is dependent on the continued operation of our various production facilities.  The operation of production plants involves many risks including:

•                  the breakdown, failure or substandard performance of equipment or processes, as occurred in the second and third quarters of 2006;

•                  inclement weather and natural disasters, as occurred in the fourth quarter of 2006;

•                  the need to comply with directives of, and maintain all necessary permits from, governmental agencies;

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•                  raw material supply disruptions;

•                  labor force shortages, work stoppages, or other labor difficulties; and

•                  transportation disruptions.

The occurrence of material operational problems, including but not limited to the above events, may have an adverse effect on the productivity and profitability of a particular facility, or to us as a whole.

For example, during the second and third quarters of 2006, we experienced operational issues at our Nebraska facility.  These operational issues reduced the amount of ethanol and co-products produced by this facility during that time period.  In addition, we also experienced weather-related disruptions of our operations during the fourth quarter of 2006 at both the Illinois wet mill facility and the Nebraska facility, which reduced production and increased maintenance costs.

If we are unable to attract and retain key personnel, our ability to operate effectively may be impaired.

Our ability to operate our business and implement strategies depends, in part, on the efforts of our executive officers and other key employees.  Our management philosophy of cost-control means that we operate with a limited number of corporate personnel, and our commitment to a less centralized organization also places greater emphasis on the strength of local management.  Our future success will depend on, among other factors, our ability to attract and retain other qualified personnel, particularly executive management.  The loss of the services of any of our key employees or the failure to attract or retain other qualified personnel, domestically or abroad, could have a material adverse effect on our business or business prospects.

If our internal computer network and applications suffer disruptions or fail to operate as designed, our operations will be disrupted and our business may be harmed.

We rely on network infrastructure and enterprise applications, and internal technology systems for our operational, marketing support and sales, and product development activities.  The hardware and software systems related to such activities are subject to damage from earthquakes, floods, lightning, tornadoes, fire, power loss, telecommunication failures and other similar events.  They are also subject to acts such as computer viruses, physical or electronic vandalism or other similar disruptions that could cause system interruptions and loss of critical data, and could prevent us from fulfilling our customers’ orders.  We have developed disaster recovery plans and backup systems to reduce the potentially adverse effects of such events, but there are no assurances such plans and systems would be sufficient.  Any event that causes failures or interruption in our hardware or software systems could result in disruption of our business operations, have a negative impact on our operating results, and damage our reputation.

We and our subsidiaries are able to incur substantial debt.  This could further exacerbate the risks that we and our subsidiaries face.

We and our subsidiaries are able to incur substantial indebtedness in the future.  Our planned capacity increases require us to incur substantial additional indebtedness.  If new debt is added, the related risks that we and our subsidiaries now face could intensify.

Any acquisitions or developments we complete could dilute your ownership interest in us or have a material adverse affect on our financial condition and operating results.

The integration of any acquisition or facility development into our business may result in unforeseen operating difficulties and may require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations.

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Future acquisitions or facility developments may involve the issuance of our equity securities as payment or in connection with financing the business or assets acquired.  Consummating these transactions could also result in the incurrence of additional debt and related interest expense, as well as unforeseen liabilities, all of which could have a material adverse effect on our financial condition and operating results.

In addition, other marketing alliances exist and additional alliances may be formed which would compete to market production, including production of our current marketing alliance partners.  These competing alliances could persuade our current partners not to renew their agreements or could cause the terms of future contracts to be less favorable to us.  If we lose marketing partners to competing marketing alliances or are unable to add new producers to our alliance, our results of operations may be adversely affected.

Our stock price may be volatile.

The market price of our common stock could be subject to significant fluctuations.  Among the factors that could affect our stock price are:

•                  quarterly variations in our operating results;

•                  changes in revenue or earnings estimates or publication of research reports by analysts;

•                  failure to meet analysts’ or our own revenue or earnings estimates;

•                  speculation in the press or investment community;

•                  strategic actions by us or our competitors, such as acquisitions or restructurings;

•                  the impact of the risks discussed herein and our ability to react effectively to those risks;

•                  limited trading volume of our common stock;

•                  a change in technology that may add to production costs;

•                  actions by institutional stockholders;

•                  general market conditions; and

•                  domestic and international economic factors unrelated to our performance.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies.  These broad market fluctuations may adversely affect the trading price of our common stock.

Limited trading volume of our common stock may contribute to its price volatility.

Our common stock is traded on the New York Stock Exchange.  For the period of June 29, 2006 to December 31, 2006 (the time period that our common stock was traded on the NYSE), the average daily trading volume of our common stock as reported by Bloomberg L.P. was approximately 670,000 shares.  It is uncertain whether a more active trading market in our common stock will develop.  If analysts were to discontinue coverage of our common stock, our trading volume may be further reduced.  As a result, relatively small trades could potentially have a significant impact on the market price of our common stock, which could increase the volatility and depress the price of our stock.

Future sales of our common stock may cause the price of our common stock to decline or impair our ability to raise capital in the equity markets.

In the future, we may sell additional shares of our common stock in public or private offerings, and we may also issue additional shares of common stock to finance future acquisitions.  Shares of our common stock are also available for future sales pursuant to stock options and/or restricted stock that we have granted to certain employees and directors, and in the future we may grant additional stock options and/or restricted stock to our employees and directors.  Sales of substantial amounts of common stock, or

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the perception that such sales could occur, may adversely affect prevailing market prices for shares of our common stock and could impair our ability to raise capital through future offerings.

Provisions in our charter documents, Delaware law and in other agreements may delay or prevent an acquisition of Aventine, which could decrease the value of our common stock.

Provisions in our amended certificate of incorporation and bylaws, Delaware corporate law and our stockholder rights plan may make it more difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt without the consent of our board of directors.  These provisions include a classified board of directors, removal of directors only for cause, and the inability of stockholders to act by written consent or to call special meetings.  Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

Item 1B.  Unresolved Staff Comments

None.

Item 2.  Properties

We have current capacity to produce 207 million gallons of ethanol per year.  Our corporate headquarters are located in Pekin, Illinois.  Listed below are our production facilities and land acquired for planned expansions/future developments:

Current Production Facilities:

Location	Owned/ Leased	Property Size (acres)	Nameplate Capacity (in millions of gallons)	Mill Type	Year Opened	Number of Production Related Employees at Dec. 31, 2006	Description

Pekin, IL	Owned	83	100	Wet	1981	218

Produces fuel-grade ethanol, as well as co-products and bio-products consisting of corn gluten feed, corn gluten meal, condensed corn distillers with solubles (both wet and dry), corn germ, carbon dioxide and Kosher and Chametz free brewers’ yeast. The Pekin facility also houses our corporate staff.

Pekin, IL	Owned	11	57	Dry	2007	17	Produces fuel-grade ethanol, as well as co-products consisting of dried distillers grains, wet distillers grains and carbon dioxide.

Aurora, NE	Owned	30	50	Dry	1995	41	Produces fuel-grade ethanol, as well as co-products consisting of dried distillers grains, wet distillers grains and carbon dioxide.

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Land for Future Expansion:

Location	Owned/Leased	Property Size (acres)	Description
Aurora, NE	Owned	86	The Company purchased this property for the development and operation of a 226 million gallon ethanol facility.

Pekin, IL	Owned	26	The Company has owned this property since 2003 and plans to develop and operate a 113 million gallon ethanol facility at this location.

Mount Vernon, IN	Leased (1)	116	The Company leases this property from the State of Indiana with the obligation of developing and operating a 226 million gallon ethanol facility.

(1)    The Mount Vernon lease has an initial expiration date of October 31, 2026, with six five-year extension options.

We believe that our existing facilities are adequate for our current and reasonably anticipated future needs, except in respect to our planned increases in production.

Item 3.  Legal Proceedings

Our facilities and operations are subject to extensive environmental laws and regulations, and we are currently involved in various proceedings relating to environmental matters as described under “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Environmental Matters” and incorporated herein by reference.  We are not involved in any legal proceedings that we believe could have a material adverse effect upon our business, operating results or financial condition.

Item 4.  Submission of Matters to a Vote of Security Holders

No matters were submitted to a vote of security holders during the fourth quarter of 2006.

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PART II

Item 5.                             Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Effective July 5, 2006, we completed an initial public offering of our common stock, $0.001 par value, pursuant to our Registration Statement on Form S-1, as amended (Reg. No. 333-132860), that was declared effective on June 28, 2006.  We registered 9,058,450 shares of our common stock at a maximum offering price of $389,513,350, all of which were sold in the offering at a gross per share price of $43.00.  The Company sold 6,410,256 shares for an aggregate offering price of $275,641,008 and existing shareholders and management sold 2,648,194 shares for an aggregate offering price of $113,872,342.

Discounts and commissions to underwriters totaled $19,475,668 (or $2.15 per share sold) of which $13,840,000 was for the Company’s account.  Other net expenses incurred for the account of the Company in connection with the offering were $917,966 resulting in total expenses for the Company of $14,757,966.  Net proceeds to the Company were $260,883,042.  None of the underwriting discounts and commissions or offering expenses was incurred or paid to associates of our directors or to persons holding 10% or more of our common stock or to our affiliates.

We used $168.9 million (including premiums) to fund the repurchase of all $160.0 million aggregate principal amount of our senior secured floating rate notes in two separate transactions on July 13, 2006 and on December 29, 2006.  The remainder of the proceeds will be used to fund capital expenditures, to repurchase our common stock, and for general corporate purposes.

On September 18, 2006, the Company granted Consolidated Grain and Barge Co. (“CGB”) an option to purchase up to 412,780 shares of its common stock at an exercise price of $24.226 per share (the “CGB Option”) in connection with a definitive agreement relating to our Mount Vernon, Indiana site entered into with CGB on the same date.  The CGB Option expired unexercised on September 20, 2006.

Our Common Stock is traded on the New York Stock Exchange under the symbol “AVR.”  As of February 28, 2007, there were 41,782,276 shares of Common Stock outstanding, held by 7 holders of record based on the records of our transfer agent.

The following table sets forth, for the periods indicated, the range of high and low reported sale prices for our Common Stock on the New York Stock Exchange from the date our shares began trading on the New York Stock Exchange on June 29, 2006 forward:

	2006		2005
Period	High	Low	High	Low
First Quarter	n/a	n/a	n/a	n/a
Second Quarter	$38.37	$39.05	n/a	n/a
Third Quarter	$40.28	$19.45	n/a	n/a
Fourth Quarter	$25.58	$19.51	n/a	n/a

We did not declare or pay cash dividends on our Common Stock during the years ended December 31, 2006 or 2005.  In 2004, we paid dividends totaling $142 million to our stockholders.  We do not currently plan to pay cash dividends on our Common Stock.  Any future determination to pay cash dividends will depend on our results of operations, financial condition, contractual restrictions and other factors deemed relevant by the Board of Directors.  We intend to retain earnings to support the growth of our business.  In addition, the agreement governing our secured revolving credit facility generally prohibits the payment of cash dividends on our Common Stock.

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The following table presents information with respect to repurchases of Common Stock made by the Company during the quarter ended December 31, 2006.  All of the repurchased shares were purchased on the open market under a share repurchase plan approved by the Board of Directors.

Period	Total Number of Shares Purchased	Average Price Paid Per Share (1)	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Approximate Dollar Value that May Yet Be Purchased Under the Plans or Programs
10/01/05 — 10/31/06	-	$—	-	—
11/01/06 — 11/30/06	50,000	23.04	50,000	48,848,000
12/01/06 — 12/31/06	—	—	—	—
Total	50,000	$23.04	50,000	$48,848,000

(1)  Average price paid per share reflects the average share price paid for Aventine Common Stock on the business day the shares were repurchased on the open market.

Item 6.  Selected Financial Data

The historical consolidated financial data presented below should be read in conjunction with the information set forth under “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our Consolidated Financial Statements beginning on page F-1.

The balance sheet data presented below as of December 31, 2006 and 2005 and the statement of operations data presented below for each of the years in the three-year period ended December 31, 2006, are derived from our audited Consolidated Financial Statements beginning on page F-1.  The other balance sheet data and statement of operations data for the seven months ended December 31, 2003, and for the five months ended May 30, 2003 presented below, is derived from our previously audited Consolidated Financial Statements included in our S-1 registration statement, which is not presented herein.  The selected predecessor historical consolidated financial data for the year ended December 31, 2002 is unaudited.

					Period
				Period from	from	(Unaudited)
				May 31 to	January 1	Year Ended
	Year Ended December 31,			December 31,	to May 30,	December 31,
Statement of Operations Data:	2006	2005	2004	2003	2003	2002
					Predecessor Historical (1)	Predecessor Historical (1)
(in thousands, except per share amounts)
Net sales	$1,592,420	$935,468	$858,876	$404,389	$271,379	$458,570
Cost of goods sold	1,460,806	848,053	793,070	375,042	270,242	445,789
Gross profit	131,614	87,415	65,806	29,347	1,137	12,781
Selling, general and administrative expenses	28,328	22,500	16,236	6,986	6,278	13,086
Other expense (income)	(3,389)	(989)	(3,196)	(161)	210	3,176
Provision for asset impairment (3)	—	—	—	—	—	195,784
Operating income (loss)	106,675	65,904	52,766	22,522	(5,351)	(199,265)
Other income (expense):
Interest expense	(9,348)	(16,510)	(2,035)	(419)	(4,226)	(7,250)
Interest income	4,771	2,218	19	4	3	—
Loss on early extinguishment of debt	(14,598)	—	—	—	—	—
Other non-operating income (expense)	3,654	1,781	(924)	(2,560)	1,024	(1,340)
Minority interest	(4,568)	(2,404)	(2,148)	(1,025)	378	6,070
Income (loss) before income taxes	86,586	50,989	47,678	18,522	(8,172)	(201,785)
Income tax expense (benefit)	31,685	18,807	18,433	7,473	(3,269)	(1,498)
Net income (loss)	$54,901	$32,182	$29,245	$11,049	$(4,903)	$(200,287)

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					Period
				Period from	from	(Unaudited)
				May 31 to	January 1	Year Ended
	Year Ended December 31			December 31,	to May 30,	December 31,
	2006	2005	2004	2003	2003	2002
Income (loss) per common share-basic (5)	$1.43	$0.93	$0.84	$0.32	($0.14)	($5.78)
Basic weighted-average common shares	38,411	34,686	34,684	34,643	34,643	34,643

Income (loss) per common share-diluted (5)	$1.39	$0.89	$0.82	$0.32	($0.14)	($5.78)
Diluted weighted-average common and common equivalent shares	39,639	36,052	35,768	34,643	34,643	34,643

Other Data:
(In thousands, except per bushel and per gallon amounts)
Gallons sold	695,784	529,836	505,251	271,344	n/a	n/a
EBITDA (4)	$109,475	$67,555	$51,281	$19,718	n/a	n/a
Capital expenditures	$76,499	$20,672	$4,653	$2,952	n/a	n/a
Average price per gallon of ethanol sold	$2.18	$1.63	$1.55	$1.21	n/a	n/a
Average price of corn per bushel	$2.41	$2.08	$2.68	$2.42	n/a	n/a

Balance Sheet Data:
(in thousands, at period end)
Total assets (7)	$408,136	$221,977	$163,598	$106,449	$89,805	$98,251
Total debt (2)(6)	-	$161,514	$172,791	$3,922	$152,759	$162,169
Stockholders’ equity (deficit)	$304,163	$(20,654)	$(56,581)	$(53,785)	n/a	n/a

(1)                                The financial statements for the year ended 2002 and for the period from January 1, 2003 to May 30, 2003 were prepared using the historical basis of accounting applied by the subsidiary of The Williams Companies, Inc. which owned and operated our business prior to May 30, 2003.  These financial statements are designated as ‘‘Predecessor’’ because they are not comparable to our operating and cash flow results subsequent to our acquisition by the MSCP funds.

(2)                                Total debt includes amounts outstanding under our revolving credit agreement and senior secured notes outstanding.

(3)                                  Provision for asset impairment was the result of writing down the fixed assets of Williams Bio-Energy LLC on the financial statements of The Williams Companies, Inc.

(4)                                  EBITDA is defined as earnings before interest expense, interest income, income tax expense, depreciation, and loss on the early extinguishment of debt.  EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered an alternative to net earnings or any other measure of performance under accounting principles generally accepted in the U.S. or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity.  EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under generally accepted accounting principles.  Some of the limitations of EBITDA are:

•              EBITDA does not reflect our cash used for capital expenditures;

•              although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA does not reflect the cash requirements for such replacements;

•              EBITDA does not reflect changes in, or cash requirements for, our working capital requirements;

•              EBITDA does not reflect the cash necessary to make payments of interest or principal on our indebtedness; and

•              EBITDA includes non recurring payments to us which are reflected in other income.

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The following table reconciles our EBITDA to net income for each period presented:

				Period from
				May 31 to
	For the Years Ended December 31,			December 31,
(In thousands)	2006	2005	2004	2003

Net income	$54,901	$32,182	$29,245	$11,049
Depreciation	3,714	2,274	1,587	781
Interest expense	9,348	16,510	2,035	419
Loss on early extinguishment of debt	14,598	-	-	-
Interest income	(4,771)	(2,218)	(19)	(4)
Income tax expense	31,685	18,807	18,433	7,473
Earnings before interest, taxes, depreciation and amortization	$109,475	$67,555	$51,281	$19,718

We have included EBITDA primarily as a performance measure because management uses it as a key measure of our performance and ability to generate cash necessary to meet our future requirements for debt service, capital expenditures, working capital and taxes.

(5)                                Pro forma net income (loss) per common share of our predecessor is based upon the weighted-average number of shares of common stock outstanding at the inception of the Company.

(6)                                In the periods prior to May 31, 2003, our predecessor’s business was financed by its parent company. Therefore, the only debt incurred by our predecessor was intercompany debt, which we have disclosed in this schedule as Total debt for periods prior to May 31, 2003.

(7)                                In the periods prior to May 31, 2003, our predecessor’s Total assets disclosed excludes intercompany receivables.

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our consolidated operating results and financial condition for the three years ended December 31, 2006 should be read in conjunction with the Consolidated Financial Statements, and related notes beginning on page F-1.

Overview

We are a leading producer and marketer of ethanol based on both the number of gallons produced and sold.  Through our own production facilities, marketing alliances with other ethanol producers and our purchase/resale operations, we market and distribute ethanol to many of the leading energy companies in the U.S.  We have a comprehensive national distribution network utilizing a leased railcar fleet and a terminal network at critical points on the nation’s transportation grid where our ethanol is blended with our customers’ gasoline.  In addition to producing ethanol, our facilities also produce several  by-products including: corn gluten feed and meal, corn germ, condensed corn distillers solubles, dried distillers grain with solubles, wet distillers grain with solubles, carbon dioxide and brewers’ yeast.

We were acquired by the Morgan Stanley Capital Partners funds (“MSCP”) from a subsidiary of The Williams Companies, Inc. on May 30, 2003.  The acquisition was accounted for as a purchase business combination in accordance with Statements of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”).

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Effective July 5, 2006, we completed an initial public offering of 9,058,450 shares of our common stock, $0.001 par value, at a gross per share price of $43.00 (the “initial public offering”).  The Company sold 6,410,256 shares and received approximately $260.9 million in proceeds, net of discounts and commissions, from this initial public offering.  Existing shareholders and management sold 2,648,194 shares of common stock during the initial public offering, which includes 268,707 shares issued from the exercise of outstanding options.  Immediately following our initial public offering, we had 41,831,651 shares of common stock outstanding.

In anticipation of our initial public offering, on June 6, 2006, our Board gave contingent approval of the acceleration of vesting of 71,488 options held by officers and employees to be effective immediately prior to the consummation of the initial public offering.  The Board approved the acceleration of the vesting in order to permit certain members of management the ability to sell stock in our initial public offering.  These options had a weighted-average exercise price of $4.35 per share.  As a result of the accelerated vesting, we recorded a pre-tax charge to earnings of $0.6 million in 2006.

Because we market and sell ethanol without regard to whether we produced it, are reselling it, or are marketing it for our marketing alliance partners, our general ledger system does not track or report ethanol revenue by source or the gallons of ethanol we sell by source.  Our general ledger does track the number of gallons produced, the number of gallons purchased and the total number of gallons sold.  We arrive at the change in inventory by subtracting the gallons produced and the gallons purchased from the total gallons sold.  The difference is the amount of gallons taken from or put into inventory.  We reconcile the calculated ethanol gallons in inventory to actual on a monthly basis through a physical inventory audit.

Our plants typically operate at or near nameplate capacity except for scheduled outages that typically average approximately one week each year.  We may also occasionally experience unplanned outages at our facilities which may negatively impact equity production and related revenue. For example, equity production declined in 2006 as a result of maintenance performed at both production facilities in the second quarter, and from production issues surrounding our Nebraska facility in the second and third quarters of 2006.

We also generate revenue by selling ethanol that we purchase from our marketing alliance partners.  See “Item 1 — Business — Marketing Alliances.”  We signed our first marketing alliance agreement in 2001 and as of December 31, 2006 have increased the program to 12 alliance contracts with third-party plants that have the capacity to produce 517 million gallons of ethanol per year.  As of December 31, 2006, we have signed additional marketing alliance contracts with both existing and new alliance partners that have either announced new ethanol production facilities or have facilities currently under construction which are expected to produce an additional 860 million gallons of ethanol per year when completed.

Two of our alliance partners with the capacity to produce 230 million gallons per year (VeraSun Fort Dodge, LLC and VeraSun Aurora Corporation, formerly VeraSun Energy Corporation) represented by the parent company VeraSun Energy Corporation have notified the Company in writing that they have elected not to permit automatic renewal of their marketing alliance agreement with the Company on March 31, 2007.   In addition, a third marketing alliance partner, Granite Falls Energy, LLC, which produces approximately 52 million gallons of ethanol annually, has also notified us that they will not renew their marketing alliance contract upon termination on November 30, 2007.  Although we believe that the loss of this capacity will be eventually offset by the addition of 860  million gallons of capacity announced or under construction as of December 31, 2006 by new alliance partners and by increased volume of purchase and resale activity, we cannot assure you that this additional capacity will be constructed on time or at all.

We also resell ethanol that we purchase from unrelated producers and marketers.

We generate additional revenue through the sale of by-products (both bio-products and co-products) that result from our ethanol production process.  These by products include brewers’ yeast, corn gluten feed

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and meal, corn germ, CCDS, carbon dioxide, DDGS and WDGS.  The volume of by-products we produce varies with the level of our equity production.  Scheduled maintenance, along with other non-scheduled operational issues, may affect the volume of by-products produced.  We may also shift the mix of these by-products, to optimize our revenue, by altering the production process.  By-product revenue is driven by both the quantity of by-products produced and from the market price received for our by-products, which have historically tracked the price of corn.

We are continually exploring opportunities to increase our equity production capacity through acquisitions or through the development of new production facilities.  In addition to the 57 million gallon dry mill expansion of our Pekin, Illinois facility which was completed in early 2007, we are exploring expanding capacity at three sites:

•                  a 113 million gallon dry mill in Pekin, Illinois

•                  a 226 million gallon dry mill adjacent to our Nebraska facility (to be constructed in two phases of 113 million gallons each) and

•                  a 226 million gallon dry mill in Mount Vernon, Indiana (to be constructed in two phases of 113 million gallons each)

We intend to substantially complete 226 million gallons of capacity expansions in 2008.  While we originally intended to complete an additional 339 million gallons of capacity expansions in 2009, based on current construction costs and market conditions we may elect to delay some or all of the 339 million gallons of capacity scheduled for 2009.  The timing of the remaining expansions will be based upon, among other factors, market conditions and the availability of financing on attractive terms.  We are still in the process of determining which combination of these potential expansions we will complete in 2008.  Our decision will be based upon, among other factors, the availability of permits and the results of our negotiations of EPC contracts.  We anticipate this first stage of expansion will be substantially completed by the end of 2008.  We are currently negotiating EPC contracts for development of these first stage expansions with a construction firm, Kiewit Energy Company, and technology provider, Delta-T.  Our timetable is subject to numerous factors beyond our control.  In particular, we have not yet received any environmental or other permits with respect to these expansions (although construction and certain other permit applications have been filed).  Accordingly, cannot give assurance that these expansion projects will be completed on a timely basis or at all or that we will realize the benefits we anticipate.  In addition, while we expect to raise additional debt to fund these first stage facility additions, we cannot be sure that we will be able to obtain additional financing for these transactions on attractive terms or at all.

Executive Summary

We generated net income of $54.9 million, or $1.39 per diluted share, in 2006.  This is a 70.6% increase in earnings and a 56.2% increase in earnings per share over 2005.  2006 results include the effects of a non-recurring loss from the early extinguishment of debt totaling $14.6 million related to the repurchase of our senior secured floating rate notes and our amended secured revolving credit.  These non-recurring charges reduced diluted earnings per share in 2006 by $0.24 per share.  Revenue for 2006 was $1.6 billion, an increase of $0.7 billion, or 70.2%, over 2005 revenue of $0.9 billion.  The increase in revenue is mainly the result of pricing gains caused by the significant year over year rise in the price per gallon of ethanol and an increase in the number of gallons sold.  The average sales price per gallon of ethanol in 2006 was $2.18 per gallon, up from $1.63 per gallon in 2005.

The increase in the average price of ethanol year over year was primarily due to demand for ethanol exceeding supply for most of 2006, including demand caused by the elimination of MTBE as an oxygenate, by demand resulting from the renewable fuels standard required by the Energy Policy Act of 2005 and by the high price of gasoline during the first half of 2006.

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Gallons of ethanol sold in 2006 increased 31.3% to 695.8 million gallons, as compared to 529.8 million gallons in 2005.  The increase in gallons sold is primarily due to increased demand as a result of the elimination of MTBE as a gasoline additive, and the high price of oil.  Increased purchases from our marketing alliance partners allowed us to meet this increased demand.  Purchases from non-affiliated producers decreased year over year in response to the significant increase in demand caused by the switchover from MTBE to ethanol in the first half of 2006.  Because of shortages of ethanol that existed, there was less ethanol available to purchase in the spot market and, hence, less opportunity in the purchase/resale market.  Equity production declined in 2006 versus 2005, due to maintenance shutdowns taken by both production facilities in the second quarter of 2006, and by the production issues surrounding our Nebraska facility in the second and third quarters of 2006.

Gross profit totaled $131.6 million in 2006, an increase of $44.2 million, or 50.6%, from 2005.  The increase in gross profit was the result of a combination of factors, including higher average commodity spreads (the difference between the selling price per gallon of ethanol less net corn costs for gallons produced at our plants).  Significant increases in the price of corn beginning late in the third quarter had a significant negative impact on commodity spreads and our gross margin during the fourth quarter.  Corn prices increased on average by approximately $0.60 per bushel during the fourth quarter of 2006.  Gross profit was also negatively affected throughout 2006 from increased costs, including increased maintenance costs, lower margins obtained on gallons sourced from our purchase/resale business, increasing corn prices and increases in freight and other production expenses.  Our gross corn cost for 2006 was $2.41 per bushel, as compared to $2.08 per bushel in 2005.

Non-Recurring Charges

As a result of the repurchase of our senior secured floating rate notes, the Company recorded a pre-tax charge in 2006 of $14.6 million comprised of (i) $8.9 million for the tender and consent premiums and related fees and expenses, (ii) $4.9 million for the write-off of unamortized debt issuance costs, and (iii) $0.8 million for the write-off of unamortized deferred debt costs related to our amended secured revolving credit agreement.

Non-recurring charges reduced diluted earnings per share by $0.24 per share in 2006.

General

The following general factors should be considered in analyzing our results of operations:

Variability of Gross Profit

Our gross profit has fluctuated and may continue to fluctuate substantially from period to period.  Gross profit from ethanol sales is mainly affected by changes in selling prices for ethanol, the cost to us of purchasing ethanol from marketing alliance partners and unaffiliated producers, and from the cost of corn.  The rise and fall of ethanol and corn prices affects the levels of our costs of goods, gross profit and inventory values, even in the absence of any increases or decreases in business activity.  Selling prices for ethanol are affected principally by the price of oil and gasoline and other market factors.  All of these factors are beyond our control.

Our most volatile manufacturing costs are natural gas and corn.  See “Item 1A — Risk Factors — Our business is dependent upon the availability and price of corn.  Significant disruptions in the supply of corn will materially affect our operating results.  In addition, since we generally cannot pass on increases in corn prices to our customers, continued periods of historically high corn prices will also materially adversely affect our operating results,” and “ — The market for natural gas is subject to market conditions

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that create uncertainty in the price and availability of the natural gas that we utilize in our manufacturing process.”  Since both natural gas and ethanol are energy-related products, there has been significant, although not perfect, correlation between their market prices.  As a result, at times when natural gas prices had increased, thereby increasing our costs, ethanol prices have typically increased, thereby increasing our revenues and offsetting some of the impact on our results of operations.

Impact of Product Mix

Ethanol we sell is obtained from three sources:  ethanol we produce, ethanol purchased from marketing alliance partners and ethanol from purchases we may make under our purchase/resale program.  While our marketing alliance and purchase/resale businesses are important to our overall strategies, the great majority of our gross profit comes from our own equity production.  Our overall profitability from period to period is affected by the mix of sales within these categories.

Conversion Costs

Conversion costs per gallon are an important metric in determining our profitability.  Conversion costs represent the cost of converting the corn into ethanol, and include production salaries, wages and stock compensation costs, fringe benefits, utilities (including coal and natural gas), maintenance, denaturant, insurance, materials and supplies and other miscellaneous production costs.  It does not include depreciation and amortization expense.  We began discussing conversion costs as a separate item in our Management’s Discussion and Analysis of Financial Condition and Results of Operations in 2006.

Summary of Critical Accounting Policies

We base this discussion and analysis of results of operations, cash flow and financial condition on our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the U.S.

Share-based Compensation Expense

Effective January 1, 2006, we adopted, on a modified prospective transition method, SFAS 123(R), which requires measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options, based on fair values.  We previously accounted for share-based compensation expense using SFAS 123, using the minimum value method.  Our financial statements for the year ended December 31, 2006 reflect the impact of adopting SFAS 123(R).  In accordance with the modified prospective transition method, our financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).  Share-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest.  Share-based compensation expense recognized in our Consolidated Statements of Operations for the year ended December 31, 2006 included compensation expense for unvested share-based payment awards granted prior to December 31, 2005, based on the grant date fair value estimated in accordance with the minimum value method as outlined in SFAS 123, and compensation expense for the share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R).  In conjunction with the adoption of SFAS 123(R), we elected to attribute the value of share-based compensation to expense over the periods of requisite service using the straight—line method.

Upon adoption of SFAS 123(R), we elected to value our share-based payment awards granted beginning in fiscal year 2006 using the Black-Scholes model, which was previously used to calculate stock-based compensation expense using the minimum value method as outlined in SFAS 123.  The determination of fair value of share-based payment awards on the date of grant using the Black-Scholes

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model is affected by our stock price as well as the input of other subjective assumptions.  The Black-Scholes model requires a number of assumptions, of which the most significant are expected stock price volatility, the expected pre-vesting forfeiture rate and the expected option term (the amount of time from the grant date until the options are exercised or expire).  Expected volatility is normally calculated based upon actual historical stock price movements over the expected option term.  Since we have no history of stock price volatility as a public company at the time of the grants, we calculated volatility by considering, among other things, the expected volatilities of public companies engaged in similar industries.  Pre-vesting forfeitures are estimated using a 3% forfeiture rate.  The expected option term is calculated using the “simplified” method permitted by SAB 107.  Our options have characteristics significantly different from those of traded options, and changes in the assumptions can materially affect the fair value estimates.

Inventory

Inventories are stated at the lower of cost or market.  Cost is determined using a weighted-average first-in-first-out (“FIFO”) method for gallons produced at our plants, gallons purchased from our marketing alliance partners and other gallons purchased for resale.  In assessing the ultimate realization of inventories, we perform a periodic analysis of market price and compare that to our weighted-average FIFO cost to ensure that our inventories are properly stated at the lower of cost or market.

Derivatives and Hedging Activities

Our operations and cash flows are subject to fluctuations due to changes in commodity prices.  We use derivative financial instruments from time-to-time to manage commodity prices.  Derivatives used are primarily commodity futures contracts, swaps and option contracts.

We apply the provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, and by Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (hereinafter collectively referred to as “SFAS 133”), for our derivatives.  These derivative contracts are not designated as hedges and, therefore, are marked to market each period, with corresponding gains and losses recorded in other non-operating income (loss).  The fair value of these derivative assets is recognized in other current assets or liabilities in the Consolidated Balance Sheets, net of any cash received from the relevant brokers.

Income Taxes

For financial reporting purposes, we determine our current and deferred tax liabilities in accordance with the liability method of accounting for income taxes as specified in Statement of Financial Accounting Standards No. 109 (“SFAS 109”), Accounting for Income Taxes.  Under SFAS 109, deferred tax liabilities and assets are recorded for the expected future tax consequences of events that have been recognized in our financial statements or tax returns.  Property, plant and equipment, marketing alliance investments, goodwill, stock-based compensation, prepaid pension, postretirement benefit obligations, and certain other accrued liabilities are the primary sources of these temporary differences.

Deferred tax assets include the excess tax basis in assets over the corresponding book basis as a result of the purchase of such assets from The Williams Companies, Inc. on May 30, 2003.  We established a valuation allowance against certain deferred tax assets related to the tax basis in fixed assets, goodwill, bad debt and employee benefits.  We determined, after weighing all available evidence, that a portion of the deferred tax assets would not be realized due to limitations imposed by Internal Revenue Code Section 382.  Because of the ownership change on May 30, 2003, Section 382 imposes an annual

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limitation on the amount of pre-transaction losses that can offset post-transaction income for the five-year period following the transaction.  Deductions related to depreciation, goodwill amortization, bad debt write-offs, and accrued vacation are considered losses under Section 382, subject to the limitation.  Based upon our analysis of the Section 382 limitations, we established an initial valuation allowance at the acquisition date, as we concluded that a portion of our deferred tax assets would not be realized.

We have implemented tax planning strategies which have allowed us to take tax return filing positions to deduct certain depreciation and amortization deductions that would otherwise have been subject to Section 382 limitations.  As we have realized the benefit of certain deferred tax assets on our income tax returns, we have reduced the associated valuation allowance.  However, we have considered such tax planning strategies in our analysis of the need for our remaining valuation allowance and tax contingency reserves.  We believe our valuation allowance and contingency reserves are appropriate in the circumstances.

Pension and Postretirement Benefit Costs

Net pension and postretirement costs were $0.5 million, $0.6 million and $0.4 million, respectively, for the years ended December 31, 2006, 2005 and 2004.  Total estimated pension and postretirement expense in 2007 is expected to be approximately $0.4 million.  These expenses are primarily included in cost of goods sold, and in selling, general and administrative expenses.  In 2006 and 2005, we made contributions to our defined benefit pension plan of $2.0 million and $0.3 million, respectively.  We did not make any contributions to our defined benefit plan in 2004.  In 2007, we expect to make contributions totaling $0.5 million to our defined benefit plan.

Our pension and postretirement benefit costs are developed from actuarial valuations.  Inherent in these valuations are key assumptions including discount rates and expected long-term rates of return on plan assets.  Material changes in our pension and postretirement benefit costs may occur in the future due to changes in these assumptions, changes in the number of plan participants, changes in the level of benefits provided, changes to the level of contributions to these plans and other factors.

We determine our actuarial assumptions for our pension and post retirement plans, after consultation with our actuaries, on December 31 of each year to calculate liability information as of that date and pension and postretirement expense for the following year.  The discount rate assumption is determined based on a spot yield curve that includes bonds that are rated Corporate AA or higher with maturities that match expected benefit payments under the plan.

The expected long-term rate of return on plan assets reflects projected returns for the investment mix that have been determined to meet the plan’s investment objectives.  The expected long-term rate of return on plan assets is selected by taking into account the expected weighted averages of the investments of the assets, the fact that the plan assets are actively managed to mitigate downside risks, the historical performance of the market in general and the historical performance of the retirement plan assets over the past ten years.

Recent Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.  FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return.  The interpretation is effective for fiscal years beginning after December 15, 2006.  The Company is currently evaluating the effect that the adoption of FIN 48 will have, if any, on its consolidated results of

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operations, financial position and related disclosures, but does not expect it to have a material impact on the financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (“SFAS 157”), Fair Value Measurements.  SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  The statement is effective for financial statements issued for fiscal years beginning after November 15, 2007.  The Company is currently evaluating the effect that the adoption of SFAS 157 will have, if any, on its consolidated results of operations, financial position and related disclosures, but does not expect it to have a material impact on the financial statements.

Results of Operations

Year Ended December 31, 2006, Compared with Year Ended December 31, 2005

Total gallons shipped in 2006 were 695.8 million gallons, versus 529.8 million gallons shipped in 2005, an increase of 166.0 million gallons or 31.3%.  The increase/(decrease) in gallons by source was as follows:

For the Year Ended December 31,
(In thousands, except for percentages)	2006	2005	Increase/ (Decrease)	% Increase/ (Decrease)
Equity production	132,957	138,119	(5,162)	(3.7)%
Marketing alliance purchases	492,973	340,589	152,384	44.7%
Purchase/resale	68,234	68,791	(557)	(0.8)%
Decrease/(increase) in inventory	1,620	(17,663)	19,283	N.M.*
Total	695,784	529,836	165,948	31.3%

* N.M. — not meaningful

Net sales in 2006 increased 70.2% from 2005.  Net sales were $1.6 billion in 2006 versus $0.9 billion in 2005.  Overall, the increase in net sales was the result of the increase in the average sales price of ethanol and an increase in gallons sold.  The average gross selling price of ethanol in 2006 was $2.18 per gallon, up from the $1.63 received in 2005.  The increase in ethanol prices is mostly the result of increased ethanol demand caused by the phase-out of MTBE as an oxygenate and from an increase in the RFS, as well as from increases in discretionary blending.  Increased demand caused the price of ethanol to increase in the first half of 2006.  Ethanol prices in the second quarter reached new highs, and began to fall significantly during the third quarter as a result of Brazilian imports.  Ethanol prices regained strength in the fourth quarter as the Brazilian imports were consumed into the marketplace and demand again exceeded supply.

Co-product sales for 2006 totaled $54.7 million, which was slightly lower than the $60.4 million in 2005.  Co-product sales in 2006 was affected by lower average realized prices, and decreased co-product production due to maintenance.  Co-product shipments decreased in 2006 to 927.2 thousand tons, from 946.7 thousand tons in 2005 due to production issues.

Cost of goods sold consists of the cost to produce ethanol at our own facilities, the cost of purchasing ethanol from our marketing alliance partners and from unaffiliated producers and marketers, freight and logistics costs and the cost of motor fuel taxes which have been billed to customers.  Cost of goods sold for the year ended December 31, 2006 was $1.5 billion, compared to $0.9 billion for the year ended December 31, 2005, an increase of $0.6 billion or 72.2%.  This increase is the result of higher costs for purchased ethanol and from increased production costs.

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Purchased ethanol in 2006 totaled $1.1 billion, versus $0.6 billion in 2005.  The increase in purchased ethanol results from an increase in both the number of gallons of ethanol purchased, along with increases in the cost per gallon of ethanol.  In 2006, we purchased 561.2 million gallons of ethanol at an average cost of $2.04 per gallon as compared to 409.4 million gallons of ethanol at an average cost of $1.52 in 2005.

Production costs include corn costs, conversion costs and depreciation and amortization.  Corn costs in 2006 totaled $122.4 million or $2.41 per bushel, versus $108.0 million, or $2.08 per bushel in 2005.  The increase in corn costs is principally the result of a perceived increased demand by the marketplace as a result of expected new ethanol production facilities being built.  Conversion costs for the year increased to $87.2 million, or $0.66 per gallon, from $77.1 million, or $0.56 per gallon for 2005.  The increase is mostly the result of higher costs due to the maintenance required at our Illinois wet mill facility and our Nebraska facility in the second quarter of 2006, along with production issues incurred at our Nebraska facility in the second and third quarters of 2006, and from the results of severe weather which disrupted production at both the Illinois wet mill and the Nebraska facilities in early December 2006.  Conversion costs were also affected in 2006 by stock-based compensation expense, higher enzyme and denaturant costs, and from one-time start-up costs related to the new Illinois dry mill.

Depreciation in 2006 totaled $3.7 million, versus $2.3 million in 2005.  Motor fuel taxes were $13.6 million in 2006 versus $6.3 million in 2005.  The cost of motor fuel taxes are recovered through billings to customers.

Freight/logistics costs in 2006 increased to $101.7 million, or approximately $0.15 per gallon, from $58.0 million, or $0.11 per gallon in 2005.  The increase in freight/logistics cost is the result of higher transportation expenses, fuel surcharges and from the expansion of our distribution system footprint.

Selling, general and administrative expenses (“SG&A”) expenses were $28.3 million in 2006, compared to $22.5 million in 2005.  SG&A expenses increased as a result of expensing stock-based compensation in accordance with SFAS 123R and increased costs related to being a public company.  Stock-based compensation expense in 2006 totaled $6.5 million, versus $1.9 million in 2005.

Other operating income of $3.4 million includes a $1.3 million one-time special cash dividend from Heartland Grain Fuels, a marketing alliance partner in which we hold an ownership interest, prior to their being acquired by Advanced BioEnergy, LLC.  The remainder represents dividends received from our cost method investments in marketing alliance partners, and in payments received from various governmental agencies for ethanol production.

Interest income in 2006 was $4.7 million, versus $2.2 million in 2005.  The increase in interest income is the result of a combination of a higher level of investable funds due to cash received from our initial public offering and better operating results, along with increased short-term investment rates due to increases in interest rates in general.

Interest expense in 2006 was $9.3 million, as compared to $16.5 million in 2005.  Interest expense declined in 2006 principally as a result of the repurchase of our outstanding bonds, along with interest capitalized as a result of the construction of our Pekin dry mill facility and lower usage of our secured revolving credit facility.  Interest expense in 2006 was also affected by the impact of year over year increases in variable interest rates.

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The minority interest for the year ended December 31, 2006 was a $4.6 million charge to income compared to $2.4 million charge to income for the year ended December 31, 2005.  This increase reflects the higher operating results of our Nebraska subsidiary in the year ended December 31, 2006.

Other non-operating income for 2006 includes $3.7 million of mark to market gains on corn futures contracts, versus mark to market gains of $1.8 million in 2005.  Other non-operating income consists of realized or unrealized gains or losses on commodity derivative instruments and mark to market adjustments on an interest rate cap agreement.

Loss on early extinguishment of debt totaled $14.6 million in 2006.  The loss is related to the repurchase of all $160 million aggregate principal amount of our floating rate senior secured notes (including premiums), and from the write-off of deferred financing fees related to our amended and restated secured revolving credit facility.

Tax expense for 2006 was $31.7 million, or approximately 36.6%, versus $18.8 million, or 36.9%, in 2005.  Our effective tax rate was affected by a lower estimated state tax rate in 2006 which more accurately reflected state income tax rates being incurred.

Year Ended December 31, 2005, Compared with Year Ended December 31, 2004

Total gallons shipped in 2005 were 529.8 million, versus 505.3 million gallons in 2004, an increase of 24.5 million gallons or 4.9%.  The increase/decrease in gallons by source is as follows:

For the Year Ended December 31,
(In thousands, except for percentages)	2005	2004	Increase/ (Decrease)	%Increase/ (Decrease)
Equity production	138,119	139,400	(1,281)	(0.9)%
Marketing alliance purchases	340,589	297,200	43,389	14.6%
Purchase/resale	68,791	62,900	5,891	9.4%
Decreases/(increases) in inventory	(17,663)	5,800	(23,463)	N.M*
Total	529,836	505,300	24,536	4.9%

* N.M. — not meaningful

Net sales for the year ended December 31, 2005 were $935.5 million, compared to $858.9 million for the year ended December 31, 2004, an increase of $76.6 million or 8.9%.  The increase in net sales was a combination of an increase in the average gross ethanol price to $1.63 per gallon in 2005, from $1.55 per gallon in 2004, and from an increase in ethanol demand.  Ethanol prices increased largely as a result of the tightening of gasoline supplies and higher prices.

The price of ethanol varied throughout 2005, with lower prices occurring in the second quarter due to a temporary oversupply situation, escalating in the third quarter as a result of tight gasoline supplies brought on by the disruption of the oil supply caused by hurricanes in the U.S. Gulf Coast, and then returning to more normal levels in the fourth quarter.  The lower ethanol price in the second quarter of 2005 negatively influenced the pricing on fixed price contracts for the October 2005 through March 2006 delivery period which constituted approximately 55% of contracted volume for the period.  Sharp increases in prices in the third quarter 2005 and declines in the fourth quarter 2005 resulted in higher margins in the third quarter 2005 and lower margins in the fourth quarter 2005.

Co-product sales for the year ended December 31, 2005 was $60.4 million, as compared to $65.7 million for the year ended December 31, 2004.  In 2005, we sold 946.7 thousand tons of co-products compared to 867.3 thousand tons of co-products in 2004.  This decrease in co-product sales reflects the overall reduction in the cost of corn.

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Cost of goods sold for the year ended December 31, 2005 was $848.1 million, compared to $793.1 million for the year ended December 31, 2004, an increase of $55.0 million or 6.9%.  This increase was mainly the result of higher purchased ethanol prices and higher natural gas costs offset by lower corn costs.  Our average corn cost was $2.08 per bushel for the year ended December 31, 2005 compared to $2.68 per bushel for the year ended December 31, 2004.  The decrease in corn costs reflects the oversupply of corn from the strong 2004 U.S. harvest.  Increased energy costs reflected the higher cost of natural gas, which was up approximately $2.4 million, or 20.2% when compared to the same period of 2004.

Our gross margin increased from 7.7% for the year ended December 31, 2004 to 9.3% for the year ended December 31, 2005.  This increase was largely a result of higher ethanol prices and the resulting favorable spread between ethanol prices and corn costs offset by substantially higher marketing alliance revenue, which generally have a lower margin in comparison to our ethanol production revenue.

SG&A expenses for the year ended December 31, 2005 were $22.5 million compared to $16.2 million for the year ended December 31, 2004, an increase of $6.3 million or 38.9%.  Our selling, general and administrative expenses were higher in the year ended December 31, 2005 compared to the same period of 2004 due primarily to additional staffing, payment of the final installment of a special management bonus in the fourth quarter of $3.3 million, and recording non-cash expense for stock-based compensation of $1.9 million in 2005 compared to $0.1 million in 2004 respectively.  In addition, other higher costs were associated with fees related to our annual audit, enhancement of our ORACLE information system, costs associated with preparing for implementation of internal control requirements related to the Sarbanes-Oxley Act, and various factors related to increased marketing and sales activities, and a logistical study.

Other operating income for the year ended December 31, 2005 was $1.0 million compared to $3.2 million for the year ended December 31, 2004.  Other income decreased in the year ended December 31, 2005 mainly due to a reduction of $1.9 million in receipts from the USDA under the CCC BioEnergy Program.  The USDA credits are based upon production from the prior year of 2004.  Under the CCC BioEnergy Program, the USDA makes cash payments to companies that increase their purchases of corn, other specified commodities, fats, oils and greases derived from an agricultural product or any animal by product to expand production of ethanol, biodiesel or other biofuels of fuel grade ethanol.  See ‘‘Item 1 — Business — Legislative Drivers — Federal Farm Legislation.’’

Interest income in 2005 was $2.2 million, versus $19 thousand in 2004.  The increase in interest income is the result of a higher level of investable funds due to cash received from the debt offering of our $160 million senior secured floating rate notes in December 2004.

Interest expense for the year ended December 31, 2005 was $16.5 million compared to $2.0 million for the year ended December 31, 2004, a difference of $14.5 million.  This increase was mainly the result of the issuance of the $160 million aggregate principal amount of senior secured notes in December 2004.  In addition, as of December 31, 2005, $1.5 million was outstanding under the revolving credit facility.

The minority interest for the year ended December 31, 2005 was a $2.4 million charge to income compared to $2.1 million charge to income for the year ended December 31, 2004.  This increase reflects the higher operating results of our Nebraska subsidiary in the year ended December 31, 2005.

Other non-operating income increased in the year ended December 31, 2005 by approximately $2.7 million.  Other non-operating income was $1.8 million for the year ended December 31, 2005 compared to a $0.9 million loss for the year ended December 31, 2004 as a result of marking our derivative instruments to market as required by SFAS 133. Other non-operating income consists of realized or unrealized gains or losses on commodity derivative instruments and mark to market adjustments on an interest rate cap agreement.

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Income taxes for the year ended December 31, 2005 were $18.8 million compared to $18.4 million for the year ended December 31, 2004. This increase was mainly the result of the increase in taxable income in the year ended December 31, 2005 in comparison to the year ended December 31, 2004 which reflects our overall higher operating income in the 2005 period.  Our effective tax rate decreased to 36.9% in 2005 from 38.7% in 2004 due to the tax benefit from the domestic manufacturing deduction as a result of the Jobs Creation Act of 2004.

Trends and Factors that May Affect Future Operating Results

Ethanol Supports

We receive significant benefits from federal and state statutes, regulations and programs and the trend at the governmental level appears to be to continue to try to provide economic support to the ethanol industry.  Notwithstanding the above, changes to federal and state statutes, regulations or programs could have an adverse effect on our business.  Recent federal legislation, however, has benefited the ethanol industry.  In 2005, the Energy Policy Act was passed which contained a new support program, the RFS, which requires fuel refiners to use a certain minimum amount of renewable fuels (including ethanol) which will rise to 7.5 billion gallons by 2012.  Ethanol benefits from an excise tax credit of $0.51 per ethanol gallon.  This excise tax credit provides incentives for blenders and refiners to blend ethanol with gasoline.

Supply and Demand

Ethanol demand in the U.S. in 2006 exceeded production.  U.S production of 4.8 billion gallons in 2006 was slightly less than 2006 consumption of 5.4 billion gallons.  The shortfall in 2006 was filled by imports from other countries, principally Brazil.  At the end of 2006, U.S. production capacity was 5.4 billion gallons annually.  According to the RFA, another 6.0 billion gallons of production capacity was under construction at year-end.

It is expected that annual ethanol production capacity in the U.S. will total in excess of 7.5 billion gallons annually by the end of 2007, which is the amount of the RFS required in 2012.  This additional capacity may cause supply to exceed demand.  If additional demand for ethanol is not created, through either additions to discretionary blending (through increased penetration rates in areas that blend ethanol today or through the establishment of new markets where little to no ethanol is blended today), or through additional governmental mandates at either the federal or state level, the excess supply may cause ethanol prices to decrease, perhaps substantially.

Commodity Prices

Our primary grain feedstock is corn.  The cost of corn is dependent upon factors that are generally unrelated to those affecting the selling price of ethanol.  Corn prices generally vary with international and regional grain supplies, and can be significantly affected by weather, planting and carryout projections, government programs, exports, and other international and regional market conditions.  Due to the significant expansion of the ethanol industry, corn futures have increased substantially as a result of this new perceived demand.  This trend is likely to continue and could have a material impact on our results of operation and financial condition.  In addition, factors such as USDA estimates of acres planted, export demand and other domestic usage also have significant effects on the corn market.  Weather-related impacts upon the corn market and prices are expected to be mitigated by new more reliant hybrid varieties

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of corn.  Other factors such as acres planted and weather could also start to have more of an impact and lead to potentially volatile and higher corn prices.

Natural Gas Prices

Natural gas is an important input in our ethanol and co-product production process.  We use natural gas to dry distillers grains for storage and transportation over longer distances.  This allows us to market distillers grains to broader livestock markets in the U.S..  Although natural gas prices trended lower during the second half of 2006, and prices fluctuated in a narrower price band during this time, natural gas prices could again increase significantly as a result of actual or perceived shortages in supply.  Our current natural gas usage is approximately 342,000 MMBtus per month.

Expansion

We are currently considering the expansion of capacity at three sites representing an aggregate of 565 million gallons of capacity.  We have not yet negotiated EPC contracts for any of these expansions or obtained financing therefor.  The timing of such expansions, the terms of the EPC contracts and the terms of the financing therefor may all have a material affect on our results of operations.  In addition, because we have decided to stage our expansion plans, we may have to pay penalties or damages under certain contracts related to such capacity expansions.  For a discussion of these potential penalties and damages see “Liquidity and Capital Resources — Overview and Outlook” below.

Liquidity and Capital Resources

The following table set forth selected information concerning our financial condition:

	December 31, 2006	December 31, 2005
(In thousands)
Cash and cash equivalents	$29,791	$3,750
Short-term investments	$98,925	—
Working capital	$203,247	$49,878
Total debt	—	$161,514
Current ratio	3.44	1.83

Overview and Outlook

We completed our initial public offering at the beginning of the third quarter of 2006.  This transaction resulted in the issuance of 6,410,256 new shares, and raised approximately $260.9 million, net of discounts and commissions to underwriters and IPO-related expenses, in new equity for the Company.  Consequently, our liquidity and capital position have improved significantly during 2006.  This, together with cash generated from operations during 2006, has significantly increased our working capital position.

In June 2006, we commenced a cash tender offer (“Tender Offer”) for all $160 million aggregate principal amount of our outstanding senior secured floating rate notes due 2011 (“Notes”).  Approximately 97% of the outstanding aggregate amount of Notes was tendered.  In July 2006, we paid $163.7 million (including premiums) from the funds received in our initial public offering to fund the repurchase of $155.0 million aggregate principal amount of Notes redeemed in the Tender Offer.  On December 29, 2006, we redeemed the remaining $5 million of the Notes.  We paid an additional $5.2 million, including premiums, to redeem the Notes.

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As a result of the completion of the Tender Offer, cash that was classified as restricted and earmarked for the Pekin, Illinois plant expansion was no longer subject to the restrictions previously imposed by the indenture under which the Notes were issued.

On October 26, 2006, Aventine’s Board of Directors approved a share buyback program of up to $50 million.  Under the repurchase program, the Company may buy back shares from time to time on the open market.  The program has no minimum share repurchase amounts, and there is no fixed time period under which any share repurchases must take place.  This share repurchase program is not expected to impact the Company’s previously announced expansion plans.

With our current cash balances, amounts available under our secured revolving credit facility and anticipated cash flow from operations, we believe that we will be able to satisfy existing anticipated working capital needs, debt service obligations, non-expansion related capital expenditures and other anticipated cash requirements for 2007.

We will need raise additional capital through a combination of either debt or equity financing to fund our planned capacity expansions.  The amount of capital expenditures necessary to build our proposed 113 million gallon dry mill expansion in Pekin, Illinois, our proposed 226 million gallon dry mill adjacent to our Nebraska facility and our proposed 226 million gallon dry mill in Mt Vernon, Indiana, is currently estimated to be between $1.90 and $2.00 per denatured gallon of capacity, or a total of approximately $1.1 billion.  We are contractually obligated, subject to certain conditions, including obtaining necessary permits, to develop both a 113 million gallon dry mill adjacent to our Nebraska facility (using commercially reasonable best efforts to obtain a permit for 226 million gallon capacity) and a 226 million gallon dry mill in Mount Vernon, Indiana.  If we do not meet certain specified milestones we will be subject to penalties.  The contract to complete the 226 million gallon dry mill expansion adjacent to our Nebraska facility provides for liquidated damages not exceeding $5 million if specified milestones are not met or we do not construct a facility with a capacity of at least 110 million gallons.  If such penalties are not paid, the counterparty to the contract has the right to repurchase the property at cost (subject to adjustment for any expenses, which we have paid with respect to infrastructure construction).  In certain cases, the counterparty can agree to an extension and limited cure rights for payments.  The contract for completion of the 226 million gallon dry mill in Mount Vernon, Indiana provides that, if we do not meet certain milestones, subject to specified extension rights and cure periods, we will be in default under our lease with the Indiana Port Commission and the State of Indiana may complete construction of the plant at our expense if we fail to do so and does not provide for liquidated damages as an alternative.  In addition, we would also be subject to certain other penalties provided for in the lease.  Notwithstanding the above, if, despite our diligent efforts, we are unable to obtain permits for the Mt. Vernon facility by a certain date, we can negotiate a waiver of the compliance date and establish a new date for compliance.  If we do not reach an agreement, either the Mt. Vernon lessor or we can terminate the Mt. Vernon lease.  Accordingly, we cannot estimate the amount of damages we could be liable for.

Sources of Liquidity

Our principal sources of liquidity are cash, short-term investments, cash provided by operations, and cash available under our secured revolving credit facility.

Cash and short-term investments.  During 2006, cash and short-term investments increased by $125.0 million.  Cash and short-term investments as of December 31, 2006 and 2005 were $128.7 million and $3.7 million, respectively.   The increase in cash is principally the result of cash received in our initial public offering and from the removal of all restrictions surrounding cash previously classified as restricted, and by cash generated from operations.

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Restricted cash.  Restricted cash at December 31, 2005 was $60.4 million.   Restricted cash had previously been set aside to be used solely for the expansion of our Pekin, IL facility.  The restrictions in place relative to these funds in accordance with the bond indenture for our Notes ceased to be applicable after completion of the Tender Offer on July 13, 2006.  As a result, all cash previously classified as restricted is now classified as unrestricted.

Cash provided by operations.  Net cash provided by operating activities in 2006 was $55.8 million, as compared to cash provided by operating activities of $26.7 million for 2005.  The increase in net cash provided by operating activities in 2006 versus 2005 is primarily the result of increased operating performance as a result of the widening of the commodity spread due to the increase in ethanol prices.  Cash provided by operations was negatively affected in 2006 by the effects of increasing ethanol prices, which increased both accounts receivable and inventory.  This increase in accounts receivable and inventory more than offset a corresponding increase in accounts payable.

Cash available under our credit facility.  During 2006, we amended and reduced our revolving credit facility to $30.0 million from $60.0 million.  The previous facility contained restrictive covenants along with a higher fee structure.  The amended facility also removed restrictive covenants relative to our growth plans.

We had no borrowings outstanding under our amended secured revolving credit facility at December 31, 2006 and $4.0 million of standby letters of credit outstanding, leaving approximately $26.0 million in additional borrowing availability under our amended secured revolving credit facility as of that date.

Uses of Liquidity

Our principal uses of liquidity are capital expenditures, payments related to previously outstanding debt and our credit facility, and the repurchase of shares of our common stock.

Capital expenditures.  Capital expenditures for the expansion of our Illinois dry mill facility totaled $58.7 million in 2006 and $6.8 million in 2005.  We expect in 2007 to incur additional expenditures for the Illinois dry mill expansion of approximately $3.4 million.  In addition, we also spent $5.9 million on the proposed expansion projects in Pekin, Illinois, Aurora, Nebraska, and Mount Vernon, Indiana.  Subject to receiving applicable permits, negotiating final EPC contracts, and obtaining adequate financing, we expect to spend approximately $250 million on expansion projects in 2007, and significant additional amounts thereafter.

  In 2006, other capital expenditures (excluding expenditures made for capacity expansions) totaled $11.9 million versus $6.6 million in 2005.  Other capital expenditures include asset replacement, environmental and safety compliance, and cost reduction and productivity improvement items.  Our capital spending plan for 2007, excluding any expenditures for facility additions or expansion, is forecasted to be between $20 million and $22 million.  We currently expect capital spending for 2008 to include $4.5 million for air emissions control technology at our Illinois wet mill facility.

Payments related to our outstanding debt and credit facility.  In 2006, we made interest payments on our debt and our credit facility totaling $11.2 million, versus payments of $15.0 million in 2005.  In addition, we also paid $168.9 million (including premiums) in 2006 to repurchase all $160 million aggregate principal amount of our senior secured floating rate notes.  The decrease in interest payments from 2005 to 2006 results primarily from the repurchase of outstanding senior secured floating rate notes and a reduction in the amount outstanding under our secured revolving credit facility, offset somewhat by increases in variable interest rates.

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Repurchase of shares of common stock.  In 2006, we repurchased 50,000 shares of our common stock at an average price of $23.04, spending a total of approximately $1.2 million.  These shares were repurchased under a share repurchase program approved by our Board of Directors.  The share repurchase program allows the repurchase of up to $50 million of our outstanding common stock, although there are no minimum share purchase requirements.  There is approximately $48.8 million available to be repurchased under this program.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that either have, or are reasonably likely to have, a material adverse current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Contractual Obligations and Commercial Commitments

The following table provides a summary of our contractual obligations and commercial commitments as of December 31, 2006.  Other non-current liabilities included in our Consolidated Balance Sheet that may not be fully disclosed below include accrued pension and post retirement costs.  Refer to Notes 11 and 12 of the Notes to the Consolidated Financial Statements.

	Payments due or expiring by period
(In thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Contractual obligations:
Operating leases — railcars	$169,303	$10,604	$34,025	$38,042	$86,632
Operating leases — terminal leases	20,583	7,206	7,404	2,702	3,271
Operating leases — other	10,545	2,641	980	947	5,977
Commitments for capital expenditures	4,383	4,383	—	—	—
Estimated payments for defined benefit pension plan	500	500	—	—	—
IT services	4,501	676	1,039	796	1,990
Purchased ethanol (1)	10,450,276	980,182	2,128,270	2,097,664	5,244,160
Corn	40,248	38,708	1,540	—	—
Coal	43,248	13,892	29,356	—	—
Natural gas	9,018	9,018	—	—	—
Electricity	3,270	3,270	—	—	—
Other purchase obligations	315	315	—	—	—
Total contractual obligations	$10,756,190	$1,071,395	$2,202,614	$2,140,151	$5,342,030

(1)          The dollar value of our commitments under these contracts is estimated based on the volume commitment under the contracts, purchased ethanol contracts not being renewed upon termination and an estimated ethanol purchase price of $1.93.  Under these contracts, we are generally obligated to purchase a set volume of ethanol at a purchase price that is based upon an average price at which we sell ethanol less a pre-negotiated margin.  As a result, our exposure to market risk under these contracts as a result of fluctuations in ethanol prices is limited.  The estimated ethanol price used in this disclosure should not be relied upon as a forecast of ethanol prices in future periods.

Secured Revolving Credit Facility

Our liquidity facility consists of a secured revolving credit facility with JP MorganChase Bank of up to $30 million.  The facility expires on September 14, 2007, and is secured by substantially all of the Company’s assets, with the exception of our interest in NELLC.

53

We had no borrowings outstanding under our secured revolving credit facility at December 31, 2006, and approximately $4.0 million of standby letters of credit outstanding, leaving approximately $26.0 million in additional borrowing availability under our secured revolving credit facility as of that date.

Environmental Matters

We are subject to extensive federal, state and local environmental laws, regulations and permit conditions (and interpretations thereof), including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees.  These laws, regulations, and permits require us to incur significant capital and other costs, including costs to obtain and maintain expensive pollution control equipment.  They may also require us to make operational changes to limit actual or potential impacts to the environment.  A violation of these laws, regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns.  In addition, environmental laws and regulations (and interpretations thereof) change over time, and any such changes, more vigorous enforcement policies or the discovery of currently unknown conditions may require substantial additional environmental expenditures.

We are also subject to potential liability for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where we arranged for the disposal of hazardous wastes.  For instance, soil and groundwater contamination has been identified in the past at our Illinois campus.  If any of these sites are subject to investigation and/or remediation requirements, we may be responsible under CERCLA or other environmental laws for all or part of the costs of such investigation and/or remediation, and for damages to natural resources.  We may also be subject to related claims by private parties alleging property damage or personal injury due to exposure to hazardous or other materials at or from such properties.  We have not accrued any amounts for environmental matters as of December 31, 2006.  The ultimate costs of any liabilities that may be identified or the discovery of additional contaminants could adversely impact our results of operation or financial condition.

In addition, the hazards and risks associated with producing and transporting our products (such as fires, natural disasters, explosions, abnormal pressures and spills) may result in spills or releases of hazardous substances, and may result in claims from governmental authorities or third parties relating to actual or alleged personal injury, property damage, or damages to natural resources.  We maintain insurance coverage against some, but not all, potential losses caused by our operations. Our coverage includes, but is not limited to, physical damage to assets, employer’s liability, comprehensive general liability, automobile liability and workers’ compensation.  We do not carry environmental insurance.  We believe that our insurance is adequate for our industry, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage.  The occurrence of events which result in significant personal injury or damage to our property, natural resources or third parties that is not covered by insurance could have a material adverse impact on our results of operations and financial condition.

Our air emissions are subject to the federal Clean Air Act, the federal Clean Air Act Amendments of 1990 and similar state laws which generally require us to obtain and maintain air emission permits for our ongoing operations as well as for any expansion of existing facilities or any new facilities.  Obtaining and maintaining those permits requires us to incur costs, and any future more stringent standards may result in increased costs and may limit or interfere with our operating flexibility.  In addition, the permits ultimately issued may impose conditions which are more costly to implement than we had anticipated.  These costs could have a material adverse affect on our financial condition and results of operations.  Because other ethanol manufacturers in the U.S. are and will continue to be subject to similar laws and restrictions, we do not currently believe that our costs to comply with current or future environmental

54

laws and regulations will adversely affect our competitive position.  However, because ethanol is produced and traded internationally, these costs could adversely affect us in our efforts to compete with foreign producers not subject to such stringent requirements.

Federal and state environmental authorities have been investigating alleged excess VOC emissions and other air emissions from many U.S. ethanol plants, including our Illinois and Nebraska facilities.  The matter relating to our Illinois wet mill facility is still pending, and we could be required to install additional air pollution control equipment or take other measures to control air pollutant emissions at that facility.  If authorities require us to install controls, we would anticipate that costs would be higher than the costs we incurred for this matter at our Nebraska facility due to the larger size of the Illinois wet mill facility.  In addition, if the authorities determine our emissions were in violation of applicable law, we would likely be required to pay fines that could be material.

We have made, and expect to continue making, significant capital expenditures on an ongoing basis to comply with increasingly stringent environmental laws, regulations and permits.  We have included in our capital budget for 2007 and 2008 approximately $10.8 million and $4.5 million, respectively, for projects relating to environmental, health and safety matters, including for the installation of air pollution control equipment and for wastewater discharge improvements at our Illinois wet mill facility.  The majority of the 2007 environmental capital budget relates to compliance with the EPA’s final National Emissions Standard for Hazardous Air Pollutants, or NESHAP, under the federal Clean Air Act for industrial, commercial and institutional boilers and process heaters.  This NESHAP will require us to implement maximum achievable control technology at our Illinois wet mill facility to reduce hazardous air pollutant emissions from certain of our boilers and process heaters by September 13, 2007.  Based on engineering conducted to date and currently available information, we have budgeted $7.4 million to comply with this NESHAP in 2007.  Due to various reasons, including equipment delivery delays, however, we may not be able to meet the September 2007 deadline.  We are continuing to discuss a deadline extension with the state authorities.  If an extension is not granted, and we do not meet the September 2007 deadline, fines and penalties could be imposed on us, which could be substantial.

We currently generate revenue from the sale of carbon dioxide, which is a co-product of the ethanol production process at each of our Illinois and Nebraska facilities.  New laws or regulations relating to the production, disposal or emissions of carbon dioxide may require us to incur significant additional costs and may also adversely affect our ability to continue generating revenue from carbon dioxide sales.

Market Risks

We are exposed to various market risks, including changes in commodity prices and interest rates.  Market risk is the potential loss arising from adverse changes in market rates and prices.  In the ordinary course of business, we enter into various types of transactions involving financial instruments to manage and reduce the impact of changes in commodity prices and interest rates.

Commodity Price Risks

We are subject to market risk with respect to the price and availability of corn, the principal raw material we use to produce ethanol and ethanol by products.  In general, rising corn prices result in lower profit margins and, therefore, represent unfavorable market conditions.  This is especially true when market conditions do not allow us to pass along increased corn costs to our customers.  The availability and price of corn is subject to wide fluctuations due to unpredictable factors such as weather conditions, farmer planting decisions, governmental policies with respect to agriculture and international trade, and global demand and supply.  Our weighted-average gross corn costs for the years ended December 31, 2006 and 2005 was $2.41 and $2.08 per bushel, respectively.

55

We have firm-price purchase commitments with some of our corn suppliers under which we agree to buy corn at a price set in advance of the actual delivery of that corn to us.  Under these arrangements, we assume the risk of a price decrease in the market price of corn between the time this price is fixed and the time the corn is delivered.  In order to reduce our market exposure to price decreases, at the time we enter into a firm-price purchase commitment, we also often enter into commodity futures contracts to sell a like amount of corn at the then-current price for delivery to the counterparty at a later date.  We account for these transactions under SFAS 133.  These futures contracts are not designated as hedges and, therefore, are marked to market each period, with corresponding gains and losses recorded in other non-operating income.  The fair value of these derivative contracts are recognized in other current liabilities in the Consolidated Balance Sheet, net of any cash paid to brokers.  Information on this type of derivative transaction is as follows:

	Year Ended December 31,
(In millions)	2006	2005
Gain/(loss) included in earnings	$0.1	$1.5

	December 31,
(In millions)	2006	2005
Net bushels sold	8.0	1.2
Aggregate notional value of derivatives outstanding	$28.0	$2.6
Period through which derivative positions currently exist	December 2009	July 2007
Loss on fair value of derivatives	$3.1	$0.0
The change in fair value due to the effect of a 10% adverse change in commodity prices to current fair value	$(3.2)	$(0.3)

We have also entered into commodity futures contracts in connection with the purchase of corn to reduce our risk of future price increases.  We account for these transactions under SFAS 133.  These futures contracts are not designated as hedges and, therefore, are marked to market each period, with corresponding gains and losses recorded in other non-operating income.  The fair value of these derivative contracts are recognized in other current assets in the Consolidated Balance Sheet, net of any cash received from the brokers.  Information on this type of derivative transaction is as follows:

	Year Ended December 31,
(In millions)	2006	2005
Gain included in earnings	$2.8	$—

	December 31,
(In millions)	2006	2005
Net bushels bought	2.0	—
Aggregate notional value of derivatives outstanding	$5.1	$—
Period through which derivative positions currently exist	March 2007	—
Gain on fair value of derivatives	$2.8	$—
The change in fair value due to the effect of a 10% adverse change in commodity prices to current fair value	$(0.8)	$—

We may also subject to market risk with respect to our supply of natural gas which is consumed during the production of ethanol and its co-products and has historically been subject to volatile market conditions.  Natural gas prices and availability are affected by weather conditions, overall economic conditions and foreign and domestic governmental regulation.  The price fluctuation in natural gas prices over the six year period from 1999 through December 2006, based on the New York Mercantile Exchange daily futures data, has ranged from a low of $1.63 per MMBtu in 1999 to a high of $15.82 per

56

MMBtu in 2003. Natural gas costs comprised 13.8% and 18.4%, respectively, of our total production costs for the years ended December 31, 2006 and 2005.

We did not have any exchange traded futures contracts for the purchase or sale of natural gas as of December 31, 2006.  Based upon our annual average estimated natural gas usage and the December 31, 2006 year end price of natural gas of $6.30 per MMBtu, a 10% increase in natural gas prices would negatively affect our results of operations by approximately $2.6 million.

Material Limitations

The disclosures with respect to the above noted risks do not take into account the underlying commitments or anticipated transactions.  If the underlying items were included in the analysis, the gains or losses on the futures contracts may be offset.  Actual results will be determined by a number of factors that are not generally under our control and could vary significantly from those results disclosed.

We are exposed to credit losses in the event of nonperformance by counterparties on the above instruments, as well as credit or performance risk with respect to our hedged commitments. Although nonperformance is possible, we do not anticipate nonperformance by any of these parties.

Subsequent Event

We have a signed commitment letter and are currently in the process of seeking to obtain a secured revolving credit facility to fund a portion of our expansion plans and other liquidity needs.  We cannot assure you that we will be successful in obtaining any such facility or, if we are successful, what the terms thereof will be.

Impact of Recently Issued Accounting Standards

See Note 2, Summary of Critical Accounting Policies - Recent Accounting Pronouncements, of the Notes to Consolidated Financial Statements.

Item 7A.  Quantitative and Qualitative Disclosures about Market Risk

The information required by this item is contained in “Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations” and is incorporated herein by reference.

Item 8.  Financial Statements and Supplementary Data

57

Item 9.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None

Item 9A.  Controls and Procedures

Evaluation of Disclosure Controls and Procedures

An evaluation was conducted under the supervision and with the participation of the Company’s management, including our Chief Executive Officer (“CEO”), Ronald H. Miller, and our Chief Financial Officer (“CFO”), Ajay Sabherwal, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures as of December 31, 2006.  Based upon that evaluation, the CEO and CFO concluded that the Company’s disclosure controls and procedures were effective as of such date to ensure that information required to be disclosed in the report that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms.

Section 404 Compliance

We maintain a system of internal control over financial reporting that is designed to provide reasonable assurance that our books and records accurately reflect our transactions and that our established policies and procedures are followed.  There were no changes to our internal control over financial reporting during our last fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

As a result of the SEC’s deferral of the deadline for newly public companies’ compliance with the internal control requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we are not yet required to include a report by management or an auditor’s attestation report on internal control over financial reporting in our annual report.  We will be required to be fully compliant in fiscal year 2008 with respect to the management report and the independent registered public accounting firm attestation report as of December 31, 2007.  We intend to comply by the required deadline.

Inherent Limitation of the Effectiveness of Internal Control

A control system, no matter how well conceived and operated, can only provide reasonable, not absolute, assurance that the objectives of the internal control system are met.  Because of the inherent limitations of any internal control system, no evaluation of controls can provide absolute assurance that all control issues, if any, within a company have been detected.

Item 9B.  Other Information

None.

58

PART III

Item 10.  Directors and Executive Officers of the Registrant

The information required by this item with respect to our directors, audit committee, and our audit committee financial experts is incorporated by reference from the information under the caption “Election of Directors” contained in our definitive proxy statement for the 2007 Annual Meeting of Stockholders.  The required information concerning our executive officers is incorporated by reference from the information under the caption “Executive Officers of the Registrant” contained in our definitive proxy statement for the 2007 Annual Meeting of Stockholders.   The required information concerning our adoption of a code of ethics that applies to our chief executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and the availability of this code of ethics upon written request is contained in “Part I — Item 1 — Business — Available Information” of this report.

The required information concerning compliance with Section 16(a) of the Exchange Act is incorporated by reference from the information under the caption “Section 16(a) Beneficial Ownership Reporting Compliance” contained in our definitive proxy statement for the 2007 Annual Meeting of Stockholders.

Item 11.  Executive Compensation

The information required by this item is incorporated by reference from the information under the captions “Executive Compensation” and “Company Stock Price Performance” in our definitive proxy statement for the 2007 Annual Meeting of Stockholders.

Item 12.  Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The information required by this item is incorporated by reference from the information under the caption “Security Ownership of Certain Beneficial Owners and Management” and “Executive Compensation - Equity Compensation Plan Information” in our definitive proxy statement for the 2007 Annual Meeting of Stockholders.

Item 13.  Certain Relationships and Related Transactions

The information required by this item is incorporated by reference from the information contained under the caption “Executive Compensation - Certain Relationships and Related Transactions” in our definitive proxy statement for the 2007 Annual Meeting of Stockholders.

Item 14.  Principal Accounting Fees and Services

The information required by this item is incorporated by reference from the information under the caption “Ratification of Appointment of Independent Auditors - Principal Accounting Firm Fees” and “Ratification of Appointment of Independent Auditors — Audit Committee’s Pre-Approval Policies and Procedures” contained in our definitive proxy statement for the 2007 Annual Meeting of Stockholders.

59

PART IV

Item 15.  Exhibits and Financial Statement Schedules

(a)                  Index to exhibits, financial statements and schedules.

(1)                    The following consolidated financial statements and reports are included beginning on page F-1 hereof:

Consolidated Statements of Operations — For the years ended December 31, 2006, 2005, and 2004.

Consolidated Balance Sheets — December 31, 2006 and 2005.

Consolidated Statements of Stockholders’ Equity (Deficit) — For the years ended December 31, 2006, 2005, and 2004.

Consolidated Statements of Cash Flows — For the years ended December 31, 2006, 2005, and 2004.

Notes to Consolidated Financial Statements.

Report of Independent Registered Public Accounting Firm.

(2)                    The following consolidated financial statement schedule of the Company is included on page S-1 hereof:

SCHEDULE II                       Valuation and Qualifying Accounts

All other financial statements and schedules not listed have been omitted since the required information is included in the consolidated financial statements or the notes thereto, or is not applicable or required.

(3)                    Exhibits required by Item 601 of Regulation S-K:

EXHIBIT INDEX

Exhibit Number	Description

3.1(1)	Amended and Restated Certificate of Incorporation of Aventine Renewable Energy Holdings, Inc.

3.2 (1)	Amended and Restated Bylaws of Aventine Renewable Energy Holdings, Inc.

4.1(1)	Registration Rights Agreement dated as of December 12. 2005 among Aventine Renewable Energy Holdings, Inc., the Investor Holders and the Management Holders named therein

4.2(1)	Registration Rights Agreement dated as of December 23, 2005 by and between Aventine Renewable Energy Holdings, Inc. and Friedman, Billings, Ramsey & Co., Inc.

10.1	Lease Agreement, dated as of October 31, 2006 by and between the Indiana Port Commission and Aventine Renewable Energy — Mt Vernon, LLC

10.2

Amended and Restated Credit Agreement among JPMorgan Chase Bank as Administrative Agent and Issuing Bank, Aventine Renewable Energy, Inc., Aventine Renewable Energy LLC, and the lenders from time to time party thereto dated as of September 15, 2006

60

Exhibit Number		Description

10.3

Amended and Restated Guarantee and Security Agreement dated as of September 15, 2006 among JPMorgan Chase Bank, N.A. as Administrative Agent, Aventine Renewable Energy. Inc. and Aventine Renewable Energy, LLC

10.4(1)		Rights Agreement dated as of December 19, 2005 between Aventine Renewable Energy Holdings. Inc. and American Stock Transfer & Trust Company, as Rights Agent

10.5(1*)		Aventine Renewable Energy Holdings. Inc. 2003 Stock Incentive Plan (“2003 Plan”)

10.6(5)		Design-Builder Agreement between Fagen, Inc. and Aventine Renewable Energy Holdings, Inc. dated as of September 9, 2005

10.7(5)

Ethanol Marketing Agreement, dated October 14, 2002, between Aventine Renewable Energy, Inc. (f/k/a Williams Ethanol Services, Inc.) and VeraSun Aurora Corporation (f/k/a VeraSun Energy Corporation), as amended on December 8, 2003 and February 22, 2005

10.8(5)		Ethanol Marketing Agreement, dated February 22, 2005, between Aventine Renewable Energy, Inc. and VeraSun Fort Dodge, LLC

10.9(3*)		Non-Employee Director Compensation Schedule

10.10(3*	)	Form of Non-Employee Director Restricted Stock Award Agreement under the Aventine Renewable Energy Holdings, Inc. 2003 Stock Incentive Plan

10.11(3*	)	Form of Stock Option Award Agreement under the Aventine Renewable Energy Holdings, Inc. 2003 Stock Incentive Plan

10.12(3*	)	Stock Option Award Agreement for Ajay Sabherwal dated November 14, 2005

10.13(3*	)	Amendment to Stock Option Award Agreement for Ajay Sabherwal dated December 30, 2005

10.14(6*	)	Form of Performance Stock Unit Award Agreement under 2003 Plan

10.15(6*	)	Form of Restricted Stock Award Agreement under 2003 Plan

10.16(6*	)	Form of Non-Employee Director Restricted Stock Unit Award under 2003 Plan

21.1		List of subsidiaries

23.1		Consent of Ernst & Young, LLP

31.1		Certificate of Chief Executive Officer of Aventine Renewable Energy Holdings, Inc. pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934

31.2		Certificate of Chief Financial Officer of Aventine Renewable Energy Holdings, Inc. pursuant to Rule 13(a)-14(a) under the Securities Exchange Act of 1934

32.1		Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2		Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

(1)             Filed with the registration statement on Form S-1 (333-132860) on March 30, 2006.

(2)             Filed with the registration statement on Form S-1 (333-132881) on March 31, 2006.

(3)             Filed with the amended registration statement on Form S-1/A (333-132860) on June 13, 2006.

(4)             Filed with the amended registration statement on Form S-1/A (333-132881) on July 24, 2006.

(5)             Application was made to the Securities and Exchange Commission to seek confidential treatment of certain provisions.  Omitted material for which confidential treatment was requested and granted has been filed separately with the Securities and Exchange Commission.

(6)             Incorporated by reference to the Company’s current report on Form 8-K filed on February 27, 2007.

*                    Compensatory plan or arrangement.

61

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pekin, State of Illinois, on the 5th day of March 2007.

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:	/s/William J. Brennan
Name:	William J. Brennan
Title:	Principal Accounting Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

By: /s/ Ronald H. Miller	President and Chief Executive	March 5, 2007
Ronald H. Miller	Officer and Director
(Principal Executive Officer)

By: /s/ Ajay Sabherwal	Chief Financial Officer	March 5, 2007
Ajay Sabherwal	(Principal Financial Officer)

By: /s/ William J. Brennan	Chief Compliance and Accounting	March 5, 2007
William J. Brennan	Officer (Principal Accounting Officer)

By: /s/ Bobby Latham	Non-Executive Chairman of	March 5, 2007
Bobby Latham	the Board and Director

By: /s/ Leigh J. Abramson	Director	March 5, 2007
Leigh J. Abramson

By: /s/ Richard A. Derbes	Director	March 5, 2007
Richard A. Derbes

By: /s/ Farokh S. Hakimi	Director	March 5, 2007
Farokh S. Hakimi

By: /s/ Michael C. Hoffman	Director	March 5, 2007
Michael C. Hoffman

By: /s/ Wayne D. Kuhn	Director	March 5, 2007
Wayne D. Kuhn

62

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations

	Year ended December 31,
	2006	2005	2004
(In thousands except per share amounts)
Net sales	$1,592,420	$935,468	$858,876
Cost of goods sold	1,460,806	848,053	793,070
Gross profit	131,614	87,415	65,806
Selling, general and administrative expenses	28,328	22,500	16,236
Other income	(3,389)	(989)	(3,196)
Operating income	106,675	65,904	52,766
Other income (expense):
Interest expense	(9,348)	(16,510)	(2,035)
Interest income	4,771	2,218	19
Loss on early extinguishment of debt	(14,598)	—	—
Other non-operating income (expense)	3,654	1,781	(924)
Minority interest	(4,568)	(2,404)	(2,148)
Income before income taxes	86,586	50,989	47,678
Income tax expense	31,685	18,807	18,433
Net income	$54,901	$32,182	$29,245

Income per common share—basic	$1.43	$0.93	$0.84
Basic weighted-average number of shares	38,411	34,686	34,684

Income per common share—diluted	$1.39	$0.89	$0.82
Diluted weighted-average number of common and common equivalent shares	39,639—	36,052	35,768

The accompanying notes are an integral part of the consolidated financial statements.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2006	2005
(In thousands except share and per share amounts)
Assets
Current assets:
Cash and equivalents	$29,791	$3,750
Short-term investments	98,925	—
Accounts receivable, net of allowance for doubtful accounts of
$25 in 2006 and 2005	79,729	46,625
Inventories	67,051	54,651
Income taxes receivable	6,446	2,628
Prepaid expenses and other	4,549	2,519
Total current assets	286,491	110,173

Property, plant and equipment	115,645	42,856
Restricted cash for plant expansion	—	60,362
Investment in marketing alliance partners	6,000	1,000
Other assets	—	7,586
Total assets	$408,136	$221,977

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$77,442	$51,528
Accrued liabilities	3,679	4,104
Credit agreement borrowings	—	1,514
Other current liabilities	2,123	3,149
Total current liabilities	83,244	60,295
Senior secured floating rate notes	—	160,000
Deferred taxes	6,104	6,703
Minority interest	10,221	8,675
Other long-term liabilities	4,404	6,958
Total liabilities	103,973	242,631

Stockholders’ equity (deficit):
Common stock, par value $0.001 per share; 185,000,000 shares authorized, 41,782,276 and 35,145,253 shares outstanding as of December 31, 2006 and 2005, respectively, net of 21,229,025 and 21,179,025 shares held in treasury as of December 31, 2006 and 2005	42	35
Preferred stock, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	274,307	4,191
Retained earnings (deficit)	30,888	(24,013)
Accumulated other comprehensive loss, net	(1,074)	(867)
Total stockholders’ equity (deficit)	304,163	(20,654)
Total liabilities and stockholders’ equity (deficit)	$408,136	$221,977

The accompanying notes are an integral part of the consolidated financial statements.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity (Deficit)

						Accumulated
						Other	Total
				Additional		Compre-	Stock-
	Treasury	Common Stock		Paid-In	Retained	hensive	holders’
(In thousands except number of shares)	Shares	Shares	Amount	Capital	Earnings	(Loss)	Equity

Balance at January 1, 2004		34,643,253	$—	$43,010	$11,049	$(274)	$53,785
Capital contribution		—	—	2,343	—	—	2,343
Issuance of common stock		41,000	—	50	—	—	50
Distribution to stockholders		—	—	(45,511)	(96,489)	—	(142,000)
Stock-based compensation		—	—	108	—	—	108
Comprehensive income:
Net income		—	—	—	29,245	—	29,245
Minimum pension liability, net of tax of $76		—	—	—	—	(112)	(112)
Total comprehensive income		—	—	—	—	—	29,133
Balance at December 31, 2004	—	34,684,253	—	—	(56,195)	(386)	(56,581)
Reclassification of additional paid-in capital to par value of common stock			35	(35)			—
Proceeds from common stock offering		21,179,025	21	256,033	—	—	256,054
Repurchase of common stock for the treasury	21,179,025	(21,179,025)	(21)	(256,033)	—	—	(256,054)
Tax benefit of stock option exercises		—	—	2,122	—	—	2,122
Stock option exercises		461,000	—	173	—	—	173
Stock-based compensation		—	—	1,931	—	—	1,931
Comprehensive income:
Net income		—	—	—	32,182	—	32,182
Minimum pension liability, net of tax of $320		—	—	—	—	(481)	(481)
Total comprehensive income		—	—	—	—	—	31,701
Balance at December 31, 2005	21,179,025	35,145,253	35	4,191	(24,013)	(867)	(20,654)
Issuance of common stock		6,410,256	7	260,883		—	260,890
Tax benefit of stock option exercises				3,687			3,687
Stock option exercises		268,707		220			220
Repurchase of common stock for the treasury	50,000	(50,000)		(1,152)			(1,152)
Stock-based compensation		—		6,426			6,426
Issuance of restricted stock awards and amortization of unearned compensation		8,060		52			52
Comprehensive income:
Net income					54,901		54,901
Total comprehensive income							54,901
Adjustment to initially apply SFAS 158, net of tax of $109		—	—	—	—	(207)	(207)
Balance at December 31, 2006	21,229,025	41,782,276	$42	$274,307	$30,888	$(1,074)	$304,163

The accompanying notes are an integral part of these consolidated financial statements.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year ended December 31,
(In thousands)	2006	2005	2004

Operating Activities
Net income	$54,901	$32,182	$29,245
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,628	3,623	2,135
Loss on early extinguishment of debt	14,598	—	—
Deferred income taxes	(1,177)	2,589	4,836
Gain on disposal of fixed assets	(110)	(3)	—
Minority interest	4,568	2,404	2,148
Stock-based compensation expense	6,478	1,931	108
Mark to market of derivative contracts	839	(898)	(857)
Changes in operating assets and liabilities:
Accounts receivable, net	(33,104)	(16,580)	11,484
Inventories	(12,400)	(29,813)	5,494
Proceeds from marketing commission buydown	—	3,000	—
Prepaid expenses and other	(5,315)	1,137	(693)
Accounts payable	25,914	26,716	(4,498)
Accrued liabilities, including pension and postretirement benefits	(4,058)	417	171
Net cash provided by operating activities	55,762	26,705	49,573

Investing Activities
Additions to property, plant and equipment, net	(76,499)	(20,672)	(4,653)
Investment in short-term investments	(98,925)	—	—
Investment in marketing alliance partners	(5,000)	—	(500)
Increase in restricted cash for plant expansion	(1,257)	(1,971)	(62,500)
Release of restricted cash related to repayment of senior notes	29,762	—	—
Use of restricted cash for plant expansion	31,857	4,109	—
Proceeds from the sale of fixed asset	131
Net cash used for investing activities	(119,931)	(18,534)	(67,653)

Financing Activities
Distributions to stockholders	—	—	(142,000)
Proceeds from issuance of senior secured floating rate notes	—	—	160,000
Financing fees and expenses paid	—	—	(6,841)
Capital contribution from Aventine Renewable Energy Holdings, LLC	—	—	2,343
Net borrowings from (repayments of) revolving credit facilities	(1,514)	(11,277)	8,869
Repayment of senior secured floating rate notes and related premium	(168,899)	—	—
Distribution to minority shareholders	(3,022)	(2,590)	(2,470)
Net proceeds from issuance of common stock, net	260,890	256,054	—
Repurchase of common stock	(1,152)	(256,054)	—
Tax benefit of stock option exercises	3,687	2,122	—
Proceeds from stock option exercises	220	173	—
Net cash provided by (used for) financing activities	90,210	(11,572)	19,901
Net increase (decrease) in cash and equivalents	26,041	(3,401)	1,821
Cash and equivalents at beginning of year	3,750	7,151	5,330
Cash and equivalents at end of year	$29,791	$3,750	$7,151

Supplemental disclosure of cash flow:
Interest paid	$11,162	$15,046	$846
Income taxes paid	$33,161	$16,913	$13,660

The accompanying notes are an integral part of the consolidated financial statements.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1.             Nature of Operations

Aventine Renewable Energy Holdings, Inc. and Subsidiaries (the “Company,” “Aventine,” “we,” “our,” or “us”) is a leading producer and marketer of ethanol both in terms of gallons produced and gallons sold.  Through our own production facilities, marketing alliances with other ethanol producers and our purchase/resale operations, we market and distribute ethanol to many of the leading energy companies in the U.S.  We have a comprehensive national distribution network utilizing a leased railcar fleet and a terminal network at critical points on the nation’s transportation grid where our ethanol is blended with our customers’ gasoline.  In addition to producing ethanol, our facilities also produce several co-products including: corn gluten feed and meal, corn germ, condensed corn distillers solubles, dried distillers grain with solubles, wet distillers grain with solubles, carbon dioxide and brewers’ yeast.

We were acquired by the Morgan Stanley Capital Partners (“MSCP”) funds from a subsidiary of The Williams Companies, Inc. on May 30, 2003.  The acquisition was accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”), Business Combinations.

On December 17, 2004, we completed an offering of $160 million of senior secured floating rate notes.  The net proceeds from the offering, along with an additional $15.5 million borrowed on our secured revolving credit facility, were used to fund $62.5 million into an escrow account for a plant expansion at the Pekin facility and to pay a $107 million distribution to shareholders.  The distribution, together with a $35 million distribution paid to shareholders on April 13, 2004, resulted in the retained deficit on the accompanying consolidated balance sheet.

On December 23, 2005, the Company completed an equity offering (the “144a equity offering”) of 21,179,025 shares of common stock pursuant to Rule 144a of the Securities Act.  All of the net proceeds of the 144a equity offering were used to repurchase an equal number of shares from existing shareholders.  The repurchase of shares is reflected as a treasury stock transaction in the accompanying consolidated financial statements.  The shares sold were subject to a registration rights agreement where the Company agreed, at its expense, to use reasonable efforts to file a shelf registration statement registering for resale the shares sold in the offering.  In connection with the offering, the Company authorized a 805.47131 for 1 stock split.  All share data presented has been adjusted to reflect the stock split.

Effective July 5, 2006, we completed an initial public offering of 9,058,450 shares of our common stock, $0.001 par value, at a gross per share price of $43.00 (the “initial public offering”).  The Company sold 6,410,256 shares and received approximately $260.9 million in proceeds, net of discounts and commissions, from this initial public offering.  Existing shareholders and management also sold 2,648,194 shares of common stock during the initial public offering, which includes 268,707 shares issued from the exercise of outstanding options.  Immediately following our initial public offering, we had 41,831,651 shares of common stock issued and outstanding.

In anticipation of our initial public offering, on June 6, 2006, our Board gave contingent approval of the acceleration of vesting of 71,488 options held by officers and employees to be effective immediately prior to the consummation of the initial public offering.  The Board approved the acceleration of the vesting in order to permit certain members of management the ability to sell stock in our initial public offering.  These options had a weighted-average exercise price of $4.35 per share.  As a result of the accelerated vesting, we recorded a pre-tax charge to earnings of $0.6 million for the year-ended December 31, 2006.

2.             Summary of Critical Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Aventine and its subsidiaries.  All significant intercompany transactions and accounts have been eliminated in consolidation.

Aventine owns 78.4% of Nebraska Energy, LLC.  The remaining 21.6% of Nebraska Energy, LLC is owned by Nebraska Energy Cooperative.  The Company has included in its consolidated financial statements all of the revenues and expenses of Nebraska Energy, LLC in its financial statements and the interest therein of the Nebraska Energy Cooperative is reflected as minority interest.

Uses of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as amounts of revenue and expenses during the reporting periods.  Actual results could differ from those estimates.

Industry Segments

We operate in one reportable segment, the manufacture and marketing of fuel-grade ethanol.

Revenue Recognition Policy

Revenue is generally recognized when title to products transfer to an unaffiliated customer.  This generally occurs after the product has been offloaded at the customers’ site, the sales price is fixed and determinable, and collection is reasonably assured.  Sales are made under normal terms and usually do not require collateral.  The Company also markets ethanol for its marketing alliance partners and from unaffiliated producers.  Sales revenue on non-Aventine produced gallons are recorded on a gross basis (and not simply the commission amount) in the accompanying statements of operations, because the Company takes title to and is the primary obligor in the sales arrangement with customers.

Shipping and handling and motor fuel tax costs invoiced to the customer are included in sales, and the related expenses are included in cost of goods sold.

Cash Equivalents

We consider all highly liquid short-term investments purchased with a maturity of three months or less to be cash equivalents.  Cash equivalents are carried at cost, which approximates fair value.

Short-Term Investments

We have invested certain cash proceeds received from the initial public offering in tax-free municipal auction rate certificates which generally have contractual maturities of greater than 20 years.  We consider these certificates as available for sale.  These certificates are widely traded in the public markets and may be sold as needed.  The interest rates on these certificates reprice every 35 days to the then current market rate.  Generally, the carrying value of these securities approximates fair value, and there is no gain or loss expected from changes in fair value.

Accounts Receivable and Concentration of Credit Risk

Accounts receivable are recorded on a gross basis, with no discounting, less an allowance for doubtful accounts.  An allowance for doubtful accounts is not recognized at the time the revenue which generated the accounts receivable is recognized.  Management estimates the allowance for doubtful accounts based on existing economic conditions, the financial conditions of the customers, and the amount and age of past due accounts.

The Company sells ethanol to most of the major integrated oil companies and a significant number of large, independent refiners and petroleum wholesalers.  Our trade receivables result primarily from our ethanol marketing operations.  As a general policy, collateral is not required for receivables, but customers’ financial condition and creditworthiness are evaluated regularly.  Credit risk concentration related to our accounts receivable results from our top 10 customers generating 75% of our sales revenue.  Our two largest customers, BP and Exxon/Mobil, accounted for approximately 18% and 12%, respectively, of our consolidated 2006 revenue.

Inventories

Inventories are stated at the lower of cost or market.  Cost is determined using a weighted average first-in-first-out (“FIFO”) method for gallons produced at our plants, gallons purchased from our marketing alliance partners and other gallons purchased for resale.  Inventory costs include expenditures incurred in bringing inventory to its existing condition and location.  In assessing the ultimate realization of inventories, we perform a periodic analysis of market price and compare that to our weighted-average FIFO to ensure that our inventories are properly stated at the lower of cost or market.

Property, Plant and Equipment

Newly acquired land, buildings and equipment are carried at cost less accumulated depreciation.  Depreciation is provided over the estimated useful lives of the assets, generally on the straight-line method for financial reporting purposes (furniture and fixtures 3 — 20 years, machinery and equipment 5 — 25 years, storage tanks 25 — 30 years, and buildings and improvements 20 — 45 years), and on accelerated methods for tax purposes.

In connection with the acquisition of the Company by MSCP, the excess of the fair value of the net current assets over the purchase price was allocated to reduce the carrying values of the non-current assets, including property, plant and equipment.

Impairment of Long-Lived Assets

Long-lived assets are evaluated for impairment under the provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 144 (“SFAS 144”), Accounting for the Impairment or Disposal of Long-Lived Assets.  When facts and circumstances indicate that long-lived assets used in operations may be impaired, and the undiscounted cash flows estimated to be generated from those assets are less than their carrying values, an impairment charge is recorded equal to the excess of the carrying value over fair value.

Investments in Marketing Alliances

The Company has made investments in four marketing alliance partners (each of which is less than 8% of total ownership at December 31, 2006).  The total investment made by the Company after May 31, 2003 of $6 million is accounted for using the cost method.  Investments made by the predecessor company in one marketing alliance partner prior to May 30, 2003 was written down to zero as part of the purchase price allocation upon the acquisition of the Company by MSCP.  In conjunction with our investment in Ace Ethanol, LLC and Indiana BioEnergy, LLC, we are entitled to a seat on each of these companies Board of Directors for as long as we maintain an ownership interest.

Unearned Revenue

In 2005, the Company received $3 million from a marketing alliance partner to amend the marketing agreement with this partner.  The Company recorded this amount as deferred revenue and is recognizing the related revenue over the life of the agreement which extends through August 2012.  The unrecognized balance at December 31, 2006 is $2.4 million.  The portion to be recognized over the next 12 months of $0.4 million is included in other current liabilities.  The remainder is included in other liabilities on the consolidated balance sheets.

Employment-Related Benefits

Employment-related benefits associated with pensions and postretirement health care are expensed as actuarially determined.  The recognition of expense is impacted by estimates made by management, such as discount rates used to value certain liabilities, investment rates of return on plan assets, increases in future wage amounts and future health care costs.  The Company uses third-party specialists to assist management in appropriately measuring the expense and liabilities associated with employment-related benefits.

We determine our actuarial assumptions for the pension and post retirement plans, after consultation with our actuaries, on December 31 of each year to calculate liability information as of that date and pension and postretirement expense for the following year.  The discount rate assumption is determined based on a spot yield curve that includes bonds that are rated Corporate AA or higher with maturities that match expected benefit payments under the plan.

The expected long-term rate of return on plan assets reflects projected returns for the investment mix that have been determined to meet the plans’ investment objectives.  The expected long-term rate of return on plan assets is selected by taking into account the expected weighted averages of the investments of the assets, the fact that the plan assets are actively managed to mitigate downside risks, the historical performance of the market in general and the historical performance of the retirement plan assets over the past ten years.

On December 31, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 158 (“SFAS 158”), Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.  SFAS 158 requires the Company to recognize in its statement of financial position an asset for a defined benefit postretirement plan’s overfunded status or a liability for a defined benefit postretirement plan’s underfunded status.  In addition, the Company must recognize changes in the funded status of a defined benefit postretirement plan in comprehensive income in the year in which the changes occur.  The effect of adopting SFAS 158 on the Company’s Consolidated Balance Sheet at December 31, 2006 was immaterial.

Income Taxes

Under Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes, deferred tax liabilities and assets are recorded for the expected future tax consequences of events that have been recognized in our financial statements or tax returns.  Property, plant and equipment, inventories, prepaid pension, postretirement benefit obligations, and certain other accrued liabilities are the primary sources of these temporary differences.  Deferred income tax also includes tax credit carryforwards.  The Company establishes valuation allowances to reduce deferred tax assets to amounts it believes are realizable and contingency reserves for implemented tax planning strategies.  These valuation allowances and contingency reserves are adjusted based upon changing facts and circumstances.

Earnings Per Common Share

Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding.  Diluted earnings per share is calculated by including the effect of all dilutive securities, including stock options.  To the extent that stock options and unvested restricted stock are anti-dilutive, they are excluded from the calculation of diluted earnings per share.

Derivatives and Hedging Activities

Our operations and cash flows are subject to fluctuations due to changes in commodity prices.  We use derivative financial instruments to manage commodity prices.  Derivatives used are primarily commodity futures contracts, swaps and option contracts.

We apply the provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, and by Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (hereinafter collectively referred to as “SFAS 133”), for the Company’s derivatives.  These futures contracts are not designated as hedges and, therefore, are marked to market each period, with corresponding gains and losses recorded in other non-operating income.  The fair value of these derivative instruments is recognized in other current assets or liabilities in the Consolidated Balance Sheet, net of any cash received from the brokers.

Fair Values of Financial Instruments

We use the following methods in estimating fair value disclosures for financial instruments:

Cash and equivalents, short-term investments, accounts receivable and accounts payable:  The carrying amount reported in the Consolidated Balance Sheets approximates fair value.

Revolving credit facility and long-term debt:  The carrying amount of our borrowings under our revolving credit facilities approximates fair value.  The fair value of our senior secured floating rate notes and any derivative financial instruments are based upon quoted market prices.

Commodity derivatives:  Commodity derivative instruments held by the Company consist primarily of futures contracts, swaps and option contracts.  The fair value of these commodity derivative instruments are determined by reference to quoted market prices.

The following table summarizes fair value information for our financial instruments:

Assets/(liabilities)	2006 Carrying value	2006 Fair value	2005 Carrying value	2005 Fair value
(In thousands)
Cash and cash equivalents	$29,791	$29,791	$3,750	$3,750
Short-term investments	98,925	98,925	—	—
Commodity margin deposits	1,503	1,503	90	90
Senior secured floating rate notes	—	—	(161,514)	(167,114)
Investment in marketing alliance partners, at cost	6,000	(a)	1,000	(a)
Interest rate cap	—	—	839	839

(a)                                  These investments are in non-publicly traded companies for which it is not practical to estimate fair value.

Environmental Expenditures

Environmental expenditures that pertain to our current operations and relate to future revenue are expensed or capitalized consistent with our capitalization policy.  Expenditures that result from the remediation of an existing condition caused by past operations, and that do not contribute to future revenue, are expensed.

Research and Development Costs

Expenditures relating to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred.  The amounts charged to expense were approximately $0.2 million in 2006 and $0.1 million in 2005 and 2004.

Reclassifications

Certain prior year amounts have been reclassified to conform with the current year presentation, with no effect on previously reported net income.

Recent Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.  FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return.  The interpretation is effective for fiscal years beginning after December 15, 2006.  The Company is currently evaluating the effect that the adoption of FIN 48 will have, if any, on its consolidated results of operations, financial position and related disclosures, but does not expect it to have a material impact on the financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (“SFAS 157”), Fair Value Measurements.  SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  The statement is effective for financial statements issued for fiscal years beginning after November 15, 2007.  The Company is currently evaluating the effect that the adoption of SFAS 157 will have, if any, on its consolidated results of operations, financial position and related disclosures, but does not expect it to have a material impact on the financial statements.

3.             Related Party Transactions

As of May 30, 2003, the date we were acquired from the William’s Companies, Aventine’s principal shareholders were the MSCP funds.  Morgan Stanley Investment Management, Inc. subsequently entered into definitive agreements under which Metalmark Subadvisor LLC, an affiliate of Metalmark, an independent private equity firm established by former principals of MSCP, manages the MSCP funds on a sub-advisory basis.  Monitoring fees paid to the MSCP funds for the year ended December 31, 2004, were $131. No fees were paid in 2005 or 2006.

At the time of the MSCP funds’ acquisition of the Company, one of the MSCP funds entered into consulting agreements with each of its three directors.  Under these agreements, each of these directors agreed to serve as one of the Company’s directors and to provide consulting services to the Company, as reasonably requested by such MSCP fund.  The agreements had two one-year terms, which would automatically renew, unless either party provides 30 days’ written notice prior to the end of the term.  On April 30, 2004, the MSCP fund assigned its rights and obligations under these consulting agreements to us.  The Company was then obligated to pay the directors under these agreements.  Except for payments pursuant to the consulting agreements, the directors did not receive any additional compensation for their services as a director.  Payments to directors reduced the monitoring fees that would otherwise have been paid to the MSCP funds.  Payments of $0.2 million and $0.3 million were made under these agreements in 2004 and 2005, respectively.  No payments were made in 2006.  The consulting agreements were terminated as of December 31, 2005, and were superseded by a non-employee director compensation program.  Two of the Company’s directors are currently employees of Metalmark.  Our amended and restated certificate of incorporation provides that directors may not be removed from office by the stockholders except for cause and only by an affirmative vote of the holders of not less than 85% of the voting power of the issued and outstanding shares of our capital stock entitled to vote generally at an election of directors.

In conjunction with the $160 million senior secured note offering, we paid an advisory fee of $0.4 million to an affiliate of the MSCP funds.  In conjunction with the December 2005 144a equity offering, the MSCP funds agreed to reimburse us for $1.5 million of the expenses incurred as a result of the 144a equity offering.  The remaining amount of $0.4 million was paid by the Company and is included in selling, general, and administrative expenses.  After giving effect to the 144a equity offering, the MSCP funds owned approximately 39.6% of the Company’s outstanding stock.  Upon completion of our initial public offering, the MSCP funds owned approximately 28.3% of the Company.

In exchange for providing professional expertise, services, consulting, or advice in accordance with an agreement entered into with one of the MSCP funds prior to the MSCP funds’ acquisition of the Company, the directors received Class B units in Aventine Holdings LLC (Aventine Holdings, LLC is the investment vehicle in which MSCP holds the Common Stock of the Company).  Class B units have no voting rights, participate in distributions only after a specified threshold is met, and are subject to certain additional limitations.

Aventine maintains investments in marketing alliances all of which are less than 8.0% of total ownership. Total purchases from these plants aggregated $228.2 million, and $137.8 million and $127 million, for the years ended December 31, 2006, 2005 and 2004, respectively. These transactions were recorded at market prices and normal commercial terms.  As of December 31, 2006, we had recorded in accounts payable approximately $8.8 million owed to the marketing alliance partners where we had an ownership interest.  These funds represent amounts owed to these alliance partners for purchased ethanol.

During 2006, we received a $1.3 million one-time special cash dividend from Heartland Grain Fuels, a marketing alliance partner in which we hold an ownership interest, prior to their being acquired by Advanced BioEnergy, LLC.

4.             Inventories

Inventories are as follows:

	December 31,
(In thousands)	2006	2005
Finished products	$61,775	$50,828
Work-in-process	1,106	1,100
Raw materials	2,070	1,343
Supplies	2,100	1,380
Totals	$67,051	$54,651

5.             Prepaid Expenses and Other

Prepaid expenses and other are as follows at December 31:

	2006	2005
(In thousands)
Prepaid insurance	$1,280	$1,408
Fair value of derivative instruments	1,503	90
Deferred income taxes current	1,064	531
Other prepaid expenses	702	490
Totals	$4,549	$2,519

6.             Property, Plant and Equipment

Property, plant and equipment at December 31 are as follows:

	2006	2005
(In thousands)
Land and improvements	$1,659	$244
Building and improvements	1,510	1,510
Machinery and equipment	43,242	25,346
Storage tanks	2,965	1,898
Furniture and fixtures	25	24
Construction-in-progress	74,683	18,563
	124,084	47,585
Less accumulated depreciation	(8,439)	(4,729)
Totals	$115,645	$42,856

Depreciation expense in 2006 and 2005 was $3.7 and $2.3 million, respectively.

7.                                      Other Current Liabilities

Other current liabilities are as follows at December 31:

	2006	2005
(In thousands)
Accrued interest expense	$—	$793
Accrued sales taxes	821	473
Accrued income taxes - current	—	376
Accrued income taxes - deferred	429	474
Accrued property taxes	418	454
Current portion of unearned commission	425	424
Unearned NOX credits sold	—	131
Other accrued operating expenses	30	24
Totals	$2,123	$3,149

8.                                      Secured Revolving Credit Facility

Our liquidity facility consists of a secured revolving credit facility with JP MorganChase Bank of up to $30 million, including a $20 million sub-limit for letters of credit.  The facility expires on September 14, 2007, and is secured by substantially all of the Company’s assets, with the exception of our interest in Nebraska Energy, LLC.

We had no borrowings outstanding under our secured revolving credit facility at December 31, 2006, and approximately $4.0 million of standby letters of credit outstanding, leaving approximately $26.0 million in additional borrowing availability under our secured revolving credit facility as of that date.

9.             Senior Secured Floating Rate Notes

The Company previously had outstanding $160 million of senior secured floating rate notes due 2011.  In 2006, we paid $168.9 million (including premiums) from the funds received in our initial public offering to fund the repurchase of $160 million aggregate principal amount of the senior secured floating rate notes.

10.          Interest Expense

The following table summarizes interest expense:

	Year Ended December 31,
	2006	2005	2004
(in thousands)
Interest expense — bonds and other	$10,230	$16,021	$719
Interest expense — revolving credit facility	317	560	1,316
Capitalized interest	(1,199)	(71)	—
Total interest expense	$9,348	$16,510	$2,035

11.          Retirement and Pension Plans

We have 401(k) plans covering substantially all of our employees. We provide, at our discretion, a match of employee salaries contributed to the plans.  We recorded expense with respect to these plans of $1.3 million in 2006, $1.2 million in 2005, and $1.1 million in 2004.

Qualified Retirement Plan

We have a defined benefit pension plan (Retirement Plan) that is noncontributory which covers unionized employees at our Pekin, Illinois facility who fulfill minimum age and service requirements.  Benefits are based on a prescribed formula based upon the employee’s years of service.  The Retirement Plan was amended in 2006 to increase the Company’s contribution rate for years of service in response to provisions in a new labor agreement between the Company and its unionized employees, which became effective in June 2006.

The average asset allocations for our Retirement Plan at December 31 are as follows:

	2006	2005
Equity securities	44%	47%
Debt securities	36	28
Guaranteed Investment Contracts	16	21
Cash and equivalents	4	4
Total	100%	100%

The Company’s Pension Committee is responsible for overseeing the investment of pension plan assets.  The Pension Committee is responsible for determining and monitoring the appropriate asset allocations and for selecting or replacing investment managers, trustees, and custodians.  The pension plan’s current investment target allocations are 50% equities, 30% debt and 20% stable funds.  The Pension Committee reviews the actual asset allocation in light of these targets periodically and rebalances investments as necessary.  The Pension Committee also evaluates the performance of investment managers as compared to the performance of specified benchmarks and peers and monitors the investment managers to ensure adherence to their stated investment style and to the plan’s investment guidelines.

On December 31, 2006, the annual measurement date, our Retirement Plan had an accumulated benefit obligation of $8.6 million and the fair value of the plan assets was $8.5 million.  In accordance with SFAS 158, we recognized the unfunded status of the plan by recording an accrued pension liability of $0.1 million.  The offsetting amount charged to accumulated other comprehensive loss adjusts the total in accumulated other comprehensive loss to $1.6 million pre-tax, which is the amount of the net unrecognized actuarial loss and unrecognized prior service cost.

Items not yet recognized as a component of net periodic pension cost and amounts recognized in the Consolidated Balance Sheets are as follows at December 31:

	2006	2005
(In thousands)
Funded status	$(151)	$(1,788)

Amounts recognized in
Long-term liabilities	151	1,788
Deferred taxes	608	588
Accumulated other comprehensive loss:
Unamortized prior service cost	350	—
Unamortized net actuarial loss	600	867

The amount of unamortized prior service costs and unamortized net actuarial losses that will be recognized as a component of net periodic pension cost in 2007 are $42 thousand and $9 thousand, respectively.

Certain assumptions utilized in determining the benefit obligations for the Retirement Plan for the years ended December 31 are as follows:

	2006	2005
Discount rate	5.75%	5.50%

A summary of the components of net periodic pension cost for the Retirement Plan for the years ended December 31 is as follows:

	2006	2005	2004
(In thousands)
Service cost	$285	$277	$261
Interest cost	430	416	391
Expected return on plan assets	(512)	(488)	(487)
Amortization of net actuarial loss	47	2	—
Net periodic pension cost	$250	$207	$165

The amortization of our net actuarial loss in 2006 of $47 thousand is the amortization of total unrecognized losses as of January 1, 2006 that exceeds 10% of our projected benefit obligation, approximately $1.4 million, and is being amortized over the expected average remaining years of service of the plan participants which is 13 years.

Certain assumptions utilized in determining the net periodic benefit cost for the years ended December 31 are as follows:

	2006	2005	2004
Discount rate	5.50%	6.00%	6.00%
Expected long-term rate of return on plan assets	8.50%	8.50%	8.50%

The following table sets forth a reconciliation of the projected benefit obligation for the years ended December 31:

	2006	2005
(In thousands)
Benefit obligation at the beginning of the year	$8,000	$7,015
Service costs	285	277
Interest costs	430	416
Actuarial loss/(gain)	(340)	604
Benefits paid	(342)	(312)
Amendments	574	—
Benefit obligation at the end of the year	$8,607	$8,000

The actuarial gain for the year ended December 31, 2006 results primarily from the increase in the discount rate used in the calculation of the benefit obligation to 5.75% from 5.5%.  The actuarial loss for the year ended December 31, 2005 results primarily from the effect of decreasing the discount rate from 2004 to 2005.

The following table sets forth a reconciliation of the plan assets for the years ended December 31:

	2006	2005
(In thousands)
Fair value of plan assets at the beginning of the year	$6,212	$5,910
Employer contributions	2,000	324
Actual return on plan assets	585	290
Benefits paid	(342)	(312)
Fair value of plan assets at the end of the year	$8,455	$6,212

In 2007, we anticipate making contributions totaling $0.5 million.

The expected future benefits payments for the plan are as follows:

(in thousands)
2007	$405
2008	403
2009	432
2010	450
2011	462
2012 — 2016	2,673

12.          Postretirement Benefit Obligation

We sponsor a health care plan and life insurance plan (“Postretirement Plan”) that provides postretirement medical benefits and life insurance to certain “grandfathered” unionized employees.  The plan is contributory, with contributions required at the same rate as active employees.  Benefit eligibility under the plan reduces at age 65 from a defined benefit to a defined dollar cap based upon years of service.

On December 31, 2006, the annual measurement date, our Postretirement Plan had an accumulated benefit obligation of $2.3 million.  The Postretirement Plan is unfunded and has no assets.  In accordance with SFAS 158, we recognized the unfunded status of the plan by adjusting the accrued postretirement liability by $0.2 million, to $2.3 million, the unfunded amount.  We also adjusted accumulated other comprehensive loss by $0.2 million (pre-tax), bringing the total in accumulated other comprehensive loss to $0.2 million (pre-tax), which is the amount of the net unrecognized actuarial loss.

Items not yet recognized as a component of net periodic pension cost and recognized in the Consolidated Balance Sheets are as follows at December 31:

	2006	2005
(In thousands)
Funded status	$(2,275)	$(3,201)

Amounts recognized in:
Long-term liabilities	2,275	1,876
Deferred taxes	79	—
Accumulated other comprehensive loss:
Unamortized net actuarial loss	123	—

There is no expected amortization of the unamortized net actuarial loss in 2007.

Net periodic postretirement benefit cost for the years ended December 31 includes the following components:

	2006	2005	2004
(In thousands)
Service cost	$153	$188	$126
Interest cost	122	157	91
Recognized net actuarial gain	10	52	6
Net periodic postretirement benefit cost	$285	$397	$223

The change in benefit obligation for the years ended December 31 includes the following components:

	2006	2005
(In thousands)
Benefit obligation at the beginning of the year	$3,201	$1,717
Service cost	153	188
Interest cost	122	157
Actuarial loss/(gain)	(1,172)	1,176
Benefits paid	(29)	(37)
Benefit obligation at the end of the year	$2,275	$3,201

The weighted-average discount rate used to determine net periodic postretirement benefit cost was 5.5% at December 31, 2006 and 6.00% at December 31, 2005.

For purposes of determining the cost and obligation for pre-Medicare postretirement medical benefits, a 9.3% annual rate of increase in the per capita cost of covered benefits (i.e., health care trend rate) was assumed for the plan in 2007, grading down to an ultimate rate of 5.00% in 2012.  Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans.  A one percent change in the assumed health care cost trend rate would have had the following effects:

	1% Increase	1% Decrease
(In thousands)
Effect on total of service and interest cost components	$15	$(12)
Effect on postretirement benefit obligation	$175	$(146)

13.          Environmental Remediation and Contingencies

We are subject to various stringent federal, state and local environmental laws and regulations and permit conditions (and interpretations thereof), including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees.  These laws, regulations and permits require us to incur significant capital and other costs, including costs to obtain and maintain expensive pollution control equipment.  They may also require us to make operational changes to limit actual or potential impacts to the environment.  A violation of these laws, regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns.  We cannot assure you that we have been, are or will be at all times in complete compliance with these laws, regulations or permits or that we have had or currently have all permits required for our operations.  In addition, environmental laws and regulations (and interpretations thereof) change over time, and any such changes, more vigorous enforcement policies or the discovery of currently unknown conditions may require substantial additional environmental expenditures.

We are also subject to potential liability for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where we arranged for the disposal of hazardous wastes.  If any of these sites are subject to investigation and/or remediation requirements, we may be responsible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or “CERCLA,” or other environmental laws for all or part of the costs of such investigation and/or remediation, and for damages to natural resources.  We may also be subject to related claims by private parties alleging property damage or personal injury due to exposure to hazardous or other materials at or from such properties.  While costs to address contamination or related third-party claims could be significant, based upon currently available information, we are not aware of any material contamination or third party claims.  We have not accrued any amounts for environmental matters as of December 31, 2006.

We are not involved in any legal proceedings that we believe could reasonably have a material adverse effect upon our business, operating results or financial condition.

14.          Income Taxes

The provision for income taxes for the years ended December 31 consists of the following:

	2006	2005	2004
(In thousands)
Current expense	32,754	16,218	18,182
Deferred expense/(benefit)	(1,069)	2,589	251
Total income tax expense	31,685	18,807	18,433

Deferred income taxes included in our Consolidated Balance Sheets reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the carrying amount for income tax return purposes.  Significant components of our deferred tax assets and liabilities are as follows at December 31:

	2006	2005
(In thousands)
Current deferred tax asset:
Current liabilities	$1,064	$531

Current deferred tax liability:
Prepaid assets	$429	$474

Long-term deferred tax liabilities:
Basis of property, plant and equipment	$447	$—
Production credits	753	788
Partnership investment	1,386	878
Contingency reserve	8,899	6,748
Long-term deferred tax liability	$11,485	$8,414

Long-term deferred tax assets:
Property, plant and equipment	$—	$149
Investment in marketing alliances	2,439	1,488
Benefit obligations	260	888
Accumulated other comprehensive income	687	578
Goodwill	2,706	3,550
Stock-based compensation	2,826	761
Long-term deferred tax assets	8,918	7,414
Valuation allowance	(3,537)	(5,703)
Net long-term deferred tax assets	5,381	1,711

Net long-term deferred tax liability	$6,104	$6,703

At December 31, 2006, the Company has recorded a valuation allowance of $3.5 million on its deferred tax assets and a contingency reserve of $8.9 million for tax assets that management believes may not be realized due to potential limitations imposed by Section 382 of the Internal Revenue Code.  The deferred tax assets include the excess tax basis in fixed assets over the corresponding book basis and other deductible temporary differences.  The Company increased its contingency reserve in 2006 to $8.9 million from $6.7 million in 2005.  The valuation allowance is reduced and the contingency reserve is increased as deductions are taken on tax returns which may be subject to potential Section 382 limitations for which the valuation allowance was originally established.

Reconciliation of differences between the statutory U.S. federal income tax rate and our effective tax rate follows for the years ended December 31:

	2006	%	2005	%	2004	%
(In thousands)
Income tax provision at federal statutory rate	$30,305	35.0	$17,846	35.0	$16,687	35.0
Increase/(decrease) in taxes resulting from:
State and local taxes, net of federal benefit	3,314	3.8	2,209	4.3	2,359	5.0
Other	(1,934)	(2.2)	(1,248)	(2.4)	(613)	(1.3)
Income tax expense	$31,685	36.6	$18,807	36.9	$18,433	38.7

In December 2004, the FASB issued Staff Position No. FAS 109-1, Application of SFAS 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities provided by the American Jobs Creation Act of 2004 (FSP 109-1).  The Company recognized $0.7 million and $0.3 million in tax benefits related to the qualified domestic production credit for the years ended December 31, 2006 and 2005, respectively.

15.          Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss at December 31, are as follows:

Accumulated Other Comprehensive (Loss)
(In thousands)
Balance at January 1, 2004	$(274)
Minimum pension liability adjustment, net of income taxbenefit of $76	(112)
Balance at December 31, 2004	(386)
Minimum pension liability adjustment, net of income tax benefit of $320	(481)
Balance at December 31, 2005	(867)
Adjustment to initially apply SFAS 158, net of tax benefit of $109	(207)
Balance at December 31, 2006	$(1,074)

16.          Stockholder Rights Plan

On December 12, 2005, the Board of Directors adopted a stockholder rights plan under which each common shareholder was issued one preferred share purchase right for each share of common stock outstanding prior to the 144a equity offering.  In addition, each share of common stock issued in the offering or after the consummation of the offering will be issued with an accompanying preferred share purchase right.  Each right will entitle the holder, under certain circumstances, to purchase one one-thousandth of a share of the Company’s Series A participating cumulative preferred stock, par value $0.001 per share, at an initial purchase price of $60.00 per one one-thousandth of a share of Series A participating cumulative preferred stock.  The Company may exchange the rights at a ratio of one share of common stock for each right at any time after a person or group acquires beneficial ownership of 20% or more of its common stock but before such party acquires beneficial ownership of 50% or more of its common stock.  The Company may also redeem the rights at its discretion at a price of $0.001 per right at any time before a person or party has acquired beneficial ownership of 20% or more of its common stock.  The rights will expire on November 30, 2015, unless earlier exchanged or redeemed.  Each share of Series A participating cumulative preferred stock that is purchased upon exercise of a right entitles the holder to receive an aggregate quarterly dividend payment of $1.00 or 1,000 times the cash and noncash dividends declared per share of common stock, whichever is greater.  As of December 31, 2006, there were no Series A participating preferred stock rights that had been exercised.

17.          Stock-Based Compensation Plans

As of December 31, 2006, we maintained one stock-based compensation plan, the Aventine Renewable Energy Holdings, Inc. 2003 Stock Incentive Plan (the “Plan”).  Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123(R)”), Share-Based Payment utilizing the modified prospective transition method.  SFAS 123(R) requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options and non-vested stock, based on their fair values at the time of grant.

The Plan was adopted by the Board of Directors (the “Board”) effective May 30, 2003, and was amended on each of September 6, 2005 and on December 12, 2005.  The Plan provides for the grant of awards in the form of stock options, restricted shares or units, stock appreciation rights and other equity-based awards to directors, officers, employees and consultants at the discretion of the Board or the Compensation Committee of the Board.  The term of awards granted under the plan is determined by the

Board or by the Compensation Committee of the Board, and cannot exceed ten years from the date of grant.  The maximum number of shares of common stock that may be issued under the Plan is limited to 5,001,172, provided that no more than 750,000 shares may be granted in the form of stock options or stock appreciation rights to any “covered employee” (as defined under Section 162(m) of the Internal Revenue Code) in any calendar year.  Unless terminated sooner, the Plan will continue in effect until May 29, 2013.

In conjunction with an equity offering and related stock split of 805.47131 to 1 shares completed in December 2005, all then existing option awards were adjusted to reflect the stock split as permitted by the Plan.  The modification resulted in an increase in the number of options outstanding in a ratio of 805.47131 to 1.  The exercise price of the options was also adjusted downward by this same 805.47131 to 1 ratio.  The fair value of the awards immediately after the adjustment did not exceed the fair value of the awards immediately before the adjustment.  Therefore, no additional compensation expense was recognized as a result of the modification.

Upon adoption of SFAS 123(R), the Company elected to value its share-based payment awards granted beginning in fiscal year 2006 using the Black-Scholes option-pricing model (“Black-Scholes model”), which was previously used in determining stock-based compensation cost using the minimum value method as outlined in Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, using the modified prospective method as permitted under the provisions of Statement of Accounting Standards No. 148 (“SFAS 148”), Accounting for Stock-Based Compensation — Transition and Disclosure (hereinafter called “SFAS 123”).  The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable.  The Black-Scholes model requires the input of certain assumptions.  The determination of fair value of share-based payment awards on the date of grant using the Black-Scholes model is affected by our stock price as well as the input of other subjective assumptions.  The option-pricing model requires a number of assumptions, of which the most significant are, expected stock price volatility, the expected pre-vesting forfeiture rate and the expected option term (the amount of time from the grant date until the options are exercised or expire).  Expected volatility is normally calculated based upon actual historical stock price movements over the expected option term.  Since we had no history of stock price volatility as a public company at the time of the grants, we calculated volatility by considering, among other things, the expected volatilities of public companies engaged in similar industries.  Pre-vesting forfeitures are estimated using a 3% forfeiture rate.  The expected option term is calculated using the “simplified” method permitted by SAB 107.  Our options have characteristics significantly different from those of traded options, and changes in the assumptions can materially affect the fair value estimates.

Pre-tax stock-based compensation expense for the year ended December 31, 2006 was approximately $6.5 million, of which $0.3 million was charged to cost of goods sold and $6.2 million was charged to selling, general and administrative expense.  This expense reduced earnings per share by $0.10 per basic and diluted share for the year ended December 31, 2006.  The Company recognized a tax benefit on its consolidated statement of income from stock-based compensation expense in the amount of $2.4 million for the 12 month period ended December 31, 2006.  The Company recorded pre-tax stock-based compensation expense for the year ended December 31, 2006 as follows:

Year Ended
(in millions)	December 31, 2006
Stock-based compensation expense:
Non-qualified stock options	$6.4
Restricted stock	$0.1

Effective January 1, 2004, the Company adopted the fair value provisions of SFAS 123.  The minimum value method as permitted by SFAS 123 was utilized in calculating stock-based compensation expense.  The Company recorded pre-tax stock-based compensation expense for the years ended December 31, 2005 and 2004 as follows:

	Year Ended December 31,
(in millions)	2005	2004
Stock-based compensation expense:
Non-qualified stock options	$1.9	$0.1
Restricted stock	—	—

Prior to the adoption of SFAS 123(R), the Company presented any tax benefits of deductions resulting from the exercise of stock options within operating cash flows in the consolidated statements of cash flows.  SFAS 123(R) requires tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options to be classified and reported as both an operating cash outflow and a financing cash inflow upon adoption of SFAS 123(R).

As of December 31, 2006, the Company had not yet recognized compensation expense on the following non-vested awards:

	Non-	Average Remaining
	recognized	Recognition Period
(in millions)	Compensation	(years)
Non-qualified options	$20.1	3.8
Restricted stock	0.2	2.3
Total	$20.3	3.8

The Company granted stock options during 2006 and 2005.  The determination of the fair value of the stock option awards, using the Black-Scholes model, incorporated the assumptions in the following table for stock options granted during the years ended December 31, 2006 and 2005.  The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant over the expected term.  Expected volatility is calculated by considering, among other things, the expected volatilities of public companies engaged in similar industries.  The expected option term is calculated using the “simplified” method permitted by SAB 107:

	December 31,
	2006	2005
Expected stock price volatility	58%	0.01%
Expected life (in years)	6.5	5
Risk-free interest rate	4.92%	4.0%
Expected dividend yield	0%	0%
Weighted average fair value	$14.52	$11.69

The following table summarizes stock options outstanding and changes during the years ended December 31, 2006, 2005 and 2004:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Shares	Exercise	Life	Intrinsic Value
	(in thousands)	Price	(years)	(in thousands)
Options outstanding — January 1, 2004	2,083	$1.24
Granted	371	1.96
Exercised	—	—
Cancelled or expired	260	1.24
Options outstanding — December 31, 2004	2,194	$0.53
Granted	1,269	3.80
Exercised	461	0.23
Cancelled or expired	83	0.23
Options outstanding — December 31, 2005	2,919	$2.01
Granted	670	23.70
Exercised	269	0.82
Cancelled or expired	55	0.23
Options outstanding — December 31, 2006	3,265	$6.57	8.1	$55,472
Options exercisable — December 31, 2006	706	$1.39	7.3	$15,652

The range of exercise prices of the exercisable options and outstanding options at December 31, 2006 are as follows:

Weighted-Average Exercise Price	Number of Exercisable Options (in thousands)	Number of Outstanding Options (in thousands)	Weighted- Average Remaining Life (years)
$0.23	429	1,094	6.5
$2.36 - $2.92	188	744	8.4
$4.35	89	757	8.8
$22.15 - $22.50	—	630	9.3
$43.00	—	40	9.5
Totals	706	3,265	8.1

In 2006, we awarded 8,060 shares of restricted stock under the Plan, with a weighted-average fair value at the date of grant of $27.92 per share.  These restricted shares vest 33% per year annually at the anniversary date of the grant.  We recorded compensation expense with respect to restricted stock awards of approximately $0.1 million in 2006 which is recognized on a straight-line basis over the three year vesting period of the restricted stock grants.

Restricted stock award activity for the years ended December 31, 2006 is summarized below.  There was no restricted stock outstanding nor any restricted stock activity in 2005 or 2004.

Weighted -
Average Grant
Date Fair
	Shares	Value per
	(in thousands)	Award
Unvested Restricted stock awards - January 1, 2006	—	—
Granted	8.1	$27.92
Vested	—	—
Cancelled or expired	—	—
Restricted stock awards — December 31, 2006	8.1	$27.92

In anticipation of our initial public offering, on June 6, 2006, our Board gave contingent approval of the acceleration of vesting of 71,488 options held by officers and employees to be effective immediately prior to the consummation of the initial public offering.  The Board approved the acceleration of the vesting in order to permit certain members of management the ability to sell stock in our initial public offering.  These options had a weighted-average exercise price of $4.35 per share.  As a result of the accelerated vesting, we recorded a pre-tax charge to earnings of $0.6 million in 2006.

18.          Commitments

We lease certain assets such as rail cars and terminal facilities from unaffiliated parties under non-cancelable operating leases.  Terms of the leases, including renewals, vary by lease.  Minimum future rental commitments under our operating leases having non-cancelable lease terms in excess of one year totaled approximately $200.4 million as of December 31, 2006 and are payable as follows:

(in millions)
2007	$20.4
2008	$20.3
2009	$22.1
2010	$21.2
2011	$20.5
thereafter	$95.9

Rental expense for operating leases was $17.7 million in 2006, $10.8 million in 2005 and $8.7 million in 2004.

At December 31, 2006, we had held back payments totaling $4.4 million towards the construction of our 57 million gallon dry mill facility in Pekin.  Other than this holdback which is included in accounts payable at December 31, 2006, we had no other commitments for capital expenditures at December 31, 2006.

We are party to ethanol marketing alliance contracts which require us Aventine to purchase and market all ethanol produced from these alliance ethanol facilities.  Under these contracts, the Company is generally obligated to purchase all of the ethanol produced by these facilities at a purchase price that is based upon the price at which it sells the ethanol less a pre-negotiated margin.  At December 31, 2006, Aventine had agreements with 12 producing alliance partners.  The contracts range from one year to as long as Aventine retains an investment in the alliance facility.  In addition, we have entered into new marketing agreements with both existing and new marketing alliance partners for the marketing of additional gallons that are either under construction or planned.

At December 31, 2006, we have committed to purchase approximately 1,138,000 MMBtus of natural gas at a weighted average fixed price of $7.92 during 2007.

At December 31, 2006, we had futures contracts to purchase approximately 735,000 tons of coal at a weighted average fixed price of $58.84 per ton

At December 31, 2006, we also had commitments to purchase approximately 12.3 million bushels of corn through December 2009, at an average price of $3.27 per bushel.  These commitments were negotiated in the normal course of business and represent a portion of our corn requirements, which we anticipate will exceed 75 million bushels in 2007.

We have contractual obligations, subject to certain conditions, including obtaining necessary permits, to develop a 113 million gallon plant adjacent to our Nebraska facility (using commercially reasonable best efforts to obtain a permit for 226 million gallon capacity) and a 226 million gallon plant in Mount Vernon, Indiana.  Accordingly, if we do not meet certain specified milestones or decide not to pursue the expansions, we would be subject to penalties.

19.          Earnings Per Share

The following table sets forth the computation of earnings per share for the years ended December 31:

	2006	2005	2004
(In thousands, except per share amounts)
Income available to common shares	$54,901	$32,182	$29,245

Basic weighted-average common shares	38,411	34,686	34,684
Dilutive stock options	1,228	1,366	1,084
Diluted weighted-average common and common equivalent shares	39,639	36,052	35,768
Earnings per common share—basic:	$1.43	$0.93	$0.84
Earnings per common share—diluted (1):	$1.39	$0.89	$0.82

(1)    To the extent that stock options are anti-dilutive, they are excluded from the calculation of diluted earnings/(loss) per share in accordance with SFAS 128.

We had additional potential dilutive securities outstanding representing 40,000 common shares for the year ended December 31, 2006 that were not included in the computation of potentially dilutive securities because the options’ exercise prices were greater than the average market price of the common shares.

20.          Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2006 and 2005:

2006	March 31	June 30	September 30	December 31
(In thousands, except per share amounts)
Net sales	$313,520	$442,905	$407,053	$428,942
Gross profit	30,595	50,208	27,345	23,466
Net income	12,187	24,654	5,287	12,773

Basic earnings per common share:	$0.35	$0.70	$0.13	$0.31
Diluted earnings per common share:	$0.34	$0.67	$0.12	$0.30

2005
(In thousands, except per share amounts)
Net sales	$197,030	$190,976	$259,203	$288,259
Gross profit	18,846	13,905	35,491	19,173
Net income	$6,635	$3,393	$17,660	$4,494
Basic earnings per common share:	$0.19	$0.10	$0.51	$0.13
Diluted earnings per common share:	$0.19	$0.09	$0.49	$0.12

21.          Subsequent Event

We have a signed commitment letter and are currently in the process of arranging a secured revolving credit facility to fund a portion of our expansion plans and other liquidity needs.  We cannot assure you that we will be successful in obtaining any such facility or, if we are successful, what the terms thereof will be.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Aventine Renewable Energy Holdings, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2006.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aventine Renewable Energy Holdings, Inc. and Subsidiaries at December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

St. Louis, Missouri

February 26, 2007

AVENTINE RENEWABLE ENERGY HOLDINGS, INC. AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Description	Balance Beginning of Period	Charged to Cost and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
(In thousands)
Year ended December 31, 2006:
Deducted from assets accounts:
Deferred tax valuation	$5,703	$—	$—	$2,166	$3,537

Year ended December 31, 2005:
Deducted from assets accounts:
Deferred tax valuation	$7,755	$—	$—	$2,052	$5,703

Year ended December 31, 2004:
Deducted from assets accounts:
Deferred tax valuation	$13,921	$—	$—	$6,166	$7,755

EXHIBIT INDEX

Exhibit No.	Description
10.1	Lease Agreement, dated as of October 31, 2006 by and between the Indiana Port Commission and Aventine Renewable Energy — Mt Vernon, LLC

10.2

Amended and Restated Credit Agreement among JPMorgan Chase Bank as Administrative Agent and Issuing Bank, Aventine Renewable Energy, Inc., Aventine Renewable Energy LLC, and the lenders from time to time party thereto dated as of September 15, 2006

10.3

Amended and Restated Guarantee and Security Agreement dated as of September 15, 2006 among JPMorgan Chase Bank, N.A. as Administrative Agent, Aventine Renewable Energy. Inc. and Aventine Renewable Energy, LLC

21.1	List of Subsidiaries

23.1	Consent of Independent Registered Public Accounting Firm

31.1	Certification of the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

Exhibit 10.1

LEASE AGREEMENT

By and Between

The Indiana Port Commission

And

Aventine Renewable Energy-Mt Vernon, LLC

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is made and entered into this _____ day of October, 2006 between the INDIANA PORT COMMISSION, a body corporate and politic existing under the laws of the State of Indiana (the “Commission”) and AVENTINE RENEWABLE ENERGY-MT VERNON, LLC an Delaware Limited Liability Company (Lessee).

RECITALS:

A.            The Commission is charged with the management and operation of the Ports of Indiana, including the Port of Indiana-Mount Vernon, in Posey County, Indiana (the “Port”).

B.            Lessee has discussed with the Commission the lease of certain property at the Port for the construction and operation of an Ethanol Plant.  The Commission and Consolidated Grain and Barge Co entered into an Option to Lease Real Estate on June 22nd 2006 and an Amended Option to Lease Real Estate on August 17th, 2006.  The Option and Amended Option were assigned to Lessee, with the consent of the Commission, on September 11, 2006.  Lessee exercised the Option on September 29, 2006.

C.            It is anticipated by the Commission that the lease of such property to Lessee and the use thereof by Lessee will contribute to the growth and development of the Port.

D.            After review by the Commission’s staff and in consideration of the benefits to be derived from and the burdens imposed by Lessee’s use of such property, the Commission has authorized the preparation of this Lease.

E.             Lessee and the staff of the Commission have each had substantial participation in the preparation of this definitive Lease, which shall, upon approval of this Lease by the Governor of Indiana, become effective.

F.             At a properly convened public meeting, the Commission has duly approved the execution and delivery of this Lease by its duly authorized officers.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual undertakings hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Commission and Lessee (the “Parties”) hereby agree as follows:

ARTICLE I

LEASE OF THE PREMISES

Section 1.01.          THE DEMISE.  The Commission does hereby demise and lease to Lessee, and Lessee does hereby lease from the Commission, that certain real estate consisting of approximately 116 acres, more or less, located at the Port of Indiana-Mount Vernon, a port managed and operated by the Commission in Posey County, Indiana; said real estate more

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particularly described and depicted in the drawings and descriptions attached hereto, made a part hereof, and marked Exhibit A (the “Real Estate”; the buildings, structures, fixtures and other improvements now or hereafter located on the Real Estate being herein referred to as the “Improvements”; and the Real Estate and Improvements being herein referred to as the “Leased Premises”).  The Real Estate is located within the Port more particularly described on Exhibit A-1 hereto.  Within sixty (60) days from the date hereof, Lessee shall provide to the Commission at Lessee’s sole expense a current ALTA/ACSM Land Title Survey of the Real Estate, containing Table A Items 1-4, 6, 7a, 8-10, 11a and 13 (the “Survey”).  Promptly after the receipt of the Survey, the parties shall enter into amendments to this Lease and the Memorandum hereof in form and substance reasonably satisfactory to each of them setting forth the metes and bounds description of the Real Estate.  The demise further grants to Lessee:

(i)                                     the non-exclusive right of ingress and egress to and from the nearest public roads and to and from the Leased Premises over existing roads within the Port, as such access may be changed from time to time by the Commission;

(ii)                                  the non-exclusive right of ingress and egress to and from all public wharves serving the Port and the Leased Premises, over existing roads and railroad tracks within the Port, as such access may be changed from time to time by the Commission; and

(iii)                               the non-exclusive right and easement to install, maintain, use, operate, repair, restore and relocate (A) water, gas, electric, sewer, drainage, telecommunications and other utility lines, pipes, pumps, conduits, facilities and equipment; (B) ethanol pipelines, facilities and equipment between the Leased Premises and wharfs at the Port; (C) grain conveyor lines between the Leased Premises and grain storage facilities and/or wharfs at the Port; (D) roads and railroad tracks between the Leased Premises and the roads and railroads within the Port.  The easements under this clause (iii) shall be at locations to be requested by Lessee and approved by the Commission.  Upon such approval by the Commission, at the request of Lessee or the Commission, the parties shall execute and deliver amendments to this Lease and any Memorandum hereof in form and substance reasonably satisfactory to each of them reflecting the location of the easement in question.  The facilities installed by Lessee in the easements under this clause (iii) shall be installed, operated, maintained and repaired by Lessee at its sole cost and expense as part of the Improvements, shall be the property of Lessee and shall be for the exclusive use of Lessee.  The Commission shall have the right to use and to grant others the use of the land on which such easements are located for other purposes that do not unreasonably interfere with the use and operation of the facilities installed therein by Lessee.

(iv)                              The Commission shall have the right at its sole cost and expense to relocate the roads and railroads within the Port and the easements under clause (iii) and the facilities Lessee’s facilities therein, provided that Lessee’s ingress and egress to and from the Leased Premises and wharves serving the Port and use of the facilities in the easements to be relocated is not interrupted for any substantial period of time or diminished.  In the event of any such relocation, at the request of

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Lessee or the Commission, the parties shall execute and deliver amendments to this Lease and any Memorandum hereof in form and substance reasonably satisfactory to each of them reflecting the location of the new easement in question and releasing the old easement.

Section 1.02.          THE ADDENDUM.  Immediately following the signature page of this Lease is the Addendum of State required contract provisions.  The Addendum and this Lease are incorporated into each other and, when read together, shall constitute one integrated document.  Any inconsistency, conflict, or ambiguity between the Addendum and this Lease shall be resolved by giving precedence and effect to the Addendum.

ARTICLE II

TERM

Section 2.01.          APPROVAL BY GOVERNOR.  This Lease is subject to and conditioned upon the approval of the Governor of the State of Indiana.  Lessee agrees that any of Lessee’s Work performed by Lessee prior to the approval of this Lease by the Governor of the State of Indiana or any other action taken or expense incurred by Lessee shall be at the sole risk of Lessee.  Lessee shall be without recourse against the Commission or the State of Indiana in the event this Lease is not approved by the Governor of the State of Indiana, and agrees to, and hereby does, hold the Commission harmless for any loss asserted or claimed, and to indemnify and defend the Commission against any such loss arising as a result of Lessee’s Work or occupancy of the Real Estate prior to the approval of this Lease by the Governor.  If the Governor fails to approve this Lease, Lessee agrees to restore, at its own expense, the Leased Premises substantially to its original condition.

Section 2.02.          THE ORIGINAL TERM.  The initial term of this Lease (the “Original Term”) shall commence on November 1, 2006, (the “Commencement Date”), and shall end at midnight on the 31st day of October, 2026.

Section 2.03.          OPTIONS FOR EXTENSIONS.  Lessee shall have options to extend this Lease for six (6) additional consecutive terms of five (5) years each (individually, an “Additional Term” and, collectively, the “Additional Terms”) commencing at the expiration of the Original Term or the prior Additional Term at the rental rate (subject to adjustment as provided herein) and subject to all of the other terms, covenants and conditions contained in this Lease, all of which shall be applicable to the Additional Terms.  The Original Term and any Additional Term the option for which is exercised may be referred to hereinafter collectively as the “Demised Term”.

The option to extend the term of this Lease may be exercised only if no Event of Default (as hereinafter defined) exists at the date of exercise or at the end of the Original Term or the current Additional Term, if applicable.  Notice of the exercise of an option to extend the term of this Lease shall be received by the Commission no later than one year prior to the expiration of the Original Term or the then current Additional Term (the “Notice Date”).  If such notice is not given by the Notice Date, the Lease shall terminate as of the end of the then current term.  If such

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notice is given by the Notice Date, the Lease, without further action by the parties, shall be automatically extended for the Additional Term.

Section 2.04.          PREMISES RESTORATION PLAN.  On or before December 1 of the last year of the term of this Lease Agreement, Lessee shall submit its Premises Restoration Plan to the Commission as provided in Article XIV.

ARTICLE III

RENT

Section 3.01.          METHOD AND MANNER OF PAYMENT.  Payment of Basic Rent (hereafter defined) shall be made by check payable to the order of Indiana Port Commission, mailed to the Commission at 150 West Market Street, Suite 100, Indianapolis, Indiana 46204, or to such other payee or at such other place as the Commission may designate from time to time in writing.

Section 3.02.          BASIC RENT.  Lessee agrees to pay to the Commission as rent for the Leased Premises a “Basic Rent” composed of Ground Rent for the Leased Premises, as follows:

(a)           The annual ground rental rate (the “Ground Rent”) for the Leased Premises, from the Commencement Date through the fifth anniversary of the Commencement Date, shall be Three Thousand Two Hundred Dollars ($3,200) per acre for a total annual Ground Rent of Three Hundred Seventy One Thousand Two Hundred Dollars ($371,200) (the “Initial Ground Rent”).  The Initial Ground Rent shall be payable in advance in equal successive monthly installments commencing on the Commencement Date (the “Initial Payment Date”) and continuing thereafter on the first day of every calendar month until the fifth anniversary of the Commencement Date.  If the actual number of acres of the Real Estate as determined by the Survey shall be more or less than 116 acres, at the request of Lessee or the Commission, the Ground Rent shall be redetermined and parties shall execute and deliver an amendment to this Lease in form and substance reasonably satisfactory to each of them reflecting the redetermined Ground Rent.

(b)           An Option Fee of One Hundred Thousand Dollars ($100,000) has been previously paid to the Commission.  Pursuant to the terms of the Amended Option the Option Fee shall be applied in full to Lessee’s Basic Rent obligations,  commencing with the November 1, 2006 Basic Rent payment.

(c)           On November 1, 2011 and on each fifth year thereafter (each date referred to as a “Rental Adjustment Date”) a rental adjustment (“Rent Adjustment”) shall be made, which shall produce the “Adjusted Ground Rent”.  Adjusted Ground Rent shall be based upon increases in the Producer Price Index All Commodities, 1982=100(hereinafter called the “Index”) published by the Bureau of Labor Statistics United States Department of Labor.  For purposes of calculating the first Adjusted Ground Rent, the “Final Index” published immediately preceding the Commencement Date of November 1, 2006 shall be the original base Index.  The term “Final Index” recognizes that the most recent four-month figures of the Producer Price Index are subject to revision.  Therefore the Commission will select the most

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recent Final Index figure which under current procedure will be that index four months prior to the Rental Adjustment Date.

Any increase in the Index from the original base Index to the Index last published preceding the first Rental Adjustment Date shall be computed as a percentage and the Adjusted Ground Rent to be paid by Lessee during the five (5) year period immediately succeeding the first Rental Adjustment Date shall be the Initial Ground Rent, multiplied by the sum of one hundred percent (100%) plus such percentage change in the Index; but shall in no event be less than the per acre annual Initial Ground Rent rate payable by Lessee, or the Adjusted Ground Rent then payable.

For example, the calculation of Adjusted Ground Rent to be paid by Lessee at the first Rental Adjustment Rate would be as follows:

Original Base Index:	100
Index Last Published
Preceding first Rental
Adjustment Date:	110
% Change in Index:	10%

Adjusted Ground Rent:

$3,200 x 110%	$3,520*

*Figures assumed for purposes of demonstration only.

(d)           In computing the rental adjustment for each subsequent Rental Adjustment Date, (the “Current Rental Adjustment Date”) the Index last published preceding the last preceding Rental Adjustment Date (the “Prior Rental Adjustment Date”) shall be the new base Index for purposes of calculating the Adjusted Ground Rent for the five (5) year period commencing on the Current Rental Adjustment Date.  Any increase in the Index from the new base Index to the Index last published preceding the Current Rental Adjustment Date shall be computed as a percentage, and the Adjusted Ground Rent to be paid by Lessee during the five (5) year period commencing on the Current Rental Adjustment Date shall be the per acre Ground Rent rate payable by Lessee for the period immediately prior to the Current Rental Adjustment Date multiplied by the sum of one hundred percent (100%) plus such percentage change in the Index; but shall in no event be less than the per acre Ground Rent rate payable by Lessee for the period immediately prior to the Current Rental Adjustment Date.  For example, the Adjusted Ground Rent to be paid by Lessee would be as follows:

New Base Index (last
published before the Prior
Rental Adjustment Date):	110

Index Last Published
Preceding Current
Rental Adjustment Date:	117
% Change in Index:	6.36%

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Annual per acre Adjusted Ground Rent
for Five (5) Year Period Commencing
on the Current Rental
Adjustment Date

$3,520 x 106.36%	$3,747.87*

*Figures assumed for purposes of demonstration only.

The Adjusted Rent shall be the Basic Rent payable by the Lessee starting on the Rental Adjustment Date.  A notice of the Adjusted Rent shall be sent to the Lessee at least two (2) weeks prior to the Rental Adjustment Date.

If, during the Demised Term, the Bureau of Labor Statistics shall discontinue the publication of the Producer Price Index, all commodities, without issuing appropriate method of adjustment, the Commission shall select a substitute index.

Section 3.03.          PORT TARIFF CHARGES.  In addition to the Basic Rent, Lessee shall pay the Commission (either directly or through an authorized terminal operator) the tariff charges specified in the most recently published Port Tariff, Rates, Charges, Rules and Regulations (the “Port Tariff”) a current copy of which is attached hereto as Exhibit B.  The Commission reserves the unqualified and unconditional right to interpret, change, amend or revise the Port Tariff and to supplement, increase or decrease the rates and charges specified therein.  Lessee covenants that it shall comply with the Port Tariff in all respects and shall pay all assessments and charges thereunder as and when due in accordance with the Commission’s billing procedures and shall provide all documentation as and when reasonably required by the Commission for the determination of such assessments and charges.

The Port Tariff charges are for Lessee’s use of the harbor, docks, wharves, appendant facilities, roads, railroad tracks and similar transportation facilities of the Commission, and Lessee’s customers and/or suppliers and/or by vehicles and vessels owned or chartered in connection with the delivery or transportation of materials, goods or products to and from the Leased Premises.  Notwithstanding the foregoing, Lessee shall not be required to pay the Port Tariff charges on raw materials transported to the Leased Premises which are used in ethanol production.  Lessee’s use of such facilities is subject to any operators thereof and the Port Tariff.  Lessee shall be responsible for reporting to the Commission all vehicle and vessel activity and cargos on a weekly basis (but not later than seven (7) days after vessel departure), with supporting documentation, manifests, bills-of-lading, etc.  The Port Director, or another affiliate of the commission, shall have the right to review and inspect Lessee’s records and books to verify reported activity at the Port.

The Commission shall then invoice Lessee with thirty (30) day payment terms.  Any invoices not paid within thirty (30) days after billing shall be deemed delinquent.  If the reports required herein are not timely made, the Commission shall have the right to assess Lessee a reasonable fee for the additional administrative costs of handling such late reports, such fee not to exceed five percent (5%) of the amount ultimately determined by the Commission from reviewing such

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reports to be due from Lessee in excess of the amount determined to be due from reports previously submitted by Lessee.

Section 3.04.          MINIMUM GUARANTEED WHARFAGE.

(a)           In addition to the Basic Rent and the tariff charges provided in Sections 3.02 and 3.03, Lessee shall pay or cause to be paid to the Commission wharfage payments on no less than One Hundred Seventy Six Million (176,000,000) gallons of ethanol per year (equal to 572,280 tons) (the “Minimum Guaranteed Ethanol Wharfage”) and 548,043 tons of DDG’s per year (the tons of DDG’s generated from the production of 176 million gallons of ethanol) (the “Minimum Guaranteed DDG’s Wharfage”; together with the Minimum Guaranteed Ethanol Wharfage, the “Minimum Guaranteed Wharfage”).

(b)           The Minimum Guaranteed Wharfage shall be phased in pursuant to the following schedule:

The Project shall have a two-phased production build out.  Phase One equals 110 million gallon annual capacity; Phase Two equals 110 million gallon annual capacity; for a total Project annual capacity of 220 million gallons of ethanol.  The Phase One 110 million-gallon annual production of ethanol shall begin (other than for purposes of testing operations) on or before September 1, 2008.  The Phase Two production shall commence (other than for purposes of testing operations) on or before January 1, 2010.  Beginning January 1, 2010 the Project’s annual production of ethanol shall be 220 million gallons.

The Phase One Minimum Guaranteed Wharfage is 88 million gallons of ethanol per year and the tons of DDG’s generated from the production of 88 million gallons of Ethanol, which shall commence on the earlier of (i) the start of ethanol production (other than for purposes of testing operations) in Phase One or (ii) September 1, 2008. The Phase Two Minimum Guaranteed Wharfage is on an additional 88 million gallons of ethanol per year, and the tons of DDG’s generated from the production of an additional 88 million gallons of Ethanol, which shall commence on the earlier of (i) the start of ethanol production (other than for purposes of testing operations) in Phase Two or (ii) January 1, 2010.

(c)           Notwithstanding the rates set forth in the Port Tariff, the wharfage rates for Ethanol, DDG’s and C02 is as follows:

Ethanol	33 cents per ton
DDG’s	15 cents per ton
C02	15 cents per ton (when commercial marketable.)

Notwithstanding the rates set forth in the Port Tariff, the wharfage rate for ethanol, DDG’s and CO2 shall be adjusted on each fifth (5th) anniversary date of the Lease Agreement using the Index formula for adjusting Ground Rent as stated herein.  Lessee shall pay wharfage on all outbound product regardless of the mode of transportation used.  Notwithstanding anything else

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to the contrary set forth in the Port Tariff or this Lease, Lessee shall not pay any wharfage rate on raw materials delivered to the Leased Premises which are used in the production of ethanol.

(d)           In the event during any calendar year the wharfage actually paid or caused to be paid to the Commission by Lessee (“Actual Wharfage”) for ethanol, DDG’s and C02 received or trans-shipped to and from the Leased Premises over the Commission’s wharves and docks for such calendar year shall not equal or exceed the Minimum Guaranteed Wharfage, Lessee shall pay to the Commission within thirty (30) days of the end of such calendar year and receipt of a bill therefor from the Commission, as additional rent for the use of the Commission’s property and the Leased Premises, the positive difference between the Minimum Guaranteed Wharfage and the Actual Wharfage, with the difference being calculated based on the a wharfage rate at the then current per ton tariff rate as agreed to in this Lease.

(e)           In the event the first or last Lease Year under this Lease does not commence on January 1, or end on December 31, the Minimum Guaranteed Wharfage Tonnage shall be prorated.  For purposes of this Section 3.04(e), a “Lease Year” (x) with respect to Phase One, commences on the earlier of (i) the start of ethanol production (other than for purposes of testing operations) in Phase One or (ii) September 1, 2008, and (y) with respect to Phase Two, commences on the earlier of (i) the start of ethanol production (other than for purposes of testing operations) in Phase Two or (ii) January 1, 2010.  Any amount of wharfage paid by Lessee over and above the Minimum Guaranteed Wharfage for a calendar year shall not be credited against the Minimum Guaranteed Wharfage for any prior or succeeding calendar years.

Section 3.05.          NET RENT.  Lessee shall pay to the Commission the Basic Rent, the Minimum Guaranteed Wharfage, Impositions and the other charges hereunder without any notice, demand, set-off, counterclaim, abatement or deduction whatsoever, except as may be expressly set forth in this Lease.  The parties intend that the obligations of Lessee hereunder shall be covenants and agreements that are separate and independent from any obligations of the Commission hereunder and shall continue unaffected unless such obligations have been modified or terminated in accordance with an express provision of this Lease.

Section 3.06.          DELINQUENT PAYMENTS AND AUDITS.  The Commission shall assess a late fee on any delinquent payments due from Lessee to the Commission under the terms of this Lease at the rate set forth in the Port Tariff, and if no rate is set forth in the Port Tariff, at the annual rate of ten percent (10%), per annum.  The Commission shall also have the right to request an audit by an independent certified public accountant of Lessee’s Use of the Commission’s facilities.  If discrepancies are found to exceed two percent (2%) of the total usage reported in any year, then Lessee shall pay the amount due and owing as a result of the discrepancy together with the cost of the audit within thirty (30) days after receipt of a statement thereof.

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ARTICLE IV

CONSTRUCTION OF IMPROVEMENTS

Section 4.01.          LESSEE IMPROVEMENTS.

(a)           Lessee agrees to construct a facility (the “Project”) on the Leased Premises as more fully described on Exhibit C attached hereto.  Such Project shall be constructed substantially in accordance with the Plans and Specifications (as defined below) and said construction shall hereafter be referred to as “Lessee’s Work”.  Throughout the Demised Term, Lessee shall retain fee simple title to the Improvements now or hereafter located on the Real Estate.  Upon the expiration or termination of the Demised Term, title to the Improvements shall vest in accordance with Article XIV hereof.

(b)           Lessee shall commence construction of Phase I of the Project on or before April 1, 2007 (the “Construction Date”).  For purposes hereof, “Commence Construction” means the presence of contractors on the Leased Premises performing excavation work beyond clearing of the site after Lessee has obtained all required building permits.  Lessee shall: (i) cause substantial completion of Phase One of the Project with a capacity of 110 million gallons of ethanol and the commencement of production of ethanol from Phase One (other than for the purposes of testing operations) to occur on or before September 1, 2008, and (ii) to cause substantial completion of Phase Two of the Project with a capacity of an additional 110 million gallons of ethanol and the commencement of production of ethanol from Phase Two (other than for the purposes of testing operations) to occur on or before January 1, 2010.

(c)           Lessee agrees to prosecute with due diligence all Lessee’s Work.  The parties acknowledge the Construction Date in Section 4.01(b) above is established following consultation by Lessee with its construction managers and suppliers and are reasonable and obtainable.  The parties further acknowledge that there are external circumstances and conditions, which may arise, through no fault of Lessee, which will make it impossible for Lessee to comply with such Construction Date.  Such external circumstances and conditions, such as the failure of a governmental agency to issue a required permit following timely application, while not rising to the level of a Force Majeure Event, as hereafter defined, may extend the time for compliance by Lessee.  Lessee shall diligently pursue obtaining permits for Phase One and Phase Two.  In the event Lessee believes it will be unable to obtain permits by April 1, 2007, but in good faith believes that such permits may be issued by July 1, 2007, Lessee may postpone until July 1, 2007 such April 1, 2007 date by written notice of such postponement provided to the Commission on or before April 1, 2007.  Lessee may thereafter, but prior to July 1, 2007, give the Commission written notice of an anticipated failure to comply with the July 1, 2007 date.  Immediately following the written notice, Lessee and the Commission agree to negotiate in good faith a waiver of the July 1, 2007 date and the establishment of a new date, which shall be for the shortest reasonable time period required.  Failing agreement, either Lessee or the Commission may terminate this Lease.

Section 4.02.          ALTERATIONS AND ADDITIONS.  Lessee shall be entitled to make modifications to the Project provided the modifications do not expand the physical scope or size of the Project or alter the physical infrastructure (“Minor Modifications”).  Lessee shall not be

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entitled to make modifications that would expand the physical scope or size of the Project or alter the physical infrastructure, without the prior written consent of the Commission, which consent will not be unreasonably withheld (“Major Modifications”).  All Minor Modifications and Major Modifications undertaken by the Lessee shall be made in accordance with this Article.  Any modifications, Minor and Major, shall also be referred to herein as “Lessee’s Work”.  During the Demised Term, the Project and all other Lessee’s Work shall be the property of Lessee.

Section 4.03.          ASSURANCE OF PAYMENT AND PERFORMANCE.  Lessee shall promptly pay all expenses, costs and charges of every kind and nature arising out of Lessee’s Work, as the same become due and payable.

Section 4.04.          COMPLIANCE WITH LAWS.  The Project or any other Lessee’s Work, when completed in accordance with the Plans and Specifications will not violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind, including, without limitation, Federal and State Homeland Security laws and regulations, aviation, zoning, building, environmental, land use, noise abatement, occupational health and safety or other laws, any building permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not, and in accordance with all rules and regulations promulgated by the Commission.  In addition, Lessee shall comply with the provisions of the Declaration of Restrictions attached hereto as Exhibit D and hereby made a part hereof (the “Declaration”) binding upon a lessee of the Leased Premises.  The Declaration may be amended by the Commission from time to time and it is the duty of the Lessee to examine the most recent Declaration as found in the Commission’s office.

Lessee shall indemnify and hold the Commission harmless from and against any and all costs, expenses, liability, claims, actions and causes of action actually incurred by the Commission and arising out of Lessee’s violation of any legal requirements.

At its sole cost and expense, Lessee may contest in good faith the validity in whole or in part of any of the foregoing legal requirements or the application thereof to the Project or Lessee.  Promptly upon request, but subject to the Commission’s normal approval process, the Commission shall execute and deliver any documents that are reasonably requested by Lessee and required to be signed by the Commission to permit Lessee to conduct any such contest and shall cooperate with Lessee  in conducting such contest, and Lessee shall reimburse all third-party costs incurred by the Commission.  To the extent permitted by law Lessee may defer compliance with the legal requirement or requirements being contested, provided that the contest proceeding prevents enforcement of the legal requirement/s being contested or will not subject the Commission to any criminal penalty or to any material fine or liability, and provided that if an Event of Default is continuing Lessee shall provide to the Commission reasonable security.  When any such contest is concluded and such legal requirement/s are complied with to the extent required, any security so deposited  shall be promptly returned to Lessee.

Section 4.05.          PLANS AND SPECIFICATIONS.  The plans and specifications for the Project and any Major Modifications shall be reviewed and approved in writing by the Port Engineer, prior to commencing any of Lessee’s Work (once approved, the “Plans and Specifications”).  Approval of the Plans and Specifications shall not be unreasonably withheld conditioned or

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delayed.  Review and approval of the Plans and Specifications shall be for the sole benefit of the Commission, and the Commission makes no representations or warranties as to the suitability or soundness of the Plans and Specifications or of any aspect of the Lessee’s Work.  The location of all utilities, including electric, telephone, gas and water, as they enter upon the Leased Premises, will be included in said Plans and Specifications for approval in order that the master plan layout for such items on the Port site will not be violated or jeopardized.

Within twenty (20) business days after delivery of Plans and Specifications to the Port Engineer, the Port Engineer shall either approve the Plans and Specifications or shall advise Lessee in writing of any modifications which, in the Port Engineer’s reasonable opinion, are necessary for compliance with the regulations promulgated by the Commission and the Declaration (as defined above).  Lessee shall thereafter make appropriate modifications to the Plans and Specifications.  When tendered to the Port Engineer, the Plans and Specifications shall be complete in all material respects, containing all detail requisite for the Lessee’s Work, which, when built and equipped in accordance therewith, shall be ready for the intended use thereof.  Lessee shall not make any changes in the Plans and Specifications after they have been approved by the Port Engineer, without the prior written consent of the Port Engineer, which shall not be unreasonably withheld.

Lessee, at its sole cost, shall obtain all permits, licenses and approvals necessary for Lessee’s Work, which permits shall be delivered to the Port Engineer at least five (5) days prior to the commencement of construction.  When tendered to the Port Engineer, the Plans and Specifications shall be complete in all material respects, containing all detail reasonably required for the Major Modifications which, when built in accordance therewith, shall be ready for the intended use thereof.  Lessee shall not make any material changes in the Plans and Specifications after they have been approved by the Port Engineer, without the prior written consent of the Port Engineer, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 4.06.          MECHANIC’S LIENS.  Lessee shall keep the Leased Premises, including all Lessee’s Work and improvements located thereon, free and clear of any and all mechanic’s, materialmen’s and other liens for or arising out of or in connection with work or labor done, services performed, or materials or appliances used or furnished for or in connection with any operations of Lessee, any alteration, improvement, or repairs or additions which Lessee may make or permit or cause to be made, or any work or construction, by, for, or permitted by Lessee on or about the Leased Premises, or any obligations of any kind incurred by Lessee.  Except as otherwise expressly provided for herein, Lessee shall promptly and fully pay and discharge or bond over any and all claims against Lessee on which any such lien is or could be based and indemnify and hold harmless the Commission and the Leased Premises and all buildings and improvements located thereon against all such liens and claims of liens and suits or other proceedings pertaining thereto.

If Lessee desires to contest any such lien, it shall notify the Commission of its intention to do so within thirty (30) days after Lessee’s receipt of notice of the filing of such lien and shall commence to contest such lien within the same time period, and diligently pursue such contest thereafter.  In such case, and provided that enforcement of such lien against the Leased Premises is stayed pending the conclusion of such contest, Lessee shall not be in default under this Lease until thirty (30) days after the final determination of the validity thereof by the court or other

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tribunal having proper jurisdiction of the same, within which time Lessee shall satisfy and discharge such lien to the extent held valid, but the satisfaction, discharge or bonding of any such lien shall not, in any case, be delayed if enforcement of the lien is not stayed pending the conclusion of such contest.

Lessee shall give the Commission written notice no less than ten (10) days in advance of the commencement of any substantial construction, alteration, addition or improvement to the Leased Premises in order that the Commission may post appropriate notices of the Commission’s non-responsibility in connection therewith.

Section 4.07.          NO LIENS ON FEE.  The Commission’s interest in the Leased Premises shall not be subjected to liens of any nature by reason of Lessee’s construction, alteration, repair, restoration, replacement or reconstruction of any Improvements on the Leased Premises, or by reason of any other act or omission of Lessee (or of any person claiming by, through or under Lessee) including, but not limited to, mechanics’ and materialmen’s liens.  All persons dealing with Lessee are hereby placed on notice that such persons shall not look to the Commission or to the Commission’s credit or assets (including the Commission’s interest in  the Improvements constructed thereon or furnishings contained therein) for payment or satisfaction of any obligations incurred in connection with the construction, alteration, repair, restoration, replacement, reconstruction or financing thereof by or on behalf of Lessee.  Lessee has no power, right or authority to subject the Commission’s interest in the Leased Premises to any mechanic’s lien or claim of lien.

Section 4.08.          CONDITION OF LEASED PREMISES.  Lessee’s Work and all other work performed by or on behalf of Lessee at the Leased Premises shall be at the sole risk of Lessee, including any and all loss arising or resulting from the condition of the Leased Premises.  Lessee understands that the Commission has made no representations concerning the condition of the Real Estate or its suitability for construction of the Project or for any use or purpose whatsoever and that the execution of this Lease is based solely upon Lessee’s inspection of the Real Estate.

Section 4.09.          FAILURE TO COMPLETE PROJECT.  In the event Lessee fails to meet its obligations under this Article, the Commission shall be entitled to any remedies the Commission has under Article XI hereof.  In addition, the Commission may (but shall not be obligated to), after providing Lessee sixty (60) days prior written notice and opportunity to cure (unless Lessee commences within such time to cure such failure and thereafter diligently prosecutes such cure to completion), take over and complete construction in accordance with the Plans and Specifications, with such changes as the Commission may, in its reasonable discretion, deem appropriate (provided the character and scope of the Project remains materially unchanged), all at the risk, cost and expense of the Lessee.  If the Commission elects to complete the construction of the Project, Lessee shall promptly pay to the Commission the cost of such completion as reasonably estimated by the Commission, provided that Lessee shall also be liable to reimburse the Commission on demand for any reasonable costs incurred in excess of such estimate.

The Commission may assume or reject any contracts entered into by Lessee in connection with the Project, and may enter into additional or different contracts for services, labor and for materials required, in the reasonable judgment of the Commission, to complete construction, and

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may pay, compromise and settle all claims in connection therewith.  Upon the Commission’s election to take over and complete construction, Lessee hereby assigns all of its rights in the contract with the contractor and any subcontractors or material suppliers it may have or enter into in the future in completing the Project to the Commission, and all its rights in the Plans and Specifications and all other contracts in connection with the Project, all subject to any prior assignment to any Mortgagee, and subject to any consents to such assignment as may be required from third parties, such assignment or assignments to be accepted and become effective only in the event the Commission shall proceed with the remedies afforded herein.  Any contract entered into by Lessee shall provide that it is assignable to any Mortgagee and the Commission, or may be terminated by any Mortgagee or the Commission, if a Mortgagee exercises its rights under its Mortgage or the Commission exercises it rights under this Section, such rights of the Commission being subject and subordinate to such rights of a Mortgagee.

Section 4.10.          REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF LESSEE.  The Lessee makes the following representations, warranties and agreements:

(a)           Lessee is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.  Lessee has full right, power and authority to execute and deliver this Lease.  Lessee shall provide to the Commission, contemporaneously with the execution hereof, corporate resolutions approving this Lease and authorizing the signatory hereto to execute this Lease on behalf of Lessee.  If Lessee is not organized pursuant to laws of the State of Indiana, it warrants and represents that it is now duly qualified to do business in the State of Indiana as a foreign limited liability company and agrees that it will continuously remain so qualified during the Demised Term.

(b)           Neither the execution and delivery of this Lease, nor the consummation of the transactions contemplated hereby, nor compliance with the terms, conditions and provisions hereof will conflict with or result in a breach of any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality or agency or any agreement or instrument to which Lessee or any guarantor is a party or by which it or its property are subject or bound, or constitute a default thereunder or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the property of Lessee pursuant to the terms of any such agreement or instrument.

(c)           The execution and delivery of this Lease has been duly authorized by all necessary action on the part of Lessee, and no authorization, approval or consent by, or from, any governmental or public regulatory authority is necessary.  This Lease has been duly and validly executed and delivered by Lessee and constitutes a legal, valid and binding obligation of Lessee, enforceable in accordance with its terms.  Guarantors’ financial statements delivered to the Commission prior to the execution and delivery of this Lease fairly present their respective financial condition as of the date thereof.  Since the dates of such financial statements, there has been no material adverse change in the assets, liabilities or financial condition of guarantors as reflected therein.  Neither Lessee nor guarantor has admitted or failed to disclose a fact or contingency that would materially adversely affect the consolidated financial position of guarantor reflected in such financial statements.

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(d)           There are no actions, suits, proceedings, investigations or inquiries pending, or to the knowledge of Lessee or any of the guarantors, threatened, against or affecting Lessee or any of the guarantors before any court or governmental instrumentality or agency, the result of which might have a material adverse effect on Lessee or its operations or consolidated financial condition, or on the operation of the Leased Premises or the financial condition of any of the guarantors.

(e)           During the Demised Term, and within ninety (90) days after the close of each fiscal year, Lessee shall furnish the Commission the current annual consolidated audited financial statements of guarantor filed with the U.S. Securities and Exchange Commission on Form 10-K.  In addition, during the Demised Term, and within forty-five (45) days after the close of each fiscal quarter, Lessee shall furnish the Commission current quarterly financial statements of guarantor filed with the U.S. Securities and Exchange Commission on Form 10-Q.

(f)            Lessee shall promptly give the Commission written notice of all litigation, actions, suits or proceedings, investigations or inquiries before any court or governmental authority affecting Lessee, the Leased Premises or a guarantor which, if determined adversely to Lessee, would have a material adverse effect on the consolidated financial condition of any of the guarantors or on the consolidated financial condition or operations of Lessee or its ability to perform any of its obligations under the Lease.

(g)           Lessee shall provide to the Commission, contemporaneously with the execution hereof, an opinion of counsel to Lessee as to those matters reasonably requested by the Commission.

ARTICLE V

USE AND MAINTENANCE

Section 5.01.          BUSINESS USE.  The Leased Premises shall be used and occupied by Lessee only for the operation of an ethanol production facility, including the production, storage and shipment (by truck, railroad, barge, pipeline and other means of transportation) of ethanol and ethanol related products and by products, and for related offices, storage tanks, storage facilities and other facilities incidental to such activity, in accordance with the description set forth on Exhibit F (the “Permitted Uses”).  Lessee shall comply with all laws, orders, rules and regulations in carrying out such Permitted Uses.  The Leased Premises may not be used for any other purpose without the Commission’s prior written consent, which consent may be withheld in the Commission’s sole discretion.  If Lessee shall materially alter its method of producing ethanol from that described in Exhibit F, Lessee shall notify the Commission prior to such modification and the Commission may impose reasonable conditions on the use of the Leased Premises for such alternate method.  Lessee shall not abandon the Leased Premises at any time during the Demised Term.  If Lessee shall abandon or surrender the Leased Premises, or be dispossessed by process of law, or otherwise, any personal property belonging to Lessee and left on the Leased Premises for more than ninety (90) days shall be deemed to be abandoned, at the option of the Commission.  Lessee covenants and agrees that it will use, maintain and occupy the Leased Premises in a careful, safe and lawful manner.

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Section 5.02.          MAINTENANCE OF LEASED PREMISES.  Lessee shall, at its sole cost and expense, keep the Leased Premises, including, but not limited to, the entire interior and exterior of all improvements at any time located thereon, all structural components and mechanical systems, the parking areas, landscaped areas, lawns, and all other portions of the Leased Premises in good condition and repair and in good operating condition and in a clean and sightly condition.  The Commission shall have no repair or maintenance obligations concerning the Leased Premises.

Section 5.03.          UTILITY CHARGES.  Lessee agrees to pay all charges for sewer, trash removal, water, gas, electricity, telephone and all other utility services used upon the Leased Premises throughout the Demised Term, including any and all tap-in fees and all costs and expenses incurred in extending any utility service to the Leased Premises from the point provided by the utility company, and to indemnify and hold the Commission harmless from any and all liability resulting from any non-payment for any such services.  Lessee shall abide by all requirements of any utility providing service to Lessee, and Lessee shall indemnify and hold the Commission harmless from any and all liability, cost and expense (including reasonable attorneys’ fees) incurred by the Commission as a result of Lessee’s use of any utilities.

ARTICLE VI

PAYMENT OF TAXES AND ASSESSMENTS

Section 6.01.          IMPOSITIONS.  Lessee shall pay or cause to be paid, all real property taxes, personal property taxes and other taxes, assessments, including any assessments and other charges provided for in the Declaration; water and sewer charges, levies, license and permit fees and other governmental charges of any kind and nature whatsoever, which at any time during the Demised Term may be assessed, levied, or become due and payable, or become a lien on, the Leased Premises, Lessee’s leasehold interest therein, improvements or any appurtenance thereon; all of which are collectively referred to herein as “Impositions”.  All such payments shall be made before any fine, penalty, interest or cost may be added for non-payment.

Upon written request, Lessee shall furnish the Commission reasonable evidence of payment of all such Impositions.

Section 6.02.          LESSEE CONTESTING IMPOSITIONS.  Lessee shall, for tax purposes, have the right to seek a reduction in the valuation of the Leased Premises or its interest therein, including any real or personal property located on the Leased Premises.  At its sole cost and expense, Lessee, may contest in good faith the amount or validity in whole or in part of any Imposition.  Promptly upon request but subject to the Commission’s normal approval process, the Commission shall execute and deliver any documents that are reasonably requested by Lessee and required to be signed by the Commission to permit Lessee to conduct any such contest and shall cooperate with Lessee  in conducting such contest, and Lessee shall reimburse all third-party costs incurred by the Commission.  To the extent permitted by law, Lessee may defer payment thereof, provided that such contest prevents the collection of item or items being contested, and provided that if an Event of Default is continuing Lessee shall provide to the Commission reasonable security in the amount of the item or items so contested, plus from time

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to time such additional amounts as may be reasonably required to cover interest or penalties accrued or to accrue on any such item or items.

The Commission may, on thirty (30) days written notice to Lessee, require Lessee to pay such contested item or items or may pay such items out of the security provided to the Commission if, in the Commission’s reasonable determination, there is undue delay by Lessee in the prosecution of such proceedings, or if, in the reasonable determination of the Commission, protection of the Leased Premises or of the Commission’s interests therein shall require such payment.  When any such contested items shall have been paid or canceled, any security so deposited to cover them and not applied by the Commission as a payment, shall be promptly returned to Lessee.

ARTICLE VII

ASSIGNMENT AND SUBLETTING

Section 7.01.          ASSIGNMENT, SUBLETTING AND MORTGAGING.  Lessee may not assign this Lease or sublet all or any portion of the Leased Premises without the prior written approval of the Commission, which approval shall not be unreasonably withheld.  In granting such approval consent in this Section 7.01 and Section 7.02 below, the Commission shall be entitled to consider, among other items, the proposed assignee’s financial condition, business reputation, nature of the proposed assignees business, and such other factors as may reasonably bear upon the suitability of the assignee as a lessee of the Leased Premises and a tenant at the Port.  No such approval shall be required for any assignment or sublease to any Affiliate.  Except as permitted under Section 7.02 hereunder, Lessee may not grant a security interest in, pledge or mortgage its Leasehold Estate, without the prior written approval of the Commission, which approval may be granted or withheld in the sole and absolute discretion of the Commission.

As herein, unless otherwise specified, the following terms have the following meanings:

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person.

“person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or other entity or organization, including a government or political subdivision, agency or instrumentality thereof.

“control” and variations thereof means ownership, directly or indirectly, of more than 50% of the voting securities of or interests in a person.

Section 7.02.          MORTGAGEE PROTECTIONS.  Notwithstanding anything in this Lease to the contrary:

(a)           Provided that any Mortgagee or Lessee provides the Commission with a copy of an executed, or conformed copy, of a Mortgage which contains the name and address of the Mortgagee, the Commission hereby covenants and agrees to faithfully perform and comply with the following provisions with respect to such Mortgage (“Mortgage” and “Mortgagee” mean a mortgage or a mortgagee satisfying the provisions of this Section 7.02):

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(b)           Acknowledgement of Notice.  Upon receipt of a Mortgage as set forth above, the Commission shall provide a written acknowledgment to such Mortgagee.  Such notice from Mortgagee shall not be deemed effective until Lessee or Mortgagee receives confirmation of delivery of such notice as described in Section 16.01 or the Commission has provided written acknowledgement of such delivery pursuant to said Sections.

(c)           No Modification or Lease Impairment.  No action by Lessee or the Commission to cancel, surrender, or materially modify the terms of this Lease or the provisions of this Section 7.02 or any other Lease Impairment shall be binding upon Mortgagee without its prior written consent.

(d)           Notices.  If the Commission shall give any notice, demand, election or other communication which may adversely affect the security for a Mortgage, including without limitation a notice of a default or an Event of Default hereunder (hereinafter collectively “Notices”), to Lessee hereunder, the Commission shall simultaneously give a copy of each such Notice to the Mortgagee at the address theretofore designated by it.  No Notice given by the Commission to Lessee shall be binding upon or affect said Mortgagee unless a copy of said Notice shall be given to Mortgagee pursuant to this Section.  In the case of an assignment of such Mortgage or change in address of such Mortgagee, said assignee or Mortgagee, by written notice to The Commission, may change the address to which such copies of Notices are to be sent.  The Commission shall not be bound to recognize any assignment of such Mortgage unless and until the Commission shall be given written notice thereof, a copy of the executed assignment, and the name and address of the assignee; and such notice shall not be effective until the person giving such notice receives confirmation of delivery of such notice as described in Section 16.01 or the Commission has provided written acknowledgement of such delivery pursuant to said Section.  Thereafter, such assignee shall be deemed to be the Mortgagee hereunder with respect to the Mortgage being assigned.  If such Mortgage is held by more than one person, corporation or other entity, no provision of this Lease requiring the Commission to give Notices or copies thereof to said Mortgagee shall be binding upon the Commission with respect to such Mortgage unless and until all of said holders shall designate in writing one of their number to receive all such Notices and copies thereof and shall have given to the Commission a copy of an executed, or conformed copy, of  such designation.

(e)           Performance of Covenants.  The Mortgagee shall have the right to perform any term, covenant or condition and to remedy any default or Event of Default by Lessee hereunder within the time periods specified herein, and the Commission shall accept such performance with the same force and effect as if furnished by Lessee; provided, however, that said Mortgagee shall not thereby or hereby be subrogated to the rights of the Commission.

(f)            Delegation to Mortgagee.  Lessee may delegate irrevocably to the Mortgagee the exclusive or non-exclusive authority to exercise any or all of Lessee’s rights hereunder, but no such delegation shall be binding upon the Commission unless and until either Lessee or the Mortgagee shall give to the Commission a true copy of the Mortgage (with the relevant provisions noted in such notice or on such copy of the Mortgage) or other written instrument effecting such delegation; and such notice shall not be effective until the person giving such notice receives confirmation of delivery of such notice described in Section 16.01 or the Commission has provided written acknowledgement of such delivery pursuant to said Section.

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(g)           Default by Lessee.  In the event of an Event of Default by Lessee in the payment of any monetary obligation hereunder, the Commission agrees not to exercise its remedies hereunder unless and until the Commission provides written notice of such Event of Default to any Mortgagee and such Mortgagee, or the Lessee, shall have failed to cure such Event of Default within thirty (30) business days following receipt of such notice and the expiration of any grace or cure periods granted to Lessee herein.  In the event of an Event of Default by Lessee in the performance or observance of any non-monetary term, covenant, or condition to be performed by it hereunder, the Commission agrees not to exercise its remedies hereunder unless and until the Commission provides written notice of such Event of Default to any Mortgagee and such Mortgagee, or the Lessee, shall have failed to cure such Event of Default within sixty (60) days following receipt of such notice  and the expiration of any grace or cure periods granted Lessee herein; provided, however, (x) if such Event of Default cannot practicably be cured by Mortgagee within such sixty (60) day period, (y) if such Event of Default cannot practicably be cured by Mortgagee without taking possession of the Leased Premises or Foreclosure, or (z) if Mortgagee is stayed, enjoined or otherwise prevented from curing such Event of Default, taking possession of the Leased Premises or Foreclosing, then the Commission shall not exercise its remedies hereunder if and so long as:

(i)                                     In the case of an Event of Default which cannot practicably be cured by the Mortgagee within such sixty (60) day period, Mortgagee shall have delivered to the Commission, prior to the expiration of such sixty (60) day period, a written notice wherein Mortgagee states that it intends to cure such Event of Default and, thereafter, shall proceed diligently to cure such Event of Default.

(ii)                                  In the case of an Event of Default which cannot practicably be cured by the Mortgagee without taking possession of the Leased Premises or Foreclosure, Mortgagee shall have delivered to the Commission, prior to the expiration of such sixty (60) day period, a written notice wherein Mortgagee states that it intends to obtain possession of the Leased Premises or Foreclose and cure such Event of Default and, thereafter, shall proceed diligently to obtain possession of the Leased Premises (including possession by receiver) or Foreclose and, upon obtaining such possession or Foreclosing, shall proceed diligently to cure such Event of Default.

(iii)                               In the case of a Lessee-Specific Event of Default, Mortgagee shall institute Foreclosure and diligently prosecute the same to completion (unless in the meantime it shall acquire Lessee’s Leasehold Estate by assignment, deed or other transfer in lieu of Foreclosure) and, upon such completion of Foreclosure or such acquisition, such Tenant-Specific Event of Default shall be deemed to have no further effect and no longer to be an Event of Default.

If Mortgagee is stayed or enjoined form taking any action under (i), (ii) or (iii) above, Mortgagee’s time to take such action shall be extended by the length of time that such stay or injunction remains in effect, so long as Mortgagee pursues normal and customary steps to terminate such stay or injunction, and, thereafter, Mortgagee shall have a reasonable time to take such action.  Mortgagee shall not be required to continue any action under (i), (ii) or (iii) above.  However, if Mortgagee terminates or fails to prosecute diligently any action under (i), (ii) or (iii)

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above, then, upon not less than thirty(30) days prior written notice to Lessee, the Commission may exercise its remedies with respect to the Event of Default in question, unless Mortgagee shall thereafter proceed diligently with such action under (i), (ii) or (iii) above.  Mortgagee shall not be required to continue any action under (i), (ii) or (iii) above if and when the Event of Default in question shall be cured.  Nothing herein shall preclude the Commission from exercising any of its rights or remedies with respect to any other Event of Default by Lessee during any period of such forbearance, but in such Event of Default Mortgagee shall have all of its rights provided for herein.  If the Mortgagee, its Affiliate or a Qualified Operator, shall acquire title to Lessee’s Leasehold Estate hereunder and shall cure all Events of Default other than Lessee-Specific Events of Default, then all prior Lessee-Specific Events of Default shall be deemed to have no further effect and no longer to be Events of Default.

(h)           Foreclosure.  Foreclosure of any Mortgage shall not require the consent of the Commission or constitute a breach of or default under any provision of this Lease; and, upon completion of Foreclosure, the Commission shall recognize Mortgagee, its Affiliate or a Qualified Operator as the new Lessee hereunder without the necessity of obtaining the Commission’s consent to such transfer pursuant to Section 7.01, and such new Lessee shall thereafter have the right to further transfer the Leasehold Estate to a Qualified Operator.  Upon the acquisition of the Leasehold Estate by Mortgagee, its Affiliate or a Qualified Operator by Foreclosure, upon written request by such New Lessee given not later than ninety (90) days after acquisition of the Leasehold Estate by such New Lessee, the Commission shall promptly (but not later than ninety (90) days after its receipt of such request) execute and deliver a New Lease to such New Lessee, provided that the Commission receives reasonably satisfactory evidence that Lessee no longer has any rights in and to the Leasehold Estate and/or this Lease.

(i)            New Lease.  The Commission agrees that in the event of any termination of this Lease by reason of the disaffirmance hereof by a receiver, liquidator or trustee for Lessee or its property, Mortgagee may by written notice given to the Commission within sixty (60) days after such termination require the Commission to promptly (but not later than ninety (90) days after its receipt of such request) enter into a New Lease with a New Lessee.  The Commission need not do so, however, unless and until New Lessee has (i) cured all Events of Default (except Lessee-Specific Events of Default), and (ii) reimbursed the Commission’s out-of-pocket costs (including reasonable attorneys’ fees and expenses) to terminate this Lease, recover the Leased Premises and enter into the New Lease.  If more than one Mortgagee requests a New Lease, the Commission shall enter into the New Lease with the most-senior Mortgagee (as determined pursuant to clause (n) below) requesting such New Lease, upon compliance by such most-senior Mortgagee with the conditions for such New Lease.  The New Lessee under the New Lease shall have the same right, title and interest in and to all Improvements and Equipment located on the Leased Premises as Lessee had under the terminated Lease immediately prior to its termination, and the Commission shall cause any Fee Mortgagees to confirm the subordination of their Fee Mortgages to the New Lease.

(j)            Personal Liability.  In the event any Mortgagee, its Affiliate or a Qualified Operator becomes Lessee under this Lease or New Lessee under a New Lease, such Mortgagee, Affiliate or Qualified Operator shall be liable for the obligations of Lessee under this Lease or New Lessee under such New Lease from and after the date it becomes Lessee or New Lessee for so long as it remains Lessee or New Lessee, provided, any Mortgagee’s liability shall be limited

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to its interest in the Leasehold Estate under this Lease or the New Lease, as the case may be, and such liability shall terminate if and when it assigns or otherwise transfers the Leasehold Estate under this Lease or the New Lease, as the case may be, to another person.

(k)           Reimbursement.  As a condition to the Commission’s acceptance of the cure of an Event of Default or issuance of a New Lease, Mortgagee (or its Affiliate or New Lessee) shall reimburse the Commission for all out- with of-pocket costs, including reasonable attorneys’ fees, incurred by the Commission in connection its obligations under this Section 7.02 with respect thereto.

(l)            Lessee’s Leasehold Rights.  Notwithstanding anything to the contrary herein, so long as Mortgagee’s time to obtain a New Lease has not expired, it may exercise Lessee’s rights (including Preemptive Rights) under this Lease, even if a default or Event of Default exists.  Lessee irrevocably assigns to Mortgagee: (i) to the exclusion of Lessee and any other person, any right to exercise any Bankruptcy Termination Option; and (ii) any right of Lessee to object to any Bankruptcy Sale by the Commission.

(m)          Certain Proceedings.  If the Commission or Lessee initiates any appraisal, arbitration, litigation or other dispute resolution proceeding affecting this Lease, then the parties shall simultaneously notify Mortgagee. Mortgagee may participate in such proceedings on Lessee’s behalf, or exercise any or all of Lessee’s rights in such proceedings, in each case (at Mortgagee’s Option) to the exclusion of Lessee.  No settlement shall be effective without Mortgagee’s consent, unless Lessee simultaneously pays the settlement, the amount at issue does not exceed Twenty-Five Thousand Dollars ($25,000), and the claimant has released (or does not assert) any claim against Mortgagee.

(n)           Multiple Mortgagees.  If at any time multiple Mortgagees exist: (i) any consent by or notice to Mortgagee refers to all Mortgagees; (ii) except under clause (i) the most senior Mortgagee may exercise all rights of Mortgagee(s), to the exclusion of junior Mortgagee/s; (iii) to the extent that the most senior Mortgagee declines to do so, any other Mortgagee may exercise those rights, in order of priority; and (iv) if Mortgagees do not agree on priorities, a written determination of priority issued by a title insurance company licensed in the State of Indiana shall govern.

(o)           Further Assurances.  Upon request from Lessee or any Mortgagee (prospective or current), the Commission shall promptly, under documentation reasonably satisfactory to the requesting party and the Commission: (i) agree directly with Mortgagee that it may exercise against the Commission all Mortgagee’s rights in this Lease; and (ii) certify (subject to any then exception reasonably specified) that to the Commission’s knowledge this Lease is in full force and effect, that no Lease Impairment has occurred, that no default or Event of Default exists, the date through which rent and other charges hereunder have been paid, and other similar matters as reasonably requested.

(p)           No Merger.  If the Leasehold Estate and the Fee Estate are ever commonly held, they shall remain separate and distinct estates (and not merge) without each Mortgagee’s and each fee mortgagee’s consent as long as any Mortgagee and any fee mortgage remain in effect.

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(q)           Fee Mortgages.  Every Fee Mortgage shall be, shall state that it is, and shall be deemed to state that it is, subject and subordinate to this Lease and any New Lease, and shall attach only to the Fee Estate. A Foreclosure with respect to a Leasehold Mortgage shall not impair any estate or right under any Fee Mortgage and shall transfer only the Leasehold Estate.

(r)            Miscellaneous.  Notwithstanding anything to the contrary in this Lease, Mortgagee may: (i) exercise its rights through an Affiliate, (and anyone acting under this clause (r) shall have the same rights, protections and limitations of liability as Mortgagee), provided that any Mortgagee, its Affiliate or a Qualified Operator shall be entitled to become the new Lessee hereunder or a New Lessee under a New Lease; (ii) refrain from curing any default or Event of Default; (iii) abandon such cure at any time; or (iv) withhold consent or approval for any reason or no reason, except where this Lease states otherwise. Any such consent or approval must be written. To the extent any Mortgagee’s rights under this Lease apply after this Lease terminates, they shall survive such termination.

(s)           Definitions.  As herein, unless otherwise specified, the following terms have the following meanings:

“Bankruptcy Sale” means a sale of any property, or any interest in any property, under 11 U.S.C. §363 or otherwise in any bankruptcy, insolvency, or similar proceeding affecting the owner of such property.

“Bankruptcy Termination Option” means Lessee’s right to treat this Lease as terminated under 11 U.S.C. §365(h)(1)(A)(i) or any comparable provision of law.

“Fee Estate” means the Commission’s fee interest in the Leased Premises, including the Commission’s reversionary interest, all subject to this Lease.

“Fee Mortgage” means any mortgage, deed of trust, collateral assignment or other lien (as modified from time to time) encumbering the Fee Estate.  A Fee Mortgage shall not attach to the Leasehold Estate.

“Foreclosure” means any: (i) foreclosure sale (or trustee’s sale, assignment in lieu of foreclosure, Bankruptcy Sale, or similar transfer) affecting the Leasehold Estate; (ii) Mortgagee’s exercise of any other right or remedy under a Leasehold Mortgage (or applicable law) that divests Lessee of its Leasehold Estate, or (iii) any sale, assignment, deed or other transfer in or in lieu of (i) or (ii).  “Foreclose” (and any variation of such term) means to take any Foreclosure action.

“Lease Impairment” means Lessee’s: (i) canceling, modifying, restating, surrendering, or terminating this Lease; (ii) consenting, or failing to object, to a Bankruptcy Sale of any Leased Premises; (iii) determining that a Total Loss has occurred; (iv) exercising any Bankruptcy Termination Option; (v) subordinating this Lease or the Leasehold Estate to any other estate or interest in the Leased Premises; or (vi) waiving any term(s) of this Lease.

“Leasehold Estate” means Lessee’s leasehold interest in the Leased Premises under this Lease and the fee interest in the Improvements located on the Leased Premises.

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The fee interest in the Improvements located on the Leased Premises shall be owned by Lessee until the expiration or earlier termination as provided herein of the Demised Term.

“Lease Termination Notice” means a notice by the Commission to Mortgagee stating that the Lease has terminated and describing in reasonable detail any uncured defaults or  Events of Default.

“Lessee-Specific Event of Default” means any default or Event of Default (i) that arises from any lien or encumbrance attaching solely to the Leasehold Estate (not the Fee Estate) but junior to the Leasehold Mortgage; (ii) that Mortgagee or a purchaser in or in lieu of Foreclosure or New Lessee cannot cure (including without limitation any default or Event of Default referred to in the following clause (iii); and (iii) that arise under (1) Section 11.01 (b), (c), (d), (e), (f), (g) or (h), (2) the last paragraph of Section 11.01, (3) Article XVII, or (4) the Addendum

“Loss” means any Damage or any taking by a Condemnation Proceeding.

“New Lease” means a new lease of the Leased Premises and related customary documents such as a memorandum of lease. Any New Lease shall: (i) commence immediately after this Lease terminated; (ii) continue for the entire remaining term of this Lease, as if no termination had occurred, subject to any Preemptive Rights; (iii) give New Lessee the same rights to Improvements that this Lease gave Lessee; (iv) have the same terms, including Preemptive Rights, and the same priority, as this Lease, subject to any subsequent written amendments made with Mortgagee’s consent; and (v) require New Lessee to cure, with reasonable diligence and continuity, within a reasonable time, all Events of Default (except Lessee-Specific Events of Defaults) not otherwise cured or waived.

“New Lessee” means Mortgagee, its Affiliate or a Qualified Operator.

“Preemptive Right” means any extension right this Lease gives Lessee.

“Qualified Operator” means an entity that is approved by the Commission, which approval shall not be unreasonably withheld.  In granting such approval, the Commission shall be entitled to consider, among other items, the proposed entity’s financial condition, business reputation, nature of its business, and such other factors as may reasonably bear upon the suitability of the entity as a lessee of the Leased Premises and a tenant at the Port.

ARTICLE VIII

INDEMNIFICATION AND INSURANCE

Section 8.01.          GENERAL INDEMNITY.

(a)           Lessee shall indemnify and hold harmless and defend the Commission, its Commissioners, officers, employees, agents, successors, transferees and assigns (collectively referred to in this Section 8.01 as the “Commission”) from all losses, costs, claims, liabilities,

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damages and expenses of whatever kind, including reasonable attorneys’ fees, which arise out of or are alleged to arise out of; 1) Lessee’s use and occupancy of the Leased Premises; 2) any breach or default by Lessee in the performance of its obligations under this Lease; 3) any activity, work or things done, permitted or suffered by Lessee in or about the Leased Premises or elsewhere in the Port, including performance of Lessee’s Work; 4) any act or omission of the Lessee or any of Lessee’s agents, employees, directors, officers, contractors, subcontractors, licensees, invitees, successors, assigns, transferees or any other person on the Leased Premises on behalf of Lessee; 5) or any damage to the property of or injury to or death of Lessee, its directors, officers, contractors, subcontractors, licensees, invitees, successors, assigns, transferees or any other person on the Leased Premises on behalf of Lessee, and whether based upon, or claimed to be based upon, statutory, contracted, tort or other liability of the Commission, in whole or in part, or by the negligence of the Commission, or its breach of contract, breach of warranty, strict liability or breach of duty (excluding the Commission’s gross negligence or the gross negligence of the Commission’s officers or employees).

(b)           Lessee, as a material part of the consideration to the Commission, hereby assumes all risks of damage to property or injury to persons, in, upon or about the Leased Premises arising from any cause first occurring during the Demised Term and Lessee hereby waives all claims in respect thereof against the Commission (except for the Commission’s gross negligence and the gross negligence of the Commission’s officers or employees).  This indemnity includes all, costs, reasonable attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon.

(c)           In the case of this indemnity and each other indemnity by Lessee in this Lease, (i) the Commission shall give written notice to Lessee promptly upon receiving any notice of any such indemnified claim; (ii) upon receiving written notice of any such claim from the Commission, Lessee  shall defend the Commission with respect to any such claim with counsel selected by Lessee, subject to the approval of the Commission (unless such counsel is selected by Lessee’s insurance carrier), which approval shall not be unreasonably withheld, delayed or conditioned; (iii) Lessee shall control the defense and settlement of any such claim, provided that Lessee shall not settle any such claim without the approval of the Commission (unless such settlement is fully covered by Lessee’s insurance), which approval shall not be unreasonably withheld, delayed or conditioned.

Section 8.02.          PROPERTY INSURANCE.

(a)           Throughout the Demised Term, Lessee shall procure and maintain in full force and effect fire and extended coverage commercial property insurance written upon the Project and all buildings and other insurable improvements located upon the Leased Premises.  Said insurance shall be in an amount not less than the full replacement cost of the Project and other buildings and other insurable improvements located upon to the Leased Premises.  Deductibles, if any, included in such insurance shall be the sole responsibility of Lessee and payments to others shall be unencumbered by such deductibles.  Lessee shall also procure and maintain in full force and effect throughout the Demised Term fire and extended coverage commercial property insurance for the full insurable value of Lessee’s trade fixtures, furnishings, equipment and all items of personal property on the Leased Premises.  During the period of any construction, including construction of the Project, Lessee shall maintain builder’s risk insurance in an amount

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sufficient to cover all costs of construction and uninstalled materials otherwise reasonably acceptable to the Commission.  Such insurance shall include coverage for earthquake at a sub-limit of $10,000,000.

(b)           Such insurance shall provide that the insurer shall have no rights of subrogation against either the Commission or Lessee.  Said insurance shall be effective not later than the Commencement Date and provide for at least thirty (30) days written notice to the Commission prior to cancellation or non-renewal.  On or before the Commencement Date, Lessee shall provide to the Commission certificates of such insurance or other proof of such insurance policies evidencing such insurance is in force.  Appropriate renewal or replacement insurance conforming to the requirements in (a) above shall be in force prior to or upon the expiration of any such insurance without any lapse in coverage.  Such insurance shall be issued by companies licensed or authorized to provide fire and extended coverage insurance in the State of Indiana and otherwise reasonably acceptable to the Commission and having a policyholder rating of not less than “A- VII” in the then-most current edition of Best’s Insurance Reports; or, if such rating is changed, the equivalent rating; or, if Best’s Insurance Reports is no longer published, an equivalent rating in another publication reasonably selected by the Commission and reasonably satisfactory to Lessee.  Such insurance shall name Mortgagee as loss payee and shall name the Commission as additional insured.

(c)           If Lessee shall fail or refuse, for five (5) days after written notice by the Commission to Lessee, to procure, pay for or keep in force the policies of insurance as set forth herein (or in Section 8.04 below), or to deliver certificates of insurance or other proof of such insurance as provided above, the Commission may keep in force and/or from time to time renew such insurance until compliance by Lessee; and all sums so expended or expenses so incurred by the Commission under this section 8.02(c) shall bear interest the Stated Rate per annum; and such sums and interest shall be treated as additional rent due from Lessee to the Commission payable within fifteen (15) days after invoice therefore is delivered to Lessee.

Section 8.03.          LIABILITY INSURANCE.

(a)           Throughout the Demised Term, Lessee shall procure and maintain in full force and effect throughout the Demised Term liability insurance as described below against claims or suits for bodily injury, including death, or property damage occurring upon, in or about the Leased Premises.  Such insurance shall name Lessee as insured and shall name the Commission and such other persons as Lessee may specify as an additional insureds.

(b)           Such insurance shall provide that the insurer shall have no rights of subrogation against either the Commission or Lessee.  Said insurance shall be effective not later than the Commencement Date and provide for at least thirty (30) days written notice to the Commission prior to cancellation or non-renewal.  On or before the Commencement Date, Lessee shall provide to the Commission certificates of such insurance or other proof of such insurance policies evidencing such insurance is in force.  Appropriate renewal or replacement insurance conforming to the requirements in (a) above shall be in force prior to or upon the expiration of any such insurance without any lapse in coverage.  Such insurance shall be issued by companies licensed or authorized to provide liability insurance in the State of Indiana and otherwise reasonably acceptable to the Commission and having a policyholder rating of not less than “A-

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VII” in the then-most current edition of Best’s Insurance Reports; or, if such rating is changed, the equivalent rating; or, if Best’s Insurance Reports is no longer published, an equivalent rating in another publication reasonably selected by the Commission and reasonably satisfactory to Lessee.

(c)           If Lessee shall fail or refuse, for five (5) days after written notice by the Commission to Lessee, to procure, pay for or keep in force the policies of insurance as set forth herein (or in Section 8.04 below), or to deliver certificates of insurance or other proof of such insurance as provided above, the Commission may keep in force and/or from time to time renew such insurance until compliance by Lessee; and all sums so expended or expenses so incurred by the Commission under this section 8.02(c) shall bear interest at the Stated Rate per annum; and such sums and interest shall be treated as additional rent due from Lessee to the Commission payable within fifteen (15) days after invoice therefore is delivered to Lessee.

(d)           Lessee agrees to carry liability insurance providing coverage for the liabilities set forth in this Article as follows, at its sole expense:

(i)                                     Commercial general liability insurance against claims or suits for bodily injury to, including death of, persons or damage to, including loss of use of, property occurring on or about the Leased Premises with minimum limits of liability of Five Million Dollars ($5,000,000) combined single limit for each occurrence.  Deductibles, if any, included in such insurance shall be the sole responsibility of Lessee and payments to others shall be unencumbered by such deductibles.  Such insurance shall include but not be limited to bodily injury liability, personal injury liability, property damage liability, broad form property damage liability, contractual liability, and products/completed operations liability.

(ii)                                  Commercial automobile liability insurance against claims for injury to, including death of, persons or damage to property occurring in or about the Leased Premises with minimum limits of liability of Five Million Dollars ($5,000,000) combined single limit for each accident.  Deductibles, if any, included in such insurance shall be the sole responsibility of Lessee and payments to others shall be unencumbered by such deductibles.  Such insurance shall include but not be limited to bodily injury liability, personal injury liability, property damage liability, hired car liability, and nonowned auto liability.

(iii)                               Workers compensation insurance as required by the laws of the State of Indiana, and as applicable, all appropriate Federal Acts such as, but not limited to the U.S. Longshoremen and Harborworkers Compensation Act, the Jones Act, and the Federal Employers Liability Act.  The limit of liability under employer’s liability shall not be less then Five Million Dollars ($5,000,000) for each accident.

(iv)                              Pollution Legal Liability insurance to include pollution clean-up, bodily injury and property damage, on or off the Leased Premises, with a minimum limit of liability of $1,000,000 for each occurrence.

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Lessee may, at its option, purchase a combination of primary insurance, including commercial general liability insurance, commercial automobile liability insurance and employers liability insurance, and umbrella or excess liability insurance that when combined together meet the Five Million Dollars ($5,000,000) each occurrence/accident requirement herein.  Such umbrella or excess liability insurance shall be issued by companies licensed or authorized to provide liability insurance in the State of Indiana and otherwise reasonably acceptable to the Commission  and the insurance carrier and having a policyholder rating of not less than “A- VII” in the then-most current edition of Best’s Insurance Reports; or, if such rating is changed, the equivalent rating; or, if Best’s Insurance Reports is no longer published, an equivalent rating in another publication reasonably selected by the Commission and reasonably satisfactory to Lessee.

Section 8.04.          BLANKET COVERAGE.  Notwithstanding anything to the contrary contained in this Article, Lessee’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee; provided, however, that the coverage afforded the Commission will not be reduced, diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article are otherwise satisfied.  Such blanket policy shall contain an endorsement that names the Commission as an additional insured, references the Leased Premises and guarantees a minimum limit available for the Leased Premises equal to the insurance amounts required in this Lease.

Section 8.05.          RIGHTS UPON TERMINATION.  If this Lease is forfeited or terminated by Lessee for any reason, then all policies of insurance and all insurance proceeds shall remain the property of Lessee.  Lessee will at the request and expense of the Commission cooperate with the Commission to seek to have such policies of insurance assigned to the Commission, however, such policies may not be assigned by Lessee without the prior written consent of the insurance carrier.

Section 8.06.          WAIVER OF LIABILITY/SUBROGATION.

(a)           Lessee hereby waives any and all rights of recovery against the Commission, and against the Commissioners, officers, employees, agents and representatives of the Commission, for loss of or damage to Lessee or its property or the property of others under Lessee’s control.  Lessee shall, upon obtaining policies of property insurance insuring its property, including the property insurance required hereunder, give notice to the insurance carrier or carriers of the foregoing waiver of subrogation as contained in this Lease and such waiver of subrogation shall be noted on all such insurance policies and in certificates of insurance which Lessee shall deliver to the Commission.

(b)           The Commission hereby waives any and all rights of recovery against the Lessee, or against the officers, employees, agents and representatives of the Lessee for loss of or damage to the Commission or its property or the property of others under the Commission’s control if such loss or damage is insured against under any insurance policy maintained by the Commission in force at the time of such loss.

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Section 8.07.          COMPLIANCE.  Lessee shall comply with all reasonable requirements of the insurance companies the providing the Leased Premises.

ARTICLE IX

DAMAGE BY CASUALTY

Section 9.01.          REPAIR OR RESTORATION.  Except as provided in Section 9.02, in the event of damage to or destruction of any Improvements by fire or otherwise (herein “Damage”), Lessee shall promptly repair, restore and rebuild the same as nearly as possible to their condition existing prior to such damage or destruction, or replace the same with facilities that are substantially similar in function and capacity to the Improvements Damaged (herein “Restore” or “Restoration”), all at the sole cost and expense of Lessee.  Payment of Basic Rent, Minimum Guaranteed Wharfage, Impositions and other charges payable by Lessee hereunder shall not abate because of any such Damage, except as provided in Section 9.02.

Section 9.02.          LESSEE’S ELECTION.  If any Improvements shall be Damaged and (i) the cost of Restoration as reasonably estimated by Lessee (“Restoration Cost”) is an amount equal to or greater than forty percent (40%) of the replacement cost of the Project exclusive of excavations, footings and foundations as reasonably estimated by Lessee (“Replacement Cost”), or (ii) if any Improvements shall be Damaged during the last year of the Demised Term and the Restoration Cost is an amount equal to or greater than ten (10%) of the Replacement Cost, then, Lessee may, in its discretion, by written notice to the Commission within sixty (60) days after the occurrence of such Damage, subject to the consent of any Mortgagee, terminate this Lease effective as of a date not later than sixty (60) days after the date of the notice of termination.  In the event there is no Mortgage in effect at the time of the Damage and either (i) or (ii) above occurs, Lessee shall consult with the Commission and consider in good faith the Commission’s views as to whether or not to terminate this Lease or Restore the Improvements Damaged.  Upon any such termination of this Lease, all Basic Rent, Impositions, Minimum Guaranteed Wharfage and other charges hereunder of all types shall be adjusted and prorated to the date of such termination and all other rights and obligations of the parties hereunder (except under Sections 14.03 and 3.04) thereafter accruing shall be terminated as of the date of such termination.

As used herein, “Insurance Proceeds” means and includes all proceeds of the property insurance under Section. 8.02 with respect to any Damage (except any such proceeds with respect to Lessee’s personal property and Equipment and the interruption of Lessee’s business, which proceeds shall be Lessee’s property).  If Damage occurs (a) the party that first becomes aware of it shall notify the other; (b) all claims for Insurance Proceeds shall be made by Lessee; (c) Mortgagee may participate in negotiating all claims to Insurance Proceeds and control the settlement thereof; (d) Lessee and the Commission may participate in negotiating all claims to Insurance Proceeds and, if there is no Mortgage in effect, Lessee shall control the settlement thereof; (e) the parties shall direct the insurer to pay all Insurance Proceeds to Mortgagee or, if there is no Mortgage in effect, to an insurance trustee as described below; (f) each party’s rights to receive Insurance Proceeds shall be subject to the rights of Mortgagee; and (g) all Insurance Proceeds shall be paid and applied as follows:

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(i)                                     If and for so long as any Mortgage shall be in effect, all Insurance Proceeds shall be paid to the Mortgagee under the most senior Mortgage, to be held, applied and paid in accordance with the following provisions:  (A) if this Lease is not terminated, and if no default or event of default is continuing under such Mortgage, such Insurance Proceeds shall be applied (1) first, to pay the out-of-pocket costs of the Mortgagee, Lessee and the Commission, including reasonable attorneys’ fees, in connection with the collection of such Insurance Proceeds; (2) next, such Insurance Proceeds shall be made available to Lessee to pay for the cost of Restoration and Lessee shall perform such Restoration; and (3) next, any remaining Insurance Proceeds shall at the option of Lessee (to be exercised either in the Mortgage or at any other time) be paid to Lessee as its property or applied to the indebtedness secured by such Mortgage; or (B) if this Lease is terminated or, if a default or event of default is continuing under such Mortgage, such Insurance Proceeds shall be applied as provided in such Mortgage; provided, however, Lessee shall be obligated to demolish and remove the Improvements and restore the Real Estate pursuant to Section 14.03 and, prior to payment to anyone else, the Insurance Proceeds shall be used to pay such demolition and restoration costs.

(ii)                                  If there is no Mortgage in effect, all Insurance Proceeds shall be paid to an insurance trustee located in Indianapolis, Indiana, reasonably selected by Lessee and reasonably satisfactory to the Commission, to be held, applied and paid as follows:  (A) if this Lease is not terminated and no default or Event of Default is continuing hereunder, such Instance Proceeds shall be applied (1) first, to pay the out-of-pocket expenses of Lessee and the Commission, including reasonable attorneys’ fees, in connection with the collection of such Insurance Proceeds; (2) next, such Insurance Proceeds shall be made available to Lessee to pay for the cost of Restoration and Lessee shall perform such Restoration; and (3) next, any remaining Insurance Proceeds shall be paid to the Lessee; or (B) if this Lease is terminated, or if a default or Event of Default is continuing hereunder, such Insurance Proceeds shall be paid (1) first, to pay for Lessee to demolish and remove the Improvements and restore the Real Estate pursuant to Section 14.03; (2) next, to Lessee to pay the out-of-pocket expenses of Lessee, including reasonable attorneys’ fees, in connection with the collection of such Insurance Proceeds; (3) next, to the Commission to the extent necessary to cure the default or Event of Default; and (4) next, any remaining Insurance Proceeds shall be paid to Lessee subject to the following sentence.

Mortgagee or any trustee acting under Section 9.02(i) or (ii) or Section 10.04(i) or (ii) shall be entitled to act on any document it believes to be genuine; shall have no liability in connection with actions under said Sections, except such liability as may arise from its willful misconduct or gross negligence; and may consult with counsel of its choice, including attorneys employed by it, and shall not be liable for any actions taken or omitted in accordance with the advice of such counsel.

If Lessee is required to Restore, from and after adjustment and settlement of the Insurance Proceeds, Lessee shall prosecute with due diligence the Restoration work so that it shall be

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completed as promptly as reasonably possible; subject however to the availability of replacement materials for any damaged Improvements and replacement parts for any damaged Equipment and Force Majeure.  All such work shall be accomplished in accordance with Article IV.

ARTICLE X

EMINENT DOMAIN

Section 10.01.        TOTAL TAKING.  If the entire Leased Premises shall be taken by an exercise of the power of eminent domain (hereinafter, including a sale, assignment or other transfer in lieu thereof, the “Proceeding” or “Condemnation Proceeding”), this Lease shall terminate as of the date of the vesting of title in the taking authority pursuant to such Proceeding.  The Basic Rent, Minimum Guaranteed Wharfage, Impositions and other charges payable by Lessee hereunder shall be apportioned as of the date of such termination, and neither party shall have any further liability hereunder, except as provided in this Article.

Section 10.02.        PARTIAL TAKING.  If less than the entire Leased Premises or any right appurtenant thereto shall be taken in any such Proceeding, this Lease shall terminate as to the portion of the Leased Premises so taken upon the vesting of title in the taking authority pursuant to such Proceeding.  If such partial taking should make it no longer economic, in Lessee’s good faith judgment, to use the remainder of the Leased Premises not so taken for the Permitted Uses,  then, Lessee may, in its discretion, by written notice to the Commission within sixty (60) days after the vesting of title of the portion of the Leased Premises so taken, subject to the consent of any Mortgagee, terminate this Lease effective as of a date not later than sixty (60) days after the date of the notice of termination.  In the event there is no Mortgage in effect at the time of the Proceeding, Lessee shall consult with the Commission and consider in good faith the Commission’s views as to whether or not to terminate this Lease.  Upon such termination of this Lease, all Basic Rent, Impositions, Minimum Guaranteed Wharfage and other charges hereunder of all types shall be adjusted and prorated to the date of such termination and all other rights and obligations of the parties hereunder (except under Sections 14.03 and 3.04) thereafter accruing shall be terminated as of the date of such termination.

In the event of a taking of a portion of the Leased Premises, if Lessee does not terminate this Lease as to the remainder of the Leased Premises, the Basic Rent and Impositions, shall be equitably reduced in proportion to the reduction in acreage resulting from such taking.  Lessee shall be responsible for any necessary Restoration of the Leased Premises as required for Lessee’s use thereof, and the provisions and conditions in Article IV shall similarly apply to the Restoration work.

Section 10.03.        TEMPORARY TAKING.  If all or any portion of the Leased Premises is taken by the exercise of the right of eminent domain for a limited period (being agreed between the parties on six (6) months or less), this Lease shall not terminate and Lessee shall continue to perform its obligations hereunder as though such taking had not occurred, except to the extent that it may be unable to do so because of the taking.  In the event of such a temporary taking, (x) if any Mortgage is in effect, the entire award shall be paid to the Mortgagee to be held, applied and paid as provided in Section 10.04(i), and (y) if no Mortgage is in effect, the entire award shall be paid to Lessee if no Event of Default is continuing, unless the period of public occupancy extends

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beyond the termination of the Demised Term, in which case the award shall be apportioned between the Commission and Lessee as of the date of such termination and Lessee’s portion shall be paid as provided in clause (x) or (y) above as applicable.  Lessee covenants that at the termination of any such temporary taking during the Demised Term it will, at its sole cost and expense, unless the taking was initiated by the State of Indiana, Restore the Leased Premises as nearly as may be reasonably possible to the condition in which the same were prior to such taking.

Section 10.04.        DISTRIBUTION OF DAMAGES.  As used herein, “Condemnation Proceeds” shall mean and include all damages, awards and proceeds with respect to the Leased Premises in any Condemnation Proceeding (except any such proceeds with respect to Lessee’s personal property and Equipment, Lessee’s relocation expenses and interruption of Lessee’s business, which proceeds shall be Lessee’s property).  If a Condemnation Proceeding occurs (a) the party that first becomes aware of it shall notify the other; (b) all claims for Condemnation Proceeds shall be made by Lessee; (c) Mortgagee may participate in negotiating all claims to Condemnation Proceeds and control the settlement thereof; (d) Lessee and the Commission may participate in negotiating all claims to Condemnation Proceeds and, if there is no Mortgage in effect, Lessee shall control the settlement thereof; (e) the parties shall direct the payer to pay all Condemnation Proceeds to Mortgagee or, if there is no Mortgage in effect, to an trustee as described below; (f) each party’s rights to receive Condemnation Proceeds shall be subject to the rights of Mortgagee; and (g) all Condemnation Proceeds shall be paid and applied as follows:

(i)                                     If and for so long as any Mortgage shall be in effect, all Condemnation Proceeds shall be paid to the Mortgagee under the most senior Mortgage, to be held, applied and paid in accordance with the following: (A) first, to the Commission (1) to reimburse the Commission for its out-of-pocket costs, including reasonable attorneys’ fees, incurred in connection with the Proceeding; and (2), to pay to the Commission the value of the Real Estate and any other interest taken in the Proceeding determined as encumbered by this Lease; (B) next, if this Lease is not terminated, and if no default or event of default is continuing under such Mortgage, such Condemnation Proceeds shall be applied (1) next, to pay the out-of-pocket costs of the Mortgagee and Lessee, including reasonable attorneys’ fees,  in connection with the collection of such Condemnation Proceeds; (2) next, such Condemnation Proceeds shall be made available to Lessee to pay for the cost of Restoration and Lessee shall perform such Restoration; and (3) next, any remaining Condemnation Proceeds shall at the option of Lessee (to be exercised either in the Mortgage or at any other time) be paid to Lessee as its property or applied to the indebtedness secured by the Mortgage; or (C) if this Lease is terminated, or if a default or event of default is continuing under such Mortgage, such Condemnation Proceeds shall be applied as provided in such Mortgage; provided, however, Lessee shall be obligated to demolish and remove the Improvement and restore the Real Estate pursuant to Section 14.03 prior to payment to anyone else and the Condemnation Proceeds shall be made available to Lessee to pay such demolition and Restoration costs.

(ii)                                  If there is no Mortgage in effect, all Condemnation Proceeds shall be paid to a trustee located in Indianapolis, Indiana, reasonably selected by Lessee and

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 reasonably satisfactory to the Commission, to be held, applied and paid as follows:  (A) first, to the Commission (1) to reimburse the Commission for its out-of-pocket costs, including reasonable attorneys’ fees, incurred in connection with the Proceeding; and (2) to pay to t he Commission the value of the Real Estate taken in the Proceeding determined as encumbered by this Lease; (B) next, if this Lease is not terminated and no default or Event of Default is continuing hereunder, such Condemnation Proceeds shall be applied (1) next, to pay the out-of-pocket expenses of Lessee, including reasonable attorneys’ fees, in connection with the collection of such Condemnation Proceeds; (2) next, such Condemnation Proceeds shall be made available to Lessee to pay for the cost of Restoration and Lessee shall perform such Restoration; and (3) next, any remaining Condemnation Proceeds shall be paid to the Lessee; or (B) if this Lease is terminated, or if a default or Event of Default is continuing hereunder, such Condemnation Proceeds shall be paid (1) first, to pay for Lessee to demolish and remove the Improvements and restore the Real Estate pursuant to Section 14.03; (2) next, to Lessee to pay the out-of-pocket expenses of Lessee, including reasonable attorneys’ fees, in connection with the collection of such Condemnation Proceeds; (3) next, to the Commission to the extent necessary to cure the default or Event of Default; and (4) next, any remaining Condemnation Proceeds shall be paid to Lessee.

Section 10.05.        VESTING OF TITLE.  Whenever the term “vesting of title” or any similar phrase is used in this Article, a taking of possession by the condemning party shall be deemed a vesting of title.

Section 10.06.        RIGHTS ON TERMINATION.  Upon any termination of this Lease as a result of an exercise of a right of eminent domain, all Basic Rent, Impositions, Minimum Guaranteed Wharfage and charges of all types shall be adjusted and prorated to the date of such termination and all other rights and obligations of the parties hereunder thereafter accruing shall be terminated as of said date.

ARTICLE XI

DEFAULTS AND REMEDIES

Section 11.01.        DEFAULTS BY LESSEE.  The happening of any one or more of the following events shall be deemed to be an “Event of Default”:

(a)           The failure of Lessee to pay any installment of Basic Rent, Minimum Guaranteed Wharfage, Port Tariff charge, any Impositions, additional rent or any other amounts hereunder within five (5) days of when due;

(b)           The making by Lessee or by any guarantor of Lessee’s obligations hereunder of a general assignment for the benefit of its creditors in connection with an insolvency reorganization, liquidation or dissolution of Lessee or Guarantor;

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(c)           Except in connection with a Foreclosure of a Mortgage, the levying of a writ of execution or attachment on or against the Leased Premises as the property of Lessee and the same is not released or discharged within thirty (30) days after written notice thereof, or the taking by any party of the leasehold created hereby, or any part thereof, upon foreclosure or other process of law or equity, except as permitted hereunder;

(d)           Institution of proceedings in a court of competent jurisdiction for an insolvency reorganization, liquidation or dissolution of Lessee or of any guarantor of Lessee’s obligations hereunder, or for their adjudication as a bankrupt or insolvent, or for the appointment of a receiver of the property of Lessee or of any guarantor of Lessee’s obligations hereunder, and said proceedings are not dismissed, and any receiver, trustee or liquidator appointed therein discharged, within one hundred eighty (180) days after the institution of said proceedings;

(e)           The failure of any guarantor of Lessee’s obligations hereunder to perform any of its covenants under said guarantor’s guaranty agreement with the Commission within thirty (30) days after written notice thereof from the Commission to Lessee;

(f)            Any representation or warranty made herein, or in any financial statement or other document furnished pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made and any material adverse consequences thereof shall not be cured within thirty (30) days after written notice thereof from the Commission to Lessee;

(g)           The vacating or abandonment of the Leased Premises, which shall be rebutably presumed if Lessee is absent from the Leased Premises for ten (10) consecutive days or more;

(h)           Lessee fails, by January 1, 2010, together with its Affiliates, agents, suppliers, contractors and sub-contractors, to actively employ the equivalent of at least 50 full time workers at the Leased Premises and such failure shall not be cured within thirty (30) days after written notice thereof by the Commission to the Lessee;

(i)            Lessee defaults in the performance of any of its covenants under this Lease (which pursuant to other terms hereof includes the Addendum), other than those set forth in (a)-(h) immediately above, and fails to cure such default within thirty (30) days after written notice thereof.

If such default is of such a character as to require more than a thirty (30) day period to cure such default, such failure shall not be considered to be an Event of Default if Lessee has commenced to cure such default within thirty (30) days of receipt of written notice from the Commission and Lessee diligently pursues that cure to completion.  In that instance, such default will not allow the Commission to exercise its remedies until a period of ninety(90) days has expired after said notice and the default remains uncured.  Once that ninety (90) day period has expired and the default has not been cured, the Commission will have all of its remedies under the Lease Agreement.  If the Lessee has commenced to cure such default within the thirty (30) day period and has diligently pursued such cure but it has not yet completed such cure within such ninety (90) day period, then the Lessee may request an extension of such ninety (90) day period, which extension shall not be unreasonably withheld.

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Subject to applicable law, in the event that Lessee is adjudicated to be a bankrupt, this Lease shall automatically terminate and be of no further force or effect.

Section 11.02.        REMEDIES.  Upon the occurrence and during the continuance of an Event of Default, the Commission may, subject to applicable law:

(a)           Without terminating this Lease, re-enter the Leased Premises, with or without process of law, using such means as may be necessary, remove all persons and property therefrom, and re-let the Leased Premises (or any part thereof) for such term or terms (which may extend beyond the Demised Term) and at such rental and upon such other terms as the Commission deems advisable.  The Commission shall not be liable to Lessee for damages or otherwise by reason of such re-entry.  Upon regaining possession of the Leased Premises, the Commission may relet the Leased Premises at such rental and upon such terms as the Commission may deem reasonable under the circumstances.  The Commission is authorized to make all necessary repairs and alterations in or to the Leased Premises for the new lessee and to charge the cost thereof to Lessee.  Any re-entry, repossession and removal by the Commission shall not be a waiver, release or discharge of any obligation or liability of Lessee hereunder.  Notwithstanding any re-entry without termination, the Commission may at any time thereafter elect to terminate this Lease for Lessee’s default, and be entitled to the damages set forth in (c) below.

(b)           Without terminating this Lease, pursue an action for recovery of Basic Rent, Minimum Guaranteed Wharfage, Impositions, Port Tariff charges, and all other charges payable over the remainder of the Demised Term of this Lease as the same become due an payable, less the net proceeds of any reletting of the Leased Premises pursuant to  (a) above.

(c)           Terminate this Lease and all rights of Lessee hereunder, without terminating Lessee’s obligations hereunder, reenter the Leased Premises, with or without process of law, using such lawful means as may be necessary, and remove all persons and property there from, and the Commission shall not be liable for damages or otherwise by reason of such reentry.  The Commission shall also be entitled to recover immediately, as and for liquidated and agreed final damages for Lessee’s default, in lieu of the damages in (b) above and any other comparable damages under applicable law, an amount equal to (i) the positive difference between (x) the rent and all additional rent reserved hereunder, if any, for the period to the date upon which the Demised Term would have ended but for the default of Lessee and (y) the then fair and reasonable rental value of the Leased Premises for the same period, each discounted to the present value thereof at an interest rate per annum equal to the Stated Rate as of the date of such termination, plus (ii) an amount equal to two years of Basic Rent and Minimum Guaranteed Wharfage, provided that the amount in clause (i) shall be subtracted form the amount in clause (ii).

(d)           The Commission shall also be entitled to exercise any other right or remedy available to the Commission at law or in equity in addition to or as an alternative to any of the other rights and remedies of the Commission herein specified upon the occasion of any Event of Default.

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Lessee shall be liable for the cost of seizure and repossession of the Leased Premises and reasonable attorneys’ fees incurred as a result of, or to complete, the seizure and repossession of the Leased Premises.

Section 11.03.        SECURITY INTEREST.

(a)           Lessee hereby grants and transfers to the Commission a security interest in all inventory, equipment and fixtures now or hereafter located on the Leased Premises or at anytime used in connection with Lessee’s business carried out on the Leased Premises to secure the performance by Lessee of Lessee’s obligations under this Lease (the “Collateral”).  Lessee represents and warrants to the Commission that (i) such security interest will grant to the Commission a first lien priority security interest in the Collateral and that no other person or entity holds a security interest in such Collateral; and (ii) Lessee will be the owner of all Collateral.  Lessee hereby authorizes the Commission to execute and file financing statements signed only by a representative of the Commission covering the security interest granted hereby.

(b)           If an Event of Default shall have occurred and be continuing, the Commission, at its option, subject to applicable law, shall be entitled to enter the Leased Premises and to take immediate possession of the property which is the subject of this security interest for purposes of disposition or rendering the same unusable.  Upon repossession, the Commission may propose to retain such property in satisfaction of the obligation of the Lessee secured hereby or collect or sell all or any portion of same at public or private sale in accordance with the Uniform Commercial Code as adopted and in effect in Indiana or any other applicable statute.  Upon request by the Commission, Lessee shall assemble and make such property available to the Commission at a place designated by the Commission, which is reasonably convenient to both the Commission and Lessee.

(c)           Lessee agrees that the requirement of reasonable notification by the Commission to Lessee of the time and place of any public or private sale or of the date after which any private sale or other indicated disposition is to be made shall be met if written notification is sent at least ten (10) days prior to the date of sale or disposition.  In the further event that the Commission shall collect or dispose of any or all of said property after default, the proceeds of disposition shall be applied in the following order:

(i)                                     To the reasonable expenses of retaking, holding, preparing for sale, selling, collecting and the like;

(ii)                                  To the reasonable attorneys’ fees and legal expenses incurred by the Commission; and

(iii)                               To the satisfaction of the obligations of Lessee secured hereby.  Lessee releases and holds harmless the Commission from any and all claims arising out of the repossession of said property.

Any successor of Lessee, assignee of Lessee or any party at any time having the rights of Lessee hereunder, for all purposes of this Section shall be deemed (i) to have granted and transferred to the Commission, and by its acceptance, succession or exercise, grants and transfers to the Commission, a security interest in its respective inventory, equipment and fixtures now or

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hereafter owned by it and located on the Leased Premises or at any time used in connection with its business carried on in the Leased Premises, (ii) to have authorized the Commission to execute and file financing statements, and (iii) to have given the Commission the same rights as to it and its property as the Commission has as to Lessee and Lessee’s property.

Section 11.04.        SUBORDINATION.  The Commission will subordinate its interest hereunder to a Mortgagee provided such Mortgagee, as part of a subordination agreement, agrees to restore (in accordance with Section 14.03) the Leased Premises if said Mortgagee exercises its rights in and to such Collateral.  If Mortgagee elects not to exercise its rights in and to such Collateral, it shall agree to waive its security interest.

Section 11.05.        ADVANCES.  The Commission may, at its option, after thirty (30) days prior notice by the Commission to Lessee (subject to Lessee’s right to cure pursuant to Section 11.01(i)), cure any breach or default of the Lessee and without any notice cure any Event of Default of Lessee.  Any cost or expense incurred by the Commission in curing such a breach or default for the account of Lessee, together with interest at an annual rate of ten percent (10%) per annum, shall be deemed additional rental due from Lessee to the Commission within twenty (20) days after demand by the Commission.

Section 11.06.        ATTORNEYS’ FEES.  In the event the Commission employs attorneys to enforce all or any part of this Lease, modify this lease at the request of Lessee, collect any rent due or to become due or recover possession of the Leased Premises, the Lessee agrees to reimburse the Commission for its reasonable attorney’s fees incurred thereby, provided that, in the case of any such enforcement, collection or recovery of possession, the Commission is the  successful party.

ARTICLE XII

ACCESS TO PREMISES

Section 12.01.        INSPECTION.  The Commission shall have the right to enter upon the Leased Premises at any reasonable time after reasonable notice to Lessee for the purpose of inspecting the same to determine that Lessee is fully performing all of its obligations under this Lease.  The Commission shall use reasonable efforts to coordinate such inspections so as not to interfere with Lessee’s operations.

Section 12.02.        EXHIBITION OF LEASED PREMISES.  During the last six (6) months of the Demised Term, the Commission may, upon reasonable notice and during normal business hours, enter upon the Leased Premises for the purpose of exhibiting the same to prospective lessees, operators or purchasers.  At any time during the Demised Term, upon reasonable notice to Lessee, the Commission shall have the right to enter upon the Leased Premises for the purpose of exhibiting the same to prospective purchasers or mortgagees.

Section 12.03.        EXERCISE OF RIGHTS.  The parties stipulate and agree the entry by the Commission upon the Leased Premises permitted by this section shall never be deemed a trespass upon the Leased Premises or a constructive eviction of Lessee therefrom.

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ARTICLE XIII

THE COMMISSION’S COVENANTS AND WARRANTIES

Section 13.01.        COMMISSION’S COVENANT OF QUIET ENJOYMENT.  The Commission covenants and agrees that Lessee, upon paying the Basic Rent, Minimum Guaranteed Wharfage, Impositions, Port Tariff charges and all other charges herein provided for and observing and keeping the covenants, agreements and conditions of this Lease on its part to be kept and performed, may lawfully and quietly hold, occupy and enjoy the Leased Premises during the Demised Term in accordance with the provisions hereof.

Section 13.02.        USE OF PUBLIC FACILITIES.  Lessee shall have the non-exclusive right to use all public wharves, docks and related facilities existing at the Port or which may hereafter be added, subject to (i) any preferential or exclusive rights given by the Commission to others set forth in Exhibit G hereto (provided that the Commission shall not amend or otherwise modify any such preferential or exclusive rights in any way, or grant any additional preferential or exclusive rights that would, have a material adverse effect on Lessee’s use or operation of the Project), (ii) the rights of any operator thereof (provided that any such operator shall take and operate subject to the provisions of this Lease), and (iii) the provisions of Section 3.03, 3.04, 4.04  and 8.07 hereof.  In connection with its use of such public facilities, Lessee shall cooperate with the tenants and users of such public facilities and not impair their ability to use such public facilities in a timely and efficient manner.

Section 13.03.        PUBLIC FACILITIES.  The Commission shall use reasonable efforts, utilizing existing infrastructure, to provide rail and road access to the Leased Premises. Notwithstanding the foregoing, Lessee agrees to indemnify and hold the Commission harmless from any and all damage or injury resulting from Lessee’s loading, unloading and any other use of the docks, wharves, berths, channels, waterways, roads and rail tracks.  The Commission does not guaranty rail service to the Port and/or the Leased Premises.

Section 13.04.        DEFAULT BY THE COMMISSION.  In the event the Commission shall fail to comply with and perform its obligations under this Lease, or commence to comply with and perform and diligently proceed, within sixty (60) days after written notice thereof has been given to the Commission by the Lessee, Lessee may  or (i) terminate this Lease, or (ii) exercise any other remedy available to Lessee at law or in equity.

Section 13.05.        OTHER ETHANOL PLANTS.  The Commission agrees, subject to the provisions below, during the Demised Term, not to enter into a new lease of property at the Port for the construction of another ethanol production facility.  Such agreement is subject to all rights of existing tenants at the Port under existing agreements.  Such agreement shall terminate and be of no further force and effect immediately upon the occurrence of any one of the following events:

(i)                                     Termination of this Lease;

(ii)                                  Failure to meet the construction/operation time frames set forth in Section 4.01(b) hereof;

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(iii)                               Failure to produce sufficient ethanol to meet the minimum requirements set forth in Section 3.04 hereof;

(iv)                              Failure to meet the job creation requirements of Section 11.01(h) hereof; or

(v)                                 Any Event of Default other than (ii) thru (iv) above occurs under the Lease and is not cured after thirty (30) days prior written notice from the Commission.

The Commission represents and warrants that it has not granted any other person a lease or right to construct or operate another ethanol production facility at the Port.  The Commission agrees that, in the event of a breach of the provisions of this Section, the damages to Lessee may be difficult or impossible to determine and, accordingly, the provisions of this Section may be enforced by an action or proceeding for injunction and/or specific performance or any remedy available to Lessee at law or in equity.

Section 13.06.        REPRESENTATIONS, WARRANTIES AND AGREEMENTS.  The Commission makes the following representations, warranties and agreements:

(a)           The Commission is a body politic and corporate duly created, validly existing and in good standing under the laws of the State of Indiana.  The Commission has full right, power and authority to execute and deliver this Lease.

(b)           Neither the execution and delivery of this Lease, nor the consummation of the transactions contemplated hereby, nor compliance with the terms, conditions and provisions hereof will conflict with or result in a breach of any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality or agency or any agreement or instrument to which the Commission is a party or by which it or its property are subject or bound, or constitute a default thereunder or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the property of the Commission pursuant to the terms of any such agreement or instrument.

(c)           The execution and delivery of this Lease has been duly authorized by all necessary action on the part of the Commission, and no authorization, approval or consent by, or from, any other governmental or public regulatory authority is necessary for the Commission to enter into the same, except for the Attorney General of the State of Indiana and the Governor as provided in Article II.  This Lease has been duly and validly executed and delivered by the Commission and constitutes a legal, valid and binding obligation of the Commission, enforceable in accordance with its terms, subject to execution hereof by the Attorney General of the State of Indiana and the Governor as provided in Article II.

ARTICLE XIV

RIGHTS ON TERMINATION OR EXPIRATION

Section 14.01.        SURRENDERING OF LEASED PREMISES.

(a)           At the expiration or earlier termination of the Demised Term, whether by lapse of time or otherwise, Lessee shall surrender the Leased Premises to the Commission in such

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condition at the time of surrender as this Lease otherwise requires.  If Lessee elects to surrender the Project to the Commission pursuant to Section 14.01(b) and the Commission elects to accept such surrender pursuant to Section 14.01(c), such surrender shall also include the surrender to the Commission of the Project (other than Lessee’s fixtures, manufacturing equipment and movable equipment (“Equipment”) and other personal property) in an “AS-IS” condition at the time of surrender, with both the Leased Premises and the Project free and clear of all liens and encumbrances created by or arising out of the acts of Lessee.

(b)           At the expiration or earlier termination of the Demised Term, Lessee shall have the right to surrender the Project to the Commission, provided that no Event of Default is continuing at such time.  In order to exercise such right at the expiration of the Demised Term, Lessee shall give the Commission written notice of its election to surrender the Project to the Commission not later than ninety (90) days prior to the scheduled expiration of the Demised Term.  In order to exercise such right upon the earlier termination of the Demised Term, Lessee shall give to the Commission written notice of such election to surrender the Project to the Commission not later than thirty (30) days after receipt by Lessee of the notice of termination from the Commission.  If Lessee does not give notice within the applicable period stated above, of Lessee’s election to surrender the Project to the Commission, Lessee shall be deemed to have elected not to surrender the Project, and Lessee shall remove the Improvements (including Equipment and other personal property) from the Leased Premises pursuant to Section 14.03.

(c)           If Lessee gives notice within the applicable period stated above of its election to surrender the Project to the Commission, the Commission shall have the right to accept or reject Lessee’s surrender the Project by written notice to Lessee given within sixty (60) days after the Commission’s receipt of Lessee’s notice electing to surrender the Project.  If the Commission does not give notice within said sixty (60) day period of the Commission’s election to accept Lessee’s surrender the Project, the Commission shall be deemed to have elected to reject such surrender.  If an Event of Default is continuing and the Commission elects to terminate this Lease by reason thereof, the Commission shall have the right to elect that Lessee so surrender the Project to the Commission pursuant to Section 14.01(a), which right shall be exercisable by the Commission by notice to Lessee contained in the Commission’s notice terminating this Lease.  If the Commission gives notice within said sixty (60) day period of the Commission’s election to accept Lessee’s surrender of the Project or in the Commission’s notice of termination, as applicable, Lessee shall surrender the Project pursuant to Section 14.02.

Section 14.02.        DELIVERY OF DOCUMENTS TO THE COMMISSION.  In the event Lessee elects to surrender the Project to the Commission pursuant to Section 14.01 and the Commission accepts such surrender pursuant to said Section, upon the surrendering by Lessee of the Leased Premises, Lessee shall within thirty (30) days after the  expiration or earlier termination (as applicable) of the Demised Term deliver to the Commission the following:

(a)           Such documents, instruments and conveyances as the Commission may reasonably request to enable the Commission’s ownership of the Improvements constructed by Lessee to be reflected of record, including without limitation a deed or a termination of lease, in recordable form, to the Improvements or a bill of sale.

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(b)           A recordable assignment of Lessee’s interest as lessor in all subleases (if any), theretofore approved by the Commission.  Such assignment shall state the Commission shall not be obligated for any prior default of Lessee under said subleases.

(c)           All deposits, prepaid rents and other amounts held by Lessee under any subleases and assignments of Lessee’s interest in all such items held by others for the Commission or Lessee.

(d)           All construction plans, elevations, specifications, surveys, permits and other Documents (excluding proprietary information and trade secrets) relating to and necessary or convenient for the operation of the Improvements constructed by Lessee.

(e)           All warranties on the Improvements constructed by Lessee to the full extent such warranties are assignable and all plans, elevations, specifications, engineering drawings and prints relating to said Improvements together with bills of sale or assignments to the Commission as the Commission may reasonably request with respect to any of the above.

(f)            An amount equal to the accrued but unpaid Impositions with respect to the Leased Premises, prorated to the date of expiration or termination.  Impositions which are a lien and are payable for prior years will be paid in full and Impositions which are a lien and are payable or will become so for the year of termination shall be prorated to the date of termination based on the best available information as to the amount of Imposition due.  All documents required to be delivered by Lessee to the Commission in this Section shall be in form reasonably satisfactory to the Commission and Lessee.

Section 14.03.        REMOVAL OF ALL IMPROVEMENTS.  In the event Lessee elects not to surrender the Project to the Commission pursuant to Section 14.01 or the Commission does not accept such surrender pursuant to said Section, Lessee shall be required to demolish and remove from the Real Estate all of the Improvements (including Equipment and other personal property), and Lessee shall commence and complete, subject to Force Majeure, such demolition and removal at Lessee’s sole cost and expense within a reasonable time and shall restore the Real Estate substantially to their condition as of the date of execution of this Lease.  Before commencing any demolition or removal, Lessee shall furnish to the Commission its plan for restoring the Leased Premises (the “Premises Restoration Plan”) and reasonable security assuring completion of the demolition and removal and restoration as required by this Section.  In the event that Lessee shall fail to complete such demolition and removal within a reasonable time and such failure shall continue for thirty (30) days after written notice by the Commission to Lessee (or such longer period as may be required if Lessee is prosecuting such demolition and removal with reasonable diligence), the Commission shall be entitled to complete the same, and the out-of-pocket costs thereof to the Commission shall be payable by Lessee within twenty (20) days after demand therefor, and the Commission may recover such costs from the security provided by Lessee.

Section 14.04.        PROPERTY NOT REMOVED.  Upon the expiration or earlier termination of this Lease, provided an Event of Default does not exist and provided Lessee has provided the security required by Section 14.03, Lessee shall have the right to remove all of its fixtures, Equipment and other personal property.  Any such property of Lessee which shall remain in or upon the

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Leased Premises for more than thirty (30) days after the expiration or earlier termination of this Lease shall be deemed to have been abandoned by Lessee and, at the option of the Commission, such property: (a) shall be retained by the Commission as its property; (b) shall be disposed of by the Commission in such manner as the Commission shall determine, without accountability to Lessee or any other person; or (c) shall be promptly removed by Lessee at Lessee’s expense upon written request thereof from the Commission.  The Commission shall not be responsible for any loss or damage occurring to any property owned by Lessee.  In addition, if the property is left at the Leased Premises, the Commission may deem Lessee to be holding over in accordance with Section 14.05.

Section 14.05.        HOLDING OVER.  In the event Lessee remains in possession of the Leased Premises with the consent of the Commission after the expiration of the Demised Term, and without the execution of a new Lease or an extension of this Lease, it shall be deemed to be occupying the Leased Premises as a lessee from month to month at one hundred fifty percent (150%) of the Basic Rent payable during the last month of the Demised Term, and subject to all the other conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy, including the payment of additional rent and all other charges required hereunder.  Such month-to-month tenancy may be terminated by either party as of the end of any calendar month upon the giving of notice of such termination prior to the beginning of such calendar month.

Section 14.06.        SURVIVAL.  Notwithstanding the expiration or earlier termination of this Lease, Lessee and the Commission shall be obligated to pay and/or perform all amounts and indemnities set forth in this Lease accrued or arising out of events occurring on or prior to the date of such expiration or termination, which obligations shall survive the expiration or termination of this Lease.

ARTICLE XV

HAZARDOUS MATERIAL

Section 15.01.        HAZARDOUS MATERIAL.

(a)           Subject to the Permitted Uses as provided for in Section 5.01, Lessee shall not use, store, generate, treat, transport, dispose of, handle, stevedore or warehouse any Hazardous Materials, in, from, under or about the Leased Premises or otherwise in the Port.  Provided however, (A) petroleum and petroleum derivatives in limited quantities and as necessary for the Permitted Uses, may be used and located at the Leased Premises if such substances are kept in compliance with all Environmental Laws except that Underground Storage Tanks may not be used, unless approved pursuant to Section 15.01(f) below, and (B) other materials or substances may be used in quantities necessary for the Permitted Uses, provided such materials are kept in accordance with all provisions of this Article XV.  All Hazardous Materials besides those listed in this subsection as permitted are prohibited, and use or other handling of same by Lessee shall be considered an Event of Default under this Lease.

The term “Hazardous Material” as used herein means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State

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of Indiana or the United States Government.  The term “Hazardous Material” includes, without limitation, any material or substance which is (i) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act, as amended from time to time (33 U.S.C. Section 1321), (ii) defined as a “hazardous waste” pursuant to Section 3004 of the Federal Resource Conservation and Recovery Act, as amended from time to time (42 U.S.C. Section 6904), (iii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended from time to time (42 U.S.C. Section 9601), (iv) petroleum or petroleum derivatives, or (v) fertilizer (liquid or solid).

(b)           Lessee, at its sole cost and expense, shall comply with all laws, statutes, ordinances, rules, regulations and orders of any governmental authority having jurisdiction concerning environmental, health or safety matters (“Environmental Laws”), including, but not limited to, any discharge into the air, surface water, sewers, soil or groundwater; any use, generation, treatment, storage, disposal or transportation of any Hazardous Material (as hereinafter defined) by Lessee, its agents, employees, contractors or invitees, whether within or outside the Leased Premises or otherwise in the Port; permitting; and reporting upon releases or spills of materials.

(c)           Lessee shall provide the Commission, on the lease anniversary date, written certification that it is in compliance with all Environmental Laws or shall explicitly describe Lessee’s noncompliance, including Lessee’s intended course of action and time frame for coming into compliance.  Additionally, Lessee shall provide the Commission with a duplicate copy of any emergency preparedness and response plans or any environmental compliance audits of self-analyses which it has prepared or has had prepared pursuant to any legal requirement or for any other reason.  The Commission assumes no responsibility for reporting or implementation of the plan by virtue of possession of said duplicate copy.

(d)           Lessee shall provide the Commission with copies of any notice of alleged violations by Lessee, or of claims against Lessee, relating to Environmental Laws, or any changes to its emergency preparedness and response plans.  Lessee shall provide such copies within five (5) days of receiving any such notice or making any such change.  Lessee shall give written notice to the Commission within one (1) business day after the date on which Lessee learns or first has reason to believe that any release, discharge or emission of any Hazardous Material has occurred on, in, or about the Leased Premises.

(e)           Lessee, on its own behalf and on behalf of its successors and assigns, hereby releases and forever discharges the Commission, its officers, directors, employees and agents, both in their capacities as corporate representatives and as individuals, from any and all claims, actions or liabilities of any manner whatsoever, whether in law or equity, whether now or hereafter claimed or known, which Lessee now has or may have in the future against the Commission arising from or relating in any way to releases or threatened releases of Hazardous Material brought upon, generated or discharged from, or stored or used in or about the Leased Premises or otherwise in the Port by Lessee, its successors, assigns, agents, employees, contractors or invitees, or which arise from Lessee’s failure or alleged failure to comply with all Environmental Laws.

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(f)            Lessee shall not install any tank (as such term is defined in 40 C.F.R. §260.10, as amended from time to time) on the Leased Premises without the prior written approval of the Commission.

(g)           If the presence of any Hazardous Material in the Leased Premises or otherwise in the Port caused or permitted by Lessee (even if consented to or allowed by the Commission) or Lessee’s use, storage, treatment, transportation, generation or disposal of Hazardous Material results in contamination (in any amount or degree) of the Leased Premises, the Port, other property not a part of the Port, or injury to any person, then Lessee shall indemnify, defend and hold the Commission harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including without limitation, diminution in value of the Leased Premises or the Port, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Leased Premises or the Port, damages arising from any adverse impact on marketing of space in the Port, and sums paid in settlement of claims, actual attorneys’ fees, consultant fees and expert fees) which arise during or after the Demised Term as a result of such contamination or injury.  This indemnification of the Commission by Lessee includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remediation, removal, response or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Leased Premises or other property not a part of the Port.  The indemnification and hold harmless obligations of Lessee under this Section shall survive any termination of the Lease.  Without limiting the foregoing, if the presence of any Hazardous Material in the Leased Premises or otherwise in the Port caused or permitted by Lessee results in any contamination of the Leased Premises or the Port, Lessee shall promptly take all actions at its sole expense as are necessary to return the Leased Premises or the Port to the condition existing prior to the introduction of any such Hazardous Material to the Leased Premises or the Port; provided that the Commission’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions, in the Commission’s sole and absolute discretion, would not potentially have any materially adverse long-term or short- term effect on the Leased Premises or the Port.  Lessee shall not enter into any settlement agreement, consent, decree or other compromise with respect to any claims relating to any Hazardous Material in any way connected with the Leased Premises without first notifying the Commission of Lessee’s intention to do so and offering the Commission the opportunity to participate in any such proceedings.

(h)           The Commission shall have the right, at any time, to cause at least four (4) permanent testing wells to be installed in the Leased Premises in locations selected by the Commission at the Commission’s sole discretion and may at its option cause the ground water to be tested to detect the presence of Hazardous Material at least once every twelve (12) months during the Demised Term by the use of such tests as are then customarily used for such purposes.  If Lessee so requests, the Commission shall supply Lessee with copies of such test results.

The costs of such tests and of the maintenance, repair and replacement of such wells shall be deemed an Imposition for which Lessee shall be liable for the cost thereof.  Lessee shall have the right at any time during the Demised Term to conduct its own test of the ground water underlying the Port by using such wells so long as each of the following conditions are satisfied: (i) such tests are conducted by Lessee at its own expense; (ii) Lessee repairs any damage to such

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wells caused by such tests; and (iii) Lessee delivers copies of the results of such tests to the Commission.

(i)            Any increase in the premiums for necessary insurance on the Leased Premises or the Port which arises from Lessee’s use, generation, transport and/or storage of Hazardous Materials shall be solely at Lessee’s expense.  Lessee shall procure and maintain at its sole expense such additional environmental insurance as may be necessary to comply with any requirement of any Federal, State or local government agency with jurisdiction.  Lessee shall provide to the Commission evidence of insurance or other financial resources available to Lessee sufficient to assure Lessee’s ability to comply with its obligations under this Section and the Environmental Laws.

(j)            The Commission shall have the right, from time to time, as deemed reasonably necessary by the Commission and during the last year of the Demised Term, to perform environmental inspections, audits or site assessments of the Leased Premises (“Environmental Audits”) to ascertain Lessee’s compliance with the terms of this Section.  In the event the Commission’s Environmental Audits reveal non-compliance, the Commission shall so notify Lessee (“Commission’s Non-Compliance Notice”) and Lessee shall have a period of sixty (60) days from receipt of Commission’s Non-Compliance Notice to remedy such non-compliance, provided that if the non-compliance extends beyond sixty (60) days through no fault of Lessee’s, Lessee shall have additional time to remedy such compliance.  In the event Lessee fails to remedy the non-compliance in the aforesaid period, the Commission shall have the right to do so and Lessee shall, upon demand, reimburse the Commission for the costs thereof plus interest thereon at ten percent (10%) per annum from the date such costs are incurred to the date such costs are repaid to the Commission.  The Commission may also provide a copy of such Environmental Audits to any federal, state or local governmental agency having jurisdiction over the Leased Premises or Hazardous Materials.  The responsibility for paying for the Environmental Audits shall be determined according to subsection “k” of this Section.

(k)           Prior to Lessee taking possession of the Leased Premises, Lessee or the Commission may arrange for an Environmental Audit (the “Baseline Environmental Audit”) of the Leased Premises to determine the presence of any Hazardous Material in the soil, surface water or groundwater of the Leased Premises.  An environmental consultant who shall be approved by both Lessee and the Commission shall conduct the Baseline Environmental Audit.  The Party acquiring the study shall pay for the cost of the Baseline Environmental Audit.  The reports prepared in connection with the Baseline Environmental Audit shall be provided to both the Commission and the Lessee.  If a Baseline Environmental Audit is not obtained under this provision, there shall be a rebutable presumption that the Leased Premises are free from the presence of any Hazardous Material as defined herein.

If any subsequent Environmental Audit conducted pursuant to subsection “j” of this Section indicates the presence of Hazardous Materials in amounts greater than those found in the Baseline Environmental Audit, Lessee shall pay the costs of such subsequent Environmental Audit; otherwise, the Commission and Lessee shall jointly pay the costs of such subsequent Environmental Audit.

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(l)            Prior to expiration or earlier termination of the Demised Term, Lessee shall (i) cause all Hazardous Materials previously owned, stored or used by Lessee to be removed from the Leased Premises and disposed of in accordance with applicable Environmental Laws; (ii) remove any above ground or underground storage tanks or other containers installed or used by Lessee to store any Hazardous Materials on the Leased Premises, and repair any damage to the Leased Premises caused by such removal; (iii) cause any soil or other portion of the Leased Premises which has become contaminated by any Hazardous Materials stored or used by Lessee on the Leased Premises to be decontaminated, detoxified or otherwise cleaned up in accordance with the requirements of Environmental Laws or applicable governmental authorities; and (iv) surrender possession of the Leased Premises to the Commission free of contamination attributable to Hazardous Materials generated, used, stored, treated or disposed of by Lessee or stored or disposed of by any other party other than the Commission in or on the Leased Premises during the Demised Term.

Should any clean up for which Lessee is responsible not be completed prior to the expiration, or sooner termination of this Lease, including any extensions thereof then: (i) Lessee shall deposit into an escrow account an amount of money equal to the balance of the estimated cost of the clean up, which amount shall be estimated by the Commission or its consultant, together with instructions for the disbursement of such amount in payment of the costs of any remaining clean up as it is completed, and (ii) if the nature of the contamination or the clean up required of Lessee is of such a nature as to make the Leased Premises untenantable or unleaseable, then Lessee, at the Commission’s sole option, shall be liable to the Commission as a holdover tenant until the clean up has been sufficiently completed to make the Leased Premises suitable for lease to third parties.

(m)          If any Environmental Audits conducted by the Commission or the financial information required of Lessee hereunder indicate that Lessee does not have insurance or other financial resources sufficient to enable Lessee to fulfill its obligations under this Lease whether or not accrued, liquidated, conditional or contingent, then Lessee shall, at the request of the Commission, procure and thereafter maintain in full force and effect such environmental impairment liability and/or pollution liability insurance policies or endorsements in addition to those required hereunder, or shall otherwise provide such collateral or security reasonably acceptable to the Commission as is appropriate to assure that Lessee will be able to perform its duties and obligations under this Lease.

ARTICLE XVI

NOTICES/ESTOPPEL

Section 16.01.        MANNER OF GIVING.  Whenever under this Lease a provision is made for notice of any kind, such notice shall be in writing and either personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by recognized overnight courier service.  Notice to the Commission shall be mailed to 150 West Market Street, Suite 100, Indianapolis, Indiana 46204, Attn: General Counsel and to Port of Indiana-Mount Vernon, Mount 2751 Bluff Road, Mount Vernon, Indiana, Attn: Port Director, and to Ice Miller LLP, One American Square, Suite 3100, Indianapolis, IN 46282-0200, Attn: Mark D. Grant, Esq., or to such other post office address as the Commission may furnish to Lessee for such purpose.

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Notice to Lessee shall be mailed to Aventine Renewable Energy — Mt Vernon, LLC, 1300 S. Second Street, Pekin, IL 61544 Attn: Ajay Sabherwal, with copy to Aventine Renewable Energy, Inc., 1300 S. Second Street, Pekin, IL 61544 Attn: __________, and with copy to Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY 10017, Attn: John H. Butler, Esq., or to such other addresses as Lessee may furnish to the Commission for such purpose, and with copy to any Mortgagee who has given notice of its Mortgage pursuant to Section 7.02 at its address and with copy to its copy address furnished pursuant to Section 7.02, or to such other addresses as such Mortgagee may furnish to the Commission for such purpose.

Notice by (a) personal delivery, (b) recognized overnight national courier service, or (c) registered or certified mail, is deemed to be received at the time notice is delivered to a party’s designated address.  Confirmation by the courier delivering any notice given pursuant to this section shall be conclusive evidence of receipt of such notice.  Each party hereto agrees that it will not refuse or reject delivery of any notice given hereunder, that it will acknowledge, in writing, receipt of the same upon request and that any notice rejected or refused by it shall be deemed for all purposes of this Lease to have been received by the rejecting party on the date so refused or rejected, as, conclusively established by the records of the U.S. Postal Service or the courier service.  Any notice required to be given within a stated period of time which is sent by certified or registered mail, return receipt requested, shall be considered timely if postmarked before midnight of the last day of such period.

Section 16.02.        ESTOPPEL CERTIFICATES.  Lessee and the Commission agree promptly following request by the other party to execute and deliver an Estoppel Certificate.  The term “Estoppel Certificate” shall  mean an estoppel certificate, certifying (a) that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect and the date to which the Basic Rent and other charges are paid in advance, if any; (b) that there are no uncured defaults or Events of Default hereunder on the part of the certifying party, and that to the knowledge of the certifying party there are no uncured defaults or Events of Default hereunder on the part of the other party, or if there exist any such uncured defaults and Events of Default stating the nature of such uncured defaults and Events of Default; and (c) the correctness of such other information respecting the status of this Lease as may be reasonably required by the party requesting the Estoppel Certificate.  A party’s failure to so execute and deliver an Estoppel Certificate within ten (10) business days following written request as required above shall be conclusive upon such failing party that as of the date of said request for the same (i) that this Lease is in full force and effect, without modification except as may be represented by the requesting party, (ii) that there are no uncured defaults or Events of Default hereunder on the part of the failing party, and that to the knowledge of the failing party there are no uncured defaults or Events of Default hereunder on the part of the other party, except as may be represented by the requesting party in such request, and (iii) that no Basic Rent has been paid in advance except as may be represented by the requesting party.

45

ARTICLE XVII

public policy

Section 17.01.        POLICIES AND OBJECTIVES.  As a public body, the Commission is charged to maintain and operate the Port at all times in a manner promoting and benefiting the public interest, including maximizing the public’s use of the Port’s facilities by ensuring the provision of cost effective and productive services to all potential users, and promoting employment in the regions surrounding the Port, and the Commission has the objectives to make the Port the leading Port in the southwestern Indiana marketplace and to maximize revenue to the Commission from the use of the facilities.

Section 17.02.        LESSEE OBLIGATIONS.  Lessee understands and supports the Commission’s foregoing public policies and objectives.  In furtherance thereof, Lessee hereby agrees to:

(a)           Promote commerce at the Port and foster the creation of employment within the region by operating as efficiently as possible, and at a reasonable, competitive cost to shippers and consignees;

(b)           Create a favorable environment for the promotion of commerce at the Port through attention to increased customer service levels and productivity;

(c)           Cooperate fully with the Commission in its efforts to  maximize commerce at the Port;

(d)           Foster harmonization of employee-management relations throughout the Port;

(e)           Promote synergies between Lessee’s operations and other maritime and industrial facilities at the Port; and

(f)            Cooperate with other operators at the Port and avoid unproductive forms of intra-port rivalry.

To the extent there are specific provisions of this Lease concerning (a) — (f) above, (a) — (f) above shall be applied consistent with such specific provisions of this Lease.

Section 17.03.        LESSEE’S REVIEW.  The Commission shall have the right to conduct periodic reviews of Lessee’s adherence to the foregoing commitments and promotion of the Commission’s public policies and objectives (the “Review”).  To assist the Commission in conducting this Review, and within thirty (30) calendar days after receipt of written notice from the Commission, Lessee shall provide the Commission a written report summarizing Lessee’s performance and contributions to the accomplishment of the foregoing public policies and objectives.  Lessee also shall make available upon reasonable request, for inspection by the Commission or its duly authorized representatives, all records, statistics and financial data concerning Lessee’s operations at the Port, provided, however, any information concerning charges to customers, which is marked confidential by Lessee, shall be kept confidential by the Commission to the extent allowed by law.  The Commission will advise Lessee as to the results of the Commission’s Review, and specifically as to any areas of concern requiring improvement.

46

Section 17.04.        RESPONSE.  In the event the Commission determines that Lessee’s performance with respect to the matters covered by the Review is unsatisfactory, the Commission shall give Lessee written notice thereof.  Lessee shall have the right to respond thereto in writing within twenty (20) calendar days, setting forth any explanation or  mitigating factors or considerations, as well as Lessee’s proposed corrective action, if any.  Lessee also shall have the opportunity, along with any other interested parties, to address such issues with the Commission at the Commission’s next monthly meeting, after which the Commission shall determine what, if any, action it will take.

Section 17.05.        DEFAULT.  If the Commission determined that Lessee’s explanation and proposed corrective action are inadequate and that continuance of this Lease would not be in the public interest, the Commission may declare Lessee to be in default hereunder (referred to herein as a “Public Policy Default”).  In such case, the Commission shall so notify Lessee in writing, stating the Commission’s determination and the grounds therefor.  Upon the occurrence of a Public Policy Default, the Commission shall have those remedies set forth in Section 11.02 hereof, provided, however, the Commission may only terminate this Lease due to a default under this Article XVII in accordance with the following provisions.  In the event the Commission wants to terminate this Lease, the Commission shall provide written notice to Lessee.  If Lessee disputes such termination, it shall provide written notice of same to the Commission within fifteen (15) days of the effective date of the Commission’s notice of termination.  If Lessee provides timely notice to the Commission, the Commission, in order to terminate the Lease for a Public Policy Default, must seek and obtain a judicial decree that a Public Policy Default has occurred.  Such decree may also contain a judgment terminating this Lease.  Such decree shall be subject to appeal pursuant to Indiana law and procedure, and such termination shall be suspended pending the results of any such appeal.

ARTICLE XVIII

GENERAL PROVISIONS

Section 18.01.        FUTURE EXPENSES AND INTERST RATE.

(a)           Lessee shall reimburse the Commission for the Commission’s reasonable costs and expenses, including reasonable attorneys’ fees of general and/or special counsel, incurred in connection with the preparation of any future amendment, modification or revision of this Lease, or for the preparation of any agreement related hereto that is requested by Lessee.  Such costs and expenses shall constitute additional rent under the Lease, and the failure of Lessee to pay the same within ten  (10) days after demand by Lessee.

(b)           The interest rate charged herein is stated as a fixed rate of ten (10) percent per annum.  However, the Parties stipulate and agree that the actual interest rate charged at the appropriate time provided herein, shall be the stated rate of ten (10) percent per annum or the then current prime rate (defined as the United States Federal Reserve Bank’s Primary Credit Rate) plus four (4) percent, whichever is higher (the higher rate being the “Stated Rate”).

Section 18.02.        REMEDIES CUMULATIVE -NON-WAIVER.  Unless stated as such party’s sole and exclusive remedy, the various rights and remedies herein contained and reserved to each of

47

the parties shall not be considered as exclusive of any other right or remedy of such party, but shall be construed as cumulative and shall be in addition to every other remedy now or hereafter existing at law, in equity or by statute, and said rights and remedies may be exercised and enforced concurrently and whenever and as often as occasion therefore arises.  No delay or omission to exercise any right or power by either party shall impair any such right or power, or be construed as a waiver of any default or as acquiescence therein.  One or more waivers of any covenant, term or condition of this Lease by either party shall not be construed by the other party as a waiver of a subsequent or continuing breach of the same covenant, term or condition.  The consent or approval by either party to or of any act by the other party of a nature requiring consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act.

Section 18.03.        INTERPRETATION/COMPLETE AGREEMENT/COUNTERPARTS.  The headings of the several articles and sections contained herein are for convenience only and do not define, limit or construe the contents of such articles and sections.  Any references herein to costs, expenses or similar amounts shall be references to out-of-pocket costs, expenses and similar amounts.  Any statements herein that an action or consent is not to be unreasonably withheld shall mean that such action or consent is not to be unreasonably withheld, conditioned or delayed.  All negotiations, considerations, representations and understandings between the parties are incorporated herein and may be modified or altered only by agreement in writing signed by the party to be bound.  This Lease may be executed in multiple counterparts, all of which, together, shall constitute one and the same instrument.

Section 18.04.        GOVERNING LAW.  This Lease and any questions of interpretation thereof shall be governed by the laws of the State of Indiana.

Section 18.05.        SEVERABILITY OF INVALID PROVISIONS.  If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall not be affected or impaired, and such remaining provisions shall remain in full force and effect.

Section 18.06.        AGREEMENT BINDING UPON SUCCESSORS.  The covenants, agreements and obligations herein contained shall extend to, bind and inure to the benefit not only of the parties hereto, but their respective successors and assigns (subject to any restrictions on assignments, subletting and transfers as provided herein).  The covenants, agreements and obligations herein contained shall not inure to the benefit of any persons other than the parties hereto, any Mortgagee under any Mortgage granted pursuant to Section 7.02 and their respective successors and assigns.

Section 18.07.        FORCE MAJEURE.  Except as set forth in Section 4.01(c), whenever this Lease requires any act (other than the payment of a liquidated sum of money) to be performed by a certain time or within a certain period of time, the time for the performance of such act shall be extended by the period of any delays in such performance caused by war, strikes, lockouts, civil commotion, unpreventable material shortages, casualties, acts of God or other conditions or events beyond the control of the party required to perform such act (“Force Majeure”), not to exceed an extension of one hundred eighty (180) days.

48

Section 18.08.        MEMORANDUM OF LEASE.  The Commission and Lessee shall execute duplicate originals of a short form or memorandum of this Lease (the “Memorandum”), in recordable form, setting forth a description of the Real Estate, the Term, a description of the Port, the easements granted hereunder, the provisions of Section 13.05 and any other portion of this Lease that the Commission or Lessee may request, which instrument either party may have recorded in lieu of the recording of this Lease.

[ The balance of this page is intentionally left blank ]

49

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day, and month and year first above-written.

INDIANA PORT COMMISSION (“Commission”)

ATTEST:

By:	/s/ Jay K. Potesta	By:	/s/ Steven R. Stemler
	Secretary — Treasurer		Steven R. Stemler, Designated Commissioner

AVENTINE RENEWABLE ENERGY-MT
VERNON, LLC (“Lessee”)

ATTEST:

	/s/ John R. Gray		/s/ Ronald H. Miller
	(Signature)		(Signature)

	John R. Gray, VP Logistics and Development		Ronald H. Miller President & CEO
	(Printed name and title)		(Printed name and title)

	Approved as to form and legality		APPROVED
	This 19 day of January, 2007		DATE: 1-24-07

	/s/ Susan W. Gard		/s/ Mitchell E. Daniels, Jr.
	For Steve Carter		For The Honorable Mitchell Daniels
	Attorney General of Indiana		Governor of Indiana

This instrument was prepared jointly by David W. Haniford, General Counsel Indiana Port Commission (Atty#7438-79) 150 W. Market St., Ste, 100, Indianapolis, IN  46204 (317) 232-9204; Mark D. Grant, Esq., ICE MILLER LLP, One American Square, Suite 3100, Indianapolis, IN  46282-0200 (317) 236-2100; and Jeffrey I. Wool, Davis Polk & Wardell, 450 Lexington Avenue, New York, NY  10017 (212) 450-4419.

50

LIST OF EXHIBITS:

Exhibit A — Description of Leased Premises
Exhibit A-1 — Description of the Port Property
Exhibit B — Port Tariff
Exhibit C — Project Specifications
Exhibit D — Declaration of Restrictions
Exhibit E — Addendum
Exhibit F — Description of Ethanol Process
Exhibit G — Description of Existing Preferential and Exclusive Rights

EXHIBIT A

The Real Estate

A-1

EXHIBIT A-1

Description of the Port Property

A1-1

EXHIBIT B

Port Tariff, Rates, Charges, Rules and Regulations

B-1

EXHIBIT C

The Leased Premises

C-1

EXHIBIT D

Declaration of Restrictions

D-1

EXHIBIT E

(IPC3.21.06)

ADDENDUM

This Addendum is entered into by and between the Indiana Port Commission (the “State”) and Aventine Renewable Energy-Mt Vernon, LLC (the “Contractor”), and collectively known as the “Parties”.  The purpose of this Addendum is to modify, delete, or amend certain terms and conditions set forth in the attached Lease Agreement (“Agreement”).  This Addendum and the Agreement are incorporated into each other and, when read together, shall constitute one integrated document.  Any inconsistency, conflict, or ambiguity between this Addendum and the Agreement shall be resolved by giving precedence and effect to this Addendum.

1.             Authority to Bind Contractor

The signatory for the Contractor represents that he/she has been duly authorized to execute this Contract on behalf of the Contractor and has obtained all necessary or applicable approvals to make this Contract fully binding upon the Contractor when his/her signature is affixed, and certifies that this Contract is not subject to further acceptance by Contractor when accepted by the State of Indiana.

2.             Compliance with Laws.
A.                                   The Contractor shall comply with all applicable federal, state and local laws, rules, regulations and ordinances, and all provisions required thereby to be included herein are hereby incorporated by reference.  The enactment of any state or federal statute or the promulgation of rules or regulations thereunder after execution of this Contract shall be reviewed by the State and the Contractor to determine whether the provisions of this Contract require formal modification.
B.                                     The Contractor and its agents shall abide by all ethical requirements that apply to persons who have a business relationship with the State, as set forth in Indiana Code § 4-2-6 et seq., the regulations promulgated thereunder, and Executive Order 04-08, dated April 27, 2004.  If the contractor is not familiar with these ethical requirements, the contractor should refer any questions to the Indiana State Ethics Commission, or visit the Indiana State Ethics Commission website at http://www.in.gov/ethics/.  If the Contractor or its agents violate any applicable ethical standards, the State may, in its sole discretion, terminate this Contract, subject to the notice and cure provisions of Section 11.01(i) of the Agreement.  In addition, the Contractor may be subject to penalties under Indiana Code § 4-2-6-12.
C.                                     The Contractor certifies by entering into this Contract, that neither it nor its principal(s) is presently in arrears in payment of its taxes, permit fees or other statutory, regulatory or judicially required payments to the State of Indiana.  Further, the Contractor agrees that any payments in arrears and currently due to the State of Indiana may be withheld from payments due to the Contractor.

Additionally, further work or payments may be withheld, delayed, or denied and/or this Contract suspended until the Contractor is current in its payments and has submitted proof of such payment to the State.
D.                                    The Contractor warrants that it has no current or pending or outstanding criminal, civil, or enforcement actions initiated by the State of Indiana pending, and agrees that it will immediately notify the State of any such actions.  During the term of such actions, Contractor agrees that the State may delay, withhold, or deny work under any Supplement or contractual device issued pursuant to this Contract and any supplements or amendments.
E.                                      If a valid dispute exists as to the Contractor’s liability or guilt in any action initiated by the State of Indiana or its agencies, and the State decides to delay, withhold, or deny work to the Contractor, the Contractor may request that it be allowed to continue, or receive work, without delay.  The Contractor must submit, in writing, a request for review to the Indiana Department of Administration (IDOA) following the procedures for disputes outlined herein.  A determination by IDOA shall be binding on the parties.
F.                                      Any payments that the State may delay, withhold, deny, or apply under this section shall not be subject to penalty or interest under IC 5-17-5.
G.                                     The Contractor warrants that the Contractor and its subcontractors, if any, shall obtain and maintain all required permits, licenses, and approvals, as well as comply with all health, safety, and environmental statutes, rules, or regulations in the performance of work activities for the State.  Failure to do so may be deemed is a material breach of this Contract and grounds for termination of the Agreement and denial of further work with the State, subject to the notice and cure provisions of Section 11.01(i) of the Agreement.
H.                                    The Contractor hereby affirms that it is properly registered and owes no outstanding reports with the Indiana Secretary of State.
I.                                         As required by IC 5-22-3-7:

(1)                                  the Contractor and any principals of the Contractor certify that (A) the Contractor, except for de minimis and nonsystematic violations, has not violated the terms of (i) IC 24-4.7 [Telephone Solicitation Of Consumers], (ii) IC 24-5-12 [Telephone Solicitations], or (iii) IC 24-5-14 [Regulation of Automatic Dialing Machines] in the previous three hundred sixty-five (365) days, even if IC 24-4.7 is preempted by federal law; and (B) the Contractor will not violate the terms of IC 24-4.7 for the duration of the Contract, even if IC 24-4.7 is preempted by federal law.

(2)                                  The Contractor and any principals of the Contractor certify that an affiliate or principal of the Contractor and any agent acting on behalf of the Contractor or on behalf of an affiliate or principal of the Contractor:  (A) except for de minimis and nonsystematic violations, has not violated the terms of IC 24-4.7 in the previous three hundred sixty-five (365) days, even if IC 24-4.7 is preempted by federal law; and (B) will not violate the terms of IC 24-4.7 for the duration of the Contract, even if IC 24-4.7 is preempted by federal law.

3.             Conflict of Interest.
A.                                   As used in this section:

“Immediate family” means the spouse and the unemancipated children of an individual.

“Interested party” means:

1.                                       The individual executing this Contract;

2.                                       An individual who has an interest of three percent (3%) or more of Contractor, if Contractor is not an individual; or

3.                                       Any member of the immediate family of an individual specified under subdivision 1 or 2.

“Department” means the Indiana Department of Administration.

“Commission” means the State Ethics Commission.

B.                                     The Department may cancel this Contract without recourse by Contractor if any interested party is an employee of the State of Indiana.
C.                                     The Department will not exercise its right of cancellation under section B, above, if the Contractor gives the Department an opinion by the Commission indicating that the existence of this Contract and the employment by the State of Indiana of the interested party does not violate any statute or rule relating to ethical conduct of State employees.  The Department may take action, including cancellation of this Contract, consistent with an opinion of the Commission obtained under this section.
D.                                    Contractor has an affirmative obligation under this Contract to disclose to the Department when an interested party is or becomes an employee of the State of Indiana.  The obligation under this section extends only to those facts that Contractor knows or reasonably could know.
4.             Drug-Free Workplace Certification.

The Contractor hereby covenants and agrees to make a good faith effort to provide and maintain a drug-free workplace.  The Contractor will give written notice to the State within ten (10) days after receiving actual notice that the Contractor or an employee of the Contractor in the State of Indiana has been convicted of a criminal drug violation occurring in the Contractor’s workplace.

False certification or violation of this certification may result in sanctions including suspension of contract payments, termination of this Contract and/or debarment of contracting opportunities with the State for up to three (3) years, subject to the notice and cure provisions of Section 11.01(i) of the Agreement.

In addition to the provisions of the above paragraphs, if the total contract amount set forth in this Contract is in excess of $25,000.00, Contractor hereby further agrees that this contract is expressly subject to the terms, conditions, and representations of the following certification:

This certification is required by Executive Order No. 90-5, April 12, 1990, issued by the Governor of Indiana.  Pursuant to its delegated authority, the Indiana Department of Administration is requiring the inclusion of this certification in all contracts and grants from the State of Indiana in excess of $25,000.00.  No award of a contract shall be made, and no contract, purchase order or agreement, the total amount of which exceeds $25,000.00, shall be valid, unless and until this certification has been fully executed by the Contractor and made a part of the contract or agreement as part of the contract documents.

The Contractor certifies and agrees that it will provide a drug-free workplace by:

A.                                   Publishing and providing to all of its employees a statement notifying them that the unlawful manufacture, distribution, dispensing, possession or use of a controlled substance is prohibited in the Contractor’s workplace, and specifying the actions that will be taken against employees for violations of such prohibition;
B.                                     Establishing a drug-free awareness program to inform it’s employees of (1) the dangers of drug abuse in the workplace; (2) the Contractor’s policy of maintaining a  drug-free workplace; (3) any available drug counseling, rehabilitation, and employee assistance programs; and (4) the penalties that may be imposed upon an employee for drug abuse violations occurring in the workplace;
C.                                     Notifying all employees in the statement required by subparagraph (A) above that as a condition of continued employment, the employee will (1) abide by the terms of the statement; and (2) notify the Contractor of any criminal drug statute conviction for a violation occurring in the workplace no later than five (5) days after such conviction;
D.                                    Notifying in writing the State within ten (10) days after receiving notice from an employee under subdivision (C)(2) above, or otherwise receiving actual notice of such conviction;
E.                                      Within thirty (30) days after receiving notice under subdivision (C)(2) above of a conviction, imposing the following sanctions or remedial measures on any employee who is convicted of drug abuse violations occurring in the workplace: (1) taking appropriate personnel action against the employee, up to and including termination; or (2) requiring such employee to satisfactorily participate in a drug abuse assistance or rehabilitation program approved for such purposes by a federal, state or local health, law enforcement, or other appropriate agency; and

F.                                      Making a good faith effort to maintain a drug-free workplace through the implementation of subparagraphs (A) through (E) above.
5.             Nondiscrimination.

Pursuant to IC 22-9-1-10 and the Civil Rights Act of 1964, the Contractor and its subcontractors shall not discriminate against any employee or applicant for employment in the performance of this Contract.  The Contractor shall not discriminate with respect to the hire, tenure, terms, conditions or privileges of employment or any matter directly or indirectly related to employment, because of race, color, religion, sex, disability, national origin or ancestry.  Breach of this covenant may be regarded as a material breach of this Contract.  The Contractor’s execution of this Contract also signifies compliance with applicable federal laws, regulations, and executive orders prohibiting discrimination in the provision of services based on race, color, national origin, age, sex, disability or status as a veteran.  The provisions of this Section 5 are subject to the notice and cure provisions of Section 11.01(i) of the Agreement.

NON-COLLUSION AND ACCEPTANCE

The undersigned attests, subject to the penalties for perjury, that he/she is the Contractor, or that he/she is the properly authorized representative, agent, member or officer of the Contractor, that he/she has not, nor has any other member, employee, representative, agent or officer of the Contractor, directly or indirectly, to the best of  his/her knowledge, entered into or offered to enter into any combination, collusion or agreement to receive or pay, and that he/she has not received or paid, any sum of money or other consideration for the execution of this Contract other than that which appears upon the face of this Contract.

[ The balance of this page is intentionally left blank ]

In Witness Whereof, the Parties have, through duly authorized representatives, entered into this Lease.  The Parties having read and understand the foregoing terms of the contract do by their respective signatures dated below hereby agree to the terms thereof.

Indiana Port Commission: By: Steven R. Stemler, Designated Commissioner Date:	Aventine Renewable Energy-Mt Vernon, LLC Signature: Printed Name: Title: Date:
Attest: Printed Name: Title:

Office of the Attorney General	Office of the Governor

Steve Carter, Attorney General Date:	Mitchell E. Daniels, Jr., Governor

EXHIBIT F

Description of Ethanol Process

F-1

EXHIBIT G

Description of Existing Preferential and Exclusive Rights

G-1

Exhibit 10.2

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

September 15, 2006

among

AVENTINE RENEWABLE ENERGY, INC.

as Borrower,

AVENTINE RENEWABLE ENERGY, LLC

as Parent,

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

and

FINANCIAL INSTITUTIONS

NOW OR HEREAFTER PARTIES HERETO,

as Lenders

$30,000,000 Revolving Credit Facility

i

ANNEXES

Annex I  Revolving Credit Commitments

EXHIBITS

Exhibit A	—	Form of Borrowing Request
Exhibit B	—	Form of Request for Letters of Credit
Exhibit C	—	Form of Assignment and Acceptance
Exhibit D	—	Form of Guaranty and Security Agreement

SCHEDULES

Schedule 5.7	—	Investments and Guaranties
Schedule 5.22	—	Employee Matters
Schedule 7.2	—	Existing Indebtedness
Schedule 7.3	—	Liens
Schedule 7.10	—	Affiliate Documents

v

LIST OF DEFINED TERMS

Page No.
$.	5
Accounts Receivable	2
Administrative Agent	2
Advance Notice	2
Affiliate	2
Aggregate Revolving Credit Exposure	3
Agreement	3
Applicable Margin	3
Application	3
Assignment and Acceptance	3
Aurora West	3
Availability	3
Bankruptcy Code	56
Base Rate	24
Base Rate Loan	3
Borrower	1
Borrowing	3
Borrowing Request	3
Bring-Down Representations and Warranties	4
Business Day	4
Capital Lease Obligations	4
Cash Management Agreement	4
CERCLA	5
Closing Date	4
Code	4
Collateral	4
control	2
controlled by	2
Cover	4
Credit Parties	4
Credit Party	4
Current Financials	4
Default	5
Disbursement Account	22
disposal	5
disposed	5
Dollar	5
Environmental Laws	5
Equity	5
ERISA	5
ERISA Affiliate	5
ERISA Termination Event	6
Event of Default	55

Excluded Taxes	6
Existing Credit Agreement	1
Existing Loan Documents	1
Federal Funds Effective Rate	6
Financing Documents	7
Financing Parties	69
Fiscal Quarter	7
Fiscal Year	7
Foreign Lender	7
Funded Indebtedness	7
GAAP	7
Governmental Authority	7
Governmental Requirement	7
Guarantor	7
Guarantors	7
Guaranty and Security Agreement	8
hazardous substance	5
Hedging Agreement	8
herein	16
hereof	16
hereunder	16
Highest Lawful Rate	8
Historical Financials	8
Indebtedness	8
Indemnified Taxes	9
Interest Period	9
ISP98	18
Issuing Bank	1, 9
JPMorgan Chase	1, 9
Lender	1
Lender Affiliate	9
Lender Indebtedness	10
Lenders	1
Lending Office	10
Letter of Credit Liabilities	10
Letters of Credit	17
LIBOR Loan	10
LIBOR Rate	10
Lien	10
Make-Whole Amount	11
Margin Stock	11
Marketing Alliance Partner	11
Material Adverse Change	11
Material Adverse Effect	11
Material Provision	57
Maximum Available Amount	11

Mortgage	11
Nebraska Sub	11
New Subsidiary	48
Non-Repeating Representations and Warranties	12
Obligated Party	12
oil	5
OPA	5
Other Taxes	12
Parent	1
Participant	67
Payment Office	12
PBGC	12
Permitted Liens	52
Person	12
Plan	12
Power	12
Prime Rate	12
Property	13
RCRA	5
Real Property	13
Recovery Event	13
Register	67
Regulation D	13
Regulation U	13
Regulation X	13
Reimbursement Obligations	13
release	5
Reported Inventory	13
Request for Letters of Credit	13
Required Lenders	13
Responsible Officer	13
Revolving Credit Commitment	16
Revolving Credit Commitments	16
Revolving Credit Exposure	14
Revolving Credit Loan	16
Revolving Credit Maturity Date	14
Revolving Credit Percentage	14
Schedules	14
Secured Affiliate	14
Security Instruments	14
solid waste	5
Solvent	14
Standby Letter of Credit	14
Statutory Reserves	15
Subsidiary	15
Taxes	15

threatened release	5
Transferee	68
Type	15
UCC	15
under common control with	2
Voting Equity	15

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made and entered into as of September 15, 2006, among AVENTINE RENEWABLE ENERGY, INC., a Delaware corporation (“Borrower”), AVENTINE RENEWABLE ENERGY, LLC, a Delaware limited liability company (“Parent”), JPMORGAN CHASE BANK, N.A., individually as a Lender (in such individual capacity, “JPMorgan Chase”), as the Issuing Bank (in such capacity the “Issuing Bank”) and as the Administrative Agent (in such capacity, the “Administrative Agent”), and each of the lenders that is a signatory hereto or which hereafter becomes a party hereto as provided in Section 10.7 (individually, a “Lender” and, collectively, the “Lenders”).

RECITALS:

WHEREAS, Borrower, Parent, the Administrative Agent, the Issuing Bank and the Lenders are parties to that certain Credit Agreement dated as of May 30, 2003 (as heretofore amended, the “Existing Credit Agreement”), pursuant to which Lenders extended certain financing to Borrower in accordance with the terms and conditions set forth therein; and

WHEREAS, Borrower has requested that the Existing Credit Agreement be amended and restated in its entirety.

AGREEMENT:

In consideration of the mutual covenants and agreements herein contained, Parent, Borrower, the Administrative Agent, the Issuing Bank and the Lenders agree that, subject to the satisfaction of each condition precedent contained in Section 3.2 hereof, the Existing Credit Agreement shall be amended and restated as of the Closing Date (as herein defined) in its entirety in the form of this Agreement.  It is the intention of Borrower, Parent, the Lenders, the Issuing Bank and the Administrative Agent that this Agreement supersede and replace the Existing Credit Agreement in its entirety; provided, that, (a) such amendment and restatement shall operate to renew, amend and modify the rights and obligations of the parties under the Existing Credit Agreement, as provided herein, but shall not effect a novation thereof, (b) unless otherwise provided for herein and evidenced by a separate written agreement, amendment or release, no other Loan Document, as defined in, and executed and/or delivered pursuant to the terms of, the Existing Credit Agreement (collectively, the “Existing Loan Documents”) shall be amended, terminated or released in any respect and all of such other Existing Loan Documents shall remain in full force and effect except that Borrower and the Lenders agree that by executing this Agreement the definition of “Credit Agreement” contained in such Existing Loan Documents shall be amended to refer to this Agreement as it may hereafter be amended, modified, renewed or extended in accordance with the terms hereof in place of the Existing Credit Agreement, and (c) the Liens securing the Secured Obligations under and as defined in the Existing Credit Agreement and granted pursuant to the Existing Loan Documents and the liabilities and obligations of Borrower shall not be extinguished, but shall be carried forward, and such Liens shall secure such Secured Obligations, in each case, as renewed, amended, restated and modified hereby

The parties hereto further agree as follows:

ARTICLE 1
DEFINITIONS; CONSTRUCTION

Section 1.1                     Definitions.  As used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined).  Reference to any party to a Financing Document shall mean that party and its successors and assigns.

“Accounts Receivable” shall mean the invoice amount owing on each account of Borrower that, in conformity with GAAP, is included in “accounts receivable” in the financial statements of Borrower.

“Administrative Agent” shall mean JPMorgan Chase acting in the manner and to the extent described in Article 9, and any successor Administrative Agent appointed pursuant to Article 9.

“Advance Notice” shall mean written or telecopy notice (with telephonic confirmation in the case of telecopy notice), which in each case shall be irrevocable, from Borrower to be received by the Administrative Agent before 11:00 a.m. (Chicago, Illinois time), by the number of Business Days in advance of any Borrowing, conversion, continuation or prepayment of any Revolving Credit Loan or Revolving Credit Loans pursuant to this Agreement as respectively indicated below:

(a)           LIBOR Loans - 3 Business Days; and

(b)           Base Rate Loans - same Business Day.

For the purpose of determining the respectively applicable Revolving Credit Loans in the case of the conversion from one Type of Revolving Credit Loan into another, the Revolving Credit Loans into which there is to be a conversion shall control.  The Administrative Agent, the Issuing Bank and each Lender are entitled to rely upon and act upon telecopy notice made or purportedly made by Borrower.

“Affiliate” shall mean, with respect to any Person, (a) any Person controlling, controlled by or under common control with such Person, (b) any director, officer, manager, shareholder, partner or member of such Person or of any Person described in clause (a) preceding, and (c) any member of the immediate family of any Person described in clauses (a) or (b) preceding.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to either (i) vote 10% or more of the securities having ordinary voting power for election of directors of such Person, or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, that, no Marketing Alliance Partner shall be considered an Affiliate of any of the Credit Parties solely as a result of a Credit Party’s ownership of voting securities of such Marketing Alliance Partner unless such ownership constitutes 30% or more of the outstanding Voting Equity of such Marketing Alliance Partner.

“Aggregate Revolving Credit Exposure” shall mean the sum of all of the Lenders’

Revolving Credit Exposures.

“Agreement” shall mean this Credit Agreement, as further amended, modified or supplemented from time to time.

“Applicable Margin” shall mean (a) 0.750% for LIBOR Loans, and (b) 0.000% for Base

Rate Loans.

“Application” shall mean an “Application and Agreement for Letter of Credit,” or similar instrument or agreement, entered into between Borrower and the Issuing Bank in connection with any Letter of Credit.

“Assignment and Acceptance” shall mean an Assignment and Acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section

10.7), and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.

“Aurora West” means Aventine Renewable Energy — Aurora West, LLC, a Delaware

limited liability company.

“Availability” shall mean, as of any date, the remainder of (a) the Maximum Available

Amount on such date, minus (b) the Aggregate Revolving Credit Exposure on such date.

“Bankruptcy Code” shall have the meaning provided in Section 8.8.

“Base Rate” shall have the meaning provided in Section 2.6(a).

“Base Rate Loan” shall mean a Revolving Credit Loan bearing interest at the rate provided in Section 2.6(a).

“Borrower” shall mean Aventine Renewable Energy, Inc., a Delaware corporation.

“Borrowing” shall mean a borrowing pursuant to a Borrowing Request or a continuation or a conversion pursuant to Section 2.11 consisting, in each case, of the same Type of Revolving Credit Loans having, in the case of LIBOR Loans, the same Interest Period (except as otherwise provided in Section 2.14 and Section 2.15) and made previously or being made concurrently by all of the Lenders.

“Borrowing Request” shall mean a request for a Borrowing pursuant to Section 2.2, substantially in the form attached as Exhibit A.

“Bring-Down Representations and Warranties “ shall mean all representations and warranties set forth in the Agreement and the other Financing Documents, other than the Non-Repeating Representations and Warranties.

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banks are required or authorized to close in Chicago, Illinois and, if the applicable Business Day relates to LIBOR Loans, on which trading is carried on by and between banks in Dollar deposits in the London interbank market.

“Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a liability on a balance sheet of such Person in conformity with GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof.

“Cash Management Agreement” shall mean any document, instrument, agreement, arrangement or transaction with respect to cash management services and includes, without limitation, any of the foregoing related to deposit accounts, overdraft protection or automated clearing house transactions.

“Closing Date” shall mean September 15, 2006.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

“Collateral” shall mean each Obligated Party’s Properties described in and subject to the Liens, privileges, priorities and security interests purported to be created by any Security Instrument.

“Cover” when required by this Agreement for Letter of Credit Liabilities, shall be effected by paying to the Administrative Agent in immediately available funds, to be held by the Administrative Agent in a collateral account maintained by the Administrative Agent at its Payment Office, an amount equal to 105% of the maximum amount of each applicable Letter of Credit available for drawing at any time.  Such amount shall be retained by the Administrative Agent in such collateral account until such time as the same is no longer required under this Agreement or the applicable Letter of Credit shall have expired and the Reimbursement Obligations, if any, with respect thereto shall have been fully satisfied, whichever occurs first.

“Credit Parties” shall mean Parent and each of its Subsidiaries (other than Excluded Subsidiaries), including, without limitation, Borrower and Nebraska Sub, collectively, and “Credit Party” shall mean any such Person individually.

“Current Financials” shall mean, as of any day, the financial statements and other related information for any applicable period most recently required to be delivered to the

Lenders pursuant to Section 6.10(a) and Section 6.10(b).

“Default” shall mean an Event of Default or any condition or event which, with notice or lapse of time or both, would constitute an Event of Default.

“Disbursement Account” shall have the meaning provided in Section 2.4(a).

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Environmental Laws” shall mean any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Authority pertaining to health or the environment in effect in any and all jurisdictions in which any Credit Party is conducting or at any time has conducted business, or where any Property of any Credit Party is located, or where any hazardous substances generated by or disposed of by any of the Credit Parties are located, including, but not limited to, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and other environmental conservation or protection laws.  The term “oil” shall have the meaning specified in OPA; the terms “hazardous substance” and “release” shall have the meanings specified in CERCLA and “threatened release” shall be used herein as it is used in CERCLA ; and the terms “solid waste” and “disposal” (or “disposed”) shall have the meanings specified in RCRA; provided, however, in the event either CERCLA or RCRA is amended so as to change the meaning of any term defined thereby, such changed meaning shall apply on and subsequent to the effective date of such amendment, and provided, further, that, to the extent the laws of the relevant state in which any Property of any Credit Party is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste” or “disposal” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.

“Equity” shall mean shares of capital stock, all partnership, profits, capital or member interest, all stock appreciation rights, all phantom stock or similar rights, and all options, warrants or any other right to substitute for or otherwise acquire the capital stock, partnership, profits, capital or member interest, stock appreciation rights, phantom stock or similar rights of any Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” shall mean each trade or business (whether or not incorporated)

which together with any Credit Party would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Subsections 414(b), (c), (m) or (o) of the Code.

“ERISA Termination Event” shall mean (a) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination, each, under Section 4041(c) of ERISA, (d) the receipt by a Credit Party or any ERISA Affiliate of any notice relating to the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which could reasonably be expected to constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Event of Default” shall have the meaning provided in Article 8.

“Excluded Subsidiary” shall mean, at any time, any Subsidiary of Parent whose Property has a value (valued at the higher of cost (determined on a weighted average cost basis) or market value as determined in accordance with GAAP consistently applied at such time) in an aggregate amount less than $5,000,000 and who has not become a Guarantor pursuant to Section 6.9 hereof.  As of the Closing Date, Aurora West, Mt. Vernon and Power are Excluded Subsidiaries.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender and the Issuing Bank (each, a “Payee”), (a) income or franchise Taxes imposed on (or measured by) such Payee’s net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which any Credit Party is located, (c) any Taxes imposed by reason of any present or former connection between such Payee and the jurisdiction imposing such Tax, other than Taxes that would not have been imposed but for this Agreement or any Financing Document, and (d) in the case of a Foreign Lender, any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure to comply with Section 2.20(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding Tax pursuant to Section 2.20(a).

“Federal Funds Effective Rate” shall mean, for any day, the per annum rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financing Documents” shall mean this Agreement, the Security Instruments, the Applications, and the Borrowing Requests, together with any other written document, instrument or agreement (other than participation, agency or similar agreements among the Lenders or between any Lender and any other bank or creditor with respect to any indebtedness or obligations of any Obligated Party hereunder or thereunder) now or hereafter entered into in connection with the Revolving Credit Loans, the Lender Indebtedness or the Collateral, as such written documents, instruments or agreements may be amended, modified or supplemented from time to time.

“Fiscal Quarter” shall mean the fiscal quarter of Parent, ending on the last day of each March, June, September and December of each Fiscal Year.

“Fiscal Year” shall mean the fiscal year of Parent and Borrower ending on December 31 of each year.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funded Indebtedness” shall mean, as to any Person, without duplication, indebtedness of the type described in clause (a) of the definition of “Indebtedness”.

“GAAP” shall mean generally accepted accounting principles as applied in accordance with Section 1.2.

“Governmental Authority” shall mean any (domestic or foreign) federal, state, province, county, city, municipal or other political subdivision or government, department, commission, board, bureau, court, agency or any other instrumentality of any of them, which exercises jurisdiction over any Obligated Party or any Property (including, but not limited to, the use and/or sale thereof) of any Obligated Party or any Plan.

“Governmental Requirement” shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other direction or requirement (including, but not limited to, any of the foregoing which relate to Environmental Laws, energy regulations and occupational, safety and health standards or controls) of any Governmental Authority.

“Guarantors” shall mean Parent and each current or future Subsidiary of Parent, other than Borrower, collectively, and “Guarantor” shall mean each such Person individually; provided, that, Nebraska Sub shall not be a Guarantor hereunder unless and until Parent becomes the direct or indirect beneficial owner of 100% of the Equity of Nebraska Sub; provided, further, that, no Excluded Subsidiary shall be a Guarantor unless and until it satisfies the requirements of Section 6.9 hereof (at which time it shall no longer be an Excluded Subsidiary).

“Guaranty and Security Agreement” shall mean the Amended and Restated Guaranty and Security Agreement executed by Borrower and each Guarantor dated as of September 15, 2006, as amended, modified, renewed, supplemented or restated from time to time.

“Hedging Agreement” shall mean any swap, cap, floor, collar, forward agreement, futures or other protection agreement or option with respect to any such transaction, designed to hedge against fluctuations in interest rates, commodity prices, currency exchange rates or financial market conditions, other than any agreement or other arrangement requiring physical delivery.

“Highest Lawful Rate” shall mean, with respect to each Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Lender Indebtedness, owed to it under the law of any jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding other provisions of this Agreement, or under the law of the United States of America applicable to such Lender and the transactions contemplated hereunder, which would permit such Lender to contract for, charge, take, reserve or receive a greater amount of interest than under such jurisdiction’s law.

“Historical Financials” shall mean (a) the audited consolidated balance sheet and statement of income (loss) of Holdco prepared as of December 31, 2005 and (b) the unaudited consolidated balance sheet and consolidating statement of income (loss) for Holdco and its consolidated Subsidiaries prepared as of June 30, 2006.

“Holdco” shall mean Aventine Renewable Energy Holdings, Inc., a Delaware corporation.

“Indebtedness” of any Person shall mean:

(a)           all obligations of such Person for borrowed money and obligations evidenced by bonds, debentures, notes, bankers’ acceptances or other similar instruments;

(b)           all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments;

(c)           all obligations of such Person to pay the deferred purchase price of Property or services, other than trade payables from time to time incurred in the ordinary course of business which do not remain unpaid more than 60 days past the due date specified in the invoice or specified in any contract pursuant to which such payable arises (other than such trade payables as are being disputed in good faith by the applicable Credit Party and with respect to which reserves have been established satisfactory to Administrative Agent in its sole but reasonable discretion) ;

(d)           all Capital Lease Obligations in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss;

(e)           all guaranties (direct or indirect), and other contingent obligations of such Person in respect of, or obligations to purchase or otherwise acquire or to assure payment of, Indebtedness of other Persons;

(f)            all obligations and indebtedness of other Persons secured by any Lien upon Property owned by such Person, whether or not assumed;

(g)           all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or financial covenants of other Persons (excluding, in the case of the Credit Parties, commitments of any Credit Party to invest in Marketing Alliance Partners);

(h)           all obligations of such Person to deliver goods or services in consideration of advance payments but excluding payments for the purchase of inventory made not more than seven (7) days in advance of the physical delivery of such inventory to the applicable purchaser, but only to the extent such advance payments are required by Borrower in the ordinary course of business to address credit concerns pertaining to such purchaser; and

(i)            any “synthetic lease,” “tax retained operating lease” or similar lease financing arrangements under which the tenant is treated as the owner of property for tax purposes but such lease is treated as an operating lease in accordance with GAAP.

“Indemnified Taxes” shall mean Taxes arising from any payment made or action taken hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Financing Document other than Excluded Taxes.

“Interest Period” shall mean, with respect to each Borrowing of LIBOR Loans, an interest period complying with the terms and provisions of Section 2.7.

“ISP98” shall have the meaning provided in Section 2.3(b)(i).

“Issuing Bank” shall mean, for each Letter of Credit, JPMorgan Chase as the issuing bank for such Letter of Credit.

“JPMorgan Chase” shall mean JPMorgan Chase Bank, N.A. in its individual capacity as a Lender or as the Issuing Bank, as the case may be, and not as the Administrative Agent.

“Lender” shall have the meaning set forth in the initial paragraph hereof.

“Lender Affiliate” shall mean (a) with respect to any Lender (i) an Affiliate of such Lender, or (ii) any entity (whether a corporation, partnership, limited liability company, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender, and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lender Indebtedness” shall mean any and all amounts owing or to be owing by any Obligated Party to the Administrative Agent, the Issuing Bank, the Lenders or any Secured Affiliate with respect to or in connection with the Revolving Credit Loans, any Letter of Credit Liabilities, any Hedging Agreement, any Cash Management Agreement, this Agreement, or any other Financing Document.

“Lending Office” shall mean, for each Lender, the office specified opposite such Lender’s name on the signature pages hereof, or in the Assignment and Acceptance pursuant to which it became a Lender, with respect to each Type of Revolving Credit Loan, or such other office as such Lender may designate in writing from time to time to Borrower and the Administrative Agent with respect to such Type of Revolving Credit Loan.

“Letter of Credit Liabilities” shall mean, at any time and in respect of any Letter of Credit, the sum of (a) the amount available for drawings under such Letter of Credit as of the date of determination plus (b) the aggregate unpaid amount of all Reimbursement Obligations due and payable as of the date of determination in respect of previous drawings made under such Letter of Credit less (c) the amount of Cover as of the date of determination.

“Letters of Credit” shall have the meaning provided in Section 2.3(a).

“LIBOR Loan” shall mean a Revolving Credit Loan bearing interest at the rate provided in Section 2.6(b).

“LIBOR Rate” shall mean, with respect to any Borrowing of LIBOR Loans for any Interest Period, the product of (a) (i) the interest rate per annum shown on page 3750 of the Dow Jones & Company Telerate screen or any successor page as the composite offered rate for London interbank deposits with a period comparable to the Interest Period for such LIBOR Loan, as shown under the heading “USD” at 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period or (ii) if the rate in clause (a) of this definition is not shown for any particular day, the average  interest rate per annum (rounded upwards, if necessary, to the next 1/16th of 1%) offered to the Administrative Agent in the London interbank market for Dollar deposits of amounts in funds comparable to the principal amount of the LIBOR Loan to which such LIBOR Rate is to be applicable with maturities comparable to the Interest Period for which such LIBOR Rate will apply as of approximately 9:00 a.m. (Chicago, Illinois time) two Business Days prior to the commencement of such Interest Period, times (b) Statutory Reserves.

“Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on contract, constitutional, common, or statutory law, and including, but not limited to, the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.  The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, liens and other statutory, constitutional, or common law rights of landlords, leases and other title exceptions and encumbrances affecting Property.  For the purposes of this Agreement, any Credit Party shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

“Make-Whole Amount” shall have the meaning set forth in Section 2.20(c).

“Margin Stock” shall have the meaning provided in Regulations U and X.

“Marketing Alliance Partner” shall mean a Person with whom Borrower has entered into a contract pursuant to which Borrower purchases and resells all or a material portion of such Person’s ethanol production for the stated term of such contract (including any of the foregoing entered into after the Closing Date).

“Material Adverse Change” shall mean the occurrence or existence of any event, condition or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

“Material Adverse Effect” shall mean any material and adverse effect on (a) the ability of Borrower or any Guarantor to pay and perform its obligations under and comply with the terms and conditions of this Agreement and the other Financing Documents in accordance with their respective terms, (b) the rights and remedies of the Administrative Agent, the Lenders and the Secured Affiliates under any of the Financing Documents, (c) the validity or enforceability of any of the Financing Documents, or (d) the perfection or priority of any of the Liens purported to be granted to the Administrative Agent pursuant to any of the Security Instruments.

“Material Provision” shall have the meaning provided in Section 8.11.

“Maximum Available Amount” shall mean, at any date, an amount equal to the lesser of (a) the aggregate Revolving Credit Commitments as of such date, and (b) the sum of (i) 75% of Accounts Receivable and (ii) 50% of Reported Inventory, in the case of both (i) and (ii) as reflected on the Current Financials.

“Mortgage” shall mean the Mortgage, Assignment, Security Agreement and Financing Statement dated May 30, 2003, executed by Borrower in favor of the Administrative Agent.

“Mt. Vernon” shall mean Aventine Renewable Energy — Mt. Vernon, LLC, a Delaware limited liability company.

“Nebraska Sub” shall mean Nebraska Energy, L.L.C., a Kansas limited liability company.

“New Subsidiary” shall have the meaning provided in Section 6.9.

“Non-Repeating Representations and Warranties” shall mean the representations and warranties set forth in Section 5.7, the first sentence of Section 5.18, and the last sentence of Section 5.22.

“Obligated Party” shall mean each Credit Party, Holdco and each other Person which is now, or hereafter becomes, a party to any Financing Document pursuant to which such Person (a) becomes obligated to repay all or any part of the Lender Indebtedness (whether as primary obligor, guarantor, endorser, surety or otherwise), (b) subjects any Property of such Person to a Lien securing all or any Lender Indebtedness, or (c) otherwise provides credit support for all or any part of the Lender Indebtedness or assures any Lender, the Administrative Agent or any Secured Affiliate against loss in respect of the Lender Indebtedness.

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made or action taken hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Financing Document.

“Parent” shall mean Aventine Renewable Energy, LLC, a Delaware limited liability company.

“Payment Office” shall mean the Administrative Agent’s office located at 10 South Dearborn, Chicago, Illinois 60670 (or such other office or individual as the Administrative Agent may hereafter designate in writing to the other parties hereto).

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Liens” shall have the meaning provided in Section 7.3.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, trust or other entity (including, but not limited to, the Obligated Parties), or any government or political subdivision or agency, department or instrumentality thereof.

“Plan” shall mean any employee pension benefit plan subject to the provisions of Title IV of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by any Credit Party or an ERISA Affiliate, or (b) was at any time during the five preceding Fiscal Years sponsored, maintained or contributed to by any Credit Party or an ERISA Affiliate.

“Power” means Aventine Power, LLC, a Delaware limited liability company.

“Prime Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime rate, effective as of the date announced as the effective date of any change in such prime rate.  Without notice to Borrower or any other Person, the Prime Rate shall change automatically from time to time as and in the amount by which such prime rate shall fluctuate.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Real Property” shall mean any right, title or interest in and to real property, including any fee interest, leasehold interest, easement, or license and any other right to use or occupy real property, including any right arising by contract.

“Recovery Event” shall mean  any settlement of or payment in respect of any Property or casualty insurance claim or any condemnation proceeding relating to any asset of any Credit

Party.

“Register” shall have the meaning provided in Section 10.7(c).

“Regulation D,” “Regulation U” and “Regulation X” shall mean, respectively, Regulation D under the Securities Act of 1933, as amended or modified from time to time, and Regulation U and Regulation X of the Board of Governors of the Federal Reserve System,  as such regulations are from time to time in effect and any successor regulations thereto.

“Reimbursement Obligations” shall mean, at any date, the obligations of Borrower then outstanding in respect of the Letters of Credit, to reimburse the Administrative Agent for the account of the Issuing Bank for the amount paid by the Issuing Bank in respect of any drawings under the Letters of Credit.

“Reported Inventory” shall mean all “inventory” of Borrower that, in conformity with

GAAP, is included in “inventory” in the financial statements of Borrower.

“Request for Letters of Credit” shall mean a request for Letters of Credit pursuant to

Section 2.3(b)(i), substantially in the form attached as Exhibit B.

“Required Lenders” shall mean Lenders with an aggregate Revolving Credit Percentage of 66.67% or more.

“Responsible Officer” shall mean, with respect to any corporation, the chairman of the board, the president, any vice president, the chief executive officer, the chief operating officer, chief accounting and compliance officer, or the chief financial officer, or any equivalent officer (regardless of his or her title), and, in respect of financial or accounting matters, the chief financial officer, the vice president of finance, chief accounting and compliance officer, the treasurer, the controller, director of finance, or any equivalent officer (regardless of his or her title).

“Revolving Credit Commitment” shall have the meaning provided in Section 2.1(c).

“Revolving Credit Exposure” shall mean, at any date and as to each Lender, the sum of (a) the aggregate principal amount of the Revolving Credit Loans made by such Lender outstanding as of such date plus (b) such Lender’s Revolving Credit Percentage of the aggregate amount of all Letter of Credit Liabilities as of such date.

“Revolving Credit Loan” shall have the meaning provided in Section 2.1(a).  The Revolving Credit Loans shall not include any Letter of Credit Liabilities.

“Revolving Credit Maturity Date” shall mean September 14, 2007.

“Revolving Credit Percentage” shall mean, as to any Lender, the percentage of the aggregate Revolving Credit Commitments constituted by its Revolving Credit Commitment (or, if the Revolving Credit Commitments have terminated or expired, the percentage which such Lender’s Revolving Credit Exposure at such time constitutes of the Aggregate Revolving Credit Exposure at such time).

“Schedules” shall mean the Schedules to this Agreement.

“Secured Affiliate” shall mean any Affiliate of any Lender at the time that such Affiliate has entered into a Hedging Agreement or Cash Management Agreement with any of the Credit Parties with the obligations of such Credit Parties thereunder being secured by one or more Security Instruments

“Security Instruments” shall mean the Guaranty and Security Agreement, the Mortgage and any and all other agreements or instruments now or hereafter executed and delivered by any Obligated Party or any other Person as security for the payment or performance of the Lender Indebtedness, as any of the foregoing may be amended, modified, renewed, supplemented or restated from time to time.

“Solvent” shall mean with respect to any Person on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such

Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

“Standby Letter of Credit” shall mean a letter of credit that (a) is used in lieu or in support of performance guarantees or performance, surety or other similar bonds (but expressly excluding stay and appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for casualty insurance carried by Borrower, or (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum applicable reserve percentages, including any marginal, special, emergency or supplemental reserves (expressed as a decimal) established by the Board of Governors of the Federal Reserve System and any other banking authority to which the Lenders are subject for Eurocurrency Liabilities (as defined in Regulation D) or any other category of deposits or liabilities by reference to which the LIBOR Rate is determined.  Such reserve percentages shall include those imposed pursuant to Regulation D.  LIBOR Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D.  Statutory  Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of any Person shall mean a corporation, limited liability company, partnership or other entity of which a majority of the outstanding Voting Equity is owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more of its Subsidiaries.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Type” of Revolving Credit Loan shall mean a Base Rate Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York or, where applicable as to specific Collateral, any other relevant state.

“Voting Equity” of any Person shall mean Equity of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

Section 1.2                     Accounting Terms and Determinations.  Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment of Section 7.1 hereof or the definitions related thereto to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment of Section 7.1 hereof or the definitions related thereto for such purpose), regardless of whether such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be applied on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.3                     Other Definitional Terms.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule, exhibit and like references are to this Agreement unless otherwise specified.

ARTICLE 2
AMOUNT AND TERMS OF LOANS

Section 2.1                     Loans and Commitments.

(a)           Revolving Credit Loans.  Subject to the terms and conditions and relying on the representations and warranties contained herein, each Lender severally agrees to make, on the Closing Date and on any Business Day from and after the Closing Date, but prior to the Revolving Credit Maturity Date, revolving credit loans (each a “Revolving Credit Loan”) to Borrower.

(b)           Types of Loans.  The Revolving Credit Loans made pursuant hereto by each Lender shall, at the option of Borrower, be either Base Rate Loans or LIBOR Loans and may be continued or converted pursuant to Section 2.11; provided that, except as otherwise specifically provided herein, all Revolving Credit Loans made pursuant to the same Borrowing shall be of the same Type.

(c)           Revolving Credit Commitments.  Each Lender’s Revolving Credit Exposure shall not exceed at any one time the amount set forth opposite such Lender’s name on Annex I under the caption “Revolving Credit Commitment” (as the same may be reduced pursuant to Section 2.9 or Section 2.10 or otherwise from time to time modified pursuant to Section 10.7, its “Revolving Credit Commitment,” and collectively for all Lenders, the “Revolving Credit Commitments”); provided, however, that, subject to the last sentence of Section 2.10(b), the Aggregate Revolving Credit Exposure at any one time outstanding shall not exceed the Maximum Available Amount in effect at such time; and provided, further, that, subject to the last sentence of Section 2.10(b), Borrower shall not be permitted to obtain Borrowings of Revolving Credit Loans hereunder at anytime in excess of the Availability at such time (calculated immediately prior to giving effect to such Borrowings).  There may be more than one Borrowing with respect to Revolving Credit Loans on any day.  Within the foregoing limits and subject to the conditions set out in Article 3, Borrower may obtain Borrowings of Revolving Credit Loans, repay or prepay such Revolving Credit Loans, and reborrow such Revolving Credit Loans.

(d)           Amounts of Borrowings, etc.  The aggregate principal amount of each Borrowing (i) of LIBOR Loans shall be (A) in an amount not less than $500,000 and (B) in an integral multiple of $100,000 and (ii) of Base Rate Loans shall be (A) in an amount not less than $100,000 and (B) in an integral multiple of $10,000.  Borrowings of more than one Type may be outstanding at the same time; provided, however, that Borrower shall not be entitled to request any Borrowing that, if made, would result in an aggregate of more than five separate Borrowings of LIBOR Loans being outstanding at any one time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

Section 2.2                     Borrowing Requests.

(a)           Borrowing Requests.  Whenever Borrower desires to make a Borrowing hereunder, it shall give Advance Notice in the form of a Borrowing Request, specifying, subject to the provisions hereof, (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Revolving Credit Loans being made pursuant to such Borrowing are to be Base Rate Loans or LIBOR Loans, and (iv) in the case of LIBOR Loans, the Interest Period to be applicable thereto.

(b)           Notice by Administrative Agent.  The Administrative Agent shall promptly (and, if any Borrowing Request is received prior to 11:00 a.m., Chicago, Illinois time, on the same Business Day received) give each Lender telecopy or telephonic notice (and, in the case of telephonic notices, confirmed by telecopy or otherwise in writing) of the proposed Borrowing, of such Lender’s Revolving Credit Percentage thereof and of the other matters covered by the Advance Notice.  Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice, absent manifest error.

Section 2.3                     Letters of Credit.

(a)           Issuance of Letters of Credit.  Subject to the terms and conditions hereof, Borrower shall have the right, in addition to Revolving Credit Loans provided for in Section 2.1, to utilize the Revolving Credit Commitments from time to time prior to the date which is thirty (30) days prior to the Revolving Credit Maturity Date by obtaining the issuance of Standby Letters of Credit for the account of Borrower by the Issuing Bank if Borrower shall so request in the notice referred to in Section 2.3(b)(i) (such letters of credit and any outstanding letters of credit issued under and pursuant to the Existing Credit Agreement being collectively referred to as the “Letters of Credit”); provided, however, that Borrower shall not be permitted to obtain the issuance of Letters of Credit hereunder at anytime in excess of the Availability at such time (calculated immediately prior to giving effect to the issuance of such Letters of Credit) and the aggregate of all Letter of Credit Liabilities at any one time outstanding shall not exceed $30,000,000.  The Letters of Credit shall be denominated in Dollars and may be issued to support obligations of Borrower permitted pursuant to this Agreement.  Upon the date of the issuance of a Letter of Credit, the Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Bank, a participation, to the extent of such Lender’s Revolving Credit Percentage, in the Letter of Credit and the related Letter of Credit Liabilities.  No Letter of Credit issued pursuant to this Agreement shall have an expiry date of one year after the date of issuance.

(b)           Additional Letter of Credit Provisions.  The following additional provisions shall apply to each Letter of Credit:

(i)            Borrower shall give the Administrative Agent and the Issuing Bank at least three Business Days’ prior notice (effective upon receipt) in the form of a Request for Letters of Credit, or in each case, such shorter period as may be agreed to by the Administrative Agent and the Issuing Bank, specifying the date such Letter of Credit is to be issued (which shall be a Business Day) and describing: (A) the face amount of the Letter of Credit, (B) the expiration date of the Letter of Credit, (C) the name and address of the beneficiary, (D) such information concerning the transaction proposed to be supported by such Letter of Credit as the Administrative Agent or the Issuing Bank may reasonably request, (E) such other information and documents relating to the Letter of Credit as the Administrative Agent or the Issuing Bank may reasonably request, and (F) a precise description of documents and the verbatim text of any certificate to be presented by the beneficiary, which, if presented prior to the expiry date of the Letter of Credit, would require the Issuing Bank to make payment under the Letter of Credit; provided, that, the Issuing Bank, in its reasonable judgment, may require changes in such documents and certificates.  Each such notice shall be accompanied by the Issuing Bank’s Application and by a certificate executed by a Responsible Officer setting forth calculations evidencing availability for such Letter of Credit pursuant to Section 2.3(b)(ii) and stating that all conditions precedent to such issuance have been satisfied.  Each Letter of Credit shall, to the extent not inconsistent with the express terms hereof or the applicable Application, be subject to the International Standby Practices, 1998, International Chamber of Commerce Publication No. 590 (the “ISP98”) and shall, as to matters not governed by the ISP98, be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

(ii)           Subject to the last sentence of Section 2.10(b), no Letter of Credit may be issued if, after giving effect thereto, the Aggregate Revolving Credit Exposure would exceed the Maximum Available Amount.  On each day during the period commencing with the issuance of any Letter of Credit and until such Letter of Credit shall have expired or shall have been terminated, the Revolving Credit Commitment of each Lender shall be deemed to be utilized for all purposes hereof in an amount equal to such Lender’s Revolving Credit Percentage of the amount of the Letter of Credit Liabilities related to such Letter of Credit.

(iii)          Upon receipt from the beneficiary of any Letter of Credit of any demand for payment thereunder, the Issuing Bank shall promptly notify Borrower and the Administrative Agent of such demand (provided, that, the failure of the Issuing Bank to give such notice shall not affect the Reimbursement Obligations of Borrower hereunder) and Borrower shall immediately, and in any event no later than 9:00 a.m. (Chicago, Illinois time) on the date of such drawing, reimburse the Administrative Agent for the account of the Issuing Bank for any amount paid by the Issuing Bank upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind in an amount, in same day funds, equal to the amount of such drawing.  Unless prior to 9:00 a.m. (Chicago, Illinois time) on the date of such drawing, Borrower shall have either notified the Issuing Bank and the Administrative Agent that Borrower intends to reimburse the Administrative Agent for the account of the Issuing Bank for the amount of such drawing with funds other than the proceeds of Revolving Credit Loans or delivered to the Administrative Agent a Borrowing Request for Revolving Credit Loans in an amount equal to such drawing, Borrower will be deemed to have given a Borrowing Request to the Administrative Agent requesting that the Lenders make Revolving Credit Loans which shall be Base Rate Loans on the date on which such drawing is honored in an amount equal to the amount of such drawing; provided, that, such Revolving Credit Loans shall be subject to (A) the satisfaction of the conditions in Article 3 and (B) the existence of Revolving Credit Loan availability pursuant to Section 2.1(c) hereof (after giving effect to repayment of the applicable Reimbursement Obligations with the proceeds of the proposed Revolving Credit Loans).  Subject to the preceding sentence, if so requested by the Administrative Agent, each of the Lenders shall, on the date of such drawing, make such Revolving Credit Loans in an amount equal to such Lender’s Revolving Credit Percentage of such drawing or the full amount of the unused Revolving Credit Loan available pursuant to Section 2.1(c), as applicable, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank to the extent of such proceeds.

(iv)          Thirty (30) days prior to the Revolving Credit Maturity Date (the “Cover Date”), Borrower shall immediately, and in any event no later than 9:00 a.m. (Chicago, Illinois time) on the Cover Date, deliver Cover for any Letters of Credit then outstanding.  Unless prior to 9:00 a.m. (Chicago, Illinois time) on the Cover Date, Borrower shall have delivered such Cover, Borrower will be deemed to have given a Borrowing Request to the Administrative Agent requesting that the Lenders make Revolving Credit Loans which shall be Base Rate Loans on the Cover Date in an amount equal to the Cover for all Letters of Credit then outstanding (or the full amount of the unused Revolving Credit Loans then available, if such amount is less than the aggregate Cover required).

(v)           If Borrower fails to reimburse the Issuing Bank as provided in clause (iii) or (iv) above for any reason, including, but not limited to, failure to satisfy the conditions in Article 3 or insufficient unused Revolving Credit Loan availability pursuant to Section 2.1(c), the Issuing Bank shall promptly notify the Administrative Agent and the Administrative Agent shall notify each Lender of the unreimbursed amount of such drawing and of such Lender’s respective participation therein based on such Lender’s Revolving Credit Percentage.  Each Lender will pay to the Administrative Agent for the account of the Issuing Bank on the date of such notice an amount equal to such Lender’s Revolving Credit Percentage of such unreimbursed drawing (or, if such notice is made after 12:00 noon (Chicago, Illinois time) on such date, on the next succeeding Business Day).  If any Lender fails to make available to the Issuing Bank the amount of such Lender’s participation in such Letter of Credit as provided in this clause (v), the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Effective Rate for one Business Day and thereafter at the Base Rate.  Nothing in this clause (v) shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this clause (v) if it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit by the Issuing Bank was wrongful and such wrongful payment was the result of gross negligence or willful misconduct on the part of the Issuing Bank.  The Issuing Bank shall pay to the Administrative Agent, and the Administrative Agent to each Lender, such Lender’s Revolving Credit Percentage of all amounts received from Borrower for payment, in whole or in part, of the Reimbursement Obligations in respect of any Letter of Credit, but only to the extent such Lender has made payment to the Issuing Bank in respect of such Letter of Credit pursuant to this clause (v).

(vi)          The issuance by the Issuing Bank of each Letter of Credit shall, in addition to the conditions precedent set forth in Article 3, be subject to the conditions precedent that such Letter of Credit shall be in the form and contain such terms as shall be reasonably satisfactory to the Issuing Bank, and that Borrower shall have executed and delivered such other instruments and agreements relating to the Letter of Credit as the Issuing Bank shall have reasonably requested and that are not inconsistent with the terms of this Agreement, including the Issuing Bank’s Application therefor.  In the event of a conflict between the terms of this Agreement and the terms of any Application, the terms of this Agreement shall control.

(vii)         AS BETWEEN BORROWER AND THE ISSUING BANK, BORROWER ASSUMES ALL RISKS OF THE ACTS AND OMISSIONS OF OR MISUSE OF THE LETTERS OF CREDIT ISSUED BY THE ISSUING BANK BY THE RESPECTIVE BENEFICIARIES OF SUCH LETTERS OF CREDIT.  IN FURTHERANCE AND NOT IN LIMITATION OF THE FOREGOING, THE ISSUING BANK SHALL NOT BE RESPONSIBLE: (A) FOR THE FORM, VALIDITY, SUFFICIENCY, ACCURACY, GENUINENESS OR LEGAL EFFECT OF ANY DOCUMENT SUBMITTED BY ANY PERSON IN CONNECTION WITH THE APPLICATION FOR OR ISSUANCE OF SUCH LETTERS OF CREDIT, EVEN IF IT SHOULD IN FACT PROVE TO BE IN ANY OR ALL RESPECTS INVALID, INSUFFICIENT, INACCURATE, FRAUDULENT OR FORGED; (B) FOR THE VALIDITY OR SUFFICIENCY OF ANY INSTRUMENT TRANSFERRING OR

ASSIGNING OR PURPORTING TO TRANSFER OR ASSIGN ANY SUCH LETTER OF CREDIT OR THE RIGHTS OR BENEFITS THEREUNDER OR PROCEEDS THEREOF, IN WHOLE OR IN PART, WHICH MAY PROVE TO BE INVALID OR INEFFECTIVE FOR ANY REASON; (C) FOR ERRORS, OMISSIONS, INTERRUPTIONS OR DELAYS IN TRANSMISSION OR DELIVERY OF ANY MESSAGES, BY MAIL, CABLE, TELEGRAPH, TELEX OR OTHERWISE, WHETHER OR NOT THEY ARE IN CIPHER; (D) FOR ERRORS IN INTERPRETATION OF TECHNICAL TERMS; (E) FOR ANY LOSS OR DELAY IN THE TRANSMISSION OR OTHERWISE OF ANY DOCUMENT REQUIRED IN ORDER TO MAKE A DRAWING UNDER ANY SUCH LETTER OF CREDIT OR OF THE PROCEEDS THEREOF; (F) FOR THE MISAPPLICATION BY THE BENEFICIARY OF ANY SUCH LETTER OF CREDIT OF THE PROCEEDS OF ANY DRAWING UNDER SUCH LETTER OF CREDIT; AND (G) FOR ANY CONSEQUENCES ARISING FROM CAUSES BEYOND THE CONTROL OF THE ISSUING BANK, INCLUDING, WITHOUT LIMITATION, THE ACTIONS OF ANY GOVERNMENTAL AUTHORITY.  NONE OF THE ABOVE SHALL AFFECT, IMPAIR, OR PREVENT THE VESTING OF ANY OF THE ISSUING BANK’S RIGHTS OR POWERS HEREUNDER.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN CLAUSE (G) ABOVE, BORROWER SHALL NOT ASSUME ANY RISK AND SHALL HAVE NO OBLIGATION TO INDEMNIFY THE ISSUING BANK IN RESPECT OF, AND THE ISSUING BANK WILL NOT BE EXCULPATED FROM (BUT SUBJECT TO SECTION 10.8), ANY LIABILITY INCURRED BY THE ISSUING BANK ARISING PRIMARILY OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ISSUING BANK, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION.

(viii)        The Issuing Bank will send to Borrower and the Administrative Agent immediately upon issuance of any Letter of Credit, or an amendment thereto, a true and complete copy of such Letter of Credit, or such amendment thereto.  Upon issuance of any Letter of Credit or an amendment thereto, the Administrative Agent shall promptly notify each Lender of the terms of such Letter of Credit or amendment thereto, and of such Lender’s Revolving Credit Percentage of the amount of such Letter of Credit or amendment thereto, and the Administrative Agent shall provide to each Lender a copy of such Letter of Credit or such amendment thereto.  Upon cancellation or termination of any Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent and Borrower, and the Administrative Agent will then promptly notify each Lender, of such cancellation or termination.

The obligation of Borrower to reimburse the Issuing Bank for Reimbursement Obligations with regard to the Letters of Credit issued by it, and the obligations of the Lenders under clause (v), shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and under all circumstances including, without limitation, the following circumstances:

(A)          any lack of validity or enforceability of any Letter of Credit;

(B)          the existence of any claim, set-off, defense or other right that any Credit Party may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Credit Party and the beneficiary for which the Letter of Credit was procured) other than a defense based on the gross negligence (as opposed to ordinary negligence) or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction;

(C)           any draft, demand, certificate or any other document presented under any Letter of Credit is proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein is untrue or inaccurate in any respect;

(D)          any adverse change in the condition (financial or otherwise) of any of the Credit Parties;

(E)           any breach of this Agreement or any other Financing

Document by any Credit Party, the Administrative Agent or any Lender

(other than the Issuing Bank);

(F)           any other circumstance or happening whatsoever which is similar to any of the foregoing; provided, that, such other occurrence or happening is not the result of the gross negligence (as opposed to ordinary negligence) or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction; or

(G)           the fact that a Default shall have occurred and be continuing.

Section 2.4                     Disbursement of Funds.

(a)                                   Availability.  No later than 11:00 a.m. (or, in the case of Base Rate Loans, 12:00 noon) (Chicago, Illinois time) on the date of each Borrowing, each Lender will make available to the Administrative Agent such Lender’s Revolving Credit Percentage of the principal amount of the Borrowing requested to be made on such date reduced by the principal amount of Revolving Credit Loans (if any) of such Lender maturing on such date, in Dollars and in immediately available funds at the Payment Office.  The Administrative Agent will make available to Borrower at the Payment Office the aggregate of the amounts (if any) so made available by the Lenders by depositing such amounts, in immediately available funds, to the accounts of Borrower, maintained with the Administrative Agent, designated by Borrower for such purpose (collectively, the “Disbursement Account”) (on the date hereof, such accounts being account numbers 601 867 419 (styled “Accounts Payable Controlled Disbursement Account”) and 323 366 619 (styled “Operating Account”)), not later than 2:00 p.m. (Chicago, Illinois time) on the date of each Borrowing.  To the extent that any Lender Indebtedness is due and owing on the date of a requested Borrowing of Revolving Credit Loans, the Lenders shall apply the proceeds of the Revolving Credit Loans then being made, to the extent thereof, to the repayment of such Lender Indebtedness, such Revolving Credit Loans or Reimbursement Obligations and repayments intended to be a contemporaneous exchange.

(b)           Funds to the Administrative Agent.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of a Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s Revolving Credit Percentage of the Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent may make available to or for the account of Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of a Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Effective Rate for a period of three (3) Business Days after the date due and at the rate applicable to Base Rate Loans pursuant to Section 2.6(a) thereafter.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for the Borrowing which includes such amount paid.  Nothing in this Section 2.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitments hereunder or to prejudice any rights which Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c)           Lenders’ Responsibilities.  No Lender shall be responsible for any default by any other Lender in its obligation to make Revolving Credit Loans hereunder, and each Lender shall be obligated to make only such Revolving Credit Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Revolving Credit Commitment hereunder.

Section 2.5                     Evidence of Debt.  Any Lender may request that the Revolving Credit Loans made by it be evidenced by a promissory note.  In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Revolving Credit Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.7) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.6                     Interest.  In all cases subject to Section 10.12:

(a)           Base Rate Loans.  Subject to Section 2.6(c), Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date thereof until payment in full thereof at a rate per annum which shall be, for any day, equal to the sum of the relevant Applicable Margin plus the Base Rate in effect on such day, but in no event to exceed the Highest Lawful Rate.  The term “Base Rate” shall mean, for any day, the highest of (i) the Prime Rate in effect on such day, and (ii) one-half of one percent (½%) plus the Federal Funds Effective Rate in effect for such day (rounded upwards, if necessary, to the nearest 1/16th of 1%), but in no event to exceed the Highest Lawful Rate.  For purposes of this Agreement, any change in the Base Rate due to a change in the Federal Funds Effective Rate or the Prime Rate shall be effective as of the opening of business on the effective date of such change in the Federal Funds Effective Rate or the Prime Rate, as the case may be.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including, but not limited to, the inability of the Administrative Agent to obtain sufficient bids or publications in accordance with the terms hereof, the Base Rate shall be the Prime Rate until the circumstances giving rise to such inability no longer exist.

(b)           LIBOR Loans.  Subject to Section 2.6(c), Borrower agrees to pay interest in respect of the unpaid principal amount of each LIBOR Loan from the date thereof until payment in full thereof at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the LIBOR Rate, but in no event to exceed the Highest Lawful Rate.

(c)           Default Interest.  During the continuance of any Event of Default, interest shall accrue on the outstanding Lender Indebtedness, to the maximum extent permitted by law, at a rate per annum equal to (i) in the case of any LIBOR Loan, the rate that would be applicable under Section 2.6(b) to such LIBOR Loan, plus 2% per annum, and (ii) in the case of any other amount comprising a part of the Lender Indebtedness, the rate that would be applicable under Section 2.6(a) to a Base Rate Loan, plus 2% per annum, but in no event to exceed the Highest Lawful Rate; provided, that, the Administrative Agent shall give written notice of the accrual of default interest but the failure of  the Administrative Agent to give such notice shall not affect the validity or timing of the accrual of such default interest.

(d)           Interest Payment Dates.  Interest on each Revolving Credit Loan shall accrue from and including the date of such Revolving Credit Loan to but excluding the date of payment in full thereof.  Interest on each LIBOR Loan shall be payable on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each day which occurs at three month intervals of the initial date of such Interest Period, and on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after maturity, on demand.  Interest on each Base Rate Loan shall be payable on the first Business Day of each calendar month, commencing on the first of such days to occur after such Base Rate Loan is made and at maturity (whether by acceleration or otherwise).  Interest which accrues pursuant to Section 2.6(c) shall be payable on demand.

(e)           Notice by the Administrative Agent.  The Administrative Agent, upon determining the LIBOR Rate for any Interest Period, shall promptly notify, by telecopy, telephone (in the case of telephonic notices, confirmed by telecopy or otherwise in writing) or in writing, Borrower and the Lenders of such LIBOR Rate.

Section 2.7                     Interest Periods.  In connection with each Borrowing of LIBOR Loans, Borrower shall elect an Interest Period to be applicable to such Borrowing, which Interest Period shall begin on and include, as the case may be, the date selected by Borrower pursuant to Section 2.2(a), the conversion date or the date of expiration of the then current Interest Period applicable thereto, and end on but exclude the date which is either one, two, three or six months thereafter, as selected by Borrower; provided, that:

(a)           Business Days.  If any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, further, that, if any Interest Period (other than in respect of a Borrowing of LIBOR Loans the Interest Period of which is expiring pursuant to Section 2.15(b) hereof) would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(b)           Month End.  Any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to Section 2.7(c) below, end on the last Business Day of a calendar month; and

(c)           Maturity Dates.  No Interest Period shall extend beyond the Revolving Credit Maturity Date.

Section 2.8                     Records.

(a)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrower to such Lender resulting from each Revolving Credit Loan of such Lender from time to time, including, without limitation, the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)           The Administrative Agent shall maintain the Register pursuant to Section 10.7(c), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Revolving Credit Loan made hereunder, the Type thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from Borrower and each Lender’s Revolving Credit Percentage thereof.

(c)           The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of Borrower to repay (with applicable interest) the Revolving Credit Loans made to Borrower by such Lender in accordance with the terms of this Agreement.

Section 2.9                     Voluntary Termination or Reduction of Revolving Credit Commitments.  Borrower may, upon at least five Business Days’ written notice to the Administrative Agent, terminate entirely at any time, or partially reduce from time to time by an aggregate amount of $1,000,000 or any larger multiple of $100,000, the unused portions of the Revolving Credit Commitments; provided, that any such reduction shall apply proportionately to the Revolving Credit Commitment of each Lender.  Borrower shall not be permitted to reduce the Revolving Credit Commitments to an aggregate amount less than $10,000,000 unless Borrower terminates the Revolving Credit Commitments in their entirety.

Section 2.10                   Repayment at Maturity; Prepayments.

(a)           Repayment and Maturity.  Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Revolving Credit Maturity Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Article 8).

(b)           Mandatory Prepayments.

(i)            If at any time the Aggregate Revolving Credit Exposure is in excess of the Maximum Available Amount, Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the amount of such excess to be applied (A) as a prepayment of the Revolving Credit Loans and Reimbursement Obligations outstanding and (B) after payment in full of the Revolving Credit Loans  and Reimbursement Obligations outstanding, as Cover for the Letter of Credit Liabilities in an amount of such remaining excess.  Any prepayment or Cover required as a result of any reduction or termination of the Revolving Credit Commitments pursuant to Section 2.9 shall be payable or provided in full on the date on which the reduction or termination of the Revolving Credit Commitments pursuant to Section 2.9 becomes effective.

(c)           Voluntary Prepayments.  Borrower may, at its option, at any time and from time to time, prepay the Revolving Credit Loans and the Reimbursement Obligations, in whole or in part, upon giving, in the case of any LIBOR Loan, three Business Days’ prior written notice to the Administrative Agent, and, in the case of any Base Rate Loan, prior written notice on the same Business Day to the Administrative Agent.  Such notice shall specify (i) in the case of any prepayment of Revolving Credit Loans, the date and amount of prepayment and whether the prepayment is of LIBOR Loans, Base Rate Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each; and (ii) in the case of any prepayment of Reimbursement Obligations, the date and amount of prepayment, the identity of the applicable Letter of Credit or Letters of Credit and the amount allocable to each of such Reimbursement Obligations.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s Revolving Credit Percentage of such prepayment.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a LIBOR Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to Section 2.18.  Prepayments of the Revolving Credit Loans and the Reimbursement Obligations pursuant to this Section 2.10(c) shall be applied, first, to payment of the Revolving Credit Loans then outstanding, second, to payment of any Reimbursement Obligations then outstanding, and third, to Cover any outstanding Letter of Credit Liability. Each prepayment of Base Rate Loans shall be in the minimum principal amount of $100,000 and in integral multiples of $10,000 and each prepayment of LIBOR Loans shall be in the minimum principal amount of $500,000 and in integral multiples of $100,000 or, in the case of either Base Rate Loans or LIBOR Loans, the aggregate principal balance outstanding on the Revolving Credit Loans and the Reimbursement Obligations, as applicable.  No prepayment of a LIBOR Loan shall be made which would result in the remaining outstanding balance of such LIBOR Loan being an amount less than $500,000, and any payment of LIBOR Loans made on any day other than the last day of the applicable Interest Period shall be subject to the payment of the amounts specified in Section 2.18.

(d)           Notice by Administrative Agent.  Upon receipt of a notice of prepayment pursuant to this Section 2.10, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment.

Section 2.11                   Continuation and Conversion Options.

(a)           Continuation.  Borrower may elect to continue all or any part of any Borrowing of LIBOR Loans beyond the expiration of the then current Interest Period relating thereto by giving Advance Notice (which shall be irrevocable) to the Administrative Agent of such election, specifying the LIBOR Loans or portion thereof to be continued and the Interest Period therefor.  In the absence of such a timely and proper election with regard to LIBOR Loans, Borrower shall be deemed to have elected to convert such LIBOR Loans to Base Rate Loans pursuant to Section 2.11(d).

(b)           Amount of Continuations.  All or part of any LIBOR Loans may be continued as provided herein, provided, that, any continuation of such LIBOR Loans shall not be (as to each Borrowing of such LIBOR Loans as continued for an applicable Interest Period) less than $500,000 and shall be in an integral multiple of $100,000.

(c)           Continuation or Conversion Upon Default.  If no Default shall have occurred and be continuing, each LIBOR Loan may be continued or converted as provided in this Section 2.11.  If a Default shall have occurred and be continuing, Borrower shall not have the option to elect to continue any such LIBOR Loan pursuant to

Section 2.11(a) or to convert Base Rate Loans to LIBOR Loans pursuant to Section 2.11(e).

(d)           Conversion to Base Rate.  Borrower may elect to convert any LIBOR Loan on the last day of the then current Interest Period relating thereto to a Base Rate Loan by giving Advance Notice to the Administrative Agent of such election.

(e)           Conversion to LIBOR Rate.  Borrower may elect to convert any Base Rate Loan at any time or from time to time to a LIBOR Loan by giving Advance Notice (which shall be irrevocable) to the Administrative Agent of such election, specifying each Interest Period therefor.

(f)            Amounts of Conversions.  All or any part of the outstanding Revolving Credit Loans may be converted as provided herein, provided that any conversion of such Revolving Credit Loans shall not result in a Borrowing of LIBOR Loans in an amount less than $500,000 and in integral multiples of $100,000.

Section 2.12                   Fees.

(a)           Revolving Credit Commitments.  Borrower shall pay to the Administrative Agent, for the account of and distribution to each Lender in accordance with its Revolving Credit Percentage, a commitment fee for the period commencing on the Closing Date, to and including the Revolving Credit Maturity Date (or such earlier date as the Revolving Credit Commitments shall have been terminated entirely), computed at a rate per annum equal to 0.15% on the amount by which the Revolving Credit Commitments exceeds the daily Aggregate Revolving Credit Exposure.  The commitment fees payable pursuant to this Section 2.12(a) shall be payable quarterly in arrears on the first Business Day of each calendar quarter, commencing on December 1, 2006.

(b)           Letters of Credit.

(i)            As consideration for acting as the Issuing Bank with respect to any Letter of Credit issued at any time that JPMorgan Chase is not the sole Lender under this Agreement, Borrower will pay to the Issuing Bank, at the time of issuance, renewal or material amendment of any Letter of Credit, a non-refundable fee equal to 0.25% of the face amount of such Letter of Credit.  Borrower shall also pay to the Issuing Bank, with respect to any issuance, amendment, transfer, or cancellation prior to expiration of any Letter of Credit and for each drawing made thereunder, documentary and processing charges in accordance with the Issuing Bank’s standard schedule for such charges in effect at the time of, and payable at the time of, such issuance, amendment, transfer, cancellation or drawing, as the case may be.  All fees payable pursuant to this clause shall be retained by the Issuing Bank for its own account.

(ii)           Borrower will pay to the Administrative Agent, for the account of and pro-rata distribution to each Lender, a fee on the daily average amount available for drawings under each Letter of Credit, in each case for the period from and including the date of issuance of such Letter of Credit to and excluding the date of expiration or termination thereof, computed at a per annum rate for each day equal to the Applicable Margin for Revolving Credit Loans that are LIBOR Loans in effect on such day.  Such fees shall be payable monthly in arrears on the first Business Day of each calendar month.

Section 2.13                   Payments, Credit Availability, etc.

(a)           Without Setoff, etc.  Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the account of the Lenders without defense, set-off or counterclaim to the Administrative Agent not later than 11:00 a.m. (Chicago, Illinois time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office.  The Administrative Agent will promptly thereafter distribute funds in the form received relating to the payment of principal or interest or commitment fees ratably to the Lenders for the account of their respective Lending Offices, and funds in the form received relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office.

(b)           Non-Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (except as otherwise provided in Section 2.7 hereof) and, with respect to payments of principal, interest thereon shall be payable at the applicable rate during such extension.

(c)           Computations.  All computations of interest shall be made on the basis of a year of 360 days (unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall, except for manifest error, be final, conclusive and binding for all purposes, provided, that, such determination shall be made in good faith in a manner generally consistent with the Administrative Agent’s standard practice.  If the Administrative Agent and Borrower determine that manifest error exists, said parties shall correct such error by way of an adjustment to the next payment due hereunder.

Section 2.14                   Interest Rate Not Ascertainable, etc.  In the event that the Administrative Agent shall have determined (which determination shall be reasonably exercised and shall, absent manifest error, be final, conclusive and binding upon all parties) that on any date for determining the LIBOR Rate for any Interest Period, by reason of any changes arising after the date of this Agreement affecting the London interbank market, or any Lender’s position in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate, then, and in any such event, the Administrative Agent shall forthwith give notice (by telephone confirmed in writing) to Borrower and to the Lenders of such determination.  Until the Administrative Agent notifies Borrower that the circumstances giving rise to the suspension described herein no longer exist,

(a) the obligations of the Lenders to make LIBOR Loans shall be immediately suspended, (b) any Borrowing of LIBOR Loans that is requested (by continuation, conversion or otherwise) shall instead be made as a Borrowing of Base Rate Loans, and (c) any outstanding LIBOR Loan shall be converted, on the last day of the then current Interest Period applicable thereto, to a Base Rate Loan.

Section 2.15                   Illegality.

(a)           Determinations of Illegality.  In the event that any Lender shall have determined (which determination shall be reasonably exercised and shall, absent manifest error, be final, conclusive and binding upon all parties) at any time that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any applicable law, governmental rule, regulation, guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, in any such event, such Lender shall give prompt notice (by telephone confirmed in writing) to Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to the other Lenders).

(b)           LIBOR Loans Suspended.  Upon the giving of the notice to Borrower referred to in Section 2.15(a) above, (i) Borrower’s right to request (by continuation, conversion or otherwise), and such Lender’s obligation to make, LIBOR Loans shall be immediately suspended, and, thereafter, any requested Borrowing of LIBOR Loans shall, as to such Lender only, be deemed to be a request for a Base Rate Loan, and (ii) if the affected LIBOR Loan or LIBOR Loans are then outstanding, Borrower shall immediately, or if permitted by applicable law, no later than the date permitted thereby, upon at least one Business Day’s written notice to the Administrative Agent and the affected Lender, convert each such LIBOR Loan into a Base Rate Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.15(b).

Section 2.16                   Increased Costs.

(a)           LIBOR Regulations, etc.  If, by reason of (x) the introduction of or any change after the date hereof (including, but not limited to, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (y) the compliance with any guideline or request issued after the date hereof by any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law):

(i)            any Lender (or its applicable Lending Office) shall be subject to any Tax, duty or other charge with respect to its LIBOR Loans or its obligation to make LIBOR Loans, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its LIBOR Loans or its obligation to make LIBOR Loans (except for changes in the rate of Tax on the overall net income or gross receipts of such Lender or its applicable Lending Office imposed by the jurisdiction in which such Lender’s principal executive office or applicable Lending Office is located); or

(ii)           any reserve (including, but not limited to, any imposed by the Board of Governors of the Federal Reserve System, but excluding any such reserve requirement that is reflected in the LIBOR Rate), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or its applicable Lending Office shall be imposed or deemed applicable or any other condition affecting its LIBOR Loans or its obligations to make LIBOR Loans shall be imposed on any Lender or its applicable Lending Office or the London interbank market or the secondary certificate of deposit market;

and as a result thereof there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining LIBOR Loans (except to the extent already included in the determination of the applicable LIBOR Rate or taken into account under Section 2.20) or there shall be a reduction in the amount received or receivable by such Lender or its applicable Lending Office (except to the extent taken into account under Section 2.20), then Borrower shall from time to time, upon written notice from and demand by such Lender (with a copy of such notice and demand to the Administrative Agent), pay to such Lender on demand additional amounts determined by such Lender in a reasonable manner to be sufficient to indemnify such Lender against such increased cost; provided, that, Borrower shall not be required to compensate a Lender pursuant to this Section 2.16(a) for any amounts incurred more than six months prior to the date that such Lender notifies Borrower of such Lender’s intention to claim compensation therefor; and provided, further that, (A) if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect, and (B) the limitation set forth in this proviso shall not apply to amounts already included in the determination of the applicable LIBOR Rate.  A certificate as to the amount of such increased cost and the calculation thereof, submitted to Borrower and the Administrative Agent by such Lender, shall, except for manifest error, be final, conclusive and binding for all purposes.

(b)           Costs.  If any Lender shall advise the Administrative Agent that at any time, because of the circumstances described in clauses (x) or (y) in Section 2.16(a) or any other circumstances affecting such Lender or the London interbank market or such Lender’s position in such market, the LIBOR Rate, as determined in good faith by the Administrative Agent, will not adequately and fairly reflect the cost to such Lender of funding its LIBOR Loans, then, and in any such event:

(i)            the Administrative Agent shall forthwith give notice (by telephone confirmed in writing) to Borrower and to the other Lenders of such advice; and

(ii)           Borrower’s right to request a Borrowing of LIBOR Loans from such Lender and such Lender’s obligation to make LIBOR Loans shall be immediately suspended, any such Borrowing of LIBOR Loans that is requested (by continuation, conversion or otherwise) shall, as to such Lender only, be deemed to be a request for a Base Rate Loan, and any such outstanding LIBOR

Loan from such Lender shall be converted, on the last day of the then current Interest Period applicable thereto, to a Base Rate Loan.

(c)           Capital Adequacy.  If, by reason of (i) the introduction of or any change after the date hereof (including, but not limited to, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (ii) the compliance with any guideline or request issued after the date hereof by any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law), affects or would affect the amount of capital required to be maintained by any Lender or any corporation controlling such Lender, and the amount of such capital is increased by or based upon the existence of such Lender’s Revolving Credit Loans or such Lender’s commitment to lend hereunder and other commitments of this type or of the Letters of Credit (or similar contingent obligations), then, upon written request therefor by such Lender (with a copy of such request to the Administrative Agent), Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for the increased cost of such additional capital in light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s Revolving Credit Loans or such Lender’s commitment to lend hereunder or to the issuance or maintenance of the Letters of Credit and such Lender is generally charging such costs to other similarly situated borrowers under similar credit facilities; provided, that, Borrower shall not be required to compensate a Lender pursuant to this Section 2.16(c) for any amounts incurred more than six months prior to the date that such Lender notifies Borrower of such Lender’s intention to claim compensation therefor; and provided, further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.  A certificate as to such amounts and the calculation thereof, submitted to Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(d)           Issuing Bank.  The rights and benefits of the Lenders under this Section 2.16 shall also apply to the Issuing Bank in its capacity as such.

Section 2.17                   Change of Lending Office.  Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its LIBOR Loans affected by the matters or circumstances described in Section 2.14, Section 2.15 or Section 2.16 to reduce the liability of Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion; provided, that, the mere existence of fees, charges, costs or expenses that such Borrower has offered and agreed to pay on behalf of such Lender shall not be deemed to be materially disadvantageous to the Lender; and provided, further, that, such Lender shall have no obligation to so designate an alternate Lending Office located in the United States.

Section 2.18                   Funding Losses.  Borrower shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such amounts and shall, absent manifest error, be final, conclusive and binding upon all of the parties hereto), for all losses, expenses and liabilities (including, but not limited to, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Loans to the extent not recovered by such Lender in connection with the re-employment of such funds), which such Lender may sustain:  (a) if for any reason (other than a default by such Lender) a Borrowing of LIBOR Loans does not occur on the date specified therefor in a Borrowing Request (whether or not withdrawn), including, but not limited to, a failure by the Credit Parties to fulfill on the date of any Borrowing of LIBOR Loans the conditions set forth in Article 3, or to convert or continue any LIBOR Loan hereunder after irrevocable notice of such conversion or continuation has been given pursuant to Section 2.11; (b) if any payment, prepayment or conversion of any of its LIBOR Loans required or permitted by any other provision of this Agreement or otherwise, or any assignment of a LIBOR Loan pursuant to Section 2.22, in each case is made or deemed made on a date which is not the last day of the Interest Period applicable thereto; or (c) if, for any reason, Borrower defaults in its obligation to repay its LIBOR Loans or interest accrued thereon as and when due and payable (at the due date thereof, whether at scheduled maturity, by acceleration, irrevocable notice of prepayment or otherwise).

Section 2.19                   Sharing of Payments, etc.  If any Lender shall obtain any payment or reduction (including, but not limited to, any amounts received as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code) of any obligation of any Obligated Party hereunder or under any of the other Financing Documents (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share of payments or reductions on account of such obligations obtained by all the Lenders, such Lender shall forthwith (i) notify each of the other Lenders and the Administrative Agent of such receipt, and (ii) purchase from the other Lenders such participations in the affected obligations as shall be necessary to cause such purchasing Lender to share the excess payment or reduction, net of costs incurred in connection therewith, ratably with each of them, provided, that, if all or any portion of such excess payment or reduction is thereafter recovered from such purchasing Lender or additional costs are incurred, the purchase shall be rescinded and the purchase price restored to the extent of such recovery or such additional costs, but without interest.  Each Obligated Party, by entering into a Financing Document, further agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.19 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Credit Parties in the amount of such participation.

Section 2.20                   Taxes.

(a)           Payments Free and Clear.  Any and all payments by or on account of any obligation of a Credit Party hereunder or any other Financing Document shall be made free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes; provided, that, if any Credit Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) each Payee receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Credit Parties shall make such deductions, and (iii) the Credit Parties shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Other Taxes.  In addition, the Credit Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification.  Borrower shall indemnify each Payee, upon written demand therefor, on an after-tax basis for the full amount of any Indemnified Taxes or Other Taxes paid by such Payee on or with respect to any payment by or on account of any obligation of the Credit Parties hereunder and under the other Financing Documents and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, such that, after making all such payments, such Payee receives and retains such amounts (hereinafter, the “Make-Whole Amount”) as it would have received and retained had no such Indemnified Taxes, Other Taxes or liabilities arising therefrom, been imposed on, and actually paid by, such Payee.  A certificate as to the amount of such payment or liability delivered to Borrower by any Payee shall be accompanied by evidence of actual payments made by such Payee on account of any liabilities arising from Indemnified Taxes or Other Taxes, and it shall be conclusive absent manifest error; provided, that, Borrower shall not be obligated to make payment to any Payee pursuant to this Section 2.20(c) in respect of penalties, interest or other additions attributable to any Indemnified Taxes or Other Taxes if (i) written demand therefore has not been made by such Payee within thirty (30) days from the date on which such Payee knew of the imposition of Indemnified Taxes or Other Taxes by the relevant Governmental Authority (but only to the extent that such penalties, interest or other additions arise from such Payee having made its demand more than thirty (30) days after the date on which such Payee knew of the imposition of Indemnified Taxes or Other Taxes by the relevant Governmental Authority), or (ii) such penalties, interest or other additions have accrued more than ten (10) days after Borrower has indemnified or paid the full amount of the Indemnified Taxes or Other Taxes to which such penalties, interest or other additions relate.  After a Payee learns of the imposition of Indemnified Taxes or Other Taxes, such Payee will act in good faith to promptly notify Borrower of its obligations hereunder.

(d)           Receipts.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Credit Party to a Governmental Authority, Borrower shall cause such Credit Party to deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Survival.  Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.20 shall survive the payment in full of principal and interest hereunder.

(f)            Lender Representations and Agreements.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate.

(g)           Change of Lending Office.  If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 2.20 as a result of a change of law occurring after the date hereof, then such Lender, at the request of the Borrower, will change the jurisdiction of its Lending Office if such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise materially disadvantageous to such Lender, provided, that, the mere existence of fees, charges, costs or expenses that such Borrower has offered and agreed to pay on behalf of such Lender shall not be deemed to be materially disadvantageous to the Lender.

(h)           Refunds.

(i)            If Payee shall become aware that it is entitled to receive a refund or credit from a

Governmental Authority in respect of Indemnified Taxes, Other Taxes or any additional amounts for which such Payee has been indemnified by Borrower pursuant to this Section, or with respect to which any Credit Party has paid additional amounts pursuant to this Section, it shall promptly notify Borrower of the availability of such refund or credit; provided, that, no Payee shall be under any duty to inquire into or investigate the availability of any such refund or credit.  Borrower may request that such Payee seek a refund of, or credit in respect of, such amounts, provided that Payee shall not be obligated to seek any such refund or credit until Borrower shall have (A) advanced to Payee such amounts as Payee shall reasonably determine to be sufficient to cover its costs and expenses in seeking such refund or claiming the benefit of such credit, and (B) undertaken, in such form as Payee shall reasonably determine to be appropriate to protect its interests, to fund any costs and expenses of Payee in excess of those covered by the advance described in clause (A).  Within 30 days after receipt of a request by the Borrower and satisfaction of the foregoing conditions precedent, Payee shall make a claim to the appropriate Governmental Authority for such refund or credit.

(ii)           If as a result of the claim for refund or credit described in clause (i) above or otherwise, Payee receives a refund or secures the application of a credit in respect of any Indemnified Taxes, Other Taxes or any other amounts as to which it has been indemnified by Borrower pursuant to this Section, or with respect to which any Credit Party has paid additional amounts pursuant to this Section, such Payee shall promptly notify Borrower of such refund or credit and shall, within thirty (30) days from the date of receipt of such refund or the application of such credit, pay over to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower or any Credit Party under this Section with respect to the Indemnified Taxes, Other Taxes or any other amounts giving rise to such refund or credit) the excess, if any, of (A) the amount of such refund or credit (including any interest paid by the

Governmental Authority with respect to such refund or credit), over (B) the sum of (1) all out-of-pocket expenses of such Payee in excess of any advances theretofore made by Borrower, plus (2) any Taxes levied on or attributable to the receipt by Payee of such refund or credit, such that, after making any payment to Borrower required by this Section 2.20(h), Payee shall have received and retained an amount equal to the Make-Whole Amount;  provided, that, Borrower, upon the request of such Payee agrees to repay any amount paid over to Borrower (plus penalties, interest or other charges due to the Governmental Authority in connection therewith) to such Payee in the event such Payee is required to repay such refund to such Governmental Authority or is disallowed the benefit of the claimed credit.

Section 2.21                   Pro-rata Treatment; Order of Application During Default; Order of Application of Payments.

(a)           Subject to Section 2.4(b), each Borrowing of Revolving Credit Loans shall be made, and any reduction of the Revolving Credit Commitments of the Lenders shall be allocated by the Administrative Agent, pro-rata according to the relevant Revolving Credit Percentages of the Lenders.  Subject to Section 2.4(b), each payment (including each prepayment) on account of principal of and interest on any Revolving Credit Loans shall be allocated by the Administrative Agent pro-rata according to the respective outstanding principal amounts of such Revolving Credit Loans then held by the Lenders.

(b)           During the existence of any Event of Default, any payments in respect of the Lender Indebtedness or in respect of any of the proceeds of Collateral shall be applied to the Lender Indebtedness (i) first, to the payment in full of all costs, expenses and other charges (but not fees) of Administrative Agent incurred in connection with the collection and enforcement of the Lender Indebtedness and for the protection, preservation or sale, disposition or other realization upon the Collateral or the Lenders’ interests under the Loan Documents, including all expenses, liabilities and advances incurred or made by or on behalf of Administrative Agent, including attorneys’ fees and legal expenses, and (ii) then to payment in full of the remaining Lender Indebtedness (including to establish L/C Cover for all outstanding Letters of Credit), in such order as Administrative Agent shall determine in its sole discretion; provided, that, any Lender Indebtedness consisting of amounts owed by any Obligated Party in respect of any Hedging Agreements or Cash Management Agreements, shall only be paid after payment in full of all other Lender Indebtedness to be paid pursuant to clause (ii) above (subordinated amounts owing under any Cash Management Agreements shall not include amounts owing in respect of any checks or other items deposited in the relevant cash management accounts which are returned unpaid for any reason).  For purposes of this Section 2.21(b), “payment in full” with respect to fees, expenses, costs and interest shall include any fees, costs and expenses incurred during any bankruptcy or insolvency proceeding, and any interest which accrued or would have accrued after the commencement of any bankruptcy or insolvency proceeding, irrespective of whether a claim for such fees, expenses, costs and interest is allowable in such bankruptcy or insolvency proceeding.

Section 2.22                   Replacement of Lenders.  If any Lender (a) does not make a LIBOR Loan pursuant to Section 2.15, (b) is subject to increased costs pursuant to Section 2.16, (c) fails to designate an alternate Lending Office pursuant to Section 2.17 or Section 2.20, or (d) is owed or reasonably anticipates being owed additional amounts pursuant to Section 2.20, Borrower shall have the right, if no Default then exists, to replace such Lender with another bank or financial institution with the consent of the Administrative Agent, which consent shall not be unreasonably withheld; provided, that, (i) the obligations of the Credit Parties owing to the Lender being replaced (including such increased costs) that are not being assigned to the replacement lender shall be paid in full to the Lender being replaced concurrently with such replacement lender, (ii) the replacement lender shall execute an Assignment and Acceptance pursuant to which it shall become a party hereto as provided in Section 10.7, and (iii) upon compliance with the provisions for assignment provided in Section 10.7 and the payment of amounts referred to in clause (i), the replacement lender shall constitute a “Lender” hereunder and the Lender being so replaced shall no longer constitute a “Lender” hereunder.

ARTICLE 3
CONDITIONS TO BORROWINGS

Section 3.1                     Closing.  The obligation of each Lender to make its initial Revolving Credit Loan and the Issuing Bank to issue its initial Letter of Credit hereunder, is subject to (x) receipt by the Administrative Agent of the following items which are to be delivered, in form and substance satisfactory to the Administrative Agent and (y) the satisfaction of the following conditions:

(a)           Resolutions and Incumbency Certificates.

(i)            certified copies of the resolutions of the Board of Directors (or comparable authority) of each Obligated Party dated as of the Closing Date and  approving, as appropriate, the Revolving Credit Loans, this Agreement, the other Financing Documents, and all other documents, if any, in each case being executed and delivered as of the Closing Date, in connection with this Agreement to which such Obligated Party is a party and evidencing corporate (or other organizational) authorization with respect to such documents; and

(ii)           a certificate of the Secretary or an Assistant Secretary of each Obligated Party dated as of the Closing Date and certifying (A) the name, title and true signature of each officer of such Person authorized to execute this Agreement, Applications and the other Financing Documents to which such Obligated Party is a party, (B) the name, title and true signature of each officer of such Person authorized to provide the certifications required pursuant to this Agreement including, but not limited to, certifications required pursuant to Section 6.10, and Borrowing Requests, and (C) that attached thereto is a true and complete copy of (1) the certificate or articles of incorporation, certificate or articles of organization, certificate of limited partnership, or comparable charter documents, certified by the appropriate Governmental Authority of the jurisdiction of incorporation or organization of such Obligated Party, (2) the bylaws, regulations, partnership agreement, or comparable charter documents of such Obligated Party, each as amended to date, (3) recent good standing certificates and certificates of existence for such Obligated Party, and (4) certificates of foreign qualification for such Obligated Party in such jurisdictions as the Administrative Agent shall require.

(b)           Opinions of Counsel.

(i)            opinion of Davis, Polk & Wardwell, counsel to each Obligated Party, dated as of the Closing Date and substantially in the form delivered to the Administrative Agent and the Lenders in connection with the closing of the Existing Credit Agreement, addressed to the Administrative Agent, the Issuing Bank and the Lenders and covering such matters as the Administrative Agent, the Issuing Bank or the Lenders may reasonably request.

(ii)           opinion of Morris, Nichols, Arsht & Tunnell, counsel to each Credit Party, dated as of the Closing Date and substantially in the form delivered to the Administrative Agent and the Lenders in connection with the closing of the Existing Credit Agreement, addressed to the Administrative Agent, the Issuing Bank and the Lenders and covering such matters as the Administrative Agent, the Issuing Bank or the Lenders may reasonably request, including, but not limited to, perfection of the security interests granted herein pursuant to Delaware law.

(c)           Guaranty and Security Agreement.  Borrower and each Guarantor shall have entered into the Guaranty and Security Agreement in the form of Exhibit D to this Agreement.

(d)           Security Documentation.  Such other documents, instruments and agreements and other actions as the Administrative Agent shall require in its sole discretion to fully create, evidence, register and perfect the Administrative Agent’s Liens in the Collateral securing the Lender Indebtedness.

(e)           Insurance.  Copies of all insurance binders, together with a certificate of insurance coverage, dated as of the Closing Date, evidencing that the Credit Parties are carrying insurance in accordance with Section 6.5 hereof.

(f)            Certificate of Responsible Officer.  Certificate of a Responsible Officer of Borrower acceptable to the Lenders dated as of the Closing Date certifying that (i) each Credit Party is Solvent, (ii) no Default or Event of Default exists, (iii) each representation and warranty contained herein and in the other Financing Documents is true and correct, and (iv) each condition precedent contained in this Section 3.1 and Section 3.2 has been satisfied (subject only to the funding and application of the initial Borrowing to be made hereunder).

(g)           Fees and Expenses.  Payment and/or reimbursement of the Administrative Agent’s counsel’s fees and expenses rendered through the Closing Date, to the extent invoiced.

(h)           Representations and Warranties.  Each representation and warranty of each Obligated Party contained herein and in each of the other Financing Documents shall be true and correct.

(i)            Other Documentation.  The Administrative Agent shall have received such other documents as the Administrative Agent (or any Lender acting through the Administrative Agent) may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.

Section 3.2                     Conditions Precedent to All Loans and Letters of Credit.  The obligation of each Lender to make each Revolving Credit Loan hereunder (including the initial Revolving Credit Loan) and the obligation of the Issuing Bank to issue each Letter of Credit (including the initial Letter of Credit) is subject to fulfillment of the following conditions immediately prior to or contemporaneously with the making of each such Revolving Credit Loan or the issuance of each such Letter of Credit:

(a)           Representations and Warranties.  All Bring-Down Representations and Warranties contained herein and in the other Financing Documents executed and delivered on or after the Closing Date shall be true and correct in all material respects with the same effect as though such Bring-Down Representations and Warranties had been made on and as of the date of such Revolving Credit Loan (unless such representation and warranty is expressly limited to an earlier date).  The fact that any representation and warranty is a Non-Repeating Representation and Warranty and is therefore not remade other than on the date hereof, the Closing Date and at the time of the initial Borrowing hereunder (and thus not made for purposes of this Section 3.2(a)) will not prevent the existence of any Event of Default or the exercise by the Administrative Agent or any Lender of any right or remedy resulting from any breach of such representation and warrant when made on the date hereof, the Closing Date and at the time of the initial Borrowing hereunder.

(b)           No Default.  There shall not exist a Default or Event of Default hereunder.

(c)           No Material Adverse Change.  No Material Adverse Change shall have occurred.

(d)           Availability.  Availability shall exist in the amount of such requested Revolving Credit Loan or the amount of such Letter of Credit.

ARTICLE 4
SECURITY

Section 4.1                     Security.  The Lender Indebtedness shall be secured by perfected, first priority Liens on all Collateral of Borrower and each Guarantor, whether now owned or hereafter acquired and wherever located (but subject to Section 4.2).  In furtherance of the foregoing, Borrower and Parent hereby agree to execute and deliver (and to (i) cause any other appropriate Obligated Party to execute and deliver, and (ii) cause any other appropriate Person to execute and deliver) to the Administrative Agent for the benefit of the Lenders, promptly upon request by the Administrative Agent, such Security Instruments and other documents, instruments, agreements and certificates, as the Administrative Agent shall deem necessary or appropriate in its sole discretion to create, evidence and perfect the Liens contemplated by this Section 4.1.  Borrower and Parent hereby consent and authorize (and shall cause any other appropriate Obligated Parties to consent and authorize) the Administrative Agent and its agents, successors and assigns to file any and all necessary financing statements under the UCC, amendments, “in lieu” filings or assignments or continuation statements as necessary from time to time (in the Administrative Agent’s discretion) to perfect or continue perfection of the Liens granted (or purported to be granted) pursuant to the Financing Documents.

Section 4.2                     Exceptions to Security.  Notwithstanding anything contained in this Article 4, (a) no Lien shall be required hereunder or under any Financing Document with respect to (i) the Equity held by any Credit Party of any Marketing Alliance Partner which is a Marketing Alliance Partner on the Closing Date to the extent that the granting of such Lien is prohibited pursuant to the terms of the organizational documents of such Marketing Alliance Partner on the date hereof, (ii) the Equity in Nebraska Sub unless and until Parent and Borrower either (A) obtain the consent of the requisite holders of Equity in Nebraska Sub pursuant to Section 6.11 and comply with all other requirements of Section 6.11 with respect thereto, or (B) acquire 80% of the Equity of Nebraska Sub, and (iii) the Equity held by any Credit Party in Fluid Technologies PLC and (b) Administrative Agent shall not be entitled to require the delivery of certificates of title, (or original applications for new certificates of title and other related documents), with respect to vehicles and other Property owned by Borrower or any Guarantor and subject to a certificate of title statute of any applicable jurisdiction unless and until (i) the aggregate net book value of such vehicles and other Property (as described in this clause (b)) exceeds $500,000, or (ii) an Event of Default has occurred and is continuing.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement, each of Borrower and Parent jointly and severally represents and warrants to the Administrative Agent and each Lenders as follows (such representations and warranties (a) are made by Borrower and Parent as of the date hereof, as of the Closing Date and as of the date of each Borrowing and the issuance of each Letter of Credit and (b) when made as of the date hereof and as of the Closing Date, shall be deemed made (unless specifically provided otherwise herein):

Section 5.1                     Corporate Existence.  Each Obligated Party is a corporation, partnership or limited liability company duly organized, legally existing and in good standing under the laws of the jurisdictions in which it is incorporated or organized and is duly qualified as foreign corporation, partnership or limited liability company in all jurisdictions wherein the Property owned or the business transacted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

Section 5.2                     Corporate Power and Authorization.  Each Obligated Party is duly authorized and empowered to execute, deliver and perform the Financing Documents, including this Agreement, to which it is a party; and all corporate, partnership, limited liability company or other action on any Obligated Party’s part requisite for the due execution, delivery and performance of the Financing Documents, including this Agreement, to which such Obligated Party is a party  has been duly and effectively taken.

Section 5.3                     Binding Obligations.  This Agreement does, and the other Financing Documents to which any Obligated Party is a party upon their creation, issuance, execution and delivery will, when issued and delivered under this Agreement, constitute legal, valid and binding obligations of each Obligated Party that is a party thereto, and will be enforceable in accordance with their respective terms (except that enforcement may be subject to any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors’ rights and subject to the availability of equitable remedies).

Section 5.4                     No Legal Bar or Resultant Lien.  The execution, delivery and performance of the Financing Documents, including this Agreement, to which an  Obligated Party is a party do not and will not violate or create a default under any provisions of the articles or certificate of incorporation, certificate of limited partnership, articles or certificate of organization, bylaws, partnership agreement, regulations or other organizational documents of such Obligated Party, or any contract, agreement, instrument or Governmental Requirement to which such Obligated Party is subject, or result in the creation or imposition of any Lien upon any Properties of such Obligated Party.

Section 5.5                     No Consent.  Each Obligated Party’s execution, delivery and performance of the Financing Documents, including this Agreement, to which such Obligated Party is a party, do not require notice to or filing or registration with, or the authorization, consent or approval of or other action by any other Person, including, but not limited to, any Governmental Authority, except those obtained or made.

Section 5.6                     Financial Information.

(a)           Current Financials.  The Current Financials were prepared in accordance with GAAP as in effect on the date such Current Financials are delivered (subject, in the case of interim financial statements, to the absence of footnotes and year-end audit adjustments which will not, individually or in the aggregate, be material) and fairly present the consolidated financial condition and results of operations of Parent and its consolidated Subsidiaries as of the dates and for the periods reflected therein.

(b)           Audited and Unaudited Historical Financials.  The Historical Financials were prepared in accordance with GAAP and fairly present the consolidated financial condition of Holdco and its consolidated Subsidiaries as of the dates reflected thereon.

(c)           Absence of Contingent Liabilities.  No Credit Party has any outstanding Indebtedness or other liability (including, without limitation, contingent liabilities) or unusual, forward or long term commitments other than (i) those disclosed in the most recent financial statements referred to in Section 5.6(a) or (b) above, as applicable, or the notes thereto, (ii) those expressly described in this Agreement (including in the Schedules hereto), and (iii) those entered into or incurred in compliance with the terms of this Agreement.

(d)           No Material Adverse Change.  No Material Adverse Change has occurred subsequent to December 31, 2005.

Section 5.7                     Investments and Guaranties.  As of the Closing Date, no Credit Party has made investments in or advances to any Person or guaranties of the obligations of any Person except (a) those permitted in Section 7.2, and (b) those reflected in Schedule 5.7 and Schedule 7.2.

Section 5.8                     Litigation.  There is no action, suit or proceeding, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of Borrower or Parent, threatened against any Credit Party or any Property of any Credit Party before any court or arbitrator or any Governmental Authority (a) which challenges the validity of this Agreement, any Security Instrument or any of the other Financing Documents, or (b) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have a Material Adverse Effect.

Section 5.9                     Use of Proceeds.  Borrower will use the proceeds of the Revolving Credit Loans only (a) to finance ongoing working capital requirements of Borrower and (b) for general corporate purposes.  The Letters of Credit will be used only for the purposes specified in the definition of “Standby Letter of Credit”.  No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock (within the meaning of Regulations U or X) and no part of the proceeds of any Revolving Credit Loan hereunder will be used to buy or carry any Margin Stock in violation of Regulation U or X.  No Credit Party nor any Person acting on behalf of any Credit Party has taken or will take any action which could reasonably be expected to cause the Financing Documents, including this Agreement, to violate Regulations U or X or any other regulation of the Board of Governors of the Federal Reserve System, in each case as now in effect or as the same may hereinafter be in effect.

Section 5.10                   Employee Benefits.

(a)           Each Credit Party and each ERISA Affiliate have complied in all material respects with all applicable laws regarding each Plan.  Each Plan is, and has been, maintained and administered in substantial compliance with its terms, applicable collective bargaining agreements, and all applicable laws.

(b)           There exists no outstanding material liability of any Credit Party or any ERISA Affiliate with respect to any Plan that has been terminated.  No material liability to the PBGC (other than for the payment of current premiums which are not past due) by any Credit Party or any ERISA Affiliate has been or is expected by any Credit Party or any ERISA Affiliate to be incurred with respect to any Plan.  No ERISA Termination Event with respect to any Plan has occurred or is reasonably expected to occur which could reasonably be expected to have a Material Adverse Effect.

(c)           The actuarial present value of the benefit liabilities (computed on an accumulated benefit obligation basis based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) under all Plans in the aggregate that are subject to Title IV of ERISA does not, as of the end of the most recently ended fiscal year of such Plans, exceed the current value of the assets of all Plans in the aggregate that are allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA.

(d)           Neither any Credit Party nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the preceding five-year period sponsored, maintained or contributed to, any “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA).

Section 5.11                   Taxes; Governmental Charges.  Each Credit Party has filed all material tax returns and reports required to be filed and has paid all material Taxes, assessments, fees and other governmental charges levied upon any of them or upon any of their respective Properties or income which are due and payable, including interest and penalties, except to the extent such Taxes, assessments, fees, other governmental charges, interest and penalties as are being contested in good faith by appropriate actions or proceedings disclosed to the Lenders and for which reserves acceptable to the Administrative Agent have been established.

Section 5.12                   Titles, etc.  Each Credit Party has good and valid title to its respective material Properties included in the Current Financials, and with respect to material leased Properties, good and valid title to the leasehold estate with respect thereto, pursuant to valid and enforceable leases, free and clear of all Liens other than Permitted Liens.

Section 5.13                   Defaults.  No Credit Party is in default nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under (a) any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other instrument or agreement evidencing or pertaining to any Indebtedness of any Credit Party in an amount exceeding $1,000,000 (individually or in the aggregate), or (b) any other agreement or instrument to which any of the Credit Parties is a party or by which any Credit Party is bound to the extent any such default under any such other agreement or instrument could reasonably be expected to have a Material Adverse Effect.  No Default  has occurred which is continuing.

Section 5.14                   Casualties; Taking of Properties.  Neither the business nor the Properties of any Credit Party has been affected in a manner that has had or could have a Material Adverse Effect as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy.

Section 5.15                   Compliance with the Law.  No Credit Party:

(a)           is in violation of any Governmental Requirement; or

(b)           has failed to obtain any license, permit, right-of-way, franchise or other right or governmental authorization necessary to the ownership of any of their respective Properties or the conduct of their respective businesses;

which violation or failure could reasonably be expected to, individually or in the aggregate, have (in the event that such a violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

Section 5.16                   No Material Misstatements.  No material written information, exhibit, schedule or report (for this purpose, all schedules and exhibits to the Financing Documents shall be construed to be material) prepared by or on behalf of any Credit Party and furnished to the Administrative Agent or the Lenders by or at the direction of any Credit Party in connection with this Agreement or any of the transactions contemplated hereby (other than the Projections, budgets, analysis or other forward looking statements which were prepared or made in good faith in accordance with sound financial planning practices on the basis of reasonable assumptions at the time made) contained any material misstatement of fact or, omitted to state a material fact or any fact necessary to make the statement contained therein not misleading on the date as of which such information is dated; provided, that, to the extent information provided to the Administrative Agent or the Lenders or at the direction of any Credit Party prior to the Closing Date was superceded by other information provided to the Administrative Agent or the Lenders or at the direction of any Credit Party prior to the Closing Date, this Section 5.16 shall apply to the most recent (and not superceded) information; provided, further, that, any limitations or qualifications of the representations and warranties contained in this Section 5.16 shall not otherwise limit or qualify any other representation or warranty contained elsewhere in this Agreement or in any other Financing Document.

Section 5.17                   Investment Company Act.  No Credit Party is an “investment company” or a company “controlled” by an “investment company” that is incorporated in or organized under the laws of the United States or any “State,” as those terms are defined in the Investment Company Act of 1940, as amended.  The execution and delivery by the Obligated Parties of this Agreement and the other Financing Documents to which they respectively are parties and their respective performance of the obligations provided for therein, will not result in a violation of the Investment Company Act of 1940, as amended.

Section 5.18                   Capital Structure.  Holdco is a direct or indirect holder of 100% of the Equity of Parent and Parent is a direct or indirect holder of 100% of the Equity of each of Borrower, Aurora West, and Power.

Section 5.19                   Insurance.  All policies of fire, liability, workmen’s compensation, casualty, flood, business interruption and other forms of insurance owned or held by each Credit Party (a) satisfy all requirements of Section 6.5, (b) are valid, outstanding and enforceable policies, and (c) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. All such policies are in full force and effect, all premiums with respect thereto have been paid in accordance with their respective terms, and no notice of cancellation or termination has been received with respect to any such policy.  No Credit Party maintains any formalized self-insurance program with respect to its assets or operations or risks with respect thereto.  The certificate of insurance delivered to the Administrative Agent pursuant to Section 3.1(e) contains an accurate and complete description of all policies of insurance owned or held by each Credit Party on the Closing Date.

Section 5.20                   Environmental Matters.

(a)           Environmental Laws, etc.  Neither any real Property of any Credit Party nor the operations conducted thereon by any Credit Party violate any applicable order of any court or Governmental Authority or Environmental Laws, which violation could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected to result in remedial obligations having a Material Adverse Effect assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant Property.

(b)           No Litigation.  No Property of any Credit Party nor the operations currently conducted thereon or by any prior owner or operator of such real Property or operation, are in violation of or subject to any pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws, which violation, action, suit, investigation, inquiry or proceeding could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected to result in remedial obligations having a Material Adverse Effect assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant Property.

(c)           Notices, Permits, etc.  All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by any Credit Party in connection with their operation or use of any and all real Property of the Credit Parties, including, but not limited to, past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed except to the extent the failure to obtain or file such notices, permits, licenses or similar authorizations could not reasonably be expected to have a Material Adverse Effect or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant Property.

(d)           Hazardous Substances Carriers.  All hazardous waste or solid waste generated at any and all real Property of any Credit Party have in the past been transported, treated and disposed of while under the ownership, direction or control of any Credit Party only by carriers maintaining valid permits under RCRA and any other Environmental Law, except to the extent the failure to have such substances or waste transported, treated or disposed by such carriers could not reasonably be expected to have a Material Adverse Effect, and only at treatment, storage and disposal facilities maintaining valid permits under RCRA and any other Environmental Law, which carriers and facilities have been and are operating in compliance with such permits, except to the extent the failure to have such substances or waste treated, stored or disposed at such facilities, or the failure of such carriers or facilities to so operate, could not reasonably be expected to have a Material Adverse Effect or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant Property.

(e)           Hazardous Substances Disposal.  Each Credit Party has taken all reasonable steps necessary to determine and has determined that no hazardous substances or solid waste has been disposed of or otherwise released and there has been no release of any hazardous substances on or to any real Property of any Credit Party except in compliance with Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant real Property.

(f)            No Contingent Liability.  The Credit Parties have no contingent liability in connection with any release or threatened release of any hazardous substance or solid waste into the environment other than such contingent liabilities at any one time and from time to time which could not reasonably be expected to exceed $200,000 in excess of applicable insurance coverage and for which adequate reserves for the payment thereof as required by GAAP have been provided, or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such release or threatened release.

Section 5.21                   Solvency.  The Credit Parties taken as a whole are, and each Credit Party individually is, Solvent.

Section 5.22                   Employee Matters.  Except as specified on Schedule 5.22 hereto, no Credit Party, nor any of their respective employees, is subject to any collective bargaining agreement.  There are no strikes, slowdowns, work stoppages or controversies pending or threatened against any Credit Party, or their respective employees, which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  .

Section 5.23                   Loan Amount.  The Aggregate Revolving Credit Exposure will not, at any time, exceed the Maximum Available Amount.

Section 5.24                   Excluded Subsidiaries.  The value of the Property (valued at the higher of cost (determined on a weighted average cost basis) or market value as determined in accordance with GAAP consistently applied at such time) of all Excluded Subsidiaries will not, at any time, exceed $15,000,000 in the aggregate.

ARTICLE 6
AFFIRMATIVE COVENANTS

So long as any Lender has any Revolving Credit Commitment hereunder or any Revolving Credit Loan remains unpaid or any Revolving Credit Exposure remains outstanding, Borrower and Parent shall, and to the extent applicable shall cause each other Credit Party to, comply with the following covenants:

Section 6.1                     Maintenance and Compliance, etc.  Borrower and Parent will, and will cause each other Credit Party to, (a) preserve and maintain its corporate, partnership or limited liability company existence, and (b) except where failure to do so could not reasonably be expected to have a Material Adverse Effect, observe and comply with all Governmental Requirements.

Section 6.2                     Payment of Taxes and Claims, etc.  Borrower and Parent will pay, and will cause each other Credit Party to pay, (a) all material Taxes, assessments and governmental charges imposed upon it or upon its Property, and (b) all material claims (including, but not limited to, claims for labor, materials, supplies or services) which could reasonably be expected, if unpaid, to become a Lien upon its Property, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate action or proceedings disclosed to the Lenders, and Borrower and Parent have established reserves required by the Administrative Agent in its sole but reasonable discretion with respect thereto.

Section 6.3                     Further Assurances.  Borrower and Parent will cure, and will cause each other Obligated Party to cure, promptly any defects in the execution and delivery of the Financing Documents, including this Agreement.  Borrower and Parent at their expense will, and will cause each other Obligated Party that is a party to any Financing Document to, as promptly as practical, execute and deliver to the Administrative Agent or the Issuing Bank upon request all such other and further documents, agreements and instruments in compliance with or performance of the covenants and agreements of the Obligated Parties in the Financing Documents, including this Agreement, or to further evidence and more fully describe the Collateral, or to correct any omissions in the Financing Documents, or more fully to state the security obligations set out herein or in any of the Financing Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Financing Documents, or to make any recordings, to file any notices, or obtain any consents, all as may be necessary or appropriate in connection herewith or therewith.

Section 6.4                     Performance of Obligations.  Borrower and Parent will do and perform, and cause each other Obligated Party to do and perform, every act and discharge all of the obligations provided to be performed and discharged by such parties under the Financing Documents, including this Agreement, at the time or times and in the manner specified, and cause each other Obligated Party to take such action with respect to their obligations to be performed and discharged under the Financing Documents to which they respectively are parties.

Section 6.5                     Maintenance of Insurance.  Borrower and Parent will, and will cause each of the other Credit Parties to, maintain insurance with financially sound and reputable insurance companies or associations in such amounts covering such risks as in effect on the Closing Date with such changes as Administrative Agent shall reasonably require to reflect changes after the Closing Date in the business, operations or assets of, or risks faced by, the Credit Parties.  Administrative Agent shall be named “Loss Payee” and/or “Additional Insured,” as appropriate, on all property, general liability and business interruption policies.

Section 6.6                     Accounts and Records.  Borrower and Parent will keep, and will cause each of the other Credit Parties to keep, proper books of record and account in accordance with GAAP.

Section 6.7                     Right of Inspection.  Borrower and Parent will permit, and will cause each of the other Credit Parties to permit, any officer, employee or agent of the Administrative Agent or any Lender to visit and inspect any of the Properties of the Credit Parties, examine any Credit Party’s books of record and accounts, take copies and extracts therefrom, and discuss the affairs, finances and accounts of the Credit Parties with any Credit Party’s officers, accountants and auditors, as often and all at such reasonable times during normal business hours as may be reasonably requested by the Administrative Agent or the Required Lenders.

Section 6.8                     Operation and Maintenance of Property.  Each of Borrower and Parent will, and will cause each other Credit Party to, operate its Properties or cause its Properties to be operated and maintained (a) in accordance with prudent industry practice in all material respects and in compliance (except where the non-compliance therewith could not reasonably be expected to have a Material Adverse Effect) with the terms and provisions of all applicable leases, contracts and agreements, and (b) except where the non-compliance therewith could not reasonably be expected to cause or result in a Material Adverse Effect, in compliance with all Governmental Requirements of the jurisdiction in which such Properties may be situated, and all other Governmental Requirements relating to the ownership and operation of such Properties.

Section 6.9                     New Subsidiaries; Additional Liens.

(a)           If at any time after the Closing Date, (x) Borrower is required to cause an Excluded Subsidiary to become a Guarantor hereunder or (y) Borrower or any Guarantor creates or acquires any one or more Subsidiaries (other than an Excluded Subsidiary) (each such Subsidiary referred to in clauses (x) and (y) above being referred to herein as, a “New Subsidiary”), Borrower and Parent shall cause such New Subsidiary to execute and deliver to the Administrative Agent for the benefit of the Lenders and the Issuing Bank, at the time of such New Subsidiary’s creation or acquisition, (i) a Guaranty and Security Agreement, and (ii) other appropriate Security Instruments covering such New Subsidiary’s Property as security for the Lender Indebtedness, in form and substance acceptable to the Administrative Agent.

(b)           If at any time after the Closing Date, (i) Parent becomes the direct or indirect beneficial owner of 80% of the Equity of Nebraska Sub (other than Equity held by management of Nebraska Sub issued pursuant to a properly authorized management equity plan), Borrower and Parent shall comply with all requirements of Section 6.11 hereto, and (ii) Parent becomes the direct or indirect beneficial owner of 100% of the Equity of Nebraska Sub (other than Equity held by management of Nebraska Sub issued pursuant to a properly authorized management equity plan), Borrower and Parent shall cause Nebraska Sub to execute and deliver to the Administrative Agent for the benefit of the Lenders and the Issuing Bank (A) a Guaranty and Security Agreement, and (B) other appropriate Security Instruments covering Nebraska Sub’s Property as security for the Lender Indebtedness, in form and substance acceptable to the Administrative Agent.

(c)           In connection with the execution and delivery of any Security Instrument pursuant to this Section 6.9, Borrower and Parent shall, or shall cause the relevant New Subsidiary or Nebraska Sub (as applicable) to, deliver to the Administrative Agent for the benefit of the Lenders, resolutions, member or partner consents, certificates, legal opinions and such other related documents as shall be reasonably requested by the Required Lenders and consistent with the relevant forms and types thereof delivered on the Closing Date or as shall be otherwise reasonably acceptable to the Required Lenders.  Each Guaranty and Security Agreement and the like delivered pursuant to this Section 6.9 shall be deemed to be a Security Instrument from and after the date of execution thereof.

Section 6.10                   Reporting Covenants.  Borrower and Parent will furnish, and will cause all other Credit Parties to furnish (as applicable to comply with this Section 6.10), the following to each of the Lenders:

(a)           Annual Financial Statements.  As soon as available and in any event within 90 days after the end of each Fiscal Year commencing with the Fiscal Year ending on December 31, 2006, a consolidated balance sheet of Holdco and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income, retained earnings and cash flows of Holdco and its consolidated Subsidiaries for such Fiscal Year, setting forth in each case, in comparative form the figures for the previous Fiscal Year, all in reasonable detail and, in the case of such consolidated statements, accompanied by a report thereon (without qualification) of independent public accountants of recognized national standing, which report shall state that such consolidated financial statements present fairly the consolidated financial condition as at the end of such Fiscal Year, and the consolidated results of operations and cash flows for such Fiscal Year, of Holdco and its consolidated Subsidiaries in accordance with GAAP, applied on a consistent basis.

(b)           Quarterly Financial Statements.  As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year, a consolidated balance sheet of each of Holdco and its consolidated Subsidiaries as at the end of such month and the related consolidated statements of income (loss), retained earnings and cash flows of Holdco and its consolidated Subsidiaries for such calendar month and for the portion of Holdco’s Fiscal Year ended at the end of such month, setting forth in each case, in comparative form the figures for the corresponding month and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer that such financial statements are complete and correct and fairly present the consolidated financial condition as at the end of such calendar month, and the consolidated results of operations and cash flows for such calendar month and such portion of the Fiscal Year of Holdco and its consolidated Subsidiaries in accordance with GAAP (subject to year-end adjustments which shall not, individually or in the aggregate, be material and adverse).

(c)           Title Information.  Promptly upon request by the Administrative Agent, additional title information in form and substance reasonably acceptable to the Administrative Agent to allow the Administrative Agent to verify the Obligated Parties’ title to, and the perfection and priority of the Administrative Agent’s Liens in and to, the Collateral.

(d)           Events or Circumstances with respect to Collateral.  Promptly after the occurrence of any event or circumstance concerning or changing any of the Collateral that could reasonably be expected to have a Material Adverse Effect, written notice of such event or circumstance in reasonable detail.

(e)           Notice of Certain Events.  Promptly after either Borrower or Parent learns of the receipt or occurrence of any of the following, a certificate of the Credit Party learning of such event, signed by a Responsible Officer, specifying (i) any official notice of any violation, possible violation, non-compliance or possible non-compliance, or claim made by any Governmental Authority pertaining to all or any part of the Properties of any Credit Party which could reasonably be expected to have a Material Adverse Effect; (ii) any event which constitutes a Default or Event of Default, together with a detailed statement specifying the nature thereof and the steps being taken to cure such Default or Event of Default; (iii) the receipt of any notice from, or the taking of any other action by, the holder of any Indebtedness in excess of $5,000,000 of any Credit Party with respect to a claimed default, together with a detailed statement specifying the notice given or other action taken by such holder and the nature of the claimed default and what action the Credit Parties are taking or propose to take with respect thereto; (iv) any notice of proceedings or actions which could reasonably be expected to adversely affect any of the Financing Documents; (v) the creation, dissolution, merger or acquisition of any Credit Party; (vi) any event or condition not previously disclosed to the Administrative Agent which violates any Environmental Law and which could reasonably be expected to have a Material Adverse Effect; or (vii)  any other event or condition which could reasonably be expected to have a Material Adverse Effect.

(f)            Shareholder Communications, Filings.  Promptly upon the mailing, filing, or making thereof, copies of all registration statements, periodic reports and other documents (excluding the related exhibits except to the extent expressly requested by the Administrative Agent) filed by any Credit Party with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

(g)           Litigation.  Promptly after the occurrence thereof, notice of the institution of, or any material adverse development in, any action, suit or proceeding or any governmental investigation or any arbitration, before any court or arbitrator or any governmental or administrative body, agency or official, against any Credit Party or any material Property of any Credit Party, in which the amount involved is material and is not covered by insurance or which there is a reasonable probability of an adverse determination that could reasonably be expected to have a Material Adverse Effect.

(h)           ERISA.  Promptly after (i) any Credit Party obtaining knowledge of the occurrence thereof, notice that an ERISA Termination Event with respect to any Plan has occurred, which such notice shall specify the nature thereof, the Credit Parties’ proposed response thereto (and, if applicable, the proposed response thereto of any Subsidiary of the Credit Parties and of any ERISA Affiliate) and, where known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (ii) any Credit Party’s obtaining knowledge thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan.

(i)            Other Information.  With reasonable promptness, such other information about the business and affairs and financial condition of any Credit Party as the Administrative Agent may reasonably request from time to time, including, without limitation, weekly accounts receivable aging and reconciliation reports, accounts payable aging and reconciliation, sales reports and inventory designations.

Section 6.11                   Pledge of Equity of Nebraska Sub.  On such date as Parent holds directly or indirectly not less than 80% of the Equity interest in Nebraska Sub, Parent shall execute and deliver (or cause any other appropriate Credit Party to execute and deliver) to the Administrative Agent such Security Instruments and other supporting documentation (including legal opinions) as Administrative Agent shall reasonably require to grant and fully evidence and perfect in favor of the Administrative Agent for the ratable benefit of the Lenders, first and prior Liens in and to all Equity of Nebraska.  Without limiting the foregoing sentence, to the extent necessary to perfect such Liens, Parent shall deliver or cause to be delivered to the Administrative Agent original certificates evidencing such Equity.

Section 6.12                   Excluded Subsidiaries.  If, at any time, the value of the Property (valued at the higher of cost (determined on a weighted average cost basis) or market value as determined in accordance with GAAP consistently applied at such time) of all Excluded Subsidiaries exceeds $15,000,000 in the aggregate, Borrower and Parent shall cause one or more Excluded Subsidiaries to become Guarantors pursuant to Section 6.9 hereof such that the value of the Property (valued at the higher of cost (determined on a weighted average cost basis) or market value as determined in accordance with GAAP consistently applied at such time) of all Excluded Subsidiaries shall no longer exceed $15,000,000.

ARTICLE 7
NEGATIVE COVENANTS

So long as any Lender has any Revolving Credit Commitment hereunder or any Revolving Credit Loan remains unpaid or any Revolving Credit Exposure remains outstanding, Parent and Borrower will not, and Parent and Borrower will not permit any other Credit Party to:

Section 7.1                     Financial Covenants.  Permit the aggregate principal amount of the Revolving Credit Loans to exceed the Maximum Available Amount at any time.

Section 7.2                     Indebtedness.  Create, incur, assume or suffer to exist, any Indebtedness, other than:

(a)           the Lender Indebtedness;

(b)           Indebtedness outstanding on the date hereof which is set forth on Schedule 7.2 and any refinancings, refundings, renewals or extensions thereof (without any (i) increase in the principal amount thereof (other than to finance accrued interest, fees and other amounts outstanding in respect thereof and fees and expenses incurred in connection with such refinancing, refunding, renewal or extension), or (ii) acceleration of the date of, or increase in the amount of, any payment of principal thereon);

(c)           Indebtedness in respect of Capital Lease Obligations and purchase money Indebtedness in an aggregate amount not in excess of $10,000,000 outstanding at any time;

(d)           Indebtedness owed by the Credit Parties or any of them to any party under any Cash Management Agreement;

(e)           Indebtedness loaned from (i) Parent to Borrower, so long as any instruments evidencing such Indebtedness are delivered to Administrative Agent to the extent required in accordance with the Guaranty and Security Agreement, (ii) any Affiliate of any Credit Party to Borrower or Parent, so long as such Indebtedness is subordinate to the Lender Indebtedness as evidenced by a subordination agreement in form and substance satisfactory to the Administrative Agent in its sole discretion, and (iii) Parent or Borrower to Nebraska Sub; and

(f)            other unsecured Indebtedness; provided, that, the aggregate amount of such other unsecured Indebtedness shall not exceed $10,000,000 outstanding at any time.

Section 7.3                     Liens.  Create, incur, assume or suffer to exist, any Lien on any of its Property now owned or hereafter acquired to secure any Indebtedness of any Credit Party or any other Person, other than the following (collectively, the “Permitted Liens”):

(a)           Liens existing on the date hereof and set forth on Schedule 7.3;

(b)           Liens securing the Lender Indebtedness;

(c)           Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action or proceedings which have been disclosed to the Lenders and with respect to which reserves acceptable to the Administrative Agent have been established, but only so long as any execution on or foreclosure of such Liens is stayed;

(d)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen, workmen, and other Liens imposed by law created in the ordinary course of business for amounts which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate action or proceedings and with respect to which adequate reserves in accordance with GAAP are being maintained;

(e)           Liens incurred or deposits or pledges made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, old age or other similar obligations, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(f)            irregularities in title, easements, rights-of-way, restrictions, servitudes, permits, reservations, exceptions, conditions, covenants, encroachments, protrusions and other similar charges or encumbrances not materially interfering with the occupation, use and enjoyment by any Credit Party of any of their respective Properties in the normal course of business or materially impairing the value thereof;

(g)           any obligations or duties affecting any of the Property of any Credit Party to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such Property for the purposes for which it is held;

(h)           Liens securing Indebtedness permitted by Section 7.2(c); provided, that, (i) such Liens attach only to the Property being leased or acquired, (ii) the creation of or incurrence of such Liens does not violate this Agreement or any other Financing Documents, and (iii) the principal amount of the Indebtedness secured does not exceed 100% of the total purchase price of the Property being leased or acquired;

(i)            judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.9;

(j)            extensions, renewals or replacements of any Lien referred to in Section 7.3(a) and Section 7.3(h), provided, that the principal amount of the Indebtedness or obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the Property originally encumbered thereby; and

(k)           Liens encumbering cash or cash equivalents (or letters of credit or surety bonds posted in lieu thereof) to satisfy margin calls under Hedging Agreements.

Section 7.4                     Mergers, Sales, etc.  Merge into or with or consolidate with, or permit any other Credit Party to merge into or with or consolidate with, any other Person, or sell, lease or otherwise dispose of, or permit any other Credit Party to sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or any substantial portion of its Property to any other Person.

Section 7.5                     Investments, Loans, etc.  Make any loans to or investments in an Excluded Subsidiary unless after giving effect thereto Section 6.12 is complied with.

Section 7.6                     Sales and Leasebacks.  Enter into any arrangement, directly or indirectly, with any Person whereby any Credit Party shall sell or transfer any Property, whether now owned or hereafter acquired, and whereby any Credit Party shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which a Credit Party intends to use for substantially the same purpose or purposes as the Property sold or transferred.

Section 7.7                     Nature of Business.  Engage in, or permit any other Credit Party to engage in, any business materially or substantially different than the businesses in which the Credit Parties are engaged in as of the Closing Date, which is the production, marketing, purchasing, selling, reselling and distributing of ethanol and ethanol co-products and related bio-products.

Section 7.8                     ERISA Compliance.

(a)           Engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which any Credit Party or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to Sections 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code which could reasonably be expected to have a Material Adverse Effect;

(b)           Terminate, or permit any other Credit Party or any ERISA Affiliate to terminate any Plan under Section 4041(c) of ERISA or otherwise have the termination of any Plan initiated by the PBGC;

(c)           Permit to exist, or allow any other Credit Party or any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect;

(d)           Amend, or permit any other Credit Party or any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that any Credit Party or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Code; or

(e)           Incur, or permit any other Credit Party or any ERISA Affiliate to incur, a liability to or on account of a Plan under Sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA that could reasonably be expected, in the aggregate, to result in a Material Adverse Effect.

Section 7.9                     Negative Pledge Agreements.  Create, incur, assume or suffer to exist, or permit any other Credit Party to create, incur, assume or suffer to exist, any contract, agreement or understanding, other than (a) this Agreement and the other Financing Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations or dispositions of assets otherwise permitted hereby provided that any such prohibition or limitation is only effective against the Property financed thereby, which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any Property of any Credit Party, or which requires the consent of or notice to other Persons in connection therewith.

Section 7.10                   Transactions With Affiliates.  Except as set forth on Schedule 7.10, enter into, or permit any other Credit Party to enter into, any transaction or series of transactions with Affiliates of any Credit Party which involve an outflow of money or other Property from any Credit Party to an Affiliate of any Credit Party other than Borrower, including, but not limited to, repayment of Indebtedness, management fees, compensation, salaries, asset purchase payments or any other type of fees or payments similar in nature except for those which are in the ordinary course of business of the Credit Parties and are on fair and reasonable terms no less favorable than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

Section 7.11                   Equity.  Authorize or issue, or permit any other Credit Party to authorize or issue any preferred stock or other Equity having a mandatory redemption right existing with regard thereto.

Section 7.12                   Intercompany Transactions.  Create or otherwise cause or permit to exist or become effective, except as may be expressly permitted or required by the Financing Documents, any consensual encumbrance or restriction of any kind on the ability of any Credit Party to (a) pay any indebtedness owed to any Credit Party, (b) make any loan or advance to any Credit Party or any investment in any Credit Party, or (c) sell, lease or transfer any of its Property to any Credit Party except, in each case, for restrictions (i) contained in the Operating Agreement of Nebraska Sub as in effect on the Closing Date or set forth in resolutions of the membership committee of Nebraska Sub adopted on June 21, 2001, and March 10, 2003, copies of which were provided to Administrative Agent prior to the Closing Date, (ii) arising under any Governmental Requirement, (iii) set forth in a lease or license permitted pursuant to the terms of the Financing Documents and entered into in the ordinary course of business that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to such lease or license, or (iv) set forth in the terms of any document or instrument evidencing any Permitted Liens (or the Indebtedness secured thereby) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to such Permitted Lien.

Section 7.13                   Acquisition of Equity in Nebraska Sub.  Permit any Affiliate of any Credit Party other than Parent,  Borrower or any Guarantor to acquire Equity of Nebraska Sub.

Section 7.14                   Excluded Subsidiaries.  Permit, at any time, the value of the Property (valued at the higher of cost (determined on a weighted average cost basis) or market value as determined in accordance with GAAP consistently applied at such time) of all Excluded Subsidiaries to exceed $15,000,000 in the aggregate.

ARTICLE 8
EVENTS OF DEFAULT

Upon the occurrence and during the continuance of any of the following specified events (each an “Event of Default”):

Section 8.1                     Payments.  Borrower shall fail to pay when due (including, but not limited to, any mandatory prepayment required pursuant to Section 2.10) any principal of or interest on any Revolving Credit Loan, any Reimbursement Obligation or any fee or any other amount payable hereunder or under any other Financing Document;

Section 8.2                     Covenants Without Notice.  Any Credit Party shall fail to observe or perform any covenant or agreement contained in Article 4, Section 6.1, Section 6.5, Section 6.7, Section 6.10 or Article 7;

Section 8.3                     Other Covenants.  Any Credit Party shall fail to observe or perform any covenant or agreement contained in this Agreement, other than those referred to in Section 8.1 or Section 8.2 and, if capable of being remedied, such failure shall remain unremedied for ten (10) days after the earlier of (a) any Credit Party’s obtaining knowledge thereof, or (b) written notice thereof shall have been given to Borrower or any Guarantor by any Lender, the Issuing Bank or the Administrative Agent;

Section 8.4                     Other Financing Document Obligations.  Default is made in the due observance or performance by any Obligated Party of any of the covenants or agreements contained in any Financing Document other than this Agreement, and such default continues unremedied beyond the expiration of any applicable grace period which may be expressly allowed under such Financing Document;

Section 8.5                     Representations.  Any representation, warranty or statement made or deemed to be made by any Obligated Party or any of any other Obligated Party’s officers herein or in any other Financing Document, or in any certificate, request or other document furnished pursuant to or under this Agreement or any other Financing Document, shall have been incorrect in any material respect as of the date when made or deemed to be made;

Section 8.6                     Non-Payments of Other Indebtedness and Under Hedging Agreements.  Any Credit Party shall fail to make any payment or payments of principal of or interest on any Indebtedness of such Credit Party (other than the Lender Indebtedness) or under any Hedging Agreement in excess of $1,000,000 in the aggregate when due (whether at stated maturity, by acceleration, on demand or otherwise) after giving effect to any applicable grace period;

Section 8.7                     Defaults Under Hedging and Other Agreements.  Any Credit Party shall fail to observe or perform any covenant or agreement contained in any Hedging Agreement or in agreement(s) or instrument(s) relating to Indebtedness (other than Lender Indebtedness) of any Credit Party of $1,000,000 or more in the aggregate within any applicable grace, notice or cure period, or any other event shall occur, if the effect of such failure or other event is to accelerate, or, with respect to any Credit Party, to permit the holder of such Indebtedness or any other Person to accelerate, the maturity of $1,000,000 or more in the aggregate of such Indebtedness; or $1,000,000 or more in the aggregate of any such Indebtedness shall be, or if as a result of such failure or other event may be, required to be prepaid (other than prepayments resulting from excess cash flow) in whole or in part prior to its stated maturity;

Section 8.8                     Bankruptcy.  Any Obligated Party shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against any Obligated Party and the petition is not controverted within ten (10) days, or is not stayed or dismissed within sixty (60) days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or any substantial part of the property of any Obligated Party; or any Obligated Party commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Obligated Party or there is commenced against any Obligated Party any such proceeding which remains unstayed or undismissed for a period of sixty (60) days; or any Obligated Party is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Obligated Party makes a general assignment for the benefit of creditors; or any Obligated Party shall fail to pay, or shall state in writing that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or any Obligated Party shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other organizational action is taken by any Obligated Party for the purpose of effecting any of the foregoing;

Section 8.9                     Money Judgment.  Final orders for the payment of money involving in the aggregate at any time a liability (net of any insurance proceeds or indemnity payments actually received in respect thereof prior to or within sixty (60) days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of more than $1,000,000 or that would otherwise have a Material Adverse Effect, shall be rendered against any Credit Party and such judgment or order shall continue unsatisfied in accordance with the terms of such judgment or order (in the case of a money judgment) and in effect for a period of thirty (30) days during which execution shall not be effectively stayed or deferred (whether by action of a court, by agreement or otherwise);

Section 8.10                   Discontinuance of Business.  Any Credit Party shall cease to be principally engaged in the businesses and operations in which such Credit Party was principally engaged on the Closing Date;

Section 8.11                   Financing Documents.  Any Material Provision of any of the Financing Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable (except as enforceability may be limited as stated in Section 5.3) in accordance with its terms, or, in the case of any of the Security Instruments, cease to create a valid and perfected Lien of the priority contemplated thereby on any of the collateral purported to be covered thereby, or any Obligated Party shall so state in writing.  As used in this Section 8.11, “Material Provision” shall mean (a) with respect to this Agreement, any material term, covenant, or agreement set forth therein, and (b) with respect to any other Financing Document, any provision if the validity and enforceability thereof is necessary for such Financing Document to accomplish its stated, or clearly intended, purpose or otherwise necessary in order for Administrative Agent or any Lender to enforce any material right or remedy under any Financing Document; or

Section 8.12                   Material Adverse Change.  A Material Adverse Change shall occur.

ARTICLE 9
THE ADMINISTRATIVE AGENT

Section 9.1                     Appointment of Administrative Agent.  Each Lender (and each Secured Affiliate by and through their affiliated Lenders) and the Issuing Bank hereby designates JPMorgan Chase Bank as Administrative Agent to act as herein specified and as specified in the other Financing Documents.  Each Lender (and each Secured Affiliate by and through their affiliated Lenders) and the Issuing Bank hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Financing Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Administrative  Agent may perform any of its duties hereunder by or through its agents or employees.

Section 9.2                     Limitation of Duties of Administrative Agent.  The Administrative Agent shall have no duties or responsibilities except those expressly set forth with respect to the Administrative Agent in this Agreement and as specified in the other Financing Documents.  Neither the Administrative Agent nor any of the officers, directors, employees or agents of the Administrative Agent shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct.  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement except as expressly set forth herein.

Section 9.3                     Lack of Reliance on the Administrative Agent.

(a)           Independent Investigation.  Independently and without reliance upon the Administrative  Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of the Credit Parties, and, except as expressly provided in this Agreement, and the other Financing Documents, the Administrative Agent shall have no  responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the consummation of the transactions contemplated herein or at any time or times thereafter.

(b)           Administrative Agent Not Responsible.  The Administrative Agent shall not be responsible to any Lender or the Issuing Bank for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement, the Letters of Credit or the other Financing Documents or the financial condition of any Credit Party or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the other Financing Documents, or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default.

Section 9.4                     Certain Rights of the Administrative Agent.  If the Administrative Agent shall request instructions from the Required Lenders with respect to any act or action (including the failure to act) in connection with this Agreement and the other Financing Documents, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement and the other Financing Documents in accordance with the instructions of the Required Lenders, or, to the extent required by Section 10.2, all of the Lenders.

Section 9.5                     Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other documentary teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person.  The Administrative Agent may consult with legal counsel (including counsel for any Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 9.6                     Indemnification of Administrative Agent.  To the extent the Administrative Agent is not reimbursed and indemnified by the Credit Parties, each Lender will reimburse and indemnify the Administrative Agent on a pro-rata basis, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement and by reason of the ordinary negligence of the Administrative Agent; provided, that, no Lender shall be liable to the Administrative Agent  for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from, as to the Administrative Agent, the Administrative Agent’s gross negligence or willful misconduct.

Section 9.7                     Administrative Agent in its Individual Capacity.  With respect to its obligations under this Agreement and the Revolving Credit Loans made by it, the Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties, if any, specified herein; and the terms “Lenders,” “Required Lenders,” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties, if any, specified herein, and may accept fees and other consideration from any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

Section 9.8                     Successor Administrative Agent.

(a)           Administrative Agent Resignation.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the Issuing Bank and Borrower and may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right, upon five days’ notice to Borrower, to appoint a successor Administrative Agent (to act in the same capacity as the resigning or removed Administrative Agent), subject to the approval of Borrower, such approval not to be unreasonably withheld.  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then, upon five days’ notice to Borrower, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent (subject to approval of Borrower, such approval not to be unreasonably withheld), which shall be a bank which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or of any State thereof, or any Affiliate of such bank, having a combined capital and surplus of at least $250,000,000.

(b)           Rights, Powers, etc.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement.

ARTICLE 10
MISCELLANEOUS

Section 10.1                   Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including, telecopy or similar teletransmission or writing) and shall be given to such party at its address or telecopy number set forth on the signature pages hereof or such other address or telecopy number as such party may hereafter specify by notice to the Administrative Agent and Borrower.  Each such notice, request or other communication shall be effective (a) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (b) if given by any other means (including, but not limited to, by air courier), when delivered at the address specified in this Section 10.1; provided, that, notices to the Administrative Agent shall not be effective until actually received.  Any notice to be given to Borrower or to all Credit Parties pursuant to this Agreement or any of the other Financing Documents may be given to Borrower or to any other Credit Party, and if given to Borrower or to any Credit Party in the manner set forth in this Section 10.1, such notice shall be deemed to be effective notice to all Credit Parties for purposes of this Agreement.

Section 10.2                   Amendments and Waivers.  Neither this Agreement nor any other Financing Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 10.2.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent shall, from time to time, (x) enter into with the Credit Parties, written amendments, supplements or modifications hereto and to the other Financing Documents to which they are a party for the purpose of adding any provisions to this Agreement or to the other Financing Documents or changing in any manner the rights or obligations of the Lenders or the Credit Parties hereunder or thereunder or (y) waive at a Credit Party’s request, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Financing Documents to which such Credit Party is a party or any Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(a)           reduce the amount or extend the scheduled date of maturity of any Revolving Credit Loan or any Reimbursement Obligation or of any scheduled installment thereof or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof  or modify any provision that provides for the ratable sharing by the Lenders of any payment or prepayment of  Lender Indebtedness to provide for a non-ratable sharing thereof or extend the expiration date of any Lender’s Revolving Credit Commitment or amend, modify or waive any provision of Section 2.19, in each case without the prior written consent of each Lender directly affected thereby;

(b)           change the currency in which any Revolving Credit Loan or Reimbursement Obligation is payable or amend, modify or waive any provision of this Section 10.2 or reduce the percentage specified in the definition of Required Lenders, or increase the amount of any Lender’s Revolving Credit Commitment, in each case without the written consent of all of the Lenders;

(c)           release any substantial part of the Collateral, without the written consent of all of the Lenders, except as expressly permitted hereby;

(d)           amend, modify or waive (i) any Letter of Credit Liability without the written consent of the Issuing Bank or (ii) any Letter of Credit without the consent of each Lender if such Letter of Credit, after giving effect to such amendment, modification or waiver, would no longer satisfy the requirements hereof if such Letter of Credit was being issued ab initio at such time, provided, that, in all cases other than clauses (i) or (ii), only the consent of the Issuing Bank shall be required to amend, modify or waive any Letter of Credit;

(e)           waive any default in the payment of principal or interest hereunder without the written consent of all of the Lenders; or

(f)            amend, modify or waive any provision of Article 9 without the written consent of the Administrative Agent.

Any waiver and any amendment, supplement or modification pursuant to this Section 10.2 shall apply to each of the Lenders and shall be binding upon each Credit Party, the Lenders, and the Administrative Agent.  In the case of any waiver, the Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Financing Documents, and any Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default, or impair any right consequent thereon.

Section 10.3                   No Waiver; Remedies Cumulative.  No failure or delay on the part of any Credit Party or the Administrative Agent or any Lender in exercising any right or remedy under this Agreement or any other Financing Document to which it is a party and no course of dealing between any Credit Party and the Administrative Agent or any Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy under this Agreement or any other Financing

Document preclude any other or further exercise thereof or the exercise of any other right or remedy under this Agreement or any other Financing Document.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which any Credit Party, the Administrative Agent or any Lender would otherwise have.  No notice to or demand on any Credit Party not required under this Agreement or any other Financing Document in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

Section 10.4                   Payment of Expenses, Indemnities, etc.  Borrower and Parent agree to (and shall be jointly and severally liable for):

(a)           Expenses.  Whether or not the transactions hereby contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Issuing Bank in the administration (both before and after the execution hereof and including advice of counsel for the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of, and in connection with the preparation, execution, syndication and delivery of, recording or filing of, any amendment, waiver or consent under, preservation of rights under, enforcement of, and, during the continuance of a Default, renegotiation or restructuring of this Agreement and the other Financing Documents (including, but not limited to, the reasonable fees and disbursements of counsel for the Administrative Agent and, after Default, for any of the Lenders, in the case of Lenders, incurred with respect to any such preservation of rights under, enforcement of, renegotiation or restructuring of this Agreement and the other Financing Documents) and promptly reimburse the Administrative Agent for all amounts expended, advanced, or incurred by the Administrative Agent or the Lenders to satisfy any obligation of any Credit Party under this Agreement or any other Financing Document;

(b)           INDEMNIFICATION.  INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER, AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, AGENTS AND AFFILIATES FROM, HOLD EACH OF THEM HARMLESS AGAINST, AND PROMPTLY UPON DEMAND PAY OR REIMBURSE EACH OF THEM FOR, ANY AND ALL ACTIONS, SUITS, PROCEEDINGS (INCLUDING ANY INVESTIGATIONS, LITIGATION OR INQUIRIES), CLAIMS, COSTS, LOSSES, LIABILITIES, DAMAGES OR EXPENSES OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE INCURRED BY OR ASSERTED AGAINST OR INVOLVE ANY OF THEM (WHETHER OR NOT ANY OF THEM IS DESIGNATED A PARTY THERETO) AS A RESULT OF, ARISING OUT OF OR IN ANY WAY RELATED TO (i) ANY ACTUAL OR PROPOSED USE BY BORROWER OF THE PROCEEDS OF ANY OF THE REVOLVING CREDIT LOANS; OR (ii) ANY OTHER ASPECT OF THIS AGREEMENT AND THE FINANCING DOCUMENTS, INCLUDING, BUT NOT LIMITED TO, THE REASONABLE FEES AND DISBURSEMENTS OF COUNSEL (INCLUDING ALLOCATED COSTS OF INTERNAL COUNSEL) AND ALL OTHER EXPENSES INCURRED IN CONNECTION WITH INVESTIGATING, DEFENDING OR PREPARING TO DEFEND ANY SUCH

ACTION, SUIT, PROCEEDING (INCLUDING ANY INVESTIGATIONS, LITIGATION OR INQUIRIES) OR CLAIM, AND INCLUDING ALL ACTIONS, SUITS, PROCEEDINGS (INCLUDING ANY INVESTIGATIONS, LITIGATION OR INQUIRIES), CLAIMS, COSTS, LOSSES, LIABILITIES, DAMAGES OR EXPENSES ARISING BY REASON OF ORDINARY NEGLIGENCE OF THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER, AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, AGENTS AND AFFILIATES; PROVIDED, HOWEVER, THE PROVISIONS OF THIS Section 10.4(b) SHALL NOT APPLY TO ANY ACTION, SUITS, PROCEEDINGS (INCLUDING ANY INVESTIGATIONS, LITIGATION OR INQUIRIES), CLAIMS, COSTS, LOSSES, LIABILITIES, DAMAGES, OR EXPENSES TO THE EXTENT, BUT ONLY TO THE EXTENT, CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PARTY SEEKING INDEMNIFICATION; AND

(c)           ENVIRONMENTAL INDEMNIFICATION.  INDEMNIFY AND HOLD HARMLESS FROM TIME TO TIME THE ADMINISTRATIVE AGENT, THE ISSUING BANK, EACH LENDER, AND THE RESPECTIVE DIRECTORS, OFFICERS, COUNSEL, EMPLOYEES, AGENTS, AFFILIATES,  SUCCESSORS AND ASSIGNS OF EACH OF THE FOREGOING FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, COST RECOVERY ACTIONS, ADMINISTRATIVE ORDERS OR PROCEEDINGS, DAMAGES AND LIABILITIES (WHICH RELATE TO OR ARISE AS A RESULT OF THE REVOLVING CREDIT LOANS, THE LETTERS OF CREDIT OR ANY FINANCING DOCUMENT) TO WHICH ANY SUCH PERSON MAY BECOME SUBJECT AND INCLUDING ANY AND ALL LOSSES, CLAIMS, COST RECOVERY ACTIONS, ADMINISTRATIVE ORDERS OR PROCEEDINGS, DAMAGES AND LIABILITIES (WHICH IN EACH CASE ARISE AS A RESULT OF OR IN CONNECTION WITH THE REVOLVING CREDIT LOANS, THE LETTERS OF CREDIT OR ANY FINANCING DOCUMENT) ARISING BY REASON OF THE ORDINARY NEGLIGENCE OF THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND THE LENDERS, AND THE RESPECTIVE DIRECTORS, OFFICERS, COUNSEL, EMPLOYEES, AGENTS, AFFILIATES, SUCCESSORS AND ASSIGNS OF EACH OF THE FOREGOING (i) UNDER ANY ENVIRONMENTAL LAW APPLICABLE TO ANY CREDIT PARTY OR ANY OF THEIR RESPECTIVE PROPERTIES, INCLUDING, WITHOUT LIMITATION, THE TREATMENT OR DISPOSAL OF HAZARDOUS SUBSTANCES ON ANY OF THEIR RESPECTIVE PROPERTIES, (ii) AS A RESULT OF THE BREACH OR NON-COMPLIANCE BY ANY CREDIT PARTY OR ANY OF ITS SUBSIDIARIES WITH ANY ENVIRONMENTAL LAW APPLICABLE TO SUCH CREDIT PARTY, (iii) DUE TO PAST OWNERSHIP BY ANY CREDIT PARTY OR ANY OF ITS SUBSIDIARIES OF ANY OF THEIR RESPECTIVE PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR RESPECTIVE PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (iv) ARISING FROM, DUE TO, OR AS A RESULT OF, THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT OR DISPOSAL OF HAZARDOUS

SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY ANY CREDIT PARTY, OR (v) ARISING FROM, DUE TO, OR AS A RESULT OF, ANY OTHER ENVIRONMENTAL CONDITION OR ANY ENVIRONMENTAL LAW IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT; PROVIDED, HOWEVER, NO INDEMNITY OR HOLD HARMLESS SHALL BE AFFORDED UNDER THIS Section 10.4(c) (A) IN RESPECT OF ANY PROPERTY FOR ANY LOSSES, CLAIMS, COST RECOVERY ACTIONS, ADMINISTRATIVE ORDERS OR PROCEEDINGS, DAMAGES AND LIABILITIES ARISING PRIMARILY FROM THE ACTS OR OMISSIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER OR THEIR SUCCESSORS OR ASSIGNS DURING THE PERIOD AFTER WHICH SUCH PERSON, ITS SUCCESSORS OR ASSIGNS SHALL HAVE OBTAINED ACTUAL PHYSICAL POSSESSION OF SUCH PROPERTY (WHETHER BY FORECLOSURE OR DEED IN LIEU OF FORECLOSURE, AS MORTGAGEE-IN-POSSESSION OR OTHERWISE) AND (B) FOR ANY LOSSES, CLAIMS, COST RECOVERY ACTIONS, ADMINISTRATIVE ORDERS OR PROCEEDINGS, DAMAGES AND LIABILITIES RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PARTY SEEKING INDEMNIFICATION; AND

(d)           ENVIRONMENTAL WAIVER.  WITHOUT LIMITING THE FOREGOING PROVISIONS, EACH OF BORROWER AND PARENT HEREBY DOES WAIVE, RELEASE AND COVENANT NOT TO BRING AGAINST ANY OF THE PERSONS INDEMNIFIED IN THIS SECTION 10.4 ANY DEMAND, CLAIM, COST RECOVERY ACTION OR LAWSUIT THEY MAY NOW OR HEREAFTER HAVE OR ACCRUE (WHICH ARISE AS A RESULT OF THE REVOLVING CREDIT LOANS, THE LETTERS OF CREDIT OR ANY FINANCING DOCUMENT) ARISING FROM (i) ANY ENVIRONMENTAL LAW NOW OR HEREAFTER ENACTED (INCLUDING THOSE APPLICABLE TO ANY CREDIT PARTY) UNLESS THE ACTS OR OMISSIONS OF ANY SUCH INDEMNIFIED PERSON OR THEIR RESPECTIVE SUCCESSORS AND ASSIGNS ARE THE PRIMARY CAUSE OF THE CIRCUMSTANCES GIVING RISE TO SUCH DEMAND, CLAIM, COST RECOVERY ACTION OR LAWSUIT, (ii) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT OR DISPOSAL OF HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY ANY CREDIT PARTY UNLESS THE ACTS OR OMISSIONS OF ANY SUCH INDEMNIFIED PERSON OR THEIR RESPECTIVE SUCCESSORS AND ASSIGNS ARE THE PRIMARY CAUSE OF THE CIRCUMSTANCES GIVING RISE TO SUCH DEMAND, CLAIM, COST RECOVERY ACTION OR LAWSUIT, OR (iii) THE BREACH OR NON-COMPLIANCE BY ANY CREDIT PARTY WITH ANY ENVIRONMENTAL LAW OR ENVIRONMENTAL COVENANT APPLICABLE TO ANY CREDIT PARTY, UNLESS THE ACTS OR OMISSIONS OF SUCH INDEMNIFIED PERSON OR THEIR RESPECTIVE SUCCESSORS AND ASSIGNS ARE THE PRIMARY CAUSE OF THE CIRCUMSTANCES GIVING RISE TO SUCH DEMAND, CLAIM, COST RECOVERY ACTION OR LAWSUIT.

If and to the extent that the obligations of Borrower and Parent under this Section 10.4 are unenforceable for any reason, Borrower and Parent hereby agree to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.  Borrower’s  and Parent’s obligations under this Section 10.4 shall survive any termination of this Agreement and the payment of the Revolving Credit Loans.

Section 10.5                   Right of Setoff.  In addition to, and not in limitation of, all rights of offset that any Lender or the Issuing Bank may have under applicable law, each Lender or other holder of any other Lender Indebtedness, shall, upon the occurrence of any Event of Default and at any time during the continuance thereof and whether or not such Lender, the Issuing Bank or such holder has made any demand or Borrower’s obligations are matured, have the right at any time and from time to time, without notice to any Credit Party (any such notice being expressly waived by each Credit Party a party hereto) to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by any Lender or the Issuing Bank to or for the credit or the account of any Credit Party against any and all of the Lender Indebtedness owing to such Lender or the Issuing Bank then outstanding, subject to the provisions of Section 2.19.

Section 10.6                   Benefit of Agreement.  This Agreement and the other Financing Documents shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided, that, neither Borrower nor Parent may assign or transfer any of its interest hereunder or thereunder without the prior written consent of each Lender.

Section 10.7                   Successors and Assigns; Participations and Assignments.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that no Credit Party a party hereto may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any such Credit Party without such consent shall be null and void).  Except as otherwise expressly provided herein, nothing in this Agreement shall be construed to confer upon any Person (other than the parties hereto, and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitments and the Revolving Credit Loans at the time owing to it); provided, that, (i) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment by a Lender in connection with the sale of all or substantially all of the assets of such Lender, Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Revolving Credit Commitment or any Lender’s obligations in respect of its Revolving Credit Exposure, the Issuing Bank which has outstanding a Letter of Credit) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment, the amount of the Revolving Credit Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, except in the case of an assignment to a Lender Affiliate, in which case no processing and recordation fee shall be payable, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in a form supplied by the Administrative Agent; and provided further that any consent of Borrower otherwise required under this Section 10.7(b) shall not be required if an Event of Default has occurred and is continuing.  Notwithstanding the foregoing, at no time shall the aggregate amount of the Administrative Agent’s share, as a Lender, of the Revolving Credit Commitments be less than any other Lender’s share of the Revolving Credit Commitments.  Subject to acceptance and recording thereof pursuant to Section 10.7(d), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.17, Section 2.19, Section 2.21 and Section 10.4).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.7(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.7(e).

(c)           The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amount of the Revolving Credit Loans and Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed

Administrative Questionnaire in a form supplied by the Administrative Agent (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.7(b) and any written consent to such assignment required by Section 10.7(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 10.7(d).

(e)           Any Lender may, without the consent of any Credit Party, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Revolving Credit Loans and Reimbursement Obligations owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) each Credit Party, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.2(a) or Section 10.2(b) that affects such Participant.  Subject to this Section 10.7(e), each Credit Party a party hereto agrees that each Participant shall be entitled to the benefits of Section 2.16, Section 2.18 and Section 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.7(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.5 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19 as though it were a Lender.

(f)            A Participant shall not be entitled to receive any greater payment under Section 2.18 or Section 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.20(f) as though it were a Lender.

(g)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.7 shall not apply to any such pledge or assignment of a security interest; provided, that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)           Each Credit Party a party hereto authorizes each Lender to disclose to any participant or assignee (each, a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning such Credit Party and their Affiliates which has been delivered to such Lender by or on behalf of such Credit Party pursuant to this Agreement or which has been delivered to such Lender by or on behalf of such Credit Party in connection with such Lender’s credit evaluation of the Credit Parties and their Affiliates prior to becoming a party to this Agreement.  No assignment or participation made or purported to be made to any Transferee shall be effective without the prior written consent of Borrower if it would require it to make any filing with any Governmental Authority or qualify any Revolving Credit Loan under the laws of any jurisdiction, and Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Transferee to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

Section 10.8                   Governing Law; Submission to Jurisdiction; etc.

(a)           Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the laws of the State of New York and, to the extent controlling, laws of the United States of America.

(b)           Submission to Jurisdiction.  Any legal action or proceeding with respect to this Agreement or the other Financing Documents may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each Credit Party a party hereto hereby accepts for itself and in respect of its Property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts.  Each Credit Party a party hereto hereby irrevocably waives any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of Forum Non Conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(c)           Waiver of Jury Trial.  To the maximum extent allowed by applicable law, each Credit Party a party hereto, the Administrative Agent, the Issuing Bank and the Lenders (i) irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to any Financing Document and for any counterclaim therein; (ii) irrevocably waive any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages; (iii) certify that no party hereto nor any representative or counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers; and (iv) acknowledge that it has been induced to enter into this Agreement, the other Financing Documents and the transactions contemplated hereby and thereby based upon, among other things, the mutual waivers and certifications contained in this Section 10.8.

(d)           Service of Process.  Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

Section 10.9                   Independent Nature of Lenders’ Rights.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.10                 Invalidity.  In the event that any one or more of the provisions contained in this Agreement or in any other Financing Document shall, for any reason, be held invalid, illegal or unenforceable in any respect, (a) each Credit Party a party hereto agrees that such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other Financing Document and (b) each Credit Party a party hereto and the Administrative Agent (acting on behalf and at the direction of the Lenders) will negotiate in good faith to amend such provision so as to be legal, valid, and enforceable.

Section 10.11                 Renewal, Extension or Rearrangement.  All provisions of this Agreement and of any other Financing Documents relating to Lender Indebtedness shall apply with equal force and effect to each and all promissory notes hereafter executed which in whole or in part represent a renewal, extension for any period, increase or rearrangement of any part of the Lender Indebtedness.

Section 10.12                 Interest.  It is the intention of the parties hereto to conform strictly to usury laws applicable to the Administrative Agent, the Issuing Bank and the Lenders (collectively, the “Financing Parties”).  Accordingly, if the transactions contemplated hereby would be usurious as to any Financing Party under laws applicable to it, then, notwithstanding anything to the contrary in this Agreement or in any other Financing Document or agreement entered into in connection with the transactions contemplated hereunder or as security for any Revolving Credit Loan, it is agreed as follows:  (a) the aggregate of all consideration which constitutes interest under law applicable to any Financing Party that is contracted for, taken, reserved, charged or received by such Financing Party under this Agreement or under any of such other Financing Documents or agreements or otherwise in connection with the transactions contemplated hereunder shall under no circumstances exceed the maximum amount allowed by such applicable law, (b) in the event that the maturity of any Revolving Credit Loans is accelerated for any reason, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Financing Party may never include more than the maximum amount allowed by such applicable law, and (c) excess interest, if any, provided for in this Agreement or otherwise in connection with the transactions contemplated hereunder shall be canceled automatically by such Financing Party and, if theretofore paid, shall be credited by such Financing Party on the principal amount of Borrower’s Indebtedness to such Financing Party (or, to the extent that the principal amount of Borrower’s Indebtedness to such Financing Party shall have been or would thereby be paid in full, refunded by such Financing Party to Borrower).  The right to accelerate the maturity of any Revolving Credit Loans does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and the Financing Parties do not intend to collect any unearned interest in the event of acceleration.  All sums paid or agreed to be paid to the Financing Parties for the use, forbearance or detention of sums included in the Lender Indebtedness shall, to the extent permitted by law applicable to such Financing Party, be amortized, prorated, allocated and spread throughout the full term of any Revolving Credit Loans until payment in full so that the rate or amount of interest on account of the Lender Indebtedness does not exceed the applicable usury ceiling, if any.  As used in this Section 10.12, the terms “applicable law” or “laws applicable to any Financing Party” shall mean the law of any jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement, or law of the United States of America applicable to any Financing Party and the transactions contemplated hereunder which would permit such Financing Party to contract for, charge, take, reserve or receive a greater amount of interest than under such jurisdiction’s law.

Section 10.13                 Entire Agreement.  This Agreement and the other Financing Documents embody the entire agreement and understanding between or among the Administrative Agent, the Issuing Bank or the Lenders and the other respective parties hereto and thereto and supersede all prior agreements and understandings between or among such parties relating to the subject matter hereof and thereof and may not be contradicted by evidence of prior, contemporaneous agreements of the parties.  There are no unwritten oral agreements between or among the parties.

Section 10.14                 Attachments.  The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

Section 10.15                 Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original but all of which shall together constitute one and the same instrument.

Section 10.16                 Survival of Indemnities.  The obligations of each Credit Party a party hereto under Section 2.16 , Section 2.18, Section 2.20 and Section 10.4 shall survive the payment in full of the Revolving Credit Loans and the Letter of Credit Liabilities.

Section 10.17                 Headings Descriptive.  The headings of the several sections and subsections of this Agreement, and the table of contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 10.18                 Satisfaction Requirement.  If any agreement, certificate, instrument or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any party, the determination of such satisfaction shall be made by such party in its sole and exclusive judgment exercised reasonably and in good faith.

Section 10.19                 Exculpation Provisions.  Each of the parties hereto specifically agrees that it has a duty to read this Agreement and the other Financing Documents and agrees that it is charged with notice and knowledge of the terms of this Agreement and the other Financing Documents; that it has in fact read this Agreement and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement; that it has been represented by legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the other Financing Documents; and has received the advice of its attorneys in entering into this Agreement and the other Financing Documents; and that it recognizes that certain of the terms of this Agreement and the other Financing Documents result in one party assuming the liability inherent in some aspects of the transactions contemplated hereunder and relieving the other party of its responsibility for such liability.  Each party hereto agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision of this Agreement and the other Financing Documents on the basis that the party had no notice or knowledge of such provision or that the provision is not “conspicuous.”

Section 10.20                 Secured Affiliate.  For purposes of this Agreement and all other Financing Documents (other than applicable Hedging Agreements or Cash Management Agreements), if a Secured Affiliate of a Lender has entered into one or more Hedging Agreements or Cash Management Agreements with any Credit Party, then to the extent that such Secured Affiliate has rights against or is owed obligations by (or if the affiliated Lender, rather than the Secured Affiliate, were the counter-party to the applicable Hedging Agreement or Cash Management Agreement, such rights or obligations that such Lender has) the Credit Parties hereunder or under any other Financing Document (other than applicable Hedging Agreements or Cash Management Agreements), such affiliated Lender shall be the agent and attorney-in-fact for such Secured Affiliate with regard to any such rights and obligations, or deemed rights and obligations, as if such Lender were the counter-party to the applicable Hedging Agreement or Cash Management Agreement including, but not limited to, the following:  (a) all distributions or payments in respect of Collateral owing to such Secured Affiliate shall be distributed or paid to such Lender, (b) all representations, statements or disclaimers made herein or in any Financing Document by or to such Lender shall be deemed to have been made by or to such Secured Affiliate, and (c) all obligations incurred by such Lender that would have been incurred by the Secured Affiliate if it were a party hereto (including, but not limited to, obligations under Section 9.6) shall be the obligations of such Lender, and such Lender, as the agent and attorney-in-fact of its Secured Affiliate, will make any and all payments owing to the Administrative Agent with respect to such obligations or deemed obligations of its Secured Affiliate.  Each such Lender represents,  warrants and covenants to and with the Administrative Agent that such Lender has, or at all applicable times will have, full power and authority to act as agent and attorney-in-fact for its Secured Affiliate.  Under no circumstance shall any Secured Affiliate have any voting rights hereunder and the voting rights of any affiliated Lender shall not be increased by virtue of the obligations owing to any such Secured Affiliate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written.

BORROWER:	AVENTINE RENEWABLE ENERGY, INC.

By: /s/ David A. Riber
Name: David A. Riber
Title: Director of Finance

	Address:	1300 South Second Street
Pekin, Illinois 61554
Attention: _______________________________
Telephone: 309-347-9385
Telecopy: _______________________________

PARENT:	AVENTINE RENEWABLE ENERGY, LLC

By: /s/ David A. Riber
Name: David A. Riber
Title: Director of Finance

	Address:	1300 South Second Street
Pekin, Illinois 61554
Attention: _______________________________
Telephone: 309-347-9385
Telecopy: _______________________________

ADMINISTRATIVE AGENT, ISSUING
BANK AND THE LENDERS:	JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Issuing Bank and as Administrative Agent

By: /s/ Nathan L. Bloch
Name: Nathan L. Bloch
Title: Senior Vice President

	Address:	10 South Dearborn, Suite IL1-0173
Chicago, Illinois 60670
Attention: Nathan Bloch
Telephone: (312) 325-3094
Telecopy: (312) 325-3077

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ANNEX I

Lender	Revolving Credit Commitment	Revolving Credit Percentage
JPMorgan Chase Bank, N.A.	$30,000,000	100%

Total	$30,000,000	100%

Annex I-1

EXHIBIT A
FORM OF BORROWING REQUEST

A-1

EXHIBIT B
FORM OF REQUEST FOR LETTERS OF CREDIT

B-1

EXHIBIT C
FORM OF ASSIGNMENT AND ACCEPTANCE

C-1

EXHIBIT D

FORM OF GUARANTY AND SECURITY AGREEMENT

D-1

SCHEDULE 5.7

INVESTMENTS AND GUARANTIES

Investments as of the Closing Date

Money Market Funds
JP Morgan Chase Prime Money Market Fund	$61,016,589
JP Morgan Chase Tax Free Money Market Fund	$4,547,056
Total Book Value of Money Market Investments	$65,563,645

Municipal Bonds
Jefferson County, Alabama	$8,825,000
Arizona Student Loan Assn	$1,000,000
Ohio Air Quality Development Assn	$1,775,000
Jefferson County, Alabama Sewer Bonds	$4,650,000
All Student Loan Corp	$14,200,000
Arizona Student Loan Assn	$6,700,000
Pennsylvania Higher Education	$12,100,000
Louisville Gas & Electric Bonds	$6,800,000
Educational Funding of the South	$10,000,000
Educational Funding of the South	$10,000,000
New York Consolidated Edison	$7,000,000
Florida Power Corp.	$7,000,000
Methodist Healthcare Bonds	$7,000,000
Total Book Value of Municipal Bond Investments	$97,050,000

Investments in Ethanol Marketing Alliance Partners
Heartland Grain Fuels	$0
Ace Ethanol, LLC	$500,000
Granite Falls Ethanol	$500,000
Total Book Value of Investments in Alliance Partners	$1,000,000

Other Investments

Fluid Technologies                                                                                 This investment has been written down to $0.

Guaranties of Indebtedness of other Persons

Both Aventine Renewable Energy, Inc. and Aventine Renewable Energy, LLC are guarantors of the outstanding Senior Secured Floating Rate Notes due 2011 issued by Aventine Renewable Energy Holdings, Inc.  The outstanding balance of these notes totaled $5,000,000 as of the Closing Date.

Schedule 5.7-1

SCHEDULE 5.22

EMPLOYEE MATTERS

Aventine Renewable Energy, Inc. is party to a collective bargaining agreement with its ethanol plant employees in Pekin, Illinois who are represented by the Paper Allied/Industrial Chemical and Energy Workers International Union Local 6-662.  The current bargaining agreement expires in June 2009.

Schedule 5.22-1

SCHEDULE 7.2

EXISTING INDEBTEDNESS

Guaranties

Both Aventine Renewable Energy, Inc. and Aventine Renewable Energy, LLC are guarantors of the outstanding Senior Secured Floating Rate Notes due 2011 issued by Aventine Renewable Energy Holdings, Inc.  The outstanding balance of these notes totaled $5,000,000 as of the Closing Date.

Schedule 7.2-1

SCHEDULE 7.3

LIENS

None.

Schedule 7.31

SCHEDULE 7.10

AFFILIATE DOCUMENTS

None.

Schedule 7.10-1

Exhibit 10.3

AMENDED AND RESTATED GUARANTY AND SECURITY

AGREEMENT

THIS AMENDED AND RESTATED GUARANTY AND SECURITY AGREEMENT, dated as of September 15, 2006, is made by AVENTINE RENEWABLE ENERGY, a Delaware corporation (the “Borrower”), AVENTINE RENEWABLE ENERGY, LLC, a Delaware limited liability company (“Parent” and, together with any other entity that may become a party hereto or a Guarantor as provided herein, the “Guarantors” and, each individually, a “Guarantor,” and the Guarantors, together with the Borrower, the “Grantors” and, each individually, a “Grantor”), in favor of JPMORGAN CHASE BANK, N.A., (f.k.a. JPMorgan Chase Bank) as the Administrative Agent (in such capacity, the “Administrative Agent”) for the ratable benefit of (a) the financial institutions (the “Lenders”) now or hereafter parties to the Amended and Restated Credit Agreement dated as of September 15, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Administrative Agent, the Issuing Bank (as defined in the Credit Agreement) and the Lenders, (b) the Issuing Bank, and (c) the Secured Affiliates (as defined in the Credit Agreement) (collectively, the “Secured Parties”).

W I T N E S S E T H:

WHEREAS, Borrower, the Administrative Agent and the financial institutions party thereto as lenders (the “Existing Lenders”) are parties to that certain Credit Agreement dated as of May 30, 2003, pursuant to which the Existing Lenders made certain extensions of credit to Borrower (the “Existing Credit Agreement”); and

WHEREAS, to guaranty and secure, among other things, the obligations of Borrower under the Existing Credit Agreement, Borrower and Parent entered into that certain Guaranty and Security Agreement dated as of May 30, 2003 (as amended to date, the “Existing Guaranty and Security Agreement”), pursuant to which Borrower and Parent granted to the Administrative Agent for the benefit of the Existing Lenders a security interest in substantially all of their assets; and

WHEREAS, Borrower, the Lenders and the Administrative Agent have entered into the Credit Agreement pursuant to which, among other things, the Existing Credit Agreement is being amended and restated in its entirety; and

WHEREAS, in connection with the amendment and restatement of the Existing Credit Agreement, the Administrative Agent and the Grantors desire to amend and restate the Existing Guaranty and Security Agreement in the form of this Agreement.

NOW, THEREFORE, the Existing Guaranty and Security Agreement is hereby amended and restated in its entirety as follows:

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ARTICLE 1
DEFINED TERMS

Section 1.1            Definitions.

(a)           Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms which are defined in the UCC are used herein as so defined:  Accounts, Chattel Paper, Certificated Securities, Commercial Tort Claims, Commodity Accounts, Commodity Contracts, Commodity Intermediary, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Farm Products, Financial Assets, Fixtures, Goods, Health Care Insurance Receivable, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Proceeds, Promissory Notes, Records, Security, Securities Accounts, Security Certificate, Security Entitlements, Securities Intermediary, Software, Supporting Obligations, Uncertificated Securities and Tangible Chattel Paper.

(b)           The following terms shall have the following meanings:

“Agreement” shall mean this Amended and Restated Guaranty and Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Collateral” shall have the meaning provided in Article 3 hereof.

“Copyright Licenses” shall mean any and all  agreements, whether written or oral, providing for the grant by or to Grantor of any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyright Security Agreement” means the Copyright Security Agreement executed and delivered by the Grantors to the Administrative Agent, substantially in the form of Annex III hereto, as such agreement may hereafter be amended, supplemented or otherwise modified from time to time.

“Copyrights” shall mean (i) any and all other copyrights, in the United States or any other country, whether registered or unregistered, or published or unpublished, all registrations and recordings thereof and all applications in connection therewith, and (ii) the right to obtain all renewals of the foregoing.

“General Intangibles” shall mean all “general intangibles” as such term is defined in the UCC and, in any event, including, without limitation, with respect to any Grantor, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject (to the extent that a grant of a security interest in such general intangible is not prohibited by applicable law or by the terms of any contract, agreement, instrument, indenture or other document creating, evidencing or relating to such general intangibles), as the same may from time to time be amended, supplemented or otherwise modified, including, without limitation (but limited as aforesaid), (i) all rights of such

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Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder, (iii) all equity that constitutes “general intangibles” and (iv) all rights of such Grantor to perform and to exercise all remedies thereunder.  The exclusion of any general intangible from this definition as a result of any restrictions on the grant of a security interest in such general intangible does not restrict the grant of the security interest contemplated hereby in any Account, Payment Intangible, Chattel Paper or other right to payment arising under or pursuant to such general intangible.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Administrative Agent is the loss payee thereof) and (ii) any key man life insurance policies.

“Intellectual Property” shall mean all rights, priorities and privileges provided under United States, multinational and foreign law relating to intellectual property, including without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trade Secrets, the Trade Secret Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Issuer” shall mean, with reference to any Security, the issuer of such Security.

“Patent License” shall mean any and all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent to the extent that a grant of a security interest in such patent license is not prohibited by applicable law or the applicable patent agreement.

“Patent Security Agreement” means the Patent Security Agreement executed and delivered by the Grantors to the Administrative Agent, substantially in the form of Annex IV hereto, as such agreement may hereafter be amended, supplemented or otherwise modified from time to time.

“Patents” shall mean (i) all letters patent of the United States or any other country and all reissues and extensions thereof, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Pledged Securities” shall mean the Securities of any Person that may be issued or granted to, or held by, any Grantor.

“Receivable” shall mean any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Trade Secret Licenses” shall mean any and all agreements, whether written or oral, providing for the grant by or to any Grantor of any right in or to Trade Secrets, to the extent

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that a grant of a security interest in such Trade Secret License is not prohibited by applicable law or the applicable Trade Secret License.

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not such trade secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such trade secret, including but not limited to:  (i) the right to sue for past, present and future misappropriation or other violation of any trade secret, and (ii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Trademark License” shall mean any and all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, to the extent that a grant of a security interest in such Trademark License is not prohibited by applicable law or the applicable Trademark License.

“Trademark Security Agreement” means the Trademark Security Agreement executed and delivered by the Grantors to the Administrative Agent, substantially in the form of Annex V hereto, as such agreement may hereafter be amended, supplemented or otherwise modified from time to time.

“Trademarks” shall mean (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (ii) the right to obtain all renewals thereof.

“Vehicles” shall mean all cars, railcars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

Section 1.2            Other Definitional Provisions.

(a)           The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)           The meanings given to terms defined herein or in the UCC or in the Credit Agreement shall be equally applicable to both the singular and plural forms of such terms.

(c)           Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

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ARTICLE 2
GUARANTY

Section 2.1            Guaranty.

(a)           Each Guarantor hereby unconditionally and irrevocably, jointly and severally guarantees to the Administrative Agent, for the ratable benefit of the Lenders and the Secured Parties, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Lender Indebtedness.

(b)           Anything herein or in any other Financing Document to the contrary notwithstanding, the maximum liability of any Guarantor hereunder and under the other Financing Documents shall in no event exceed the amount which can be guaranteed by such Guarantor without rendering the obligations of such Guarantor void or voidable as a fraudulent transfer or fraudulent conveyance under applicable federal and state laws relating to the insolvency of debtors.

(c)           Each Guarantor agrees that the Lender Indebtedness may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guaranty contained in this Article 2 or affecting the rights and remedies of any Lender hereunder.

(d)           The guaranty contained in this Article 2 shall remain in full force and effect until all of the Lender Indebtedness and the obligations of each Guarantor under the guaranty contained in this Article 2 shall have been satisfied by payment in full, no Letters of Credit remain outstanding and the Revolving Credit Commitments shall have been terminated, notwithstanding that from time to time during the term of the Credit Agreement no Lender Indebtedness may be outstanding.

Section 2.2            No Subrogation.  Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of such Guarantor by the Administrative Agent or any other Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Lender against the Borrower, any Guarantor, any other Obligated Party, or any collateral security or guaranty or right of offset held by the Administrative Agent or any other Lender for the payment of the Lender Indebtedness, and no Guarantor shall seek or be entitled to seek any contribution or reimbursement from the Borrower, any Guarantor or any other Obligated Party in respect of payments made by any Guarantor hereunder, until all amounts owing to the Administrative Agent and the other Lenders on account of the Lender Indebtedness are paid in full, no Letters of Credit remain outstanding and the Revolving Credit Commitments are terminated.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Lender Indebtedness shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Lender Indebtedness, whether matured or unmatured, in such order as the Administrative Agent may determine in its sole discretion.

5

Section 2.3            Amendments, etc. with respect to the Lender Indebtedness.  Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against such Guarantor and without notice to or further assent by such Guarantor, any demand for payment of any of the Lender Indebtedness made by the Administrative Agent, any Lender, or any Secured Affiliate may be rescinded by the Administrative Agent or such Lender and any of the Lender Indebtedness continued, and the Lender Indebtedness, or the liability of any other Person upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, any Lender, or any Secured Affiliate, and the Credit Agreement and the other Financing Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent, the Required Lenders or all Lenders, as the case may be, may deem advisable from time to time, and any collateral security, guaranty or right of offset at any time held by the Administrative Agent, any Lender, or any Secured Affiliate for the payment of the Lender Indebtedness may be sold, exchanged, waived, surrendered or released.  No Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Lender Indebtedness or for the guaranty contained in this Article 2 or any property subject thereto.

Section 2.4            Guaranty Absolute and Unconditional.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Lender Indebtedness and notice of or proof of reliance by the Administrative Agent or any other Lender upon the guaranty contained in this Article 2 or acceptance of the guaranty contained in this Article 2; the Lender Indebtedness, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guaranty contained in this Article 2; and all dealings between the Borrower and such Guarantor, on the one hand, and any of the Lenders, or any Secured Affiliate, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guaranty contained in this Article 2.  Each Guarantor waives diligence, presentment, protest, demand for payment, notice of intent to accelerate, notice of acceleration and notice of default or nonpayment to or upon the Borrower or such Guarantor with respect to the Lender Indebtedness.  Each Guarantor understands and agrees that the guaranty contained in this Article 2 shall be construed as a continuing, absolute and unconditional guaranty of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Financing Document, any of the Lender Indebtedness or any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Borrower, any other Guarantor, any other Obligated Party or any other Person against the Administrative Agent, any Lender, or any Secured Affiliate, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower, any other Guarantor or Obligated Party or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of such Guarantor under the guaranty contained in this Article 2, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent, any Lender, or any Secured Affiliate may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies

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as it may have against any other Grantor, any other Guarantor or Obligated Party, or any other Person, or against any collateral security or guaranty for the Lender Indebtedness or any right of offset with respect thereto, and any failure by the Administrative Agent, any Lender, or any Secured Affiliate to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any Guarantor, any other Obligated Party, or any other Person, or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of the Borrower, any Guarantor, any other Obligated Party, or any other Person, or any such collateral security, guaranty or right of offset, shall not relieve such Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent, any Lender, or any Secured Affiliate against such Guarantor.  For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.

Section 2.5            Reinstatement.  The guaranty contained in this Article 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Lender Indebtedness is rescinded or must otherwise be restored or returned by the Administrative Agent, any Lender, or any Secured Affiliate upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Grantor or any other Obligated Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for any Grantor or any other Obligated Party, or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 2.6            Acceleration.  Without limiting the rights of the Administrative Agent, the Lenders, or any Secured Affiliate and the obligations of each Grantor hereunder, if an Event of Default occurs under the Credit Agreement which would permit acceleration of the Lender Indebtedness but for any limitation on acceleration imposed on account of any bankruptcy, insolvency or other legal proceedings relating to any Grantor, then upon written notice from the Administrative Agent upon the request of the Required Lenders pursuant to Article 8 of the Credit Agreement on account of such Event of Default, the full amount of the Lender Indebtedness which would then be payable pursuant to Article 8 of the Credit Agreement shall be and become due and payable from the Guarantors whether or not the Lender Indebtedness has been declared to become due and payable from the Borrower.

Section 2.7            Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim and in immediately available funds and in Dollars at the Payment Office, not later than 11:00 a.m., Chicago, Illinois time.  Without limiting the above, any and all payments by or on account of any of the Guarantors hereunder shall be made free and clear of and without deduction for any Taxes other than Excluded Taxes; provided that if any of the Guarantors shall be required to deduct any Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.7) the Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Guarantors shall make such deductions, and (iii) such Guarantors shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

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ARTICLE 3
GRANT OF SECURITY INTEREST

Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following assets and Property, tangible and intangible now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Lender Indebtedness:

(a)           all Accounts (including Health Care Insurance Receivables);

(b)           all books and Records pertaining to the Collateral or otherwise;

(c)           all Chattel Paper (including all Tangible Chattel Paper and Electronic Chattel Paper);

(d)           all Commercial Tort Claims described on Schedule 6;

(e)           all Commodity Accounts;

(f)            all Commodity Contracts;

(g)           all Deposit Accounts;

(h)           all Documents;

(i)            all General Intangibles (but subject to the limitations set forth in the definition of such term);

(j)            all Goods (including, without limitation, all Equipment and Inventory);

(k)           all Instruments (including, without limitation, all promissory notes);

(l)            all Insurance;

(m)          all Intellectual Property;

(n)           all Investment Property;

(o)           all Letter of Credit Rights;

(p)           all Money;

(q)           all Pledged Securities (but subject to the limitations set forth in the definition of such term);

(r)            all Receivables, to the extent not otherwise described above;

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(s)           all Securities;

(t)            all Securities Accounts;

(u)           all Securities Entitlements;

(v)           all Supporting Obligations;

(w)          all Vehicles; and

(x)            to the extent not otherwise included, all Proceeds, products, accessions, rents and profits of or in respect of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing; provided that the Collateral shall not include (i) the Equity held by any Grantor of any Marketing Alliance Partner which is a Marketing Alliance Partner on the Closing Date to the extent that the granting of such Lien is prohibited pursuant to the terms of the organizational documents of such Marketing Alliance Partner on the Closing Date, (ii) the Equity in Nebraska Sub unless and until either (A) Parent or Borrower obtain the consent of the requisite holders of Equity in Nebraska Sub to the grant of the Security Interest in such Equity of Nebraska Sub, or (B) Parent and Borrower collectively hold at least 80% of the Equity of Nebraska Sub, and (iii) the Equity held by any Grantor in Fluid Technologies PLC; provided further, that upon the occurrence of either event described in clause (ii) preceding, the Equity of Nebraska Sub shall immediately and without any further action on the part of any Grantor become “Collateral” for purposes of this Agreement and the security interest provided for herein shall immediately attach to such Equity.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Issuing Bank and the Lenders to enter into the Credit Agreement and to induce (a) the Lenders to make their respective extensions of credit to the Borrower, (b) the Issuing Bank to issue Letters of Credit thereunder, and (c) the Secured Affiliates to enter into Hedging Agreements and Cash Management Agreements, each Grantor hereby represents and warrants to the Administrative Agent and each other Lender that:

Section 4.1            Representations in Credit Agreement.  The representations and warranties set forth in Article 5 of the Credit Agreement as they relate to such Grantor or to the Financing Documents to which such Grantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects, and the Administrative Agent and each other Lender shall be entitled to rely on each of them as if they were fully set forth herein.

Section 4.2            Title; No Other Liens.  Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the Permitted Liens, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others.  No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except (a) such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Parties pursuant

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to this Agreement, (b) such as are expressly permitted by the Credit Agreement, and (c) those which will be released simultaneously with the initial Borrowing under the Credit Agreement.

Section 4.3            Perfected First Priority Liens.  The security interests granted pursuant to this Agreement, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement (a) upon completion of the filings and other actions specified on Schedule 1 hereto (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and duly executed form) will constitute valid perfected security interests in the Collateral to the extent that a security interest therein may be perfected by filing pursuant to the UCC in favor of the Administrative Agent, for the ratable benefit of the Lenders, as collateral security for the Lender Indebtedness, enforceable in accordance with the terms hereof against all creditors of such Grantor subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity), and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Liens.  Any reference in this Agreement or the other Financing Documents to Permitted Liens is not intended to and should not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created herein or by any of the other Financing Documents to any Permitted Lien.

Section 4.4            Organization.  Such Grantor’s jurisdiction of incorporation, formation or organization (as applicable), organizational identification number and federal tax identification number are specified on Schedule 2 hereto (as such Schedule may be updated from time to time in accordance with Section 5.5).

Section 4.5            Inventory and Equipment.  No Inventory or Equipment of any Grantor is or at any time evidenced by a negotiable Document.

Section 4.6            Farm Products.  None of the Collateral constitutes, or is the Proceeds of, Farm Products.

Section 4.7            Intellectual Property.

(a)           All Intellectual Property owned or licensed by each Grantor or in which any Grantor holds an interest are accurately listed and described in Schedule 4 hereto (as such Schedule may be updated from time to time in accordance with Section 5.9 hereof).

(b)           The Copyrights and Copyright applications listed on Schedule A to the Copyright Security Agreement executed and delivered in connection with this Agreement constitute all of the Copyrights and Copyright applications owned and currently in use by the Company.  The Patents and Patent applications listed on Schedule A to the Patent Security Agreement executed and delivered in connection with this Agreement constitute all of the Patents and Patent applications owned and currently in use by the Company.  The Trademarks and Trademark applications listed on Schedule A to the Trademark Security Agreement executed and delivered in connection with this Agreement constitute all of the Trademarks and Trademark applications owned and currently in use by the Company.

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(c)           All Intellectual Property of each Grantor is valid, subsisting, unexpired, enforceable, has not been abandoned, and does not infringe the Intellectual Property rights of a third party.

(d)           Except as set forth in Schedule 4 hereto (as such Schedule may be updated from time to time in accordance with Section 5.9 hereof), none of the Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

(e)           No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property.

(f)            No action or proceeding is pending or, to the knowledge of such Grantor, threatened on the date hereof seeking to limit, cancel or question the validity, or such Grantor’s ownership, of any Intellectual Property.

Section 4.8            Instruments and Chattel Paper.

(a)           All Instruments and Chattel Paper in which a Grantor holds any beneficial or record interest are accurately listed and described in Schedule 5 hereto (as such Schedule may be updated from time to time in accordance with Section 5.2 hereof).

(b)           The applicable Grantor has delivered to the Administrative Agent all Instruments and tangible Chattel Paper comprising a part of the Collateral, and each such instrument has been duly endorsed in blank.

(c)           Each Grantor has taken all actions reasonably requested by the Administrative Agent to establish control (as defined in the UCC) by the Administrative Agent of all electronic Chattel Paper included in the Collateral and all “transferable records” as defined in Section 201 of the Federal Electronics Signatures in Global and National Commerce Act or in Section 16 of Uniform Electronic Transactions Act as in effect in all relevant jurisdictions.  Without limiting the foregoing, each Grantor represents and warrants that all conditions necessary to establish the Administrative Agent’s control over any electronic chattel paper included in the Collateral under Section 9.105 of the UCC have been satisfied.

Section 4.9            Commercial Tort Claims.  All Commercial Tort Claims of each Grantor or in which any Grantor holds an interest are accurately listed and described in Schedule 6 hereto (as such Schedule may be updated from time to time in accordance with Section 5.10 hereof).

ARTICLE 5
COVENANTS

Each Grantor covenants and agrees that, from and after the date of this Agreement until the Lender Indebtedness shall have been paid in full and the Revolving Credit Commitments shall have terminated such Grantor shall:

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Section 5.1            Covenants in Credit Agreement and other Financing Documents.  Take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that each covenant and agreement applicable to such Grantor contained in the Credit Agreement and the other Financing Documents is completed and no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Grantor or any of its Subsidiaries.

Section 5.2            Delivery of Instruments and Chattel Paper.  Immediately upon the creation or acquisition of any Instrument or Chattel Paper, deliver written notice thereof, to the Administrative Agent which notice shall include a description in reasonable detail of the Instruments or Chattel Paper which is the subject of such notice, and deliver the same duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.  At the Administrative Agent’s option, the Administrative Agent may permit such Grantor to retain physical possession of any Chattel Paper in the event such Grantor shall cause the original of any such Instrument or Chattel Paper to be conspicuously marked in a form and manner acceptable to the Administrative Agent with the following legend referring to Chattel Paper:  “This Chattel Paper is subject to the security interest of JPMorgan Chase Bank, N.A., as the Administrative Agent, and any sale, transfer, assignment or encumbrance of this Chattel Paper violates the rights of such secured party.”  Upon receipt of the notice required by this Section 5.2 with respect to any Instrument or Chattel Paper hereafter acquired by any Grantor, Schedule 5 shall be deemed to be updated to include such Instrument or Chattel Paper (and the Administrative Agent may, but shall not be required to, physically replace the existing Schedule 5 with a new Schedule reflecting such additional Instrument or Chattel Paper).

In the event that such Grantor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Grantor shall promptly notify the Administrative Agent thereof in writing, and such Grantor shall take, or cause to be taken, such actions as the Administrative Agent may request to give the Administrative Agent control of such Electronic Chattel Paper under Section 9-314 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

Section 5.3            Insurance.  Cause the Collateral to at all times be insured in such amounts, against such claims and losses and pursuant to such policies as are required pursuant to the Credit Agreement.

Section 5.4            Maintenance of Perfected Security Interest; Further Documentation.

(a)           Maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.3 hereof shall defend such security interest against the claims and demands of all Persons whomsoever; provided that the Administrative Agent shall release liens and security interests in any Collateral which is sold or otherwise disposed of in accordance with the terms of the Credit Agreement and the other Financing Documents.

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(b)           Furnish to the Administrative Agent and the other Secured Parties from time to time, at such Grantor’s sole cost and expense, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may request, all in such detail as the Administrative Agent may request.

(c)           At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute (as required by applicable law), deliver and/or have recorded with appropriate agencies such further instruments and documents and take such further actions as the Administrative Agent may request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby.

(d)           This Section 5.4 and the obligations imposed on each Grantor by this Section 5.4 shall be interpreted as broadly as possible in favor of the Administrative Agent and the Secured Parties in order to effectuate the purpose and intent of this Agreement.

Section 5.5            Changes in Locations, Name, etc.  Not, except upon five (5) Business Days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein:

(a)           change its jurisdiction of incorporation, formation, or organization, as applicable; or

(b)           change its name, identity or organizational structure.

Each notice delivered pursuant to this Section 5.5 shall specify in reasonable detail any change in the jurisdiction of incorporation, organization, formation, name, identity or corporate structure as applicable.  Upon receipt of such notice, Schedule 2 shall be deemed to be updated to include such new or modified information (and the Administrative Agent may, but shall not be required to, physically replace the existing Schedule 2, with a new Schedule reflecting such additional or modified information).

Section 5.6            Notices.  Advise the Administrative Agent promptly, in reasonable detail, of any Lien (other than Permitted Liens) on any of the Collateral.

Section 5.7            Pledged Securities.

(a)           Notify the Administrative Agent promptly in writing upon the acquisition by any Grantor of any Pledged Securities, which notice shall (i) set forth all information with respect to such Pledged Securities as is set forth on Schedule 3 hereto with respect to the Pledged Securities owned by the Grantors on the date hereof, and (ii) be accompanied by an Acknowledgment and Consent to Pledge duly executed by the Issuer of such Securities (unless such Issuer is also a Grantor).  Upon receipt of such notice, Schedule 3 shall be deemed to be

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updated to include such Pledged Securities (and the Administrative Agent may, but shall not be required to, replace the existing Schedule 3 with a new Schedule reflecting such Pledged Securities).  Nothing contained in this Section 5.7 shall permit any Grantor to invest in or hold any Security to the extent such investment is prohibited pursuant to the Credit Agreement.

(b)           If any Grantor shall become entitled to receive or shall receive any Security Certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Securities of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Pledged Securities, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the other Lenders, hold the same in trust for the Administrative Agent and the other Lenders and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor in blank or accompanied by an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional Pledged Securities.

(c)           In case any distribution of property upon or with respect to the Pledged Securities pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, such non-cash Proceeds so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent for the ratable benefit of the Secured Parties, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Lender Indebtedness.

(d)           Without the prior written consent of the Administrative Agent, such Grantor will not (i) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Pledged Securities or Proceeds thereof (except pursuant to a transaction permitted by the Credit Agreement), (ii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Pledged Securities or Proceeds thereof, or any interest therein, except for Permitted Liens, or (iii) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to dispose of any of the Pledged Securities or Proceeds thereof (except for restrictions that exist on the date hereof which are expressly set forth in the organizational documents of Marketing Alliance Partners in which any Grantor owns Equity as of the Closing Date).

(e)           If such Grantor is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a) hereof with respect to the Pledged Securities issued by it, and (iii) the terms of Section 6.1 hereof shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.1 hereof with respect to the Pledged Securities issued by it.

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Section 5.8            Receivables.

(a)           Other than in the ordinary course of business, not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could adversely affect in any material respect the value thereof.

(b)           If at any time the aggregate amount owing to such Grantor on all Accounts as to which a Governmental Authority is an obligor exceeds 5% of the aggregate amount owing to the Grantor on all Accounts, such Grantor shall so notify the Administrative Agent and, if requested by the Administrative Agent, at such Grantor’s sole cost and expense, from and after the date on which such aggregate amount first exceeds such percentage, deliver to the Administrative Agent such assignments, notices of assignment and other documents or information as shall be necessary or otherwise requested by the Administrative Agent to permit the assignment hereunder of all Accounts as to which a Governmental Authority is an obligor pursuant to all applicable Governmental Requirements (including, without limitation, the Assignment of Claims Act of 1940, as amended).

(c)           The Administrative Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection with such test verifications.  At any time while an Event of Default shall have occurred and be continuing, upon the Administrative Agent’s request and at the expense of the Grantors, the Grantors shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(d)           Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(e)           Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of its Receivables to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto.  No Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any other Secured Party of any payment relating thereto, nor shall the Administrative Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce

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any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

Section 5.9            Intellectual Property.

(a)           Notify the Administrative Agent promptly, in writing upon the acquisition by Grantor of any Intellectual Property which notice shall set forth (i) all information with respect to such Intellectual Property as is set forth on Schedule 4 hereto with respect to Intellectual Property owned by the Grantors on the date hereof, and (ii) shall be accompanied by a Copyright Security Agreement, Patent Security Agreement and/or Trademark Security Agreement, as applicable, duly executed and completed by the applicable Grantor.  Upon receipt of such notice, Schedule 4 shall be deemed to be updated to include such Intellectual Property (and the Administrative Agent may, but shall not be required to, replace the existing Schedule 4 with a new Schedule reflecting such Intellectual Property).

(b)           Grantor (either itself or through licensees) will, with respect to each Trademark which is material to the operation of its business, (i) continue to use such Trademark on each and every trademark class of goods applicable to its current line as reflected in its then-current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) use such Trademark with all notices and legends required by applicable law or regulations, and (iv) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(c)           No Grantor will, and no Grantor will permit any licensee to do any act, whereby any Patent which is material to the operation of its business may become forfeited, abandoned or dedicated to the public.

(d)           No Grantor will, and no Grantor will permit any licensee to do any act or omit to do any act whereby any portion of any Copyright which is material to the operation of its business may become invalidated or otherwise impaired.  Such Grantor will not (either itself or through licensees) do any act whereby any of the Copyrights may fall into the public domain.

(e)           No Grantor will, and no Grantor will permit any licensee to do any act that results in any Intellectual Property held by such Grantor infringing on the Intellectual Property rights of a third party.

(f)            Such Grantor will promptly notify the Administrative Agent immediately if it knows, or has reason to know, that any application or registration relating to any  Patent, Copyright or Trademark may become abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding Grantor’s ownership of, or the validity of, any Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

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(g)           To the extent any Grantor, either by itself or through an authorized agent, employee, licensee or designee, shall file an application for any Patent or Trademark with the United States Patent and Trademark Office or any Copyright in the U.S. Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent within five Business Days after the last day of the fiscal quarter in which such filing occurs.  Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, a Copyright Security Agreement, a Patent Security Agreement, a Trademark Security Agreement and any and all other agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent’s security interest in any Copyright, Patent or Trademark and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby.

(h)           Grantor will take all commercially reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain each registration of Patents, Trademarks and Copyrights held by, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, to the extent such Patents, Trademarks or Copyrights are material to the operation of its business.

(i)            In the event that any Intellectual Property of any Grantor which is material to the operation of its business is infringed, misappropriated or diluted by a third party, such Grantor shall take such actions as such Grantor shall reasonably deem appropriate under the circumstances, or as otherwise requested by the Administrative Agent, to protect such Intellectual Property.

(j)            Take all steps reasonably necessary to protect the secrecy of all Trade Secrets, including, without limitation, entering into confidentiality agreements with employees with access to such Trade Secrets and labeling and restricting access to secret information and documents.

Section 5.10         Commercial Tort Claims.  Notify the Administrative Agent promptly, in writing in the event that any Grantor shall at any time after the date hereof hold any Commercial Tort Claims which notice shall set forth (a) all information with respect to such Commercial Tort Claims as is set forth on Schedule 6 hereto with respect to Commercial Tort Claims held by the Grantors on the date hereof, and (b) shall include the express grant by such Grantor to the Administrative Agent of a security interest in such Commercial Tort Claim (and the proceeds thereof).  Upon receipt of such notice, Schedule 6 shall be deemed to be updated to include such Commercial Tort Claims (and the Administrative Agent may, but shall not be required to, replace the existing Schedule 6 with a new Schedule reflecting such Commercial Tort Claims).  In the event that such notice does not include such grant of a security interest, the sending thereof by such Grantor to the Administrative Agent shall be deemed to constitute such grant to the Administrative Agent.  Upon the sending of such notice, any Commercial Tort Claim described therein shall constitute part of the Collateral and shall be deemed included therein.  Without limiting the authorization of the Administrative Agent provided in the Credit Agreement or otherwise arising by such Grantor’s execution of this Agreement or any of the other Financing Documents, the Administrative Agent is hereby irrevocably authorized from time to time and at

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any time to file such financing statements naming the Administrative Agent or its designee as secured party and such Grantor as debtor, or any amendments to any financing statements, covering any such Commercial Tort Claim as Collateral.  In addition, such Grantor shall promptly upon the Administrative Agent’s request, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such other agreements, documents and instruments as the Administrative Agent may require in connection with such Commercial Tort Claim.

Section 5.11         Negotiable Documents.  No Grantor shall permit any Inventory or other Property of such Grantor to be evidenced by a negotiable Document.  If, notwithstanding the foregoing, any such Inventory or other Property is or becomes evidenced by a negotiable Document, the Grantor shall cause such negotiable Document to be duly negotiated to the Administrative Agent.

Section 5.12         Inventory and Equipment.

(a)           Keep materially correct and accurate records of the Inventory, itemizing and describing the kind, type and quantity of Inventory, such Grantor’s cost therefor and (where applicable) the current list prices for the Inventory, in each case, in reasonable detail.

(b)           Not deliver any Document evidencing any Equipment and Inventory to any Person other than to the issuer of such Document to claim the Goods evidenced therefor or to the Administrative Agent.

(c)           Take commercially reasonable measures to maintain, keep and preserve the Inventory in good and merchantable condition, maintain and preserve each item of Equipment in good operating condition, ordinary wear and tear and immaterial impairments of value and damage by the elements excepted, and provide all maintenance, service and repairs necessary for such purpose.

ARTICLE 6
REMEDIAL PROVISIONS

Section 6.1            Pledged Securities.

(a)           Unless an Event of Default shall have occurred and be continuing, each Grantor shall be permitted to exercise all voting and corporate rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Financing Document.

(b)           If an Event of Default shall occur and be continuing and upon the written request of the Administrative Agent, any or all of the Pledged Securities shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders or members of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner

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thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by the applicable Grantor or the Administrative Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent and the other Secured Parties shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c)           Each Grantor hereby authorizes and instructs each Issuer of Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by such Issuer from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and such Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) pay any dividends or other payments with respect to the Pledged Securities directly to the Administrative Agent.

Section 6.2            Application of Proceeds.  At any time after the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds, in payment of the Lender Indebtedness in the manner required by Section 2.21 of the Credit Agreement.  Any balance of such Proceeds remaining after the Lender Indebtedness shall have been paid in full, no Letters of Credit shall be outstanding and the Revolving Credit Commitments shall have terminated shall be paid over to the Grantors or to whomsoever may be lawfully entitled to receive the same.

Section 6.3            UCC and Other Remedies.  If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Lender Indebtedness, all rights and remedies of a secured party under the UCC or any other applicable law.  Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind, including, without limitation, notice of intent to accelerate or notice of acceleration, (except any notice required by law as referred to below) to or upon the Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Administrative Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released.  Each Grantor further agrees, at the Administrative

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Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.  The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.3 after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Lender Indebtedness and to any other Person legally entitled thereto in accordance with Section 2.21 of the Credit Agreement.  To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by them of any rights hereunder.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten days before such sale or other disposition.

Section 6.4            Registration Rights.

(a)           If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Securities pursuant to Section 6.3 hereof, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Securities, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause any Issuer thereof to:  (i) execute and deliver, and cause the directors, members, managers and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Securities, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Securities, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto.  Each Grantor agrees to cause any Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b)           Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Securities for the period of time necessary to permit the Issuer thereof to register such securities

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for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c)           Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Securities pursuant to this Section 6.4 valid and binding and in compliance with any and all other applicable Governmental Requirements.  Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.4 will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and as a consequence, that each and every covenant contained in this Section 6.4 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

Section 6.5            Waiver; Deficiency.  Each Grantor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay the Lender Indebtedness and the reasonable fees and disbursements of any attorneys employed by the Administrative Agent or any other Secured Party to collect such deficiency.

ARTICLE 7
THE ADMINISTRATIVE AGENT

Section 7.1            The Administrative Agent’s Appointment as Attorney-in-Fact etc.

(a)           Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, such Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i)            in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii)           in the case of any Copyright, Patent or Trademark, execute, deliver and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s security interest in such Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

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(iii)          pay or discharge Taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)          execute, in connection with any sale provided for in Section 6.3 or Section 6.4 hereof, any endorsements, assignments or other instruments or documents of conveyance or transfer with respect to the Collateral; and

(v)           (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents (including, without limitation, any negotiable Documents) in connection with any of the Collateral; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (G) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b)           The Administrative Agent may (but without any obligation to do so) (i) perform or satisfy any of the Grantor’s and any other Obligated Party’s obligations under or pursuant to this Agreement and the other Financing Documents which remain unsatisfied (after providing any notice and opportunity to cure  to which such Grantor or other Obligated Party is entitled under any other provision of any Financing Document, if any), and (ii) take all other actions and pay such amounts and claims as Administrative Agent determines in its sole but reasonable discretion, is necessary or appropriate to protect the rights and interests of the Administrative Agent and the other Secured Parties under this Agreement and the other Financing Documents and otherwise with respect to the Lender Indebtedness or to preserve and protect the Collateral or any part thereof from loss.

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(c)           The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable under the Credit Agreement on past due Loans that are Base Rate Loans, from the date of payment by the Administrative Agent to the date reimbursed by any Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d)           Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done pursuant to the powers granted in this Section 7.1.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Section 7.2            Duty of the Administrative Agent.  The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account.  None of the Administrative Agent, any other Secured Party, nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The powers conferred on the Administrative Agent hereunder are solely to protect the Administrative Agent’s interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers.  The Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to any Grantor or any other Credit Party for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

Section 7.3            Financing Statements.  Pursuant to the UCC and any other applicable laws, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent under this Agreement.  A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

Section 7.4            Authority of the Administrative Agent.  Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and such Grantor, the Administrative Agent shall be conclusively presumed to be acting as Administrative Agent for the Secured Parties with full and

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valid authority so to act or refrain from acting, and such Grantor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

ARTICLE 8
MISCELLANEOUS

Section 8.1            Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.2 of the Credit Agreement.

Section 8.2            Notices.  All notices, requests and demands to or upon the Administrative Agent, any other Secured Party, or any Grantor hereunder shall be effected in the manner provided for in Section 10.1 of the Credit Agreement.

Section 8.3            No Waiver; Remedies Cumulative.  No failure or delay on the part of any Grantor or the Administrative Agent in exercising any right or remedy under this Agreement or any other Financing Document and no course of dealing between such Grantor and the Administrative Agent or any Secured Party shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy under this Agreement or any other Financing Document preclude any other or further exercise thereof or the exercise of any other right or remedy under this Agreement or any other Financing Document.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which any Grantor, the Administrative Agent or any Secured Party would otherwise have.  No notice to or demand on any Grantor not required under this Agreement or any other Financing Document in any case shall entitle such Grantor or any other Grantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Secured Parties to any other or further action in any circumstances without notice or demand.

Section 8.4            Enforcement Expenses; Indemnification.

(a)           Each Grantor agrees to pay or reimburse the Administrative Agent for all of its costs and expenses incurred in collecting against such Grantor under the guaranty contained in Article 2 hereof or otherwise enforcing or preserving any rights under this Agreement and the other Financing Documents to which such Grantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

(b)           Each Grantor agrees to pay, and to save the Administrative Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)           Each Grantor agrees to pay, and to save the Administrative Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this

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Agreement, to the same extent each Grantor would be required to do so pursuant to Section 10.4 of the Credit Agreement.

(d)           The agreements in this Section 8.4 shall survive repayment of the Lender Indebtedness and all other amounts payable under the Credit Agreement and the other Financing Documents.

Section 8.5            Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that no Grantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Grantor without such consent shall be null and void).

Section 8.6            Set-Off.  In addition to and not in limitation of all rights of offset that the Administrative Agent, any Lender or any Issuing Bank may have under applicable law, each Lender shall, upon the occurrence of any Event of Default and at any time during the continuance thereof and whether or not such Lender or such Issuing Bank has made any demand or the Lender Indebtedness are matured, have the right at any time and from time to time, without notice to any Grantor (any such notice being expressly waived by each Grantor) to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by any Lender or any Issuing Bank to or for the credit or the account of any Grantor against any and all of the Lender Indebtedness owing to such Lender or such Issuing Bank then outstanding, subject to the provisions of Section 2.19 of the Credit Agreement.

Section 8.7            Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original but all of which shall together constitute one and the same instrument.

Section 8.8            Severability.  In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, (a) each Grantor agrees that such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and (b) each Grantor and the Administrative Agent (acting on behalf and at the direction of the Lenders) will negotiate in good faith to amend such provision so as to be legal, valid, and enforceable.

Section 8.9            ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE ADMINISTRATIVE AGENT, THE OTHER LENDERS, THE GRANTORS AND THE OTHER RESPECTIVE PARTIES HERETO AND THERETO AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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Section 8.10         Governing Law; Submission to Jurisdiction; etc.

(a)           Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT CONTROLLING, LAWS OF THE UNITED STATES OF AMERICA, EXCEPT TO THE EXTENT THAT THE LAWS OF ANY STATE IN WHICH ANY OF THE COLLATERAL IS LOCATED NECESSARILY GOVERNS THE VALIDITY, PERFECTION, PRIORITY AND ENFORCEABILITY, AND THE EXERCISE OF ANY REMEDIES WITH RESPECT TO ANY LIEN OR SECURITY INTEREST INTENDED TO BE CREATED OR GRANTED HEREBY ON COLLATERAL LOCATED IN SUCH STATE.

(b)           SUBMISSION TO JURISDICTION.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTES OR THE OTHER FINANCING DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH GRANTOR HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH GRANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, BUT NOT LIMITED TO, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(c)           WAIVER OF JURY TRIAL & CONSEQUENTIAL DAMAGES.  TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW, EACH OF THE GRANTORS, THE ADMINISTRATIVE AGENT, THE ISSUING BANK, AND THE OTHER LENDERS:  (1) IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY FINANCING DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (2) IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (3) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (4) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER FINANCING DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BASED UPON, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

(d)           Service of Process.  Each Credit Party which is a party hereto irrevocably consents to service of process by notice delivered in accordance with Section 8.2 hereof.  Nothing herein or in any other Financing Document shall affect the right of the Administrative

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Agent or any other Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Grantor in any other jurisdiction.

Section 8.11         Acknowledgments.  Each Grantor hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Financing Documents;

(b)           neither the Administrative Agent nor any other Lender has any fiduciary relationship with or duty to such Grantor arising out of or in connection with this Agreement or any of the other Financing Documents, and the relationship between the Administrative Agent and the other  Lenders, on one hand, and such Grantor, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c)           no joint venture is created hereby or by the other Financing Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantor and the Lenders; and

(d)           nothing herein shall obligate any Secured Affiliates to enter into any Hedging Agreement or any Cash Management Agreement, provided, that, if any Secured Affiliates enters into the Hedging Agreements or any Cash Management Agreement, it shall be deemed to be entering into such agreement in reliance of this Agreement and the terms and conditions contained herein.

Section 8.12         Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Section 8.13         Additional Grantors.  Each Subsidiary of Parent that is required to become a party to this Agreement pursuant to Section 6.9 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto.

Section 8.14         Releases.

(a)           At such time as the Revolving Credit Loans, the Reimbursement Obligations and the other Lender Indebtedness shall have been paid in full, the Revolving Credit Commitments have been terminated, and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the applicable Grantor.  At the request and joint and several expense of the Grantors following any such termination, the Administrative Agent shall promptly deliver to the appropriate Grantor any Collateral held by the Administrative Agent hereunder and promptly execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

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(b)           If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by Section 7.4 of the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall promptly execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral.  Additional releases of Collateral shall be provided as set forth in Section 10.2(c) of the Credit Agreement.

Section 8.15         Reinstatement.  The provisions of this Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should such Grantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any part of such Grantor’s assets or should any other financial impairment occur, and shall continue to be effective or be reinstated, as the case may be, if at any time payment or performance of the Lender Indebtedness, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned to any obligee of the Lender Indebtedness, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored, or returned, the Lender Indebtedness shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 8.16         Amendment and Restatement.  This Agreement amends and restates in its entirety the Existing Guaranty and Security Agreement, and does not in any way constitute a novation of the Existing Guaranty and Security Agreement.

[signature page to follow]

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	AVENTINE RENEWABLE ENERGY, INC.

By: /s/ David A. Riber
Name: David A. Riber
Title: Director of Finance

GUARANTOR:	AVENTINE RENEWABLE ENERGY, LLC

By: /s/ David A. Riber
Name: David A. Riber
Title: Director of Finance

ADMINISTRATIVE AGENT:	JPMORGAN CHASE BANK, N.A., as Administrative Agent

By: /s/ Nathan L. Bloch
Name: Nathan L. Bloch
Title: Senior Vice President

[Signature Page to Amended and Restated Guaranty and Security Agreement]

ANNEX I
TO AMENDED AND RESTATED GUARANTY AND SECURITY AGREEMENT

ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT, dated as of                                                                                     , 200  , by                                                                  , a                                               (the “Additional Grantor”), in favor of JPMORGAN CHASE BANK, N.A., as the Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below.  All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Borrower, the Guarantor, the Lenders, the Administrative Agent and the Issuing Bank, have entered into an Amended and Restated Credit Agreement, dated as of                          , 2006, (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Additional Grantor has executed an Addendum to the Credit Agreement pursuant to which it has become a Guarantor under the Credit Agreement;

WHEREAS, in connection with the Credit Agreement, the Borrower and the other Grantors (other than the Additional Grantor) have entered into the Amended and Restated Guaranty and Security Agreement, dated as of          , 2006 (as amended, supplemented or otherwise modified from time to time, the “Guaranty and Security Agreement”) in favor of the Administrative Agent for the ratable benefit of the Lenders;

WHEREAS, Section 6.9 of the Credit Agreement requires the Additional Grantor to become a party to the Guaranty and Security Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guaranty and Security Agreement.

NOW, THEREFORE, IT IS AGREED:

1.             Guaranty and Security Agreement.  By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.13 of the Guaranty and Security Agreement, hereby becomes a party to the Guaranty and Security Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder and hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in the Collateral now owned or hereafter acquired by the Additional Grantor.  The information set forth in Annex I-A hereto is hereby added to the information set

1

forth in Schedules                         * to the Guaranty and Security Agreement.  The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guaranty and Security Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

*Refer to each Schedule which needs to be supplemented.

2.             GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT CONTROLLING, LAWS OF THE UNITED STATES OF AMERICA, EXCEPT TO THE EXTENT THAT THE LAWS OF ANY STATE IN WHICH

*

 ANY OF THE COLLATERAL IS LOCATED NECESSARILY GOVERNS THE VALIDITY, PERFECTION, PRIORITY AND ENFORCEABILITY, AND THE EXERCISE OF ANY REMEDIES WITH RESPECT TO ANY LIEN OR SECURITY INTEREST INTENDED TO BE CREATED OR GRANTED HEREBY ON COLLATERAL LOCATED IN SUCH STATE.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

ACKNOWLEDGMENT BY [GRANTOR]:

By execution of this Assumption Agreement in the space provided below, [INSERT RELEVANT GRANTOR] hereby acknowledges and agrees that the Securities described on Annex I-A hereto has been issued by the Additional Grantor identified herein and is held by [RELEVANT GRANTOR] and constitutes “Pledged Securities” comprising part of the Pledged Securities under the Guaranty and Security Agreement.

Dated:

[RELEVANT GRANTOR]

By:
Name:
Title:

2

ANNEX II
TO AMENDED AND RESTATED GUARANTY AND SECURITY AGREEMENT

ACKNOWLEDGMENT AND CONSENT TO PLEDGE

[date]

[NAME OF ISSUER]
[ADDRESS OF ISSUER]

Attention:

Re:                               Pledge of ______________________________ [describe the equity interest] (the “Pledged Securities”) in _______________________, a ________ ___________ (the “Company”), held by [Grantor’s Name], a _______ ___________ (“Grantor”)

Ladies and Gentlemen:

Reference is made herein to that certain Amended and Restated Guaranty and Security Agreement dated as of _______________, 2006 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), by Aventine Renewable Energy, Inc., a Delaware corporation (the “Borrower”), Aventine Renewable Energy, LLC, a Delaware limited liability company (together with any other entity that may become a party thereto), in favor of JPMorgan Chase Bank, N.A., as the Administrative Agent (in such capacity, the “Administrative Agent”) for the ratable benefit of (a) the financial institutions (the “Lenders”) now or hereafter parties to the Amended and Restated Credit Agreement dated as of _______________, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Administrative Agent, the Issuing Bank (as defined in the Credit Agreement) and the Lenders, (b) the Issuing Bank, and (c) the Secured Affiliates (as defined in the Credit Agreement).

Pursuant to the terms of the Security Agreement and/or the terms of the Credit Agreement, the Lenders [are requiring/have required] that Grantor grant to the Administrative Agent, for the benefit of the Lenders, a first priority security interest in the Pledged Securities to secure the Lender Indebtedness (as defined in the Credit Agreement).

By executing this letter (this “Letter Agreement”), the Company [and each shareholder/member, as may be required under the applicable organization documents] hereby (a) acknowledges and confirms that the Pledged Securities represents all of Grantor’s Securities (as defined in the Security Agreement) in the Company, (b) agrees to enter a notation in the stock transfer register or other appropriate records of the Company reflecting the pledge of the Pledged Securities pursuant to the Security Agreement, (c) consents to the pledge by Grantor of the Pledged Securities to secure the Lender Indebtedness and consents to the transfer of the Pledged Securities pursuant to the exercise of the remedies provided for in the Security Agreement (or any transfer in lieu thereof), (d) waives any breach or violation of the terms or provisions of the

Annex II-1

Company’s organizational documents caused by such pledge or transfer, (e) agrees that it will be bound by the terms of the Security Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (f) agrees that it will notify the Administrative Agent promptly in writing upon the acquisition by Grantor of any Securities (as defined in the Uniform Commercial Code as from time to time in effect in the State of New York or, where applicable as to specific Collateral, any other relevant state) issued by the Company, which notice shall set forth in reasonable detail all information with respect to such Securities, and (g) agrees to comply with any instruction received from the Administrative Agent in writing that states that (1) an Event of Default under and as defined in the Credit Agreement has occurred and is continuing and (2) such instructions are otherwise in accordance with the terms of the Credit Agreement and Security Agreement, without any other or further instructions from Grantor.

This Letter Agreement may be executed in counterparts, and all parties need not execute the same counterpart.  This Letter Agreement shall be binding on, enforceable against and inure to the benefit of the Administrative Agent and all Lenders.  Facsimiles shall be effective as originals.

Evidence your agreement to each of the terms and conditions set forth above by executing this Letter Agreement in the space indicated below.

Very truly yours,

[NAME OF GRANTOR]

By:

Name:

Title:

Acknowledged and Agreed as of this __________ day of _______________, 20__

[NAME OF COMPANY]

By:

Name:

Title:

Annex II-2

ANNEX III
TO AMENDED AND RESTATED GUARANTY AND SECURITY AGREEMENT

COPYRIGHT SECURITY AGREEMENT

THIS COPYRIGHT SECURITY AGREEMENT (this “Agreement”), dated as of                        , 2006 is entered into by [NAME OF GRANTOR(S)], a [Delaware]                      (the “Grantor”) and certain of its affiliates (collectively, the “Grantors”) and JPMORGAN CHASE BANK, N.A., as the Administrative Agent (the “Administrative Agent”) for the Lenders.  Capitalized terms not otherwise defined herein have the meanings set forth in the Amended and Restated Guaranty and Security Agreement dated as of                        , 2003 among the Grantors and the Administrative Agent (the “Security Agreement”).

WHEREAS, pursuant to the Security Agreement, Grantors are granting a security interest to the Lenders in certain Copyrights whether now owned or existing or hereafter acquired or arising and wherever located, including the Copyrights listed on Schedule A hereto (“Secured Copyrights”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Grantors and the Administrative Agent hereby agree as follows:

1.             Grant of Security Interest.

(a)           Each Grantor hereby grants to the Administrative Agent, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all the Secured Copyrights, subject to the terms and conditions of the Security Agreement.

(b)           The security interest granted hereby is granted in conjunction with the security interest granted to the Administrative Agent under the Security Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall control.

2.             Modification of Agreement.

This Agreement or any provision hereof may not be changed, waived, or terminated except in accordance with the amendment provisions of the Security Agreement pursuant to which the Administrative Agent may modify this Agreement, after obtaining Grantor’s approval of or signature to such modification, by amending Schedule A hereto to include reference to any right, title or interest in any existing Copyrights or any Copyrights acquired or developed by Grantor after the execution hereof or to delete any reference to any right, title or interest in any Copyrights in which Grantor no longer has or claims any right, title or interest.

Annex III - 1

3.             Governing Law.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT CONTROLLING, LAWS OF THE UNITED STATES OF AMERICA, EXCEPT TO THE EXTENT THAT THE LAWS OF ANY STATE IN WHICH ANY OF THE COLLATERAL IS LOCATED NECESSARILY GOVERNS THE VALIDITY, PERFECTION, PRIORITY AND ENFORCEABILITY, AND THE EXERCISE OF ANY REMEDIES WITH RESPECT TO ANY LIEN OR SECURITY INTEREST INTENDED TO BE CREATED OR GRANTED HEREBY ON COLLATERAL LOCATED IN SUCH STATE.

4.             Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Administrative Agent and Grantor and their respective successors and assigns.  Grantor shall not, without the prior written consent of the Administrative Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder.

5.             Counterparts.

This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.  Facsimiles shall be effective as originals.

Annex III - 2

IN WITNESS WHEREOF, the Grantor and the Administrative Agent have caused this Agreement to be duly executed and delivered as of the date first above written.

[GRANTOR]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as the Administrative Agent

By:
Name:
Title:

Annex III - 3

SCHEDULE A

COPYRIGHT SECURITY AGREEMENT

I.              REGISTERED COPYRIGHTS

Copyright	Country	Reg. No. (App. No.)	Reg. Date (App. Date)	Record Owner/Liens	Status/ Comment

II.            COPYRIGHT APPLICATIONS

Annex III - 4

STATE OF ________________                      §
                                                                                § ss,
COUNTY OF ______________                       §

On [                                 ], before me, the undersigned, a notary public in and for said state and county, personally appeared                                  , personally known to me (or proved to me on the basis of satisfactory evidence), to be the person who executed the within instrument as the                                   , on behalf of [GRANTOR], a [                                 ] corporation, the corporation therein named, and acknowledged to me that the corporation executed the within instrument pursuant to its bylaws or a resolution of its board of directors.

WITNESS MY HAND AND/OR OFFICIAL SEAL.

(NOTARIAL STAMP OR SEAL)

Notary Public
My Commission Expires:

Annex III - 5

ANNEX IV
TO AMENDED AND RESTATED GUARANTY AND SECURITY AGREEMENT

PATENT SECURITY AGREEMENT

THIS PATENT SECURITY AGREEMENT (this “Agreement”), dated as of dated as of                                  , 2006 is entered into by [NAME OF GRANTOR(S)], a [Delaware]                                   (the “Grantor”) and certain of its affiliates (collectively, the “Grantors”) and JPMORGAN CHASE BANK, N.A., as the Administrative Agent (the “Administrative Agent”) for the Lenders.  Capitalized terms not otherwise defined herein have the meanings set forth in the Amended and Restated Guaranty and Security Agreement dated as of                                  , 2006 among the Grantors and the Administrative Agent (the “Security Agreement”).

WHEREAS, pursuant to the Security Agreement, Grantors are granting a security interest to the Lenders in certain Patents whether now owned or existing or hereafter acquired or arising and wherever located, including the Patents listed on Schedule A hereto (“Secured Patents”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Grantors and the Administrative Agent hereby agree as follows:

1.             Grant of Security Interest.

(a)           Each Grantor hereby grants to the Administrative Agent, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the Secured Patents, subject to the terms and conditions of the Security Agreement.

(b)           The security interest granted hereby is granted in conjunction with the security interest granted to the Administrative Agent under the Security Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall control.

2.             Modification of Agreement.

This Agreement or any provision hereof may not be changed, waived, or terminated except in accordance with the amendment provisions of the Security Agreement pursuant to which the Administrative Agent may modify this Agreement, after obtaining Grantor’s approval of or signature to such modification, by amending Schedule A hereto to include reference to any right, title or interest in any existing Patents or any Patents acquired or developed by Grantor after the execution hereof or to delete any reference to any right, title or interest in any Copyrights in which Grantor no longer has or claims any right, title or interest.

3.             Governing Law.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE

Annex IV - 1

GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT CONTROLLING, LAWS OF THE UNITED STATES OF AMERICA, EXCEPT TO THE EXTENT THAT THE LAWS OF ANY STATE IN WHICH ANY OF THE COLLATERAL IS LOCATED NECESSARILY GOVERNS THE VALIDITY, PERFECTION, PRIORITY AND ENFORCEABILITY, AND THE EXERCISE OF ANY REMEDIES WITH RESPECT TO ANY LIEN OR SECURITY INTEREST INTENDED TO BE CREATED OR GRANTED HEREBY ON COLLATERAL LOCATED IN SUCH STATE.

4.             Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Administrative Agent and Grantor and their respective successors and assigns.  Grantor shall not, without the prior written consent of the Administrative Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder.

5.             Counterparts.

This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

Annex IV - 2

IN WITNESS WHEREOF, the Grantor and the Administrative Agent have caused this Agreement to be duly executed and delivered as of the date first above written.

[GRANTOR]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as the Administrative Agent

By:
Name:
Title:

Annex IV - 3

SCHEDULE A

PATENT SECURITY AGREEMENT

I.              REGISTERED PATENTS

Patent	Country	Reg. No. (App. No.)	Reg. Date (App. Date)	Record Owner/Liens	Status/ Comment

II.PATENT APPLICATIONS

Aventine Renewable Energy, Inc. in partnership with Purdue University Research Foundation has jointly applied for a patent of an invention technology jointly developed between Aventine Renewable Energy, Inc. and Perdue University Research Foundation which technology is provisionally entitled “Biomass Pretreatment Heat Recovery System”.

Annex IV - 4

STATE OF	§
§ ss,
COUNTY OF	§

On [                                        ], before me, the undersigned, a notary public in and for said state and county, personally appeared                                         , personally known to me (or proved to me on the basis of satisfactory evidence), to be the person who executed the within instrument as the                                         , on behalf of [GRANTOR], a [                                        ] corporation, the corporation therein named, and acknowledged to me that the corporation executed the within instrument pursuant to its bylaws or a resolution of its board of directors.

WITNESS MY HAND AND/OR OFFICIAL SEAL.

(NOTARIAL STAMP OR SEAL)

Notary Public

My Commission Expires:

Annex IV - 5

ANNEX V
TO AMENDED AND RESTATED GUARANTY AND SECURITY AGREEMENT

TRADEMARK SECURITY AGREEMENT

THIS TRADEMARK SECURITY AGREEMENT (this “Agreement”), dated as of                                         , 2006 is entered into by [NAME OF GRANTOR(S)], a [Delaware]                                          (the “Grantor”) and certain of its affiliates (collectively, the “Grantors”) and JPMORGAN CHASE BANK, N.A., as the Administrative Agent (the “Administrative Agent”) for the Lenders.  Capitalized terms not otherwise defined herein have the meanings set forth in the Amended and Restated Guaranty and Security Agreement dated as of                                         , 2006 among the Grantor and the Administrative Agent (the “Security Agreement”).

WHEREAS, pursuant to the Security Agreement, Grantors are granting a security interest to the Lenders in certain Trademarks whether now owned or existing or hereafter acquired or arising and wherever located, including the Trademarks listed on Schedule A (“Secured Trademarks”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Grantors and the Administrative Agent hereby agree as follows:

1.             Grant of Security Interest.

Section 1.1             Each Grantor hereby grants to the Administrative Agent, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all the Secured Trademarks, subject to the terms and conditions of the Security Agreement.

Section 1.2             The security interest granted hereby is granted in conjunction with the security interest granted to the Administrative Agent under the Security Agreement.  The rights and remedies of the Lenders with respect to the security interest granted hereby are in addition to those set forth in the Security Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall control.

2.             Modification of Agreement.

This Agreement or any provision hereof may not be changed, waived, or terminated except in accordance with the amendment provisions of the Security Agreement pursuant to which the Administrative Agent may modify this Agreement, after obtaining Grantor’s approval of or signature to such modification, by amending Schedule A to include reference to any right, title or interest in any existing Trademarks or any Trademarks acquired or developed by Grantor after the execution hereof or to delete any reference to any right, title or interest in any Trademarks in which Grantor no longer has or claims any right, title or interest.

Annex V - 1

3.             Governing Law.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT CONTROLLING, LAWS OF THE UNITED STATES OF AMERICA, EXCEPT TO THE EXTENT THAT THE LAWS OF ANY STATE IN WHICH ANY OF THE COLLATERAL IS LOCATED NECESSARILY GOVERNS THE VALIDITY, PERFECTION, PRIORITY AND ENFORCEABILITY, AND THE EXERCISE OF ANY REMEDIES WITH RESPECT TO ANY LIEN OR SECURITY INTEREST INTENDED TO BE CREATED OR GRANTED HEREBY ON COLLATERAL LOCATED IN SUCH STATE.

4.             Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Administrative Agent and Grantor and their respective successors and assigns.  Grantor shall not, without the prior written consent of the Administrative Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder.

5.             Counterparts.

This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.  Facsimiles shall be effective as originals.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Annex V - 2

IN WITNESS WHEREOF, the Grantor and the Administrative Agent have caused this Agreement to be duly executed and delivered as of the date first above written.

[GRANTOR]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as the Administrative Agent

By:
Name:
Title:

Annex V - 3

SCHEDULE A

TRADEMARK SECURITY AGREEMENT

I.              REGISTERED TRADEMARKS

Trademark	Country	Reg. No. (App. No.)	Reg. Date (App. Date)	Record Owner/Liens	Status/ Comment

II.TRADEMARK APPLICATIONS

Aventine Renewable Energy, Inc. has applied to trademark the slogan “Supplying clean, renewable energy for the World” — application of trademark filed with the Canadian Trademark Office.

Aventine Renewable Energy, Inc. has applied to trademark the slogan “Supplying clean, renewable energy for the World” — application of trademark filed with the United States Trademark Office.

Annex V - 4

STATE OF	§
§ ss,
COUNTY OF	§

On [                                    ], before me, the undersigned, a notary public in and for said state and county, personally appeared                                     , personally known to me (or proved to me on the basis of satisfactory evidence), to be the person who executed the within instrument as the                                     , on behalf of [GRANTOR], a [                                 ] corporation, the corporation therein named, and acknowledged to me that the corporation executed the within instrument pursuant to its bylaws or a resolution of its board of directors.

WITNESS MY HAND AND/OR OFFICIAL SEAL.

(NOTARIAL STAMP OR SEAL)

Notary Public

My Commission Expires:

Annex V - 5

SCHEDULE 1

PERFECTION INFORMATION

Grantor	Filing Office
Aventine Renewable Energy, LLC	Delaware
Aventine Renewable Energy, Inc.	Delaware

Schedule 1 - 1

SCHEDULE 2

ORGANIZATIONAL INFORMATION

Grantor	Jurisdiction	Federal Tax Identification Number	Organizational Identification Number
Aventine Renewable Energy, LLC	Delaware	47-0920195	3334328
Aventine Renewable Energy, Inc.	Delaware	75-3108352	2505911

Schedule 2 - 1

SCHEDULE 3

SECURITIES

Grantor	Issuer	Ownership Interest
Aventine Renewable Energy, LLC	Aventine Renewable Energy, Inc.	100%
Aventine Renewable Energy, LLC	Aventine Power, LLC	100%
Aventine Renewable Energy, LLC	Aventine Renewable Energy — Mt. Vernon, LLC	100%
Aventine Renewable Energy, LLC	Aventine Renewable Energy — Aurora West, LLC	100%
Aventine Renewable Energy, LLC	Nebraska Energy, L.L.C.	78.42%
Aventine Renewable Energy, Inc.	Ace Ethanol, LLC	7.6%
Aventine Renewable Energy, Inc.	Granite Falls Ethanol	1.6%
Aventine Renewable Energy, Inc.	Fluid Technologies	1.9%*&
Aventine Renewable Energy, Inc.	Heartland Grain Fuels	5.0%*
Aventine Renewable Energy, Inc.	Adkins Energy, LLC	0.1%*
Aventine Renewable Energy, Inc.	Northeast Iowa Ethanol	22.8%*&
Aventine Renewable Energy, Inc.	TriStates Ethanol Company, LLC	15.1%*

* This investment has been written down to $0 in Aventine’s financial records.

** These investments are likely to be unrecoverable.

Schedule 3 - 1

SCHEDULE 4

INTELLECTUAL PROPERTY

Aventine Renewable Energy, Inc. in partnership with Purdue University Research Foundation has jointly applied for a patent of an invention technology jointly developed between Aventine Renewable Energy, Inc. and Perdue University Research Foundation which technology is provisionally entitled “Biomass Pretreatment Heat Recovery System”.

Aventine Renewable Energy, Inc. has applied to trademark the slogan “Supplying clean, renewable energy for the World” — application of trademark filed with the Canadian Trademark Office.

Aventine Renewable Energy, Inc. has applied to trademark the slogan “Supplying clean, renewable energy for the World” — application of trademark filed with the United States Patent and Trademark Office.

Schedule 4 - 1

SCHEDULE 5

INSTRUMENTS AND CHATTEL PAPER

None.

Schedule 5 - 1

SCHEDULE 6

COMMERCIAL TORT CLAIMS

None.

Schedule 6 - 1

EXHIBIT 21.1

AVENTINE RENEWABLE ENERGY HOLDINGS, INC. AND SUBSIDIARIES

SUBSIDIARIES OF REGISTRANT

Name	State or Other Jurisdiction of Incorporation
Aventine Renewable Energy, LLC	Delaware

Aventine Renewable Energy, Inc.	Delaware

Aventine Renewable Energy — Aurora West, LLC	Delaware

Aventine Renewable Energy — Mt Vernon, LLC	Delaware

Aventine Power, LLC	Delaware

Nebraska Energy, LLC	Kansas

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-137142) pertaining to the 2003 Stock Incentive Plan of Aventine Renewable Energy Holdings, Inc. of our report dated February 26, 2007, with respect to the consolidated financial statements of Aventine Renewable Energy Holdings, Inc. and Subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

Our audits also included the financial statement schedule of Aventine Renewable Energy Holdings, Inc. and Subsidiaries listed in Item 15(a).  This schedule is the responsibility of Aventine Renewable Energy Holdings, Inc.’s management.  Our responsibility is to express an opinion based upon our audits.  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/ Ernst & Young LLP

St. Louis, Missouri
February 26, 2007

EXHIBIT 31.1

CHIEF EXECUTIVE OFFICER CERTIFICATION

I, Ronald H. Miller, certify that:

1.             I have reviewed this Annual Report on Form 10-K of Aventine Renewable Energy Holdings, Inc. and Subsidiaries;

2.             Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.             Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.             The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a.                                       Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.                                      Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c.                                       Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.             The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.                                       All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.                                      Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 5, 2007

/s/ Ronald H. Miller
Ronald H. Miller
President, Chief Executive Officer
and Director

EXHIBIT 31.2

CHIEF FINANCIAL OFFICER CERTIFICATION

I, Ajay Sabherwal, certify that:

1.             I have reviewed this Annual Report on Form 10-K of Aventine Renewable Energy Holdings, Inc. and Subsidiaries;

2.             Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.             Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.             The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a.                                       Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.                                      Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c.                                     Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.             The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.                                       All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.                                      Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 5, 2007

/s/ Ajay Sabherwal
Ajay Sabherwal
Chief Financial Officer

EXHIBIT 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO SECTION 906
OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Aventine Renewable Energy Holdings, Inc. and Subsidiaries (the “Company”) on Form 10-K for the period ending December 31, 2006 as filed with the Securities and Exchange Commission (the “Report”), I, Ronald H. Miller, Chief Executive Officer of Aventine Renewable Energy Holdings, Inc., certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge and belief:

(1)           The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)           The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

A signed original of this written statement required by Section 906 has been provided to Aventine Renewable Energy Holdings, Inc. and will be retained by Aventine Renewable Energy Holdings, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

/s/ Ronald H. Miller
Ronald H. Miller
Chief Executive Officer
March 5, 2007

EXHIBIT 32.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO SECTION 906
OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Aventine Renewable Holdings, Inc. and Subsidiaries (the “Company”) on Form 10-K for the period ending December 31, 2006 as filed with the Securities and Exchange Commission (the “Report”), I, Ajay Sabherwal, Chief Financial Officer of Aventine Renewable Energy Holdings, Inc., certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge and belief:

(1)           The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)           The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

A signed original of this written statement required by Section 906 has been provided to Aventine Renewable Energy Holdings, Inc. and will be retained by Aventine Renewable Energy Holdings, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

/s/ Ajay Sabherwal
Ajay Sabherwal
Chief Financial Officer
March 5, 2007